Exhibit 2

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis (MD&A) is provided to enable a reader to assess our results of operations and financial condition for the fiscal year ended October 31, 2010, compared to the preceding two years. This MD&A should be read in conjunction with our Consolidated Financial Statements and related notes and is dated December 2, 2010. All amounts are in Canadian dollars, unless otherwise specified, and are based on financial statements prepared in accordance with Canadian generally accepted accounting principles (GAAP), unless otherwise noted.

Additional information about us, including our 2010 Annual Information Form, is available free of charge on our website at rbc.com/investor relations, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s (SEC) website at sec.gov.

6	Overview and outlook
	6	Selected financial and other highlights
	7	About Royal Bank of Canada
	7	Vision and strategic goals
	7	Economic, market and regulatory review and outlook

9	Financial performance
	9	Overview

12	Business segment results
	12	Results by business segment
	12	How we measure and report our business segments
	13	Canadian Banking
	16	Wealth Management
	20	Insurance
	23	International Banking
	26	Capital Markets
	29	Corporate Support

30	Quarterly financial information
	30	Fourth quarter 2010 performance
	31	Results and trend analysis

32	Results by geographic segment

33	Financial condition
	33	Condensed balance sheet
	33	Off-balance sheet arrangements

37	Risk management
	37	Overview
	39	Credit risk
	42	Credit quality performance
	43	Market risk
	45	Liquidity and funding management

48	Overview of other risks
	48	Operational risk
	48	Strategic risk

	48	Regulatory and legal risk
	48	Reputation risk
	48	Insurance risk
	49	Environmental risk
	49	Other risk factors

50	Capital management

54	Additional financial information
	54	Total RBC available-for-sale portfolio

56	Accounting and control matters

63	Key performance and non-GAAP measures

64	Related party transactions

65	Supplemental information

See our Glossary for definitions of terms used throughout this document.

Caution regarding forward-looking statements

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this 2010 Annual Report to Shareholders, in other filings with Canadian regulators or the SEC, in reports to shareholders and in other communications. Forward-looking statements in this document include, but are not limited to, statements relating to our financial performance objectives, our vision and strategic goals, the Economic, market and regulatory review and outlook for Canadian, U.S. and global economies, the outlook and priorities for each of our business segments, and the risk environment including our liquidity and funding management. The forward-looking information contained in this document is presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented and our vision and strategic goals and financial performance objectives, and may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. We caution readers not to place undue reliance on these statements as a number of risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, operational, and liquidity and funding risks, and other risks discussed in the Risk management and Overview of other risks sections; general business, economic and financial market conditions in Canada, the United States and certain other countries in which we conduct business, including the effects of the European sovereign debt crisis; changes in accounting standards, policies and estimates, including changes in our estimates of provisions, allowances and valuations; the effects of changes in government fiscal, monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in laws and regulations, including tax laws, changes to and new interpretations of risk-based capital guidelines, and reporting instructions and liquidity regulatory guidance, and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; our ability to successfully execute our strategies and to complete and integrate strategic acquisitions and joint ventures successfully; and development and integration of our distribution networks.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

Additional information about these and other factors can be found in the Risk management and Overview of other risks sections.

Information contained in or otherwise accessible through the websites mentioned does not form part of this document. All references in this document to websites are inactive textual references and are for your information only.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            5

Overview and outlook

Selected financial and other highlights					Table 1
(C$ millions, except per share, number of and percentage amounts)	2010	2009	2008	2010 vs. 2009 Increase (decrease)
Total revenue	$28,330	$29,106	$21,582	$(776)	(2.7)%
Provision for credit losses (PCL)	1,861	3,413	1,595	(1,552)	(45.5)%
Insurance policyholder benefits, claims and acquisition expense (PBCAE)	5,108	4,609	1,631	499	10.8%
Non-interest expense	14,393	14,558	12,351	(165)	(1.1)%
Goodwill impairment charge	–	1,000	–	(1,000)	n.m.
Net income before income taxes and non-controlling interest (NCI) in subsidiaries	6,968	5,526	6,005	1,442	26.1%
Net income	$5,223	$3,858	$4,555	$1,365	35.4%
Segments – net income (loss)
Canadian Banking	$3,044	$2,663	$2,662	$381	14.3%
Wealth Management	669	583	665	86	14.8%
Insurance	405	496	389	(91)	(18.3)%
International Banking	(317)	(1,446)	(153)	1,129	78.1%
Capital Markets	1,647	1,768	1,170	(121)	(6.8)%
Corporate Support	(225)	(206)	(178)	(19)	(9.2)%
Net income	$5,223	$3,858	$4,555	$1,365	35.4%
Selected information
Earnings per share (EPS) – basic	$3.49	$2.59	$3.41	$.90	34.7%
– diluted	$3.46	$2.57	$3.38	$.89	34.6%
Return on common equity (ROE) (1)	14.9%	11.9%	18.1%	n.m.	300 bps
Return on risk capital (RORC) (1)	25.4%	19.5%	29.6%	n.m.	590 bps
Specific PCL as a % of average net loans and acceptances	.63%	.97%	.53%	n.m.	(34) bps
Gross impaired loans (GIL) as a % of loans and acceptances	1.65%	1.86%	.96%	n.m.	(21) bps
Capital ratios and multiples
Tier 1 capital ratio	13.0%	13.0%	9.0%	n.m.	– bps
Total capital ratio	14.4%	14.2%	11.0%	n.m.	20 bps
Assets-to-capital multiple	16.5X	16.3X	20.1X	n.m.	n.m.
Tier 1 common ratio (2)	9.8%	9.2%	6.5%	n.m.	60 bps
Selected balance sheet and other information
Total assets	$726,206	$654,989	$723,859	$71,217	10.9%
Securities	193,331	186,272	171,134	7,059	3.8%
Loans (net of allowance for loan losses)	292,206	280,963	289,540	11,243	4.0%
Derivative related assets	106,246	92,173	136,134	14,073	15.3%
Deposits	433,033	398,304	438,575	34,729	8.7%
Average common equity (1)	33,250	30,450	24,650	2,800	9.2%
Average risk capital (1)	19,500	18,600	15,050	900	4.8%
Risk-weighted assets (RWA)	260,456	244,837	278,579	15,619	6.4%
Assets under management (AUM)	264,700	249,700	226,900	15,000	6.0%
Assets under administration (AUA) – RBC	683,800	648,800	623,300	35,000	5.4%
– RBC Dexia IS (3)	2,779,500	2,484,400	2,585,000	295,100	11.9%
Common share information
Shares outstanding (000s) – average basic	1,420,719	1,398,675	1,305,706	22,044	1.6%
Shares outstanding (000s) – average diluted	1,433,754	1,412,126	1,319,744	21,628	1.5%
Shares outstanding (000s) – end of period	1,424,922	1,417,610	1,341,260	7,312	.5%
Dividends declared per share	$2.00	$2.00	$2.00	$–	n.m.
Dividend yield (4)	3.6%	4.8%	4.2%	n.m.	(120) bps
Common share price (RY on TSX) – close, end of period	$54.39	$54.80	$46.84	$(.41)	(.7)%
Market capitalization (TSX)	77,502	77,685	62,825	(183)	(.2)%
Business information (number of)
Employees: full-time equivalent (FTE)	72,126	71,186	73,323	940	1.3%
Banking branches	1,762	1,761	1,741	1	.1%
Automated teller machines (ATMs)	5,033	5,030	4,964	3	.1%
Period average US$ equivalent of C$1.00 (5)	$.959	$.858	$.969	$.101	11.8%
Period-end US$ equivalent of C$1.00	$.980	$.924	$.830	$.056	6.1%

(1)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period. This includes ROE, RORC, Average common equity, and Average risk capital. For further discussion on Average risk capital and RORC, refer to the Key performance and non-GAAP measures section.
(2)	For further discussion, refer to the Key performance and non-GAAP measures section.
(3)	Represents the total AUA of the joint venture, of which we have a 50% ownership interest, reported on a one-month lag.
(4)	Defined as dividends per common share divided by the average of the high and low share price in the relevant period.
(5)	Average amounts are calculated using month-end spot rates for the period.
n.m.	not meaningful

6             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

About Royal Bank of Canada

Royal Bank of Canada (RY on TSX and NYSE) and its subsidiaries operate under the master brand name RBC. We are Canada’s largest bank as measured by assets and market capitalization, and among the largest banks in the world, based on market capitalization. We are one of North America’s leading diversified financial services companies, and provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. We employ approximately 79,000 full- and part-time employees who serve close to 18 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 50 other countries. For more information, please visit rbc.com.

Vision and strategic goals

Our business strategies and actions are guided by our vision of Always earning the right to be our clients’ first choice. In 2010, our strategic goals were:

•	In Canada, to be the undisputed leader in financial services;
•	In the U.S., to be a leading provider of capital markets, wealth management and banking services by building on and leveraging our considerable capabilities; and
•	Outside North America, to be a premier provider of select capital markets, wealth management and banking services in markets of choice.

For our progress in 2010 against these objectives, refer to the Business segment results section.

Effective Q1, 2011, we refined our strategic goals to address changes in the external environment including increased regulation, and to capitalize on opportunities in the financial services industry by including a focus on target markets and further global expansion. We aspire to be a top performing diversified financial institution that delivers sustainable, profitable growth and top quartile results for our shareholders. The following 2011 strategic goals reflect this aspiration:

•	In Canada, to be the undisputed leader in financial services;
•	Globally, to be a leading provider of capital markets and wealth management solutions; and
•	In targeted markets, to be a leading provider of select financial services complementary to our core strengths.

Overview and outlook

Economic, market and regulatory review and outlook – data as at December 2, 2010

Canada

The Canadian economy grew at an estimated 3.1% during 2010, up from our estimate of 2.6% as at December 3, 2009. This mainly reflected gains in the first half of the year driven by increased levels of consumer, government and business spending. Strong housing activity in the first half of 2010, largely reflecting the low interest rate environment, slowed significantly in the latter part of the year with the introduction of the Harmonized Sales Tax (HST) in British Columbia and Ontario in July 2010. GDP growth also moderated in the second half of the year, in part due to a decrease in net exports. Unemployment of 8.1% in the third quarter was down slightly from a year ago. The Bank of Canada increased the overnight rate to 1% reflecting increased domestic demand in the first half of the year.

The Canadian economy is expected to grow by 2.9% in 2011 reflecting moderate consumer and business spending supported by a continued low interest rate environment. The Bank of Canada is expected to hold overnight rates steady at 1% in the first quarter of 2011. Rates are expected to increase to 2.0% by the end of the year, reflecting expected mild inflationary pressure. While labour markets are expected to strengthen, improvement will be gradual, which may put pressure on credit quality.

United States

The U.S. economy grew at an estimated 2.7% during 2010, up from the estimated rate of 2.5% projected as at December 3, 2009, largely in response to government stimulus programs and business spending on previously deferred inventory purchases in the first half of 2010. Growth slowed in the second half of the year as the effects of the stimulus faded and consumer confidence deteriorated. Weakening in the housing and labour markets during mid 2010 raised concerns that the U.S. economic recovery would be slower than expected. In response, the Federal Reserve maintained the target range for the federal funds rate at 0% to .25%.

In 2011, the U.S. economy is projected to grow by 2.8% reflecting moderate consumer and business spending. The U.S. Federal Reserve continues to apply policy stimulus through its quantitative easing program. We anticipate that the Federal Reserve will maintain the federal funds rate in the 0% to .25% range until the middle of 2012 in order to provide continued economic stimulus.

Other global economies

Most global economies experienced overall improvement in 2010. However, growth tempered in the latter part of the year due to the

European sovereign debt crisis and fiscal austerity measures in Europe. The second quarter of 2010 reflected better than expected growth in the U.K. and Germany offset by continued weakness in Greece and Portugal. The European Central Bank (ECB) maintained its policy rate at 1% given renewed concerns about the global economic recovery. The Euro-zone is expected to moderately grow at 1.7% in 2011 reflecting recent sovereign credit rating downgrades, fiscal austerity measures and persistent weakness in domestic demand. As a result, the ECB is likely to maintain its policy rate steady at 1% until early 2012.

Globally, the world economy grew at an estimated 4.6% reflecting solid growth in the first half of the year. Growth in China remained strong, reflecting solid domestic demand. We expect moderation in 2011 with world economic growth tempering to 4.25%.

Financial markets

Global capital markets improved in early 2010; however were volatile in the latter half of the year. The European sovereign debt crisis put pressure on global financial markets particularly in the second half of the year. As well, uncertainty over U.S. regulatory reform and global capital requirements for financial institutions persisted. This resulted in increased investor caution and reduced client trading volumes which negatively impacted certain of our capital markets trading businesses.

In 2011, we expect global capital markets to remain under pressure until the sustainability of economic recovery becomes evident.

Effective for the first quarter of 2010, we no longer considered gains and losses on certain securities to be as a result of the volatile market environment that prevailed in 2008 and 2009. Certain of these securities continued to be impacted by accounting volatility and we disclose the respective gains and losses separately as certain market and credit related items when material.

The predictions and forecasts in this section are based on information and assumptions from sources we consider reliable. If this information or these assumptions are not accurate, actual economic outcomes may differ materially from the outlook presented in this section.

Regulatory environment

In September 2010, the Basel Committee on Banking Supervision (Basel Committee) announced amendments to the capital proposals initially published in December 2009. The Basel Committee’s reforms changed the definition of capital, recalibrated minimum regulatory capital requirements and introduced new capital buffers aimed to ensure that banks are better able to withstand future periods of

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            7

economic and financial stress. These reforms will likely result in higher capital and liquidity requirements with phased-in implementation from 2013 to 2019.

Based on our current strong capital position, we expect to meet the Basel III requirements within the established timelines. We will continue to be proactive and make the optimal decisions to mitigate the impact these requirements will have on our business.

In November 2010, the group of 20 industrial and emerging economies (G20) endorsed the Basel Committee’s proposed timelines. In addition, they committed to identify by the middle of 2011, financial institutions considered systematically important to the global financial system. These companies would be held to enhanced regulatory supervision and stricter standards on capital, liquidity and risk assessment.

In the U.S., the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) was enacted in July 2010 and contains financial reforms including increased consumer protection, regulation of the over-the-counter derivatives markets, heightened capital and other prudential standards, restrictions on proprietary trading and investments and sponsorships in hedge funds and private equity funds by foreign banking organizations with U.S. operations. We continue to assess the potential impact as interpretation and implementation of the Dodd-Frank Act’s provisions are developed by U.S. regulators.

In the U.K., an overhaul of the system of financial regulation continues as significant regulatory powers are transferred from the Financial Services Authority to the Bank of England. We continue to assess the potential impact of these and other U.K. reforms, such as the introduction of bank levies.

We monitor the evolving market and regulatory environment on an ongoing basis and reflect these changes through enhancements to our risk management framework. Our ability to manage these risks is a key competency within the organization, and is supported by a strong risk culture and an effective risk management approach. For further details on our risk management framework and our activities to manage risks, refer to the Risk management, Overview of other risks and Capital management sections.

Defining and measuring success through Total Shareholder Returns

Our focus is to maximize shareholder returns through the achievement of top quartile Total Shareholder Returns (TSR) over the medium term (3-5 years) which reflects a longer term view of strong and consistent financial performance.

TSR aligns to our three strategic goals and we believe represents the most appropriate measure of shareholder value creation. TSR is a concept used to compare the performance of our common shares over a period of time, reflecting share price appreciation and dividends paid to common shareholders. The absolute size of the TSR will vary depending on market conditions and the relative position reflects the market’s perception of our overall performance relative to our peers over a period of time.

Financial performance objectives are annual metrics used to assess overall performance and measure progress against our medium term TSR objective. We review and revise these metrics as the economic, market and regulatory environment change.

Our financial objectives are diluted EPS growth of 7%+, ROE of 16% – 20% and strong capital ratios. The outcome of these financial objectives is the dividend payout ratio targeted at 40% – 50%. Defined operating leverage is no longer a suitable metric given our diversified business mix and the lack of comparability against our peer group.

By focusing on these financial performance objectives in our decision-making, we believe we will be well positioned to provide sustainable earnings growth and solid returns to our shareholders.

Our three- and five-year average annual TSR of 3% and 10% respectively, ranked us in the first quartile within our global peer group for both periods. The three-year and five-year average annual TSR for our global peer group was negative 9% and 0% respectively.

Three- and five-year TSR vs. peer group average		Table 2
	3-Year TSR (1)	5-Year TSR (1)
Royal Bank of Canada	3%	10%

	Top Quartile	Top Quartile
Peer Group Average (2)	(9)%	0%
(1)	The three- and the five-year average annual TSR are calculated based on our common share price appreciation plus reinvested dividend income for the period October 31, 2007 to October 31, 2010 and October 31, 2005 to October 31, 2010 respectively, based on information as disclosed by Bloomberg L.P.
(2)	We are part of a global peer group consisting of 20 financial institutions (seven large Canadian financial institutions in addition to us (Bank of Montreal, Canadian Imperial Bank of Commerce, Manulife Financial Corporation, National Bank of Canada, Power Financial Corporation, The Bank of Nova Scotia and The Toronto-Dominion Bank), five U.S. financial institutions (Bank of America Corporation, JPMorgan Chase & Co., The Bank of New York Mellon Corporation, U.S. Bancorp and Wells Fargo & Company), five European financial institutions (Banco Bilbao Vizcaya Argentaria Group (BBVA), Barclays PLC, BNP Paribas, Credit Suisse Group AG and Deutsche Bank Group) and two Australian financial institutions (National Australia Bank and Westpac Banking Corporation).

Common share and dividend information					Table 3
For the year ended October 31	2010	2009	2008	2007	2006
Common share price (RY on TSX) – close, end of period	$54.39	$54.80	$46.84	$56.04	$49.80
Dividends paid per share	2.00	2.00	2.00	1.72	1.32
Increase (decrease) in share price	(.7)%	17.0%	(16.4)%	12.5%	19.5%
Total shareholder return	2.9%	22.7%	(12.8)%	16.2%	23.2%

Estimated impact of foreign currency translation on our consolidated financial results

Our foreign currency-denominated results are impacted by exchange rate fluctuations. Revenue, provision for credit losses (PCL), Insurance policyholder benefits, claims and acquisitions expense (PBCAE), non-interest expense and income denominated in foreign currency are translated at the average rate of exchange for the year.

In 2010, foreign currency translation of our earnings had a significant impact on our consolidated financial results due to the considerable strengthening of the Canadian dollar relative to other currencies. The translation approximately reduced revenue by $1.2 billion, net income by $150 million and diluted EPS by $.10.

The following table reflects the estimated impact of foreign currency translation on key income statement items:

		Table 4
(C$ millions, except per share amounts)	2010 vs. 2009	2009 vs. 2008
Impact on income increase (decrease):
Total revenue	$(1,180)	$745
PCL	95	(95)
PBCAE	235	(150)
Non-interest expense	680	(485)
Net income	(150)	10
Impact on EPS:
Basic	$(.11)	$.01
Diluted	$(.10)	$.01

8             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Changes in the average exchange rates are shown in the following table:

		Table 5
(Average foreign currency equivalent of C$1.00) (1)	2010	2009
U.S. dollar	.959	.858
British pound	.617	.556
Euro	.713	.627
TTD (2)	6.085	5.354

(1)	Average amounts are calculated using month-end spot rates for the period.
(2)	TTD represents the Trinidad and Tobago dollar. The TTD fluctuates within a narrow band of the U.S. dollar.

Certain of our business segment results are impacted by fluctuations in the U.S. dollar, Euro, British pound and the TTD exchange rates relative to the Canadian dollar. Wealth Management, Insurance, International Banking and Capital Markets each have significant U.S. dollar-denominated exposure, Insurance has significant British pound-denominated exposure and Capital Markets also has significant Euro and British pound-denominated exposure. In addition, International Banking has TTD denominated exposure. For further details on the impact to our segments, refer to the Business segment results section.

Financial performance

Overview

2010 vs. 2009

We reported net income of $5,223 million for the year ended October 31, 2010, up $1,365 million or 35% from the prior year. Diluted earnings per share (EPS) of $3.46 increased $.89 and return on common equity (ROE) of 14.9% was up 300 basis points (bps) from the prior year. Our Tier 1 capital ratio of 13.0% was unchanged from the prior year. Our current year results included a loss on Liberty Life Insurance Company (Liberty Life) of $116 million on a before-and after-tax basis. Our prior year results reflected a goodwill impairment charge of $1 billion on a before-and after-tax basis.

Excluding these items above, net income increased $481 million, or 10%, diluted EPS increased $.26 and ROE increased 40 bps compared to prior year. Our results reflected solid business growth in Canadian Banking, our wealth management businesses and Insurance as economic conditions improved, particularly in the first half of the year. In addition, PCL decreased reflecting stabilizing asset quality. These factors were offset by lower trading revenues in Capital Markets reflecting unfavourable trading conditions. The prior year reflected strong trading results from favourable market opportunities.

Canadian Banking net income was $3,044 million, up $381 million or 14% from last year, reflecting revenue growth in all businesses and lower PCL. These results were driven by strong volume growth in home equity and personal deposit products, increased credit card transaction volumes and higher mutual fund distribution fees. Higher pension and performance-related compensation expense and increased costs supporting business growth partially offset the increase.

Wealth Management net income was $669 million, up $86 million, or 15% from a year ago mainly due to higher average fee-based client assets and higher transaction volumes reflecting improved market conditions. Favourable income tax adjustments in the current year also contributed to the increase. These factors were partially offset by spread compression and the impact of the stronger Canadian dollar.

Insurance net income was $405 million, down $91 million or 18%, from last year largely reflecting the $116 million loss on Liberty Life. Excluding the loss on Liberty Life, net income was $521 million, up $25 million, or 5%, mainly due to favourable actuarial adjustments, higher net investment gains, our ongoing focus on cost management and volume growth. These factors were partially offset by higher disability and auto claims costs and unfavourable life policyholder experience. For further details on the loss on Liberty Life refer to the Insurance segment.

International Banking net loss of $317 million compared to a net loss of $1,446 million from a year ago, mainly reflecting the prior year goodwill impairment charge. Lower provisions in our U.S. banking loan portfolio and the impact of the stronger Canadian dollar also contributed to the lower loss. These factors were partially offset by higher losses on our available for sale (AFS) securities.

Capital Markets net income of $1,647 million, decreased $121 million or 7% from a year ago as trading revenue was impacted by lower client volumes and tighter credit spreads. Our results were also unfavourably impacted by the stronger Canadian dollar. Losses on certain market and credit related items this year were significantly lower than market environment-related losses of $1.5 billion ($648 million after tax and compensation adjustments) in the prior year. The decrease was also partially offset by lower PCL and strong growth in our investment banking businesses.

Corporate Support net loss was $225 million compared to a net loss of $206 million a year ago. The current year net loss mainly reflected net unfavourable tax and accounting adjustments. Our prior year results included a general provision for credit losses of $589 million ($391 million after tax), losses on certain AFS securities of $419 million ($287 million after tax), losses on fair value adjustments of $217 million ($151 million after tax) on certain RBC debt designated as held-for-trading (HFT), and securitization gains inclusive of new and re-investment related activity, net of economic hedging activity of $918 million ($630 million after tax).

For a detailed discussion on measures excluding the goodwill impairment charge and the loss on Liberty Life, refer to the Key performance and non-GAAP measures section. For a further discussion on our treatment of market environment-related losses, refer to the Economic market and regulatory review and outlook section.

Medium-term objectives

In 2010, we compared favourably to our medium-term objective for Tier 1 capital ratio and compared unfavourably to our diluted EPS growth, ROE and dividend payout ratio objectives. We also compared unfavourably to our defined operating leverage objective.

Summary of 2009 and 2008

In 2009, net income was $3,858 million, down 15% from 2008 mainly reflecting the goodwill impairment charge. Excluding the goodwill impairment charge, net income was $4,858 million, an increase of $303 million, or 7%. This increase was driven by stronger trading results in Capital Markets, which included lower market environment-related losses, and higher net securitization gains. Solid growth in our banking-related businesses, partly reflecting our 2008 acquisitions, and volume growth in our insurance businesses also contributed to the increase. These factors were partially offset by net losses on fair value adjustments on certain RBC debt designated as Held-for-trading (HFT) and losses on credit default swaps used to economically hedge the corporate lending portfolio and higher provision for credit losses.

In 2008, net income was $4,555 million, down 17% from 2007. Our results included higher market environment-related net losses and higher PCL, partially offset by the favourable impact of $542 million ($252 million after tax and related compensation adjustments) related to the reduction of the Enron Corp-related litigation provision. Our 2007 results also included a gain of $326 million ($269 million after tax) relating to the Visa Inc. restructuring.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            9

Total revenue			Table 6
(C$ millions)	2010	2009 (1)	2008 (1)
Interest income	$18,673	$20,578	$25,038
Interest expense	7,696	9,037	15,984
Net interest income	$10,977	$11,541	$9,054
Investments (2)	$4,620	$4,377	$4,697
Insurance (3)	6,174	5,718	2,609
Trading	1,315	2,750	(81)
Banking (4)	3,218	3,349	3,076
Underwriting and other advisory	1,193	1,050	875
Other (5)	833	321	1,352
Non-interest income	$17,353	$17,565	$12,528
Total revenue	$28,330	$29,106	$21,582
Additional information
Total trading revenue (6)
Net interest income	$1,443	$2,316	$680
Non-interest income	1,315	2,750	(81)
Total	$2,758	$5,066	$599
Total trading revenue by product
Interest rate and credit	$1,992	$3,405	$(250)
Equities	351	1,008	265
Foreign exchange and commodities	415	653	584
Total	$2,758	$5,066	$599

(1)	We reclassified certain amounts in Corporate Support which were previously reported in trading revenue to the Other revenue to better reflect the nature of the amounts.
(2)	Includes securities brokerage commissions, investment management and custodial fees, and mutual funds.
(3)	Includes premiums, investment and fee income. Investment income includes the change in fair value of investments backing policyholder liabilities and is largely offset in PBCAE.
(4)	Includes service charges, foreign exchange revenue other than trading, card service revenue and credit fees.
(5)	Includes other non-interest income, net gain (loss) on available-for-sale (AFS) securities (other-than-temporary impairment and realized gain/loss), fair value adjustments on certain RBC debt designated as HFT, the change in fair value of certain derivatives related to economic hedges and securitization revenue.
(6)	Total trading revenue comprises trading-related revenue recorded in Net interest income and Non-interest income.

Total revenue

2010 vs. 2009

Total revenue decreased $776 million, or 3%, from a year ago primarily attributable to significantly lower Total trading revenue. The impact of the stronger Canadian dollar which reduced revenue by an estimated $1.2 billion and lower securitization gains also contributed to the decrease. These factors were partially offset by solid volume growth in our Canadian banking businesses, higher average fee-based client assets and higher transaction volumes in our wealth management businesses, strong growth in our investment banking businesses, and higher insurance-related revenue. Certain market and credit related losses this year were significantly lower than our market environment-related losses in the prior year. For a discussion on market environment-related losses, refer to the Economic market and regulatory review and outlook section.

Total trading revenue, comprised of trading related revenue recorded in Net interest income and Non-interest income, decreased $2.3 billion mainly due to weaker trading revenues in our fixed income and currency, money market and U.S. global equity businesses, which were impacted by lower client volumes and tighter credit spreads reflecting less favourable trading conditions in the current year.

Net interest income decreased $564 million, or 5%, primarily as a result of lower trading-related net interest income as discussed above. Non-trading net interest income was up $309 million, or 3%, largely due to volume growth in our Canadian banking businesses, partially offset by spread compression in our banking-related and wealth management businesses.

Investments-related revenue increased $243 million, or 6%, mainly due to higher average fee-based client assets resulting from capital appreciation and higher transaction volumes in our wealth management businesses reflecting improved market conditions and investor confidence.

Insurance-related revenue increased $456 million or 8%, mainly due to volume growth across all businesses, including annuity growth in our U.S. and International businesses and higher net investment gains. These factors were partially offset by the change in fair value of investments backing our life and health policyholder liabilities, and the impact of the stronger Canadian dollar. The annuity volumes and the change in fair value of investments were largely offset in PBCAE. The loss on Liberty Life was recorded in Non-interest revenue – Other.

Banking revenue was down $131 million, or 4%, largely reflecting a portion of our credit card interchange fees, previously recorded in Banking revenue, now being included with our credit card securitization in Other revenue, and a favourable adjustment in the prior year related to our credit card customer loyalty reward program liability. These factors were partially offset by higher syndicated finance activity and higher credit card service revenue in the current year.

Underwriting and other advisory revenue increased $143 million, or 14% , mainly due to higher debt origination activity and merger and acquisition (M&A) activity.

Other revenue increased $512 million mainly due to gains as compared to losses last year on certain AFS securities, gains on the fair value adjustments on certain RBC debt designated as HFT in Capital Markets and Corporate Support, lower losses on credit default swaps recorded at fair value used to economically hedge our corporate loan portfolio in Capital Markets, and the inclusion of credit card interchange fees, as noted above. These factors were partially offset by lower securitization gains in the current year due to a higher than historical level of securitization activity in the prior year, higher net losses on instruments related to funding, and the loss on Liberty Life.

2009 vs. 2008

Total revenue increased $7,524 million, or 35%, from 2008.

Net interest income increased $2,487 million, or 27%, largely due to lower funding costs on certain trading positions in our capital markets businesses. Loan and deposit growth, largely due to solid volume growth in our Canadian banking businesses, and a full year of revenue from our 2008 acquisitions in Wealth Management and International Banking also contributed to the increase. These factors were partially offset by spread compression in our banking-related and wealth management businesses.

Investments-related revenue decreased $320 million, or 7%, mainly due to lower fee-based client assets and lower mutual fund distribution fees, partially offset by higher transaction volumes.

Insurance-related revenue increased $3,109 million, largely due to the change in fair value of investments backing our life and health policyholder liabilities and increased annuity volumes, both of which were largely offset by higher related PBCAE. Volume growth across all businesses also contributed to the increase.

Trading revenue in Non-interest income increased $2,831 million. Total trading revenue, which comprises trading-related revenue recorded in Net interest income and Non-interest income, was $5,066 million, up $4,467 million. Stronger trading revenue, which included lower market-environment related losses on HFT instruments, benefited from favourable market opportunities, including a historically low interest rate environment, and increased client activity. Gains on credit valuation adjustments on certain derivative contracts as compared to losses in 2008 also contributed to the increase.

Banking revenue was up $273 million, or 9%, mainly due to improved results in our client-based securitization activity and lending businesses in Capital Markets, higher service fee revenue across banking-related businesses, and a favourable adjustment related to our credit card customer loyalty reward program liability.

Underwriting and other advisory revenue increased $175 million, or 20%, mainly due to higher equity and debt origination activities, partially offset by lower M&A activity.

10             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Other revenue was down $1,031 million, primarily due to losses on the fair value adjustments on certain RBC debt designated as HFT as compared to gains in 2008 in Capital Markets and Corporate Support, reflecting the tightening of our credit spreads. Losses on credit default swaps recorded at fair value used to economically hedge certain corporate loan portfolios as compared to gains in 2008 in Capital Markets also contributed to the decrease. These factors were partially offset by higher securitization revenue reflecting a higher than historical level of securitization activity from our participation in government-sponsored funding programs.

Our revenue for 2009 was favourably impacted by the weaker Canadian dollar.

Provision for credit losses

Credit quality has generally improved from the prior year reflecting stabilizing asset quality due to the general improvement in the global economic environment. For further details on our PCL, refer to the Credit quality performance section.

2010 vs. 2009

Total PCL in 2010 was $1.9 billion, down $1.6 billion from last year. Specific PCL of $1.8 billion decreased $1 billion mainly due to lower provisions in our corporate loan portfolio and residential builder finance portfolio in U.S. banking. We incurred a general provision of $26 million during the current year as compared to $589 million in the prior year, reflecting improved credit quality in our commercial U.S. banking and Canadian retail portfolios.

2009 vs. 2008

Total PCL of $3.4 billion increased $1.8 billion from 2008, largely reflecting increased specific provisions of $1.4 billion, mainly in our corporate loan portfolio, and in our U.S. banking and our Canadian unsecured retail and business lending portfolios. An increase in the general provision of $424 million, mainly in U.S. banking and to a lesser extent, our U.S. corporate lending and Canadian retail and business lending portfolios, also contributed to the increase.

Insurance policyholder benefits, claims and acquisition expense

2010 vs. 2009

PBCAE increased $499 million, or 11%, primarily reflecting higher costs commensurate with volume growth, partially offset by the change in fair value of investments backing our life and health policyholder liabilities and the impact of the stronger Canadian dollar. The increase in PBCAE from annuity volumes and the change in fair value of investments was largely offset in revenue. For further details, refer to the Insurance segment section.

2009 vs. 2008

PBCAE increased $2,978 million from 2008, largely reflecting the change in fair value of investments and higher costs commensurate with the increased annuity volumes, largely offset in revenue.

Non-interest expense

2010 vs. 2009

Non-interest expense decreased $165 million, or 1%, mainly due to the favourable impact of the stronger Canadian dollar which reduced non-interest expense by approximately $680 million. Lower variable compensation reflecting lower trading results and our continued focus on cost management also contributed to the decrease. These factors were largely offset by higher costs in support of our business growth, an increase in marketing costs largely for our Olympic sponsorship, higher professional fees, and higher stock-based compensation partly reflecting the increase in fair value of our earned compensation liability related to the Wealth Management stock-based compensation plan.

2009 vs. 2008

Non-interest expense increased $2,207 million, or 18% from 2008, largely due to increased variable compensation driven by higher trading results. Increased costs in support of business growth, which included acquisition-related staff and occupancy costs, reflecting a full year of expenses from our 2008 acquisitions, the impact of the weaker Canadian dollar, and the favourable impact of $542 million in 2008 related to the reduction of the Enron-related litigation provision also contributed to the increase. These factors were partially offset by our ongoing focus on cost management.

Non-interest expense			Table 7
(C$ millions)	2010	2009	2008
Salaries	$4,023	$4,146	$3,845
Variable compensation	3,384	3,561	2,689
Benefits and retention compensation	1,216	1,189	1,168
Stock-based compensation	201	82	77
Human resources	$8,824	$8,978	$7,779
Equipment	1,000	1,025	934
Occupancy	1,053	1,045	926
Communications	813	761	749
Professional and other external services	934	860	903
Other expenses	1,769	1,889	1,060
Non-interest expense	$14,393	$14,558	$12,351

Goodwill impairment

In 2009, we recorded a goodwill impairment charge in International Banking of $1 billion on both a before-and after-tax basis. For further details, refer to Note 10 to our 2010 Annual Consolidated Financial Statements.

Taxes

Our operations are subject to a variety of taxes, including taxes on income and capital assessed by Canadian federal and provincial governments and taxes on income assessed by the governments of international jurisdictions where we operate. Taxes are also assessed on expenditures and supplies consumed in support of our operations.

2010 vs. 2009

Income tax expense increased $78 million, or 5%, from a year ago due to higher earnings before income taxes in 2010. The effective tax rate of 23.6% decreased 4.8% from 28.4% a year ago, largely due to the goodwill impairment charge reported in the prior year, which was not deductible for tax purposes. Excluding the goodwill impairment charge, the effective tax rate decreased .4%, mainly due to a reduction in Canadian corporate income tax rates. For further details on the 2009 effective income tax rate, excluding the goodwill impairment charge, refer to the Key performance and non-GAAP measures section.

Other taxes increased by $38 million from 2009, due to the introduction of the HST in Ontario and British Columbia in the current year and the favourable resolution of a goods and services tax audit in the prior year, partially offset by lower capital taxes, reflecting lower capital tax rates. In addition to the income and other taxes reported in our Consolidated Statements of Income, we recorded income taxes of $685 million in 2010 (2009 – $1,706 million) in shareholders’ equity, a decrease of $1,021 million, primarily reflecting decreased unrealized foreign currency translation gains, net of hedging activities, unrealized losses in our derivatives designated as cash flow hedges, and lower unrealized gains in our AFS portfolio.

The effective total tax rate of 31.6% decreased 5.5% from a year ago primarily reflecting the goodwill impairment charge discussed above.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            11

2009 vs. 2008

Income tax expense increased $199 million, or 15%, from 2008 despite lower earnings before income taxes in 2009. The effective tax rate of 28.4% increased 5.6% from 22.8% a year ago, largely due to the goodwill impairment charge, which was not deductible for tax purposes. Excluding the goodwill impairment charge, the effective tax rate was 24.0%, an increase of 1.2%, mainly due to lower earnings reported by our subsidiaries operating in jurisdictions with lower income tax rates, partially offset by a reduction in the statutory Canadian corporate income tax rate in 2009.

Other taxes increased by $60 million from 2008, largely due to higher capital taxes, and higher property taxes, net of a release of amounts accrued due to favourable resolution of a goods and services tax audit.

Taxes			Table 8
(C$ millions, except percentage amounts)	2010	2009	2008
Income taxes	$1,646	$1,568	$1,369
Other taxes
Goods and services and sales taxes	$250	$180	$204
Payroll taxes	249	249	242
Capital taxes	134	161	104
Property taxes (1)	114	115	103
Insurance premium taxes	51	46	42
Business taxes	11	20	16
	$809	$771	$711
Total income and other taxes	$2,455	$2,339	$2,080
Net income before income taxes	$6,968	$5,526	$6,005
Effective income tax rate	23.6%	28.4%	22.8%
Effective total tax rate (2)	31.6%	37.1%	31.0%

(1)	Includes amounts netted against non-interest income regarding investment properties.
(2)	Total income and other taxes as a percentage of net income before income and other taxes.

Business segment results

Results by business segment									Table 9
	2010							2009	2008
(C$ millions, except for percentage amounts)	Canadian Banking	Wealth Management	Insurance	International Banking	Capital Markets (1)	Corporate Support (1)	Total	Total	Total
Net interest income	$7,488	$305	$–	$1,367	$2,719	$(902)	$10,977	$11,541	$9,054
Non-interest income	3,067	3,883	6,062	869	3,168	304	17,353	17,565	12,528
Total revenue	$10,555	$4,188	$6,062	$2,236	$5,887	$(598)	$28,330	$29,106	$21,582
PCL	1,191	3	–	743	20	(96)	1,861	3,413	1,595
PBCAE	–	–	5,108	–	–	–	5,108	4,609	1,631
Goodwill impairment charge	–	–	–	–	–	–	–	1,000	–
Non-interest expense	4,995	3,295	552	2,105	3,420	26	14,393	14,558	12,351
Net income before income taxes and NCI in net income of subsidiaries	$4,369	$890	$402	$(612)	$2,447	$(528)	$6,968	$5,526	$6,005
Net income	$3,044	$669	$405	$(317)	$1,647	$(225)	$5,223	$3,858	$4,555
ROE	35.6%	17.6%	26.6%	(5.5)%	19.5%	n.m.	14.9%	11.9%	18.1%
RORC	46.9%	64.6%	30.1%	(12.2)%	22.3%	n.m.	25.4%	19.5%	29.6%
Average assets	$279,900	$18,400	$15,200	$55,300	$327,500	$(13,300)	$683,000	$695,300	$650,300

(1)	Net interest income, total revenue and net income before income taxes are presented in Capital Markets on a taxable equivalent basis. The taxable equivalent basis adjustment is eliminated in the Corporate Support segment. For a further discussion, refer to the How we measure and report our business segments section.

How we measure and report our business segments

Our management reporting framework is intended to measure the performance of each business segment as if it were a stand-alone business and reflect the way that the business segment is managed. This approach is intended to ensure that our business segments’ results include all applicable revenue and expenses associated with the conduct of their business and depicts how management views those results.

The following highlights the key aspects of how our business segments are managed and reported:

•	Canadian Banking reported results include securitized Canadian residential mortgage and credit card loans and related amounts for income and specific provision for credit losses.
•	Wealth Management, Insurance and International Banking reported results include disclosure in U.S. dollars as we review and manage the results of certain business lines largely in U.S. dollars.
•	Insurance reported results include the change in fair value of investments backing our life and health policyholder liabilities recorded as revenue, which is largely offset in PBCAE.
•

Capital Markets results are reported on a taxable equivalent basis (teb), which grosses up net interest income from certain tax-advantaged sources (Canadian taxable corporate dividends) to their effective taxable equivalent value with a corresponding offset recorded in the provision for income taxes. We record the elimination of the teb adjustments in Corporate Support. We believe these adjustments are useful and reflect how Capital Markets manages its business, since it enhances the comparability of revenue and related ratios across taxable revenue and our principal tax-advantaged source of revenue. The use of teb adjustments and measures may not be comparable to similar GAAP measures or similarly adjusted amounts disclosed by other financial institutions.

•

Corporate Support results include all enterprise-level activities that are undertaken for the benefit of the organization that are not allocated to our five business segments, such as volatility related to treasury activities, securitizations and net charges associated with unattributed capital.

•

Specific allowances are recorded to recognize estimated losses on our lending portfolio on loans that have become impaired. The specific provisions for credit losses are included in the results of each business segment to fully reflect the appropriate expenses related to the conduct of each business segment. A general allowance is established to cover estimated credit losses incurred in the lending portfolio that have not been specifically identified as impaired. Changes in the general allowance are included in Corporate Support, as Group Risk

12             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Management effectively controls this through its monitoring and oversight of various portfolios of loans throughout the enterprise.

Key methodologies

The following outlines the key methodologies and assumptions used in our management reporting framework. These are periodically reviewed by management to ensure they remain valid.

Expense allocation

To ensure that our business segments’ results include expenses associated with the conduct of their business, we allocate costs incurred or services provided by Operations, Technology and Functions, which were directly undertaken or provided on the business segments’ behalf. For other costs not directly attributable to our business segments, including overhead costs and other indirect expenses, we use our management reporting framework for allocating these costs to each business segment in a manner that reflects the underlying benefits.

Capital attribution

Our framework also determines the attribution of capital to our business segments in a manner that is intended to consistently measure and align economic costs with the underlying benefits and risks associated with the activities of each business segment. The amount of capital assigned to each business segment is referred to as attributed capital. Unattributed capital and associated net charges are reported in Corporate Support. For further information, refer to the Capital management and Key performance and non-GAAP measures sections.

Funds transfer pricing

A funds transfer pricing methodology is used to allocate interest income and expense by product to each business segment. This allocation considers the interest rate risk, liquidity and funding risk and regulatory requirements of each of our business segments. We base transfer pricing on external market costs and each business segment fully absorbs the costs of running its business. Our business segments may retain certain interest rate exposures subject to management approval that would be expected in the normal course of operations.

Changes made in 2010

We reclassified certain amounts in Corporate Support which were previously reported primarily in Trading revenue, to the Other category of non-interest income to better reflect the nature of these amounts. Certain comparative amounts have been reclassified to conform to the current period’s presentation.

Securitization reporting

The gains/losses on the sale of and hedging activities related to our Canadian originated mortgage securitizations and our securitized credit card loans are recorded in Corporate Support. Hedging activities include current net mark-to-market movement of the related instruments and the amortization gains/losses of cash flow hedges that were previously terminated. As the securitization activities related to our Canadian originated mortgages and credit card loans is done for funding purposes, Canadian Banking recognizes the mortgage and credit card loan related income and provision for credit losses, as if balances had not been securitized, with the corresponding offset recorded in Corporate Support.

Canadian Banking

Canadian Banking comprises our domestic personal and business banking operations and certain retail investment businesses and is operated through three business lines: Personal Financial Services, Business Financial Services, and Cards and Payment Solutions. Canadian Banking provides a broad suite of financial products and services to over 10 million individual and business clients through our extensive branch, automated teller machines (ATMs), online and telephone banking networks, as well as through a large number of proprietary sales professionals. The competitive landscape of our banking-related operations in the Canadian financial services industry consists of other Schedule I banks, independent trust companies, foreign banks, credit unions and caisses populaires. In this competitive environment, we have top rankings in market share for most retail financial product categories, the largest branch network, the most ATMs and the largest mobile sales network across Canada.

Year in review

•

We became the first Canadian issuer of both Visa and MasterCard with the launch of Westjet MasterCard co-brand card in March; a travel rewards card offering Westjet travel credit rewards to clients. We also launched our new Cash back credit card in June which rewards our clients a portion of their purchases in the form of cash back.

•	We made significant investments in technology for the benefit of our clients, including a new commercial sales platform and a new online banking website. Our newly designed online banking website includes myFinanceTrackerTM, Canada’s first online financial management tool integrated into an online banking system. myFinanceTracker will automatically categorize transactions, track expenses and provide advanced budgeting capabilities for all personal banking and credit card accounts.

•	We launched the $6 low fee small business account providing value conscious business clients with the most competitive product available in the industry.
•

We opened our new RBC retail store concept, a dramatically new retail banking environment with merchandising areas and interactive digital technologies which will redesign and simplify the customer shopping experience.

Economic and market review

Continued improvement in the Canadian economy in the first half of the year, drove volume growth in our home equity products, personal lending, and personal and business deposits. Volume growth moderated in the latter part of the year due to the effects of a slowing Canadian economy. The improvement in global capital markets contributed to higher mutual fund revenue from overall capital appreciation and net sales of long-term funds as retail investor confidence returned. Stabilizing asset quality and the continued recovery of the Canadian labour market resulted in lower PCL. For further details on our general economic review, refer to the Economic, market and regulatory review and outlook section.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            13

Canadian Banking financial highlights			Table 10
(C$ millions, except number of and percentage amounts)	2010	2009	2008
Net interest income	$7,488	$6,947	$6,718
Non-interest income	3,067	2,943	2,868
Total revenue	$10,555	$9,890	$9,586
PCL	$1,191	$1,275	$867
Non-interest expense	4,995	4,729	4,758
Net income before income taxes	$4,369	$3,886	$3,961
Net income	$3,044	$2,663	$2,662
Key ratios
ROE	35.6%	35.9%	38.1%
RORC	46.9%	48.4%	52.2%
NIM (1)	2.75%	2.76%	2.98%
Operating leverage	1.1%	3.8%	2.6%
Selected average balance sheet information
Total assets (2)	$279,900	$258,900	$232,300
Total earning assets (2)	272,100	251,600	225,600
Loans and acceptances (2)	269,500	249,600	225,000
Deposits	191,400	176,000	155,000
Attributed capital	8,350	7,250	6,900
Risk capital	6,350	5,400	5,050
Other information
AUA	$148,200	$133,800	$109,500
Number of employees (FTE)	23,122	23,280	24,222
Credit information
Gross impaired loans as a % of average net loans and acceptances	.52%	.50%	.36%
Specific PCL as a % of average net loans and acceptances	.44%	.51%	.39%

(1)	NIM is calculated as Net interest income divided by Average total earning assets.
(2)	Average total assets, Average total earning assets, and Average loans and acceptances include average securitized residential mortgage and credit card loans for the year of $37 billion and $3 billion, respectively (2009 – $37 billion and $4 billion; 2008 – $22 billion and $4 billion).

Financial performance

2010 vs. 2009

Net income was $3,044 million, up $381 million or 14% from last year, reflecting revenue growth in all businesses and lower PCL.

Total revenue increased $665 million, or 7%, from the previous year largely driven by strong volume growth in home equity and personal deposits products and higher credit card transaction volumes. Mutual fund distribution fees also increased primarily reflecting capital appreciation and net long-term fund sales. These factors were partially offset by a favourable adjustment to our credit card customer loyalty reward program in the prior year.

Net interest margin remained flat from a year ago reflecting the continued low interest rate environment and higher mortgage breakage costs, which was partially offset by favourable repricing.

PCL decreased $84 million, or 7%, due to lower provisions in our business lending, personal and small business portfolios reflecting improving economic conditions. For further details, refer to the Credit quality performance section.

Non-interest expense increased $266 million, or 6%, driven by higher pension costs and performance-related compensation costs, higher costs in support of business growth, increased marketing costs largely for our Olympic sponsorship, higher occupancy costs and the introduction of the HST on July 1, 2010. These factors were partly offset by our continued focus on efficiency and cost reduction initiatives, including the impact of lower staff levels as a result of sales productivity improvements.

Average assets increased $21 billion, or 8% largely due to continued growth in home equity and personal lending products. Average deposits were up $15 billion or 9%, reflecting solid growth in both personal and business deposits.

2009 vs. 2008

Net income of $2.7 billion was flat compared to 2008 as strong volume growth in personal and business products and effective cost management were fully offset by significantly higher PCL and spread compression.

Total revenue increased $304 million, or 3%, from 2008 largely reflecting strong volume growth in home equity loans and personal and business deposits, and a favourable adjustment to our credit card customer loyalty reward program in 2009. These factors were partly offset by lower spreads and a decline in mutual fund distribution fees.

Net interest margin decreased 22 bps from 2008 reflecting lower interest rates, higher term funding costs and the impact of changes in product mix.

PCL increased $408 million, or 47%, reflecting higher loss rates in credit cards, and unsecured personal portfolios, and higher impaired loans in our business lending portfolio.

Non-interest expense decreased $29 million, or 1%, mainly due to cost management, partly offset by higher operational costs in support of business volume growth and branch network expansion.

Outlook and priorities

While continued economic improvement is expected to drive strength in home equity products and improvements in credit quality, mortgage volumes are expected to moderate in 2011 due to a slowing housing market. A continued low interest rate environment and increased price competition is expected to maintain pressure on spreads of retail banking products. Competitors who reduced their presence during the financial crisis are re-entering the market in addition to non-traditional entrants to the market which is expected to put pressure on spreads for business lending and credit cards. For further details on our general economic outlook, refer to the Economic, market and regulatory review and outlook section.

14             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Key strategic priorities for 2011

•	Continue to deliver superior client experience and advice to drive industry leading volume growth.
•	Continue to simplify our end-to-end processes to reduce complexity and improve efficiency.
•	Enable collaboration and convergence of people and channels to increase employee engagement and productivity and strengthen our distribution capabilities.

Business line review

Personal Financial Services

Personal Financial Services focuses on meeting the needs of our individual clients at every stage of their lives through a wide range of financing and investment products and services, including home equity financing, personal lending, deposit accounts, mutual funds and self-directed brokerage accounts, GICs and Canadian private banking. We rank first or second in market share for most personal banking products and our retail banking network is the largest in Canada with 1,209 branches and 4,227 ATMs.

Financial performance

Total revenue increased $455 million, or 9%, compared to the prior year reflecting strong volume growth in residential mortgages, personal loans and personal deposits. Mutual fund distribution fees also increased on solid balance growth reflecting capital appreciation and net sales of long-term funds.

Average residential mortgages were up 7% over last year, supported by continued low interest rates and a solid housing market. Average personal deposits grew by 14% from last year, driven by the continued success of our key savings products and customer preference for reduced risk.

Selected highlights			Table 11
(C$ millions except number of)	2010	2009	2008
Total revenue	$5,760	$5,305	$5,315
Other information (average)
Residential mortgages	151,000	141,800	129,800
Personal loans	63,700	53,000	43,700
Personal deposits	56,100	49,000	41,200
Personal GICs	55,500	58,000	55,600
Branch mutual fund balances (1)	70,100	63,300	58,000
AUA – Self-directed brokerage (1)	42,400	35,500	26,500
New deposit accounts opened (thousands)	968	990	1,129
Number of:
Branches	1,209	1,197	1,174
ATMs	4,227	4,214	4,149

(1)	Represents year-end spot balances.

Business Financial Services

Business Financial Services offers a wide range of lending, leasing, deposit, investment, foreign exchange, cash management and trade products and services to small-and medium-sized businesses and commercial, agriculture and agribusiness clients across Canada. Our extensive business banking network includes over 100 business banking centres and over 2,000 business account managers. Our strong commitment to our clients has resulted in leading market share in business loans and deposits.

Financial performance

Total revenue increased $100 million or 4%, compared to the prior year largely reflecting volume growth in business deposits.

Over the course of the year, businesses have continued to increase their liquidity levels, leading to solid growth of 6% in business deposits; however this resulted in reduced demand for credit, limiting our business loan growth, which was flat compared to the prior year.

Selected highlights			Table 12
(C$ millions)	2010	2009	2008
Total revenue	$2,557	$2,457	$2,441
Other information (average)
Business loans (1)	42,400	42,400	39,900
Business deposits (2)	69,400	65,400	58,000

(1)	Includes small business loans treated as retail and wholesale loans.
(2)	Includes GIC balances.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            15

Cards and Payment Solutions

Cards and Payment Solutions provides a wide array of convenient and customized credit cards and related payment products and solutions. We have over 6 million credit card accounts and rank second in market share in outstanding balances.

In addition, this business line includes our 50% interest in Moneris Solutions, Inc., our merchant card processing joint venture with the Bank of Montreal.

Financial performance

Total revenue increased $110 million or 5%, compared to the past year primarily reflecting higher spreads, higher transactional volumes and higher revenues from Moneris Solutions, Inc. A gain of $34 million on the sale of a portion of our remaining Visa IPO shares this year, as compared to a gain of $18 million last year, also contributed to the increase. These factors were partially offset by a $52 million favourable adjustment to our credit card customer loyalty program in the prior year.

Balances remained flat compared to last year reflecting the continuation of strategies and programs implemented in 2009 to limit credit losses, which included a reduction in our marketing and direct mail programs. Some of these programs were re-introduced in the latter half of 2010.

Selected highlights			Table 13
(C$ millions)	2010	2009	2008
Total revenue	$2,238	$2,128	$1,830
Other information
Average credit card balances	12,500	12,500	12,400
Net purchase volumes	58,400	53,200	52,600

Wealth Management

Wealth Management comprises Canadian Wealth Management, U.S. & International Wealth Management and Global Asset Management. We serve affluent and high net worth clients in Canada, the United States, Europe, Asia and Latin America with a full suite of investment, trust and other wealth management solutions. We also provide asset management products and services through other RBC distribution channels and third-party distributors, and directly to institutional and individual clients. Our competitive environment is discussed below in each business.

Year in review

•

In September 2010, we announced a number of transformational changes effective November 1, 2010 to better align our operating structure with our goals and to accelerate our global growth strategy. By leveraging the breadth and depth of our global expertise, as well as our reputation and brand equity, we intend to be a global leader in wealth and asset management.

•

In October 2010, we announced an agreement to acquire U.K.-based BlueBay Asset Management plc (BlueBay), which will expand our Global Asset Management business and align with our global expansion objectives. (1)

•

We acquired the wealth management business of Fortis Wealth Management Hong Kong Limited in early November 2010 which reflects our particular focus on significantly expanding our operations in Asia. Earlier in 2010, we also acquired J.P. Morgan Securities’ Third Party Registered Investment Advisory Servicing Business representing our ongoing commitment to high-net-worth clients in the U.S.

•

We were recognized as a top 10 global wealth manager in AUM, net income and employees in Scorpio Partnership’s Global Private Banking KPI Benchmark 2010, an annual independent survey, reflecting both our comprehensive offering of investment management solutions and our global reach. We also received numerous Canadian, U.S. and international awards including those for the Best Overall Fund Group and Best Bond Fund Family in Canada by Lipper Inc.

Economic and market review

Capital market appreciation over most of the year resulted in an increase in fee-based client assets and revenue, as well as higher transaction volumes reflecting growing investor confidence. However, our results were negatively impacted by the stronger Canadian dollar as well as spread compression due to the continued low interest rate environment. While recruiting efforts for experienced client-facing professionals continued into 2010, these efforts slowed in the latter part of the year due to increased competition especially in the U.S. For further details on our general economic review, refer to the Economic, market and regulatory review and outlook section.

(1)	The proposed acquisition is subject to customary closing conditions including regulatory approval and is expected to close by the end of December 2010.

16             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Wealth Management financial highlights			Table 14
(C$ millions, except number of and percentage amounts)	2010	2009	2008
Net interest income	$305	$397	$468
Non-interest income
Fee-based revenue	2,362	2,154	2,276
Transaction and other revenue	1,521	1,529	1,243
Total revenue	$4,188	$4,080	$3,987
PCL	$3	$–	$1
Non-interest expense	3,295	3,262	3,038
Net income before income taxes	$890	$818	$948
Net income	$669	$583	$665
Key ratios
ROE	17.6%	14.2%	23.3%
RORC	64.6%	49.2%	64.9%
Pre-tax margin (1)	21.3%	20.0%	23.8%
Selected average balance sheet information
Total assets	$18,400	$20,500	$16,900
Loans and acceptances	6,800	5,800	5,200
Deposits	29,000	31,500	26,900
Attributed capital	3,650	3,900	2,800
Risk capital	1,000	1,100	1,000
Other information
Revenue per advisor (000s) (2)	$703	$670	$731
AUA	521,600	502,300	495,100
AUM	261,800	245,700	222,600
Number of employees (FTE)	10,677	10,818	10,954
Number of advisors (3)	4,299	4,504	4,346
Estimated impact of US$ translation on key income statement items	2010 vs. 2009
Impact on income increase (decrease):
Total revenue	$(200)
Non-interest expense	160
Net income	(35)
Percentage change in average US$ equivalent of C$1.00	12%

(1)	Pre-tax margin is defined as net income before income taxes divided by total revenue.
(2)	Represents investment advisors and financial consultants of our Canadian and U.S. full-service brokerage businesses.
(3)	Represents client-facing advisors across all our wealth management businesses.

Financial performance

2010 vs. 2009

Net income increased $86 million, or 15%, from a year ago, primarily due to higher average fee-based client assets and higher transaction volumes as well as favourable income tax adjustments recorded in the current year. These factors were partially offset by spread compression and the impact of the stronger Canadian dollar.

Total revenue increased $108 million, or 3%, largely reflecting higher average fee-based client assets resulting from capital appreciation and higher transaction volumes reflecting improved market conditions and investor confidence. These factors were partially offset by the impact of the stronger Canadian dollar, lower spreads on client cash deposits and higher fee waivers largely on U.S. money market funds resulting from the continued low interest rate environment.

Non-interest expense increased $33 million, or 1%, primarily due to higher variable compensation driven by higher commission-based revenue, and the increase in fair value of our earned compensation liability related to our stock-based compensation plan. These factors were largely offset by the impact of the stronger Canadian dollar and the reversal of the remaining provision related to the Reserve Primary Fund. For further details refer to the 2009 vs 2008 discussion below.

2009 vs. 2008

Net income decreased $82 million, or 12%, from 2008, mainly reflecting lower average fee-based client assets and spread compression. These factors were partially offset by a gain, as compared to a loss in 2008, on our stock-based compensation plan, the provisions related to the Reserve Primary Fund and auction rate securities in 2008, the impact of the weaker Canadian dollar and the full year of results from our Phillips, Hager & North Investment Management Ltd. (PH&N) acquisition.

Total revenue increased $93 million, or 2%, mainly due to the impact of the weaker Canadian dollar. A gain, as compared to a loss in 2008, on our stock-based compensation plan in our U.S. brokerage business and higher transaction volumes reflecting a full year of revenue from Ferris, Baker Watts Inc. (FBW) also contributed to the increase. These factors were largely offset by lower average fee-based client assets, which was only partially offset by the inclusion of a full year of revenue from PH&N, as well as spread compression.

Non-interest expense was up $224 million, or 7%, mainly due to the impact of the weaker Canadian dollar as well as higher infrastructure and staff costs in support of business growth. These factors were partially offset by our focus on cost management, the provisions related to our support agreement for clients of FBW invested in the Reserve Primary Fund in 2008 and Wealth Management’s share of the settlement with U.S. regulators relating to auction rate securities.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            17

Outlook and priorities

As market conditions improve and investor confidence returns, the environment should continue to benefit our fee-based revenues and increase transaction volumes. However, while interest rates have modestly increased in Canada they are expected to remain at low levels in markets in which we compete, resulting in continued spread compression along with the unfavourable impact from money market fund fee waivers. We expect growth to accelerate under our new operating structure, and remain committed to prudent cost management, and leveraging platform enhancements to continue to achieve global efficiencies. For further details on our general economic outlook, refer to the Economic, market and regulatory review and outlook section.

Key strategic priorities for 2011

•

Build a leading Global Asset Management business that complements our wealth distribution businesses by growing our footprint organically and through acquisitions. This growth will also enhance our investment management and high net worth product development capabilities globally in the retirement market as well as emerging markets, while deepening the breadth of our global leadership team.
•

Deepen our high and ultra high net worth client relationships, ensuring we deliver the full range of wealth management solutions including investments, trusts, banking and credit, and insurance solutions. Continuing to improve client satisfaction from already high levels, will drive productivity of our client-facing advisors in the U.S., Canada, and globally, and improve financial performance in our wealth distribution businesses.

•

Focus on key areas with the greatest potential including (i) growing our industry-leading share of high net worth client assets in Canada; (ii) expanding our geographic footprint to attract high net worth clients from emerging markets, particularly in Hong Kong and Singapore as well as Latin America and Europe, the Middle East and Africa (EMEA); and (iii) growing our onshore U.K. wealth management business in pace with our Global Asset Management business and RBC Capital Markets expansion.

•	Accelerate our Operations and Technology investments to achieve global operating efficiencies to support our growth.

Business line review

Canadian Wealth Management

Canadian Wealth Management includes our full-service Canadian brokerage, which is the market leader as measured by AUA, with close to 1,440 investment advisors providing advice-based, wide-ranging comprehensive financial solutions to affluent and high net worth clients. Additionally, we provide discretionary investment management and estate and trust services to our clients through close to 60 investment counsellors and more than 120 trust professionals in locations across Canada.

We compete with domestic banks and trust companies, global private banks, investment counselling firms, bank-owned full service and boutique brokerages, and mutual fund companies. In Canada, bank-owned wealth managers continue to be the major players.

Financial performance

Revenue increased $126 million, or 10%, compared to the prior year, primarily due to higher average fee-based client assets resulting from capital appreciation and higher transaction volumes reflecting improved market conditions and investor confidence. These factors were partially offset by spread compression.

Assets under administration increased 11% from a year ago, mainly due to capital appreciation resulting from improved market conditions.

Selected highlights			Table 15
(C$ millions)	2010	2009	2008
Total revenue	$1,449	$1,323	$1,474
Other information
AUA (1)	193,000	174,200	160,700
AUM (1)	29,200	24,700	23,000
Total assets under fee-based programs	99,000	88,000	78,800

(1)	Represents year-end spot balances.

(1)	Represents average balances, which are more representative of the impact client balances have upon our revenue.

U.S. & International Wealth Management

U.S. & International Wealth Management includes one of the largest full-service brokerage firms in the U.S., with more than 2,100 financial consultants. We also operate a clearing and execution services business that serves small to mid-sized independent broker-dealers and institutions. Internationally, we provide customized trust, banking, credit, and investment solutions to high net worth private clients with over 2,400 employees across a network of 27 offices located in 18 countries around the world.

We operate in a fragmented and extremely competitive industry. There are approximately 5,000 registered broker-dealers in the U.S., comprising independent, regional and global players. Competitors in international wealth management comprise global wealth managers, traditional offshore private banks, domestic wealth managers and U.S. investment-led private client operations.

Financial performance

Revenue decreased $129 million, or 6%. In U.S. dollars, revenue increased $88 million, or 5%, largely due to higher average fee-based client assets resulting from capital appreciation and higher transaction volumes reflecting improved market conditions and investor confidence. Partially offsetting the increase were higher fee waivers on money market funds resulting from the continued low interest rate environment and lower spreads on client cash deposits.

18             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

In U.S. dollars, assets under administration increased 6% from a year ago, mainly due to capital appreciation resulting from improved market conditions.

Selected highlights			Table 16
(C$ millions)	2010	2009	2008
Total revenue	$2,003	$2,132	$1,869
Other information (US$ millions)
Total revenue	1,927	1,839	1,812
Total loans, guarantees and letters of credit (1), (2)	6,700	5,500	5,200
Total deposits (1), (2)	18,200	18,700	18,500
AUA (3)	322,100	303,300	277,600
AUM (3)	22,900	19,700	16,200
Total assets under fee-based programs (4)	39,200	31,000	21,300

(1)	Represents amounts related to our international wealth management businesses.
(2)	Represents an average amount, which is calculated using methods intended to approximate the average of the daily balances for the period.
(3)	Represents year end spot balances.
(4)	Represents amounts related to our U.S. wealth management businesses.

(1)	Represents average balances, which are more representative of the impact client balances have upon our revenue.

Global Asset Management

Global Asset Management is responsible for our proprietary asset management business. We provide a broad range of investment management services through mutual and pooled funds, fee-based accounts and separately managed portfolios. We distribute our investment solutions through a broad network of our bank branches, our discount and full-service brokerage businesses, independent advisors and directly to consumers. We also provide investment solutions directly to institutional clients, including pension plans, endowments and foundations. We are the largest fund company and one of the largest money managers in Canada, with a 15% market share as measured by AUM as recognized by the Investment Funds Institute of Canada.

As discussed above, in October 2010 we announced our intention to acquire BlueBay, which is one of Europe’s largest independent managers of fixed income funds and products. BlueBay will enable a broader product offering and distribution presence, and coupled with its strong management, is capable of leading asset management growth across the U.K., EMEA, Latin America and Asian markets.

We face competition in Canada from major banks, insurance companies, asset management organizations and boutique firms. The Canadian fund management industry is large, and mature, but still a relatively fragmented industry. Our U.S. asset manager competes with independent asset management firms, as well as those that are part of national and international banks, insurance companies and boutique asset managers.

Financial performance

Revenue increased $111 million, or 18%, from a year ago, mainly due to higher average fee-based client assets resulting from capital appreciation, and clients’ preference for higher-yielding long-term funds.

AUM increased 5% from a year ago, mainly due to capital appreciation from improved market conditions and increased long-term mutual fund sales, partially offset by the impact of the stronger Canadian dollar and increased Canadian money market fund net redemptions.

Selected highlights			Table 17
(C$ millions)	2010	2009	2008
Total revenue	$736	$625	$644
Other information
Canadian net long-term mutual fund sales	6,400	2,100	600
Canadian net money market mutual fund (redemptions) sales	(8,700)	(2,000)	8,200
AUM (1)	209,200	199,700	180,100

(1)	Represents year end spot balances.

(1)	Represents average balances, which are more representative of the impact client balances have upon our revenue.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            19

Insurance

Insurance comprises Canadian Insurance, U.S. Insurance, and International & Other. In Canada, we offer our products and services through our growing proprietary channels including retail insurance branches, call centres, and our career sales force, as well as through independent insurance advisors and travel agencies. Outside North America, we operate in reinsurance markets globally. Our competitive environment is discussed in each business.

Divestiture of Liberty Life

In October 2010, we announced our intention to sell Liberty Life, our U.S. life insurance business, to Athene Holding Ltd., for US$628 million. The transaction is subject to regulatory approvals and customary closing conditions, and is expected to close in early 2011. As a result of this transaction, we recorded a loss of $116 million (US$114 million) in the fourth quarter of 2010 on both a before- and after-tax basis. For further details, refer to Note 11 and Note 31 to our 2010 Annual Consolidated Financial Statements.

Subsequent to the completion of the divestiture, we will realign Insurance into two lines of business, Canadian Insurance and International & Other. The travel insurance businesses in the U.S. will be included in International & Other.

Year in review

•	In Canada, we continued to improve our distribution economics through shared and streamlined processes, while deepening our client relationships and simplifying the way we do business.
•	We continued to expand and improve our Canadian retail insurance network to 52 branches in 2010, from 49 branches in 2009 giving our clients more convenient access to insurance services.
•	We launched an improved Universal Life product, with a new supporting team working across all channels to efficiently deliver a better product to our clients.
•	Internationally, we have continued to develop our reinsurance businesses with solid business growth during the year.

Economic and market review

Improved market conditions contributed to higher investment returns in the current year as well as annuity growth in our International and other businesses. During the year, we experienced higher disability and auto claims costs. The higher auto claims cost partly resulted from higher auto claim activity in advance of the Ontario auto insurance reform which was passed in late 2010. For further details on our general economic review, refer to the Economic, market and regulatory review and outlook section.

Insurance financial highlights			Table 18
(C$ millions, except number of and percentage amounts)	2010	2009	2008
Non-interest income
Net earned premiums	$4,484	$3,889	$2,864
Investment income (1)	1,443	1,579	(458)
Fee income	251	247	204
Other (2)	(116)	–	–
Total revenue	$6,062	$5,715	$2,610
Insurance policyholder benefits and claims (1)	$4,421	$3,975	$1,029
Insurance policyholder acquisition expense	687	634	602
Non-interest expense	552	559	576
Net income before income taxes	$402	$547	$403
Net income	$405	$496	$389
Key ratios
ROE	26.6%	37.0%	32.8%
RORC	30.1%	42.9%	37.1%
Selected average balance sheet information
Total assets	$15,200	$13,100	$12,600
Attributed capital	1,500	1,300	1,150
Risk capital	1,300	1,150	1,050
Other information
Premiums and deposits (3)	$5,704	$4,970	$3,861
Insurance claims and policy benefit liabilities	$10,750	$8,922	$7,385
Fair value changes on investments backing policyholder liabilities (1)	662	917	(870)
Embedded value (4)	6,427	5,924	4,919
AUM	300	200	400
Number of employees (FTE) (5)	2,957	2,777	2,939
Estimated impact of US$ and British pound translation on key income statement items	2010 vs. 2009
Impact on income increase (decrease):
Total revenue	$(250)
PBCAE	235
Non-interest expense	10
Net income	(5)
Percentage change in average US$ equivalent of C$1.00	12%
Percentage change in average British pound equivalent of C$1.00	11%

(1)	Investment income can experience volatility arising from fluctuation in the fair value of HFT assets. The investments which support actuarial liabilities are predominantly fixed income assets designated as HFT. Consequently changes in fair values of these assets are recorded in investment income in the consolidated statements of income and are largely offset by changes in the fair value of the actuarial liabilities, the impact of which is reflected in insurance policyholder benefits and claims.
(2)	Relates to loss on Liberty Life.
(3)	Premiums and deposits include premiums on risk-based insurance and annuity products, and individual and group segregated fund deposits, consistent with insurance industry practices.
(4)	Embedded value is defined as the value of equity held in our Insurance segment and the value of in-force business (existing policies). For further details, refer to the Key performance and non GAAP measures section.
(5)	2009 and 2008 amounts have been restated to reflect the realignment of our insurance operations and technology teams in 2009.

20             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Financial performance

2010 vs. 2009

Net income decreased $91 million or 18%, compared to the prior year. Excluding the loss on Liberty Life, net income increased $25 million, or 5%, mainly due to favourable actuarial adjustments reflecting management actions and assumption changes, higher net investment gains, our ongoing focus on cost management and volume growth. These factors were partially offset by higher disability and auto claims costs, and unfavourable life policyholder experience.

Total revenue increased $347 million, compared to the prior year. Excluding the loss on Liberty Life, total revenue increased $463 million, or 8%, mainly reflecting volume growth across all businesses, including annuity growth in our U.S. and International businesses, and higher net investment gains. These factors were partially offset by the change in fair value of investments backing our life and health policyholder liabilities, and the impact of the stronger Canadian dollar. The annuity volumes and the change in fair value of investments were largely offset in PBCAE. Results excluding the loss on Liberty Life are non-GAAP measures. Refer to the Key performance and non-GAAP measures section.

PBCAE increased $499 million, or 11%, primarily reflecting higher costs commensurate with volume growth across all businesses, including annuity growth in our U.S. and International businesses, higher disability and auto claims costs, and unfavourable life policyholder experience. These factors were partially offset by the change in fair value of investments, the impact of the stronger Canadian dollar, and favourable actuarial adjustments.

Non-interest expense was down $7 million, or 1%, mainly due to our ongoing focus on cost management and the impact of the stronger Canadian dollar. These factors were largely offset by higher costs in support of volume growth.

Premiums and deposits were up $734 million, or 15%, reflecting volume growth in all business lines due to strong sales and client retention, partially offset by the impact of the stronger Canadian dollar.

Embedded value increased $503 million, or 8%, largely reflecting growth from new sales and favourable experience adjustments. These items were partially offset by the impact of the transfer of capital from our Insurance businesses and the impact of the stronger Canadian dollar. For further details, refer to the Key performance and non-GAAP measures section.

2009 vs. 2008

Net income increased by $107 million, or 28%, compared to 2008, as 2008 included investment losses of $110 million ($80 million after-tax). Volume growth in all businesses, new U.K. annuity reinsurance arrangements, lower allocated funding costs on capital, and our ongoing focus on cost management also contributed to the increase. These factors were partially offset by unfavourable actuarial adjustments.

Total revenue increased $3,105 million, mainly due to the change in fair value of investments and volume growth across all businesses, including annuity growth in our U.S. and International & Other insurance businesses. The impact of the weaker Canadian dollar and the 2008 investment losses on disposals and impairments also contributed to the increase. The change in fair value of investments and the annuity volumes were largely offset in PBCAE.

PBCAE increased $2,978 million, primarily reflecting the change in fair value of investments backing our life and health policyholder liabilities and higher costs commensurate with the increased annuity volumes. The unfavourable actuarial adjustments and the impact of the weaker Canadian dollar also contributed to the increase.

Non-interest expense decreased $17 million, or 3%, reflecting our ongoing focus on cost management, largely offset by the impact of the weaker Canadian dollar and higher costs in support of volume growth, including the addition of new Canadian retail insurance branches.

Outlook and priorities

We expect continued volume growth driven by new and improved client focused products delivered through our growing proprietary channels. Our investment returns are expected to continue to improve with stabilized market conditions. The recent Ontario auto reform is anticipated to have a favourable impact on auto claims experience. For further details on our general economic outlook, refer to the Economic, market and regulatory review and outlook section.

Key strategic priorities for 2011

•	Increase sales through low cost distribution channels.
•	Deepen our relationships with clients by providing customers with a comprehensive suite of RBC Insurance products and services based on their needs.
•	Simplify the way we do business by enhancing and streamlining all business processes to ensure that clients find it easy and simple to do business with us, while managing our expenses.
•	Pursue selected international niche opportunities with the aim of growing our reinsurance business.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            21

Business line review

Canadian Insurance

We offer life and health, property and casualty insurance products as well as wealth accumulation solutions, to individual and group clients across Canada. Our life and health portfolio includes universal life, critical illness, disability, long-term care insurance and group benefits. We offer a wide range of property and casualty products including home, auto and travel insurance. Our travel products include out of province/country medical coverage, trip cancellation insurance and interruption insurance. We also offer commercial insurance through our partnership with Aon Reed Stenhouse Inc.

In Canada, we compete against approximately 250 insurance companies, with the bulk of the organizations specializing in either life and health, or property and casualty products. We hold a leading market position in travel insurance products, have a significant presence in life and health products, and a growing presence in the home and auto markets.

Financial performance

Total revenue increased $81 million, or 3%, compared to the prior year, mainly due to volume growth in auto, home and life and health products. These factors were partially offset by the change in fair value of investments backing our life and health policyholder liabilities, largely offset in PBCAE.

Premiums and deposits increased $206 million, or 10%, reflecting sales growth in home, auto and life and health products and continued strong client retention.

Selected highlights			Table 19
(C$ millions)	2010	2009	2008
Total revenue	$2,735	$2,654	$1,400
Other information
Premiums and deposits
Life and health	1,249	1,210	1,188
Property and casualty	838	708	643
Annuity and segregated fund deposits	83	46	84
Fair value changes on investments backing policyholder liabilities	382	452	(524)

U.S. Insurance

In 2010, we offered life and health insurance, annuities and travel insurance to clients across the United States. Life and health products include term, indexed universal life, whole life, accidental death and critical illness protection. We also offered traditional fixed and fixed-indexed annuities. Travel insurance products include trip cancellation, interruption insurance and emergency medical coverage.

In October 2010, we announced our intention to sell Liberty Life. Refer to Notes 11 and 31 to our 2010 Annual Consolidated Financial Statements. While we grew our U.S. life insurance business under our brand, it lacks the scale required to build and maintain a significant portfolio of insurance products in a very competitive market place. We will retain our U.S. travel business as this business is separate and distinct from the other U.S. Insurance businesses (life and annuity). The U.S. travel business is a strategic extension of our Canadian travel operations allowing us to leverage the existing scale and expertise built over the years.

Financial performance

Total revenue decreased $60 million, or 4%, compared to the prior year. In U.S. dollars, total revenue increased $83 million, or 6%. Excluding the loss on Liberty Life, total revenue in U.S. dollars increased $197 million, or 14%, mainly due to an increase in annuity volumes and lower investment losses. These factors were partially offset by the change in fair value of investments backing our life and annuity policyholder liabilities. The annuity volumes and the change in fair value of investments were largely offset in PBCAE. Total revenue excluding the loss on Liberty Life is a non-GAAP measure. Refer to the Key performance and non-GAAP measures section.

Premiums and deposits increased $165 million. In U.S. dollars, premiums and deposits increased $255 million, reflecting the increase in annuity volumes.

Selected highlights			Table 20
(C$ millions)	2010	2009	2008
Total revenue	$1,602	$1,662	$146
Fair value changes on investments backing policyholder liabilities	274	458	(346)
Other information (US$ millions)
Total revenue	1,531	1,448	166
Premiums and deposits
Life and health	244	247	263
Property and casualty	21	11	4
Annuity	952	704	115
Fair value changes on investments backing policyholder liabilities	259	400	(313)

22             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

International & Other Insurance

International & Other Insurance is primarily comprised of our Reinsurance businesses which insure risks of other international insurance and reinsurance companies. We offer life and health, accident, annuity and trade credit reinsurance products.

The global reinsurance market is dominated by a few large players, with significant presence in the U.S., U.K. and Eurozone. The reinsurance industry is competitive but barriers to entry remain high.

Financial performance

Total revenue increased $326 million, or 23%, mainly reflecting volume growth in our life and annuity reinsurance products, partially offset by the impact of the stronger Canadian dollar.

Premiums and deposits increased $363 million or 19%, primarily for the reasons noted above.

Selected highlights			Table 21
(C$ millions)	2010	2009	2008
Total revenue	$1,725	$1,399	$1,064
Other information
Premiums and deposits
Life and health	1,896	1,643	1,374
Property and casualty	49	41	52
Annuity	321	219	125

International Banking

International Banking comprises Banking and our joint venture, RBC Dexia Investor Services (RBC Dexia IS). Banking includes our banking businesses in the U.S. and Caribbean, which offer a broad range of financial products and services to individuals, business clients and public institutions in their respective markets. RBC Dexia IS offers an integrated suite of products to institutional investors worldwide. Our competitive environment is discussed below in each business.

Year in review

•	Our U.S. retail bank continued to be challenged in 2010 by weak economic, credit and market conditions. We remained focused on managing our loan portfolio and restructuring our operations.
•	In the Caribbean, we continued to integrate RBTT Financial Group (RBTT) to a common banking platform for growth and expansion in the region.
•

RBC Dexia IS closed its acquisition of Unione di Banche Italiane Scpa’s (UBI) depositary bank business, making RBC Dexia IS the second largest third-party fund administration company and the fifth largest depositary bank in the Italian market.

Economic and market review

The recovery of the U.S. economy remained under pressure although signs of asset quality stabilization resulted in lower PCL. Our banking revenue continued to be affected by historically low interest rates which compressed spreads. We also experienced pricing pressures from increased competition for client deposits and loans. Loan demand in the U.S. continued to be weak and persistent unemployment in the U.S. negatively affected the travel industry and the local Caribbean economy. This resulted in reduced banking volumes and higher PCL in the Caribbean. For further details on our general economic review, refer to the Economic, market and regulatory review and outlook section.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            23

International Banking financial highlights			Table 22
(C$ millions, except number of and percentage amounts)	2010	2009	2008
Net interest income	$1,367	$1,687	$1,330
Non-interest income	869	903	771
Total revenue	$2,236	$2,590	$2,101
PCL	$743	$980	$497
Non-interest expense	2,105	2,346	1,876
Goodwill impairment charge	–	1,000	–
Net (loss) before income taxes and NCI in subsidiaries	$(612)	$(1,736)	$(272)
Net (loss)	$(317)	$(1,446)	$(153)
Key ratios
ROE	(5.5)%	(19.4)%	(3.4)%
RORC	(12.2)%	(49.1)%	(8.1)%
Selected average balance sheet information
Total assets	$55,300	$63,700	$51,300
Loans and acceptances	29,600	35,800	27,000
Deposits	45,800	51,600	42,500
Attributed capital	6,650	7,750	5,200
Risk capital	3,000	3,050	2,150
Other information
AUA – RBC (1)	$7,800	$7,700	$11,200
– RBC Dexia IS (2)	$2,779,500	$2,484,400	$2,585,000
AUM – RBC (1)	$2,600	$3,800	$3,900
Number of employees (FTE)	11,174	11,462	12,335
Credit information
Gross impaired loans as a % of average net loans and acceptances	10.32%	8.80%	5.97%
Specific PCL as a % of average net loans and acceptances	2.51%	2.74%	1.84%
Estimated impact of US$, Euro and TTD translation on key income statement items	2010 vs. 2009
Impact on income increase (decrease):
Total revenue	$(250)
PCL	80
Non-interest expense	225
Net income	20
Percentage change in average US$ equivalent of C$1.00	12%
Percentage change in average Euro equivalent of C$1.00	14%
Percentage change in average TTD equivalent of C$1.00	14%

(1)	These represent the AUA and AUM of RBTT, reported on a one-month lag.
(2)	Represents the total AUA of the joint venture, of which we have a 50% ownership interest, reported on a one-month lag.

Financial performance

2010 vs. 2009

Net loss of $317 million compares to a net loss of $1,446 million a year ago, mainly reflecting the prior year goodwill impairment charge of $1 billion on both a before-and after-tax basis. Our lower loss also reflected reduced provisions in our U.S. banking loan portfolio, and the impact of the stronger Canadian dollar. These factors were partially offset by higher losses on our AFS securities.

Total revenue decreased $354 million, or 14%, primarily reflecting the impact of the stronger Canadian dollar. The decrease was also due to higher losses on our AFS securities and foreclosed assets, as well as a strategic reduction in our U.S. banking portfolio. These factors were partially offset by a $52 million ($39 million after tax) provision recorded in the prior year related to the restructuring of certain Caribbean banking mutual funds of which $11 million ($8 million after tax) was reversed in the current year.

PCL decreased $237 million, or 24%, largely as a result of lower provisions in U.S. banking, primarily due to our residential builder finance loans and AFS securities reclassified to loans. These factors were partially offset by higher provisions in our commercial portfolio in the Caribbean. For further details, refer to the Credit quality performance section.

Non-interest expense was down $241 million, or 10%, primarily due to the impact of the stronger Canadian dollar. Our continued focus on cost management, including the ongoing restructuring of our U.S. banking business, also contributed to the decrease.

24             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

2009 vs. 2008

Net loss of $1,446 million compares to a net loss of $153 million in 2008, reflecting the goodwill impairment charge and higher PCL. These factors were partially offset by the decrease in losses on our AFS securities of $272 million ($184 million after tax), and a full year of results from our acquisition of RBTT in 2008.

Total revenue increased $489 million, or 23%, mainly due to a full year of revenue from RBTT, and to a lesser extent from Alabama National BanCorporation (ABN) acquired in 2008. Lower losses on our AFS securities and the impact of the weaker Canadian dollar relative to the U.S. dollar also contributed to the increase. These factors were partially offset by lower revenue at RBC Dexia IS and spread compression, primarily in U.S. banking.

PCL was up $483 million, mainly attributable to U.S. banking, reflecting impaired loans in commercial, residential builder finance, lot loan, home equity and residential mortgage portfolios. The impact of the weaker Canadian dollar on the translation of U.S. specific PCL, higher provisions of $59 million resulting from reclassification of certain AFS securities to loans due to our adoption of the amendments to Canadian Institute of Chartered Accountants (CICA) section 3855 and a full year of results from RBTT also contributed to the increase.

Non-interest expense increased $470 million, or 25%, primarily reflecting higher staff and occupancy costs mainly related to a full year of expenses from RBTT, and to a lesser extent ANB. The impact of the weaker Canadian dollar relative to the U.S. dollar and the restructuring of our U.S. banking business also contributed to the increase.

Outlook and priorities

The economic outlook for the U.S. remains weak, with high levels of unemployment, low absolute home values, soft demand for credit and low interest rates anticipated to continue for some time. Earnings generated from our U.S. banking operations will continue to be challenged in 2011 by difficult economic conditions, increasing regulatory costs and elevated levels of PCL.

In the Caribbean, low economic growth will place continued pressure on loan portfolios and PCL.

RBC Dexia IS is expected to see returns improve with new client mandates, the demand for outsourcing continuing to grow and market values continuing to increase, all driving the expansion of assets under administration. For further details on our general economic outlook, refer to the Economic, market and regulatory review and outlook section.

Key strategic priorities for 2011

•	Continue to strengthen our operating performance by improving product and distribution capabilities in order to deliver a differentiated client experience and value proposition.
•

Build upon the productivity and efficiency enhancements generated by the integration of our Caribbean banking businesses to leverage our sales force capabilities and deliver distinctive relationship-based financial advice to our Caribbean clients.

•

Enhance and broaden our suite of products and services at RBC Dexia IS to maximize client and revenue growth opportunities across our geographic footprint and deliver a globally integrated and differentiated client experience.

Business line review

Banking

Banking consists of our banking operations in the U.S. and Caribbean. Our U.S. banking business provides a complete line of banking products and services through 426 banking centres, 476 ATMs and online banking. Our Caribbean banking business offers a comprehensive suite of banking products and services, as well as international financing and trade promotion services through an extensive branch and ATM network, and online banking.

In the southeastern U.S., we compete against approximately 1,100 other banks, savings banks, and thrifts as well as a large number of credit unions. Deteriorating economic and market conditions in 2009 led to significant consolidation in the U.S. retail banking industry, with numerous bank failures and some acquisitions. During 2010, the industry continued to experience a number of bank failures. In this environment, we are among the top five deposit holders in North Carolina and rank seventh overall as measured by deposits in our southeastern U.S. footprint (1).

In the Caribbean, we compete against banks, trust companies and investment companies serving retail, corporate and institutional customers. We are the second largest bank, by assets, in the English Caribbean, with 127 branches in 16 countries.

Financial performance

Total revenue decreased $301 million, or 16%, from the prior year. In U.S. dollars, total revenue decreased $97 million, or 6%. The decrease primarily reflects higher losses on our AFS securities and higher losses on foreclosed assets. These factors were partially offset by a provision related to the restructuring of certain Caribbean banking mutual funds in the prior year.

In U.S. dollars, average loans and acceptances decreased $2 billion, or 7% and average deposits decreased $500 million, or 2%, mainly due to the strategic reduction in our U.S. banking portfolio, partially offset by business growth in Caribbean banking.

(1)	Our southeastern U.S. banking footprint comprises North Carolina, South Carolina, Virginia, Alabama, Florida, and Georgia.

Selected highlights (1)			Table 23
(C$ millions, except number of and percentage amounts)	2010	2009	2008
Total revenue	$1,579	$1,880	$1,246
Other information (US$ millions)
Total revenue	1,515	1,612	1,221
Net interest margin	3.72%	3.56%	3.63%
Average loans and acceptances	$27,800	$30,000	$24,100
Average deposits	29,800	30,300	24,100
AUA	7,600	7,100	9,300
AUM	2,500	3,500	3,300
Number of:
Branches	553	563	566
ATMs	806	816	815

(1)	RBTT reports on a one-month lag. For 2008, our results included RBTT results from June 16 to September 30.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            25

RBC Dexia IS

RBC Dexia IS, of which we have a 50% ownership interest, offers global custody, fund and pension administration, securities lending, shareholder services, analytics and other related services to institutional investors.

RBC Dexia IS, with offices in 15 countries on four continents, competes against the world’s largest global custodians and, in certain markets, against select local financial institutions providing investor services. Although competition continues to be intense, RBC Dexia IS ranks among the top 10 global custodians and consistently achieves top quartile standing in leading industry surveys.

Financial performance

Total revenue decreased by $53 million, or 7%, compared to last year, mainly due to the impact of the stronger Canadian dollar, and lower spreads on client cash deposits due to the continued low interest rate environment, partially offset by higher transaction volumes, and higher fee-based client assets as a result of capital appreciation.

Assets under administration increased 12%, largely reflecting improved market conditions, and business growth. These factors were partially offset by the impact of the stronger Canadian dollar.

Selected highlights			Table 24
(C$ millions)	2010	2009	2008
Total revenue	657	710	855
Other information
AUA (1)	2,779,500	2,484,400	2,585,000

(1)	Represents the total AUA of the joint venture, of which we have a 50% ownership interest, reported on a one-month lag.

Capital Markets

Capital Markets comprises our global wholesale banking businesses providing corporate, public sector and institutional clients with a wide range of products and services. In North America, we offer a full suite of products and service capabilities and have long-standing and deep relationships with our clients. Outside North America, we have a select but diversified set of global capabilities, which includes fixed income origination and distribution, structuring and trading, foreign exchange, commodities and investment banking. Capital Markets is comprised of two primary businesses: Capital Markets Sales and Trading and Corporate and Investment Banking. Our competitive environment is discussed below in each business.

Year in review

•

We continued to win significant mandates throughout the year and remained Canada’s leading global investment bank. In recognition of our ongoing success, we were named Best Investment Bank in Canada by Euromoney Magazine for the third year in a row and Dealmaker of the Year in Canada (Financial Post) for this year and for six of the last seven years. We were also ranked number one in debt, equity and M&A in Canada (Bloomberg).

•

Outside Canada, we have continued to invest in our key businesses, extending our capabilities, adding new clients and expanding our market share. As a result of our strategic growth initiatives, we now generate approximately 60% of our revenues outside Canada.

•

We made significant progress in expanding our business in the U.S., reflecting our investments in top talent, the build-out of our infrastructure and the strength of our brand. This has resulted in market share increases across several businesses including U.S. dollar fixed income and currency trading, debt and equity origination.

•

In the U.K., we continued to extend our capabilities in fixed income and currency, and are a top five Gilt-edged Market Maker. We acted as the joint bookrunner and hedge manager to the largest ever U.K. Gilt offering of £8 billion. Our credit trading business in Europe received top rankings in several categories, including the Best Bank for Fixed Income, e-Trading and Non-Core Currency bonds, by institutional investors in Credit magazine’s 2010 European Credit awards.

•

In Europe, we became a European Primary Dealer in Germany and France. In our investment banking, equity and research businesses, we have broadened our sector focus beyond oil and gas and mining to growth industries where we have well established North American capabilities. We also acted as sole sponsor, joint global coordinator and joint bookrunner in a £2.0 billion equity offering for Resolution plc, underpinning our role as a top tier investment bank in Europe.

Economic and market review

Global capital markets continued to improve in early 2010 reflecting general economic recovery. However, trading conditions were volatile in the latter half of 2010 largely due to uncertainty over the European sovereign debt crisis, U.S. regulatory reform and evolving global capital and liquidity requirements. Most of our trading businesses were negatively impacted in the second half of 2010 by investor uncertainty which reduced client volumes across all geographies. We were also impacted by tightening credit spreads and narrow bid/ask spreads. Investment banking activities demonstrated strong growth, particularly in debt origination, M&A and loan syndication, as a result of overall improved economic conditions. For further details on our general economic outlook, refer to the Economic, market and regulatory review and outlook.

26             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Capital Markets financial highlights			Table 25
(C$ millions, except number of and percentage amounts)	2010	2009	2008
Net interest income (1)	$2,719	$3,399	$1,527
Non-interest income	3,168	3,524	2,408
Total revenue (1)	$5,887	$6,923	$3,935
PCL	$20	$702	$183
Non-interest expense	3,420	3,628	2,121
Net income before income taxes and NCI in subsidiaries	$2,447	$2,593	$1,631
Net income	$1,647	$1,768	$1,170
Key ratios
ROE	19.5%	21.0%	20.5%
RORC	22.3%	24.3%	24.5%
Selected average balance sheet information
Total assets	$327,500	$347,900	$340,300
Trading securities	130,700	121,100	140,200
Loans and acceptances	29,600	39,500	38,300
Deposits	94,800	108,100	132,600
Attributed capital	8,100	8,100	5,600
Risk capital	7,100	7,000	4,700
Other information
Number of employees (FTE)	3,399	3,097	3,296
Credit information
Gross impaired loans as a % of average net loans and acceptances	1.38%	2.32%	1.30%
Specific PCL as a % of average net loans and acceptances	.07%	1.78%	.48%
Estimated impact of US$, British pound and Euro translation on key income statement items (1)	2010 vs. 2009
Impact on income increase (decrease):
Total revenue	$(450)
Non-interest expense	220
Net income	(130)
Percentage change in average US$ equivalent of C$1.00	12%
Percentage change in average British pound equivalent of C$1.00	11%
Percentage change in average Euro equivalent of C$1.00	14%

(1)	Taxable equivalent basis. The teb adjustment for 2010 was $489 million (2009 – $366 million, 2008 – $410 million). For further discussion, refer to the How we measure and report our business segments section.

Financial performance

2010 vs. 2009

Net income decreased $121 million or 7% from a year ago, mainly due to lower trading revenues resulting from lower client volumes and tighter credit spreads reflecting less favourable trading conditions. Our results were also unfavourably impacted by the stronger Canadian dollar. These factors were partially offset by losses on certain market and credit related items this year that were significantly lower than market environment-related losses in the prior year. Lower PCL and strong growth in our investment banking business also partially offset the decrease.

Total revenue decreased $1,036 million or 15%, mainly reflecting weaker trading revenues in our fixed income business particularly in the latter part of the year and primarily in the U.S. and Europe. Our revenues were also unfavourably impacted by the stronger Canadian dollar. This was partially offset by strong revenue growth in our investment banking business across all products and geographies. Certain market and credit related losses this year were significantly lower than market environment-related losses recorded in the prior year.

PCL decreased $682 million, primarily reflecting a number of provisions in our portfolio in the prior period and recoveries of a few large accounts in the current period. For further details, refer to the Credit quality performance section.

Non-interest expense decreased $208 million, or 6%, mainly due to lower variable compensation reflecting lower trading results and the favourable impact of the stronger Canadian dollar. This was partially offset by higher costs in support of business growth and new regulatory requirements.

For a further discussion on our treatment of market environment-related losses, refer to the Economic market and regulatory review and outlook section.

2009 vs. 2008

Net income increased $598 million or 51% compared to 2008, primarily due to stronger trading revenue, improved results in our corporate and investment banking businesses, and decreased total market environment-related net losses. The increase was partially offset by higher PCL and the reduction of the Enron-related litigation provision recorded in the prior year.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            27

Total revenue increased $3 billion or 76%, mainly reflecting stronger trading revenue, which included decreased market environment-related losses on HFT instruments. These factors were partially offset by losses on the fair value adjustment of certain RBC debt designated as HFT and losses on credit default swaps used to economically hedge the corporate lending portfolio as compared to gains in 2008.

PCL increased $519 million reflecting a number of impaired loans in our corporate lending portfolio.

Non-interest expense increased $1.5 billion largely due to increased variable compensation driven by higher trading results and the impact of the weaker Canadian dollar relative to the U.S. dollar. In 2008, the reduction of the Enron-related litigation provision favourably impacted non-interest expense.

Outlook and priorities

As the economic, market and regulatory environments stabilize, we expect continued growth in our global equity and debt origination, and M&A activities as a result of our strategic investments in the U.S. and Europe. We anticipate moderate improvement in our 2011 trading revenues driven by growth in our sovereign and agency debt-related activities, and increased client volumes due to a stabilizing market environment, partially offset by narrow bid/ask spreads. However, our trading revenue may be impacted by evolving regulatory capital rules in which stricter risk and liquidity requirements will increase our funding costs. Our lending businesses will likely be negatively impacted by narrower credit spreads. We expect PCL to remain at moderate levels given the current economic environment. For further details on our general economic outlook, refer to the Economic, market and regulatory review and outlook section.

Key strategic priorities for 2011

•	Remain the undisputed market leader in Canada with a leading global franchise as a market-maker, originator and distributor of a select but diversified set of products and currencies.
•

Sustain the momentum we have achieved in our U.S. investment banking business through ongoing investment in our brand and a focus on clients in industry sectors that match our product and distribution strengths.

•	Extend our European investment banking, equity sales and trading, and research business and make further investments to broaden our sector focus and enhance our product capabilities.
•

Leverage our U.S. and European primary dealer status to grow our fixed income and currency trading, and investment banking businesses. We will continue to expand our global capabilities in infrastructure finance, energy, mining, and structured products businesses in the U.S., Europe and Asia.

•	Further invest in our commodities business to establish a leading energy trading platform in North America.
•

Continue to follow our disciplined approach to growth, managing our balance sheet within our established risk and return parameters and diversifying our operations to support stable earnings over the long term.

•	Continue to make the requisite investments in our risk and control infrastructure to support our growth across all businesses.

Business line review

Capital Markets Sales and Trading

Capital Markets Sales and Trading comprises our trading and distribution operations largely related to fixed income, foreign exchange, equities, commodities and derivative products for institutional, public sector and corporate clients and our proprietary trading operations.

Our Capital Markets Sales and Trading businesses compete with global and regional investment banks. Over the last year, we have strategically expanded our investments in talent and businesses mainly in the U.S. and Europe to provide broader product capabilities and leverage relationships between our market making and origination activities.

Financial performance

Capital Markets Sales and Trading revenue of $3,743 million, decreased $1,504 million, or 29%, as compared to prior year.

Our trading revenues decreased $2,074 million, or 39%, largely in our fixed income and currency, money market and U.S. global equity businesses, particularly in the U.S. and Europe. Trading revenue was significantly impacted by lower client volumes in the latter half of 2010, resulting from sovereign debt concerns and regulatory uncertainty, in addition to the unfavourable impact of tightening credit and bid/ask spreads. Trading revenue was also unfavourably impacted by the stronger Canadian dollar. Losses on certain market and credit related items were significantly lower than our market environment-related losses in the prior year. Our revenue from commissions and non-trading related items increased $570 million, mainly due to gains instead of losses on the fair value adjustment of certain RBC debt designated as HFT and an accounting adjustment recorded in the prior year which reduced prior year revenue. This was partially offset by lower commissions, reflecting the impact of reduced client volumes.

Selected highlights			Table 26
(C$ millions, except number of amounts)	2010	2009	2008
Total revenue	$3,743	$5,247	$1,824
Breakdown of revenue
Trading (1)	3,186	5,260	1,028
Commissions and non-trading related items	557	(13)	796
Other information
Average assets	305,000	315,700	309,700
FTE	1,606	1,493	1,595

(1)	Taxable equivalent basis. The teb adjustment for 2010 was $465 million (2009 – $353 million, 2008 – $394 million). For further discussion, refer to the How we measure and report our business segments section.

28             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Corporate and Investment Banking

Corporate and Investment Banking comprises our investment banking, debt and equity origination, advisory services, corporate lending, private equity, and client securitization businesses. It also includes our global credit business, which oversees the management of our lending portfolios and global financial institutions business. Our Research group offers economic and securities research to institutional and retail clients globally.

Our Corporate and Investment Banking businesses primarily compete with global investment banks, commercial banks and boutique firms. We have an established reputation as a premier global investment bank with a strategic presence in virtually all lines of wholesale business in Canada and the U.S., and a select set of capabilities in Europe and Asia. We are also now ranked as one of the top 15 global investment banks (Thomson Reuters).

Financial performance

Corporate and Investment Banking revenue of $2,144 million increased $468 million, or 28% as compared to the prior year.

Gross underwriting and advisory fees increased $106 million, or 13% reflecting growth in all geographies, particularly in the U.S. Growth was driven by higher debt origination mainly due to increased activity in high yield debt. Revenues from M&A activity increased, largely reflecting solid growth primarily in the U.S. and Europe. Other revenues increased due to lower losses on credit default swaps used to economically hedge our corporate loan portfolio, and gains, instead of losses, on our municipal banking business. We also saw strong growth in our syndicated finance business in the U.S. and Europe. Revenues from our corporate lending portfolio remained flat as volume and pricing improvements were mostly offset by decreased corporate loan utilization. The increase in revenue was partially offset by losses primarily relating to U.S. commercial mortgage backed securities.

Selected highlights	Table 27

(C$ millions, except number of amounts)	2010	2009	2008
Total revenue	$2,144	$1,676	$2,111
Breakdown of revenue
Gross underwriting and advisory fees	895	789	650
Other revenue (1)	1,249	887	1,461
Other Information
Average assets	22,500	32,200	30,600
FTE	1,793	1,604	1,701

(1)	Other revenue includes revenue associated with our core lending portfolio and syndicated finance, private equity distributions and gains/losses on private equity investments. It also includes losses mainly relating to commercial mortgage backed securities of $67 million (2009 – $55 million, 2008 – $61 million).

Corporate Support

Corporate Support comprises Operations, Technology and Functions. Our Operations and Technology teams provide the operational and technological foundation required to effectively deliver products and services to our clients, while Functions includes our corporate treasury, finance, human resources, risk management, internal audit and other functional groups. The associated costs are largely allocated to the business segments, although certain activities related to monitoring and oversight of the enterprise reside within this segment.

Reported results for Corporate Support mainly reflect activities that are undertaken for the enterprise, and which are not allocated to the business segments. For further details, refer to the How we measure and report our business segments section.

Due to the nature of activities and consolidated adjustments reported in this segment, we believe that a year-over-year analysis is not relevant. The following identifies the significant items affecting the reported results in each year.

Corporate Support financial highlights			Table 28
(C$ millions, except number of employees)	2010	2009 (1)	2008 (1)
Net interest loss (2)	$(902)	$(889)	$(989)
Non-interest income	304	797	352
Total revenue (2)	$(598)	$(92)	$(637)
PCL (3)	$(96)	$456	$47
Non-interest expense	26	34	(18)
Net loss before income taxes and NCI in subsidiaries (2)	$(528)	$(582)	$(666)
Net loss	$(225)	$(206)	$(178)
Securitization
Total securitizations sold and outstanding (4)	$31,503	$32,685	$19,316
New securitization activity in the period (5)	5,818	18,689	6,482
Other information
Number of employees (FTE) (6)	20,797	19,752	19,577

(1)	Certain amounts have been reclassified. For further details, refer to the How we measure and report our business segments section.
(2)	Taxable equivalent basis. For further discussion, refer to the How we measure and report our business segments section. These amounts included the elimination of the adjustments related to the gross-up of income from Canadian taxable corporate dividends recorded in Capital Markets of $489 million in 2010 (2009 – $366 million, 2008 – $410 million).
(3)	PCL in Corporate Support primarily comprises the general provision, an adjustment related to PCL on securitized credit card loans managed by Canadian Banking and an amount related to the reclassification of certain AFS securities to loans in 2009. For further information, refer to the How we measure and report our business segments section.
(4)	Total securitizations sold and outstanding comprises credit card loans and residential mortgages.
(5)	New securitization activity comprises Canadian residential mortgages and credit card loans securitized and sold in the year. For further details, refer to Note 5 to our 2010 Annual Consolidated Financial Statements. This amount does not include Canadian residential mortgage and commercial mortgage securitization activity of Capital Markets.
(6)	2009 and 2008 amounts have been restated to reflect the realignment of our insurance operations and technology teams in 2009.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            29

2010

Net loss of $225 million largely reflected net unfavourable tax and accounting adjustments, including cumulative accounting adjustments of $51 million ($36 million after tax) related to securitization activity. Losses of $21 million on both a before-and after-tax basis attributed to an equity accounted for investment and a general provision for credit losses of $26 million ($18 million after tax) also increased our net loss.

2009

Net loss of $206 million included a general provision for credit losses of $589 million ($391 million after tax), losses on certain AFS securities of $419 million ($390 million of market environment-related losses), including a loss of $144 million ($99 million after tax) on certain Canadian bank common shares. Losses on fair value adjustments of $217 million ($151 million after tax) on certain RBC debt designated as HFT, reflecting the tightening of our credit spreads also contributed to the loss. These factors were partially offset by securitization gains inclusive of new and re-investment related activity, net of economic hedging activities, totalling $918 million ($630 million after tax), mainly due to a higher than historical level of securitization activity from our participation in government-sponsored funding programs.

2008

Net loss of $178 million included losses of $268 million ($210 million after tax) on certain AFS securities and $129 million ($87 million after tax) on certain HFT securities. The net loss also reflected an increase in the general allowance of $145 million ($98 million after tax) and a foreign currency translation adjustment related to our U.S. dollar-denominated deposits used to fund certain U.S. dollar-denominated AFS securities. These factors were partially offset by income tax amounts largely related to enterprise funding activities that were not allocated to the segments, the gain on fair value adjustments on certain RBC debt designated as HFT of $190 million ($129 million after tax), gains related to the change in fair value of certain derivatives used to economically hedge our funding activities and gains related to securitization activity.

Quarterly financial information

Fourth quarter 2010 performance

Q4 2010 vs. Q4 2009

Fourth quarter net income of $1,121 million was down $116 million, or 9% from the prior year. Excluding the $116 million loss on Liberty Life, earnings of $1,237 million were flat. We had solid volume growth in Canadian Banking, favourable actuarial adjustments in Insurance, higher average fee-based client assets in Wealth Management and lower PCL. Losses on certain market and credit related items this year were significantly lower than our market environment-related losses in the prior year. These factors were offset by lower trading revenue, higher costs in support of our business growth, the impact of the stronger Canadian dollar and an adjustment in the prior year which reduced variable compensation expense in Capital Markets. For a further discussion on our treatment of market environment-related losses, refer to the Economic market and regulatory review and outlook section.

Total revenue decreased $257 million, or 3%. Excluding the loss on Liberty Life, revenue decreased $141 million, or 2% mainly due to lower trading revenue reflecting less favourable trading conditions and the impact of the stronger Canadian dollar. These factors were partially offset by lower losses on AFS securities, volume growth in Canadian banking-related businesses, higher average fee-based client assets in Wealth Management, and higher insurance-related revenue.

Total PCL decreased by $451 million, or 51% from a year ago, mainly reflecting lower provisions in our corporate lending portfolio mainly in the U.S. and lower loss rates in our Canadian credit card and unsecured personal portfolios. Several large corporate provisions in the prior year also contributed to the decrease. We incurred a lower general provision of $4 million in the current period as compared to $156 million in the prior period reflecting generally improved credit quality in our commercial U.S. banking and Canadian retail portfolios.

PBCAE increased $101 million, or 8%, mainly reflecting the change in fair value of investments and higher costs commensurate with volume growth. These factors were partially offset by favourable actuarial adjustments and the impact of the stronger Canadian dollar.

Non-interest expense increased $212 million, or 6%, mainly reflecting higher costs in support of our business growth and a full quarter impact of the HST. Also contributing to the increase was an adjustment to variable compensation in the prior year which lowered the expense. These factors were partially offset by our ongoing focus on cost management and the impact of the stronger Canadian dollar in the current quarter.

For a detailed discussion on measures excluding the loss on Liberty Life, refer to the Key performance and non-GAAP measures section.

30             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Results and trend analysis

Our quarterly earnings, revenue and expenses are impacted by a number of trends and recurring factors, which include seasonality, general economic and market conditions, and fluctuations in foreign exchange rates. The following table summarizes our results for the last eight quarters:

Quarterly results								Table 29
	2010				2009
(C$ millions, except percentage amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net interest income	$2,783	$2,748	$2,699	$2,747	$2,876	$2,904	$2,914	$2,847
Non-interest income	4,419	4,079	4,268	4,587	4,583	4,919	3,847	4,216
Total revenue	$7,202	$6,827	$6,967	$7,334	$7,459	$7,823	$6,761	$7,063
PCL	432	432	504	493	883	770	974	786
PBCAE	1,423	1,459	1,096	1,130	1,322	1,253	958	1,076
Non-interest expense	3,818	3,377	3,572	3,626	3,606	3,755	3,575	3,622
Goodwill impairment charge	–	–	–	–	–	–	1,000	–
Net income before income taxes and NCI in subsidiaries	$1,529	$1,559	$1,795	$2,085	$1,648	$2,045	$254	$1,579
Income taxes	381	257	443	565	389	449	266	464
NCI in net income of subsidiaries	27	26	23	23	22	35	38	5
Net income (loss)	$1,121	$1,276	$1,329	$1,497	$1,237	$1,561	$(50)	$1,110
EPS – basic	$.74	$.85	$.89	$1.01	$.83	$1.06	$(.07)	$.78
– diluted	$.74	$.84	$.88	$1.00	$.82	$1.05	$(.07)	$.78
Segment net income (loss)
Canadian Banking	$765	$766	$736	$777	$717	$669	$581	$696
Wealth Management	175	185	90	219	161	168	126	128
Insurance	27	153	107	118	104	167	113	112
International Banking	(157)	(76)	(27)	(57)	(125)	(95)	(1,126)	(100)
Capital Markets	373	201	502	571	561	562	420	225
Corporate Support	(62)	47	(79)	(131)	(181)	90	(164)	49
Net income (loss)	$1,121	$1,276	$1,329	$1,497	$1,237	$1,561	$(50)	$1,110
Effective income tax rate	24.9%	16.5%	24.7%	27.1%	23.6%	22.0%	104.7%	29.4%
Period average US$ equivalent of C$1.00	$.963	$.957	$.973	$.945	$.924	$.900	$.805	$.815

Seasonality

Seasonal factors impact our results in most quarters. The second quarter has fewer days than the other quarters, generally resulting in a decrease in net interest income and certain expense items. The third and fourth quarters include the summer months during which market activity generally tends to slow, negatively impacting the results of our capital markets, brokerage and investment management businesses.

Notable items affecting our consolidated results

•	In the fourth quarter of 2010 we recorded a loss of $116 million relating to the loss on the announced sale of Liberty Life.
•

Market environment-related losses adversely affected our results, mainly in the first half of 2009. For a further discussion on our treatment of market environment-related losses, refer to the Economic market and regulatory review and outlook section.

•	In the second quarter of 2009, we recorded a goodwill impairment charge in International Banking of $1 billion.
•	We incurred significant additions to our general provision during 2009 largely reflecting credit deterioration mainly related to the recessionary conditions in the prior year.
•	Fluctuations in the Canadian dollar relative to other foreign currencies have affected our consolidated results over the period.

Trend analysis

Challenging economic and market conditions impacted our earnings, particularly during the first half of 2009. Since that period, we have seen improvement in economic conditions although growth slowed in the latter half of 2010. The recovery of the U.S. economy remains under pressure and there continues to be general uncertainty over global markets.

Revenue generally fluctuated over the period with solid volume growth in Canadian Banking, strong trading revenue in 2009 and early

2010, changes in the fair value of our investment portfolios backing our life and health policyholder liabilities in Insurance, largely offset in PBCAE, and revenue growth in our wealth management businesses. Revenue was unfavourably impacted by market environment-related losses particularly in the first half of 2009. We incurred significantly lower losses on certain market and credit related items in 2010. Lower trading revenues in the latter half of 2010 were negatively impacted by lower client volumes and tighter credit spreads reflecting less favourable market conditions. Spread compression in our banking-related and wealth management businesses unfavourably impacted revenue throughout the period due to the continuing low interest rate environment.

PCL has generally trended lower during 2010 from the elevated levels in 2009, reflecting stabilizing asset quality. The increase in 2009 was due to credit deterioration mainly related to the challenging economic environment. For further details, refer to the Credit quality performance section.

PBCAE has been subject to quarterly fluctuations resulting from changes in the fair value of investments backing our life and health policyholder liabilities due to market volatility, higher costs commensurate with volume growth, actuarial liability adjustments and claims experience.

Non-interest expense has fluctuated throughout the period. Higher variable compensation resulting from strong performance mainly in 2009 and increased costs in support of business growth, partly due to changes in the regulatory environment were largely offset by our ongoing focus on cost management.

Our effective income tax rate has generally fluctuated over the period, reflecting a varying portion of income being reported by our subsidiaries operating in jurisdictions with differing income tax rates, a fluctuating level of income from tax-advantaged sources (Canadian taxable corporate dividends), and tax adjustments. The goodwill impairment charge, loss on Liberty Life and a reduction in statutory Canadian corporate income tax rates over the period also impacted our effective income tax rate.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            31

Results by geographic segment (1)	Table 30

	2010				2009				2008
(C$ millions)	Canada	U.S. (2)	Other International	Total	Canada	U.S.	Other International	Total	Canada	U.S.	Other International	Total
Net interest income	$8,405	$1,718	$854	$10,977	$7,863	$2,134	$1,544	$11,541	$6,935	$1,132	$987	$9,054
Non-interest income	8,869	4,647	3,837	17,353	9,429	5,565	2,571	17,565	8,214	2,521	1,793	$12,528
Total revenue	$17,274	$6,365	$4,691	$28,330	$17,292	$7,699	$4,115	$29,106	$15,149	$3,653	$2,780	$21,582
PCL	1,026	675	160	1,861	1,479	1,821	113	3,413	924	643	28	1,595
PBCAE	2,343	1,582	1,183	5,108	2,100	1,571	938	4,609	922	30	679	1,631
Non-interest expense	7,944	4,055	2,394	14,393	7,632	4,572	2,354	14,558	7,490	2,991	1,870	12,351
Goodwill impairment charge	–	–	–	–	–	1,000	–	1,000	–	–	–	–
Income taxes and NCI	1,729	(77)	93	1,745	1,799	(133)	2	1,668	1,826	(163)	(213)	1,450
Net income (loss)	$4,232	$130	$861	$5,223	$4,282	$(1,132)	$708	$3,858	$3,987	$152	$416	$4,555

(1)	For geographic reporting, our segments are grouped into Canada, U.S. and Other International. Transactions are primarily recorded in the location that best reflects the risk due to negative changes in economic conditions and prospects for growth due to positive economic changes. This location frequently corresponds to the location of the legal entity through which the business is conducted and the location of our clients. Transactions are recorded in the local currency and are subject to foreign exchange rate fluctuations with respect to the movement in the Canadian dollar. For further details, refer to Note 28 to our 2010 Annual Consolidated Financial Statements.
(2)	Includes the results of Liberty Life. Refer to Notes 11 and 31 to our 2010 Annual Consolidated Financial Statements.

2010 vs. 2009

Net income in Canada of $4,232 million was essentially flat compared to last year. Lower securitization gains, higher costs in support of business growth and spread compression in our banking related business were largely offset by solid volume growth in our Canadian banking and wealth management businesses, lower PCL and gains on fair value adjustments on certain RBC debt designated as HFT, compared to losses in the prior year.

U.S. net income of $130 million compares to a net loss of $1,132 million, mainly reflecting the prior year goodwill impairment charge. Our improved results also reflected lower PCL mainly in our U.S. banking business. These factors were largely offset by lower trading revenue reflecting lower client volumes and tighter credit spreads. Our results were also unfavourably impacted by the stronger Canadian dollar and the loss on Liberty Life. For further details on the loss on Liberty Life, refer to the Insurance segment.

Other International net income of $861 million was up $153 million, largely reflecting significantly lower losses on certain market and credit related items as compared to prior year market environment-related losses and gains on fair value adjustments on certain RBC debt designated as HFT. Also, volume growth in our life reinsurance and annuity products contributed to the increase. This was partially offset by lower trading revenues, spread compression in certain businesses and higher PCL in our commercial portfolio in the Caribbean. Our results were also unfavourably impacted by the stronger Canadian dollar. For a further discussion on our treatment of market environment-related losses, refer to the Economic market and regulatory review and outlook section.

2009 vs. 2008

Net income in Canada was $4,282 million, up $295 million, or 7%, from 2008. The increase primarily reflected higher net securitization gains, strong volume growth and cost management in our banking-related businesses, and higher trading revenue. These factors were partially offset by higher PCL and losses on fair value adjustments on certain RBC debt designated as HFT, compared to gains in 2008. Spread compression in our banking-related and certain wealth management businesses and higher losses on our AFS securities also partly offset this increase.

U.S. net loss of $1,132 million compared to net income of $152 million in 2008, primarily reflecting the goodwill impairment charge, higher PCL and the reduction of the Enron-related litigation provision in 2008. The impact of the weaker Canadian dollar relative to the U.S. dollar, losses on credit default swaps and spread compression also contributed to the decrease. These factors were partly offset by higher trading revenue and lower market environment-related losses on our HFT and AFS instruments.

Other International net income was $708 million, up $292 million, mainly reflecting lower market environment-related losses on our HFT and AFS instruments, and higher trading revenue. A full year of results from RBTT, growth in our life and other life retrocession businesses, and the continued expansion of our U.K. annuity reinsurance business also contributed to the increase. These factors were partly offset by losses on credit default swaps and losses on fair value adjustments on certain RBC debt designated as HFT.

32             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Financial condition

Condensed balance sheet (1) (2)		Table 31
As at October 31 (C$ millions)	2010	2009
Assets
Cash and due from banks	$9,330	$8,353
Interest-bearing deposits with banks	13,252	8,923
Securities	193,331	186,272
Assets purchased under reverse repurchase agreements and securities borrowed	72,698	41,580
Loans (net of allowance for loan losses)
Retail loans	220,321	203,856
Wholesale loans	71,885	77,107
Other – Derivatives	106,246	92,173
– Other	39,143	36,725
Total assets	$726,206	$654,989
Liabilities and shareholders’ equity
Deposits	$433,033	$398,304
Other – Derivatives	108,910	84,390
– Other	135,648	125,462
Subordinated debentures	6,681	6,461
Trust capital securities	727	1,395
NCI in subsidiaries	2,256	2,071
Total liabilities	$687,255	$618,083
Total shareholders’ equity	38,951	36,906
Total liabilities and shareholders’ equity	$726,206	$654,989

(1)	Foreign currency denominated assets and liabilities are translated to Canadian dollars. Refer to Note 1 to our 2010 Annual Consolidated Financial Statements.
(2)	Refer to Table 1 for period-end Canadian/U.S. dollar spot exchange rates.

Our consolidated balance sheet was impacted by foreign currency translation which reduced our total assets by approximately $16 billion due to the strengthening of the Canadian dollar compared to last year.

2010 vs. 2009

Total assets were up $71 billion, or 11%, from the prior year.

Interest bearing deposits with banks increased $4 billion, or 49%, largely reflecting higher collateral requirements.

Securities were up $7 billion, or 4%, primarily due to increased positions in government debt instruments in support of increased business activity from our newly formed European Government Bond (EGB) trading business and increased holdings of our securitized residential mortgages. These factors were partially offset by the impact of the stronger Canadian dollar.

Assets purchased under reverse repurchase agreements (reverse repos) and securities borrowed increased $31 billion, or 75% mainly attributable to higher market activity from the EGB trading business and increased volume from our primary dealer activities. This was partially offset by the impact of the stronger Canadian dollar.

Loans were up $11 billion, or 4%, predominantly due to solid retail lending growth mainly as a result of volume growth in Canadian home equity and personal lending products. This was partially offset by a decrease in our wholesale loans due to a strategic reduction in our U.S. loan portfolio, maturity and repayments and the impact of the stronger Canadian dollar particularly on our wholesale loans.

Derivative assets increased $14 billion, or 15%, mainly attributable to the higher fair values as a result of the impact of increased interest rate and foreign exchange contract positions driven by higher client activity and the impact of decreasing interest rates on receive fixed rate positions partially offset by the impact of the stronger Canadian dollar.

Other assets were up $2 billion, or 7%, primarily due to increased business activity.

Total liabilities were up $69 billion, or 11%.

Deposits increased $35 billion, or 9%, mainly reflecting an increase in corporate deposits due to an increase in our internal funding requirements and demand for our high-yield savings and other product offerings. This was partially offset by the impact of the stronger Canadian dollar.

Derivative liabilities increased $25 billion, or 29%, mainly attributable to higher fair values resulting primarily from the impact of an increasing interest rate and foreign exchange contract positions driven by higher client activity and the impact of decreasing interest rates on pay fixed rate positions.

Other liabilities increased by $10 billion, or 8% mainly resulting from an increase in obligations related to securities sold short and an increase in repurchase agreements, largely due to increased volume from our primary dealer activities and from the EGB trading business.

Shareholders’ equity increased $2 billion, or 6%, largely reflecting earnings, net of dividends.

Off-balance sheet arrangements

In the normal course of business, we engage in a variety of financial transactions that, under GAAP, are not recorded on our balance sheet. Off-balance sheet transactions are generally undertaken for risk, capital and/or funding management purposes which benefit us and our clients. These include transactions with special-purpose entities (SPEs) and may include issuance of guarantees and give rise to, among other risks, varying degrees of market, credit, liquidity and funding risk, which are discussed in the Risk management section.

SPEs are typically created for a single, discrete purpose, have a limited life and serve to legally isolate the financial assets held by the SPE from the selling organization. They are not operating entities and usually have no employees. SPEs may be variable interest entities (VIEs) as defined by CICA Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15). Refer to the Critical accounting policies and estimates section and Notes 1, 6 and 31 to our 2010 Annual Consolidated Financial Statements for our consolidation policy and information about the VIEs that we have consolidated (on-balance sheet) or in which we have significant variable interests, but have not consolidated (off-balance sheet). Pursuant to CICA

Accounting Guideline 12, Transfers of Receivables (AcG-12), Qualifying SPEs (QSPEs) are legal entities that are demonstrably distinct from the transferor, have limited and specified permitted activities, have defined asset holdings and may only sell or dispose of selected assets in automatic response to specified conditions. We manage and monitor our involvement with SPEs through our Reputation Risk Oversight Committee.

Securitization of our financial assets

We periodically securitize portions of our credit card receivables and residential mortgage loans primarily to diversify our funding sources and enhance our liquidity position. We also securitize residential and commercial mortgage loans for sales and trading activities. In addition, we participate in bond securitization activities primarily to diversify our funding sources. Gains and losses on securitizations are included in Non-interest income. Refer to Note 1 to our 2010 Annual Consolidated Financial Statements for our accounting policy for securitizations, and to Note 5 for a description of our securitization activities by major product types.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            33

The following table provides details of our securitized assets sold and the assets retained on our balance sheet as a result of our securitization activities.

Our financial asset securitizations		Table 32
As at October 31 (C$ millions)	2010	2009
Securitized assets
Credit cards	$3,265	$3,870
Commercial and residential mortgages	39,962	39,796
Bond participation certificates (1)	935	1,105
Total	$44,162	$44,771
Retained
Residential mortgages
Mortgage-backed securities retained (2)	$10,687	$8,920
Retained rights to future excess interest	1,397	1,497
Credit cards
Asset-backed securities purchased (3)	421	981
Retained rights to future excess interest	15	33
Subordinated loan receivables	9	5
Commercial mortgages
Asset-backed securities purchased (3)	2	2
Bond participation certificates retained	19	55
Total	$12,550	$11,493

(1)	Includes securitization activities prior to the acquisition of RBTT.
(2)	All residential mortgages securitized are Canadian mortgages and are government guaranteed.
(3)	Securities purchased during the securitization process.

Securitization activities during 2010

During the year, we securitized $17.7 billion of residential mortgages, of which $6.0 billion were sold and the remaining $11.7 billion (notional value) were retained. Our securitization activity this year was lower compared to the prior year primarily because we have not participated in the Government of Canada’s Insured Mortgage Purchase Program subsequent to September 2009. We also securitized and sold $1.3 billion in credit card receivables. We did not securitize bond participation certificates or commercial mortgages during the year. Refer to Note 5 to our 2010 Annual Consolidated Financial Statements for further details including the amounts of impaired loans past due that we manage, and any gains recognized on securitization activities during the year.

Capital trusts

In prior periods we issued innovative capital instruments, RBC Trust Capital Securities (RBC TruCS) and RBC Trust Subordinated Notes (RBC TSNs), through three SPEs: RBC Capital Trust (Trust), RBC Capital Trust II (Trust II) and RBC Subordinated Notes Trust (Trust III). We consolidate Trust but do not consolidate Trust II or Trust III because we are not the Primary Beneficiary since we are not exposed to the majority of the expected losses and we do not have a significant interest in these trusts. As at October 31, 2010 and October 31, 2009, we held residual interests of $1 million in each of Trust II and Trust III. We had loan receivables of $3 million (2009 – $3 million) and $30 million (2009 – $30 million) from Trust II and Trust III, respectively, and reported in our deposit liabilities the senior deposit notes of $900 million and $1,000 million (2009 – $900 million and $1,000 million) that we issued to Trust II and Trust III, respectively. Under certain circumstances, RBC TruCS of Trust II will be automatically exchanged for our preferred shares and RBC TSNs exchanged for our subordinated notes without prior consent of the holders. In addition, RBC TruCS holders of Trust II have the right to exchange their securities for our preferred shares as outlined in Note 17 to our 2010 Annual Consolidated Financial Statements.

Interest expenses on the senior deposit notes issued to Trust II and Trust III amounted to $52 million and $47 million, respectively (2009 – $52 million and $47 million), during the year. For further details on the capital trusts and the terms of the RBC TruCS and RBC TSNs issued and outstanding, refer to the Capital management section and Note 17 to our 2010 Annual Consolidated Financial Statements.

Special purpose entities

The following table provides information on our VIEs in addition to the disclosures and detailed description of VIEs provided in Notes 1, 6 and 31 to our 2010 Annual Consolidated Financial Statements.

Variable interest entities														Table 33
	2010												2009
			Total assets by credit ratings (3)			Total assets by average maturities				Total assets by geographic location of borrowers
As at October 31 (C$ millions)	Total assets (1)	Maximum exposure (1),(2)	Investment grade (4)	Non- investment grade (4)	Not rated	Under 1 year	1-5 years	Over 5 years	Not applicable	Canada	U.S.	Other International	Total assets (1)	Maximum exposure (1),(2)
Unconsolidated VIEs in which we have significant variable interests:
Multi-seller conduits (5)	$21,847	$22,139	$21,679	$168	$–	$4,302	$14,795	$2,750	$–	$3,845	$15,997	$2,005	$26,181	$26,550
Structured finance VIEs (6)	4,669	2,030	4,549	–	120	–	–	4,669	–	–	4,669	–	5,907	2,527
Credit investment product VIEs	502	19	50	452	–	–	–	502	–	–	–	502	930	505
Third-party conduits	–	–	–	–	–	–	–	–	–	–	–	–	575	250
Investment funds	249	61	–	–	249	–	–	–	249	26	15	208	84	28
Other	165	39	–	–	165	–	–	–	165	31	130	4	340	103
	$27,432	$24,288	$26,278	$620	$534	$4,302	$14,795	$7,921	$414	$3,902	$20,811	$2,719	$34,017	$29,963
Consolidated VIEs:
Structured finance VIEs	$2,998		$2,982	$–	$16	$–	$–	$2,998	$–	$–	$2,998	$–	$2,620
Investment funds	1,012		–	–	1,012	–	–	–	1,012	210	166	636	588
Compensation vehicles	53		–	–	53	–	–	–	53	53	–	–	64
Other	3		–	–	3	–	–	3	–	–	3	–	3
	$4,066		$2,982	$–	$1,084	$–	$–	$3,001	$1,065	$263	$3,167	$636	$3,275

(1)	Total assets and maximum exposure to loss correspond to disclosures provided in Note 6 to our 2010 Annual Consolidated Financial Statements.
(2)	The maximum exposure to loss resulting from significant variable interests in these VIEs consists mostly of investments, loans, liquidity facilities and fair value of derivatives. The maximum exposure to loss may exceed the total assets in the multi-seller conduits, as our liquidity facilities may sometimes be extended for up to 102% of the total value of the assets in the conduits.
(3)	The risk rating distribution of assets within the VIEs is indicative of the credit quality of the collateral underlying those assets. Certain assets, such as derivatives, mutual fund or hedge fund units and personal loans, or underlying collateral are not rated in the categories disclosed in the table.
(4)	Our internal risk ratings for major counterparty types approximate those of public rating agencies. Ratings of AAA, AA, A and BBB represent investment grade ratings and ratings of BB or lower represent non-investment grade ratings.
(5)	Represents multi-seller conduits administered by us.
(6)	Our October 31, 2009 comparatives have been revised to present information related to a certain entity on a net basis that was previously presented on a gross basis. The total gross and net assets related to this entity as at October 31, 2009 were $4,177 million and $471 million, respectively.

34             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Over 94% of assets in unconsolidated VIEs in which we have significant variable interests and over 73% of assets in consolidated VIEs were rated A or above. For multi-seller conduits and unconsolidated structured finance VIEs, over 97% of assets were rated A or above.

Approximately 76% of the assets in unconsolidated VIEs were originated in the U.S., compared to 75% in the prior year. Approximately 14% of the assets in unconsolidated VIEs were originated in Canada compared to 20% in the prior year. The decrease in assets originated in Canada since the prior year primarily reflected the amortization of existing transactions.

The assets in unconsolidated VIEs as at October 31, 2010 have varying maturities and a remaining expected weighted average life of approximately 3.8 years.

Securitization of client financial assets

We administer six multi-seller asset-backed commercial paper conduit programs (multi-seller conduits or conduits) – three in Canada and three in the U.S. We are involved in these conduit markets because our clients value these transactions. Our clients primarily utilize multi-seller conduits to diversify their financing sources and to reduce funding costs by leveraging the value of high-quality collateral. The conduits offer us a favourable revenue stream, risk-adjusted return and cross-selling opportunities.

The multi-seller conduits purchase various financial assets and finance the purchases by issuing highly rated asset-backed commercial paper (ABCP) on an unleveraged basis. Over 99% of the outstanding securitized assets of the multi-seller conduits are internally rated as investment grade. Less than 1% (2009 – 1%) of outstanding securitized assets comprised U.S. Alt-A or subprime mortgages and the securitized assets do not contain commercial mortgage loans. The remaining expected weighted average life of the assets is approximately 2.5 years.

We provide services such as transaction structuring, administration, backstop liquidity facilities and partial credit enhancements to the multi-seller conduits. Fee revenue for all such services have decreased to $181 million in 2010 from $271 million in 2009, due to lower client demand and declining spreads and fees during the year. These amounts are reported in Non-interest income. Commitments under the backstop liquidity and credit enhancement facilities are factored into our risk adjusted asset calculation and therefore impact our regulatory capital requirements. We do not maintain any ownership or retained interests in these multi-seller conduits and have no rights to, or control of, their assets.

Our total commitment to the conduits in the form of backstop liquidity and credit enhancement facilities is shown below. The total committed amount of these facilities exceeds the total amount of the maximum assets that may have to be purchased by the conduits under the purchase agreements. As a result, the maximum exposure to loss attributable to our backstop liquidity and credit enhancement facilities is less than the total committed amount of these facilities. Our backstop liquidity and credit enhancement facilities are explained in Notes 6 and 31 to our 2010 Annual Consolidated Financial Statements.

Liquidity and credit enhancement facilities								Table 34
	2010				2009
As at October 31 (C$ millions)	Notional of committed amounts (1)	Allocable notional amounts	Outstanding loans (2)	Total maximum exposure to loss	Notional of committed amounts (1)	Allocable notional amounts	Outstanding loans (2)	Total maximum exposure to loss
Backstop liquidity facilities	$22,251	$18,429	$1,517	$19,946	$26,669	$22,200	$1,683	$23,883
Credit enhancement facilities	2,193	2,193	–	2,193	2,667	2,667	-	2,667
Total	$24,444	$20,622	$1,517	$22,139	$29,336	$24,867	$1,683	$26,550

(1)	Based on total committed financing limit.
(2)	Net of allowance for loan losses and write-offs.

Maximum exposure to loss by client asset type					Table 35
	2010			2009
As at October 31 ($millions)	(US$)	(C$)	Total (C$)	(US$)	(C$)	Total (C$)
Outstanding securitized assets
Credit cards	$6,213	$510	$6,849	$9,180	$1,494	$11,426
Auto loans and leases	3,656	2,052	5,782	2,611	2,488	5,312
Student loans	2,637	–	2,690	2,358	–	2,551
Trade receivables	2,300	255	2,601	1,464	867	2,451
Asset-backed securities	1,890	–	1,928	2,087	–	2,258
Equipment receivables	820	475	1,312	596	986	1,631
Electricity market receivables	–	255	255	–	255	255
Dealer floor plan receivables	76	255	333	–	–	–
Fleet finance receivables	102	102	206	–	–	–
Corporate loans receivables	162	–	165	206	–	223
Residential mortgages	–	18	18	–	63	63
Truck loans and leases	–	–	–	290	–	314
Insurance premiums	–	–	–	–	66	66
Total	$17,856	$3,922	$22,139	$18,792	$6,219	$26,550
Canadian equivalent	$18,217	$3,922	$22,139	$20,331	$6,219	$26,550

Our overall exposure has decreased compared to the prior year reflecting the decrease in assets financed by multi-seller conduits due to decreased client demand as a result of lower global economic activity. The maximum assets that may have to be purchased by the conduits under purchase commitments outstanding as of October 31, 2010 were $21.8 billion (2009 – $26.1 billion). The changes from year to year are as follows: U.S. dollar assets decreased by U.S. $918 million from the prior year, mainly in the Credit cards, Asset-backed securities, and Truck loans and leases asset classes; Canadian dollar assets decreased $2.3 billion from the prior year, mainly in the Credit cards, Trade receivables and Equipment receivables asset classes. Of the total purchase commitments outstanding, the multi-seller conduits have purchased financial assets totalling $14.0 billion as at October 31, 2010 (2009 – $18.9 billion). As 82% of the assets of the multi-seller conduits are U.S. denominated assets, our total maximum exposure to loss reported in Table 35 is impacted by changes to the Canadian and U.S. exchange rate. Applying the exchange rate as at October 31, 2009, our maximum exposure to loss would have decreased by approximately 12% to $23.2 billion from October 31, 2009 to October 31, 2010, rather than the 17% decrease highlighted above.

As of September 30, 2010, the weighted averaged first loss credit protection provided by the sellers of the financial assets was 49% of total assets (2009 – 40%), providing a coverage multiple of 13.1 times (2009 – 8.3 times) the weighted average annual expected loss rate on the client asset portfolio of 3.8% (2009 – 4.8%). The short term nature of many of the conduit transactions allows us to adjust the amount of first loss protection in response to changing economic conditions and portfolio performance. Our fee structure also reduces our risk exposure on the portfolio. For 93% of the securitized assets as at October 31, 2010 (2009 – 93%), funding is provided on a cost of funds plus basis, such that the cost to our clients is the sum of the conduit cost of funds plus a fee that includes the cost of allocable credit facilities and ancillary services provided by us and other third parties. As a result, we are not exposed to the funding or spread risk on these assets that would arise in volatile markets. Furthermore, an unrelated third party

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            35

(expected loss investor) agreed to absorb credit losses, up to a maximum contractual amount, that may occur in the future on the assets in the multi-seller conduits before us and the multi-seller conduit’s debt holders.

Multiple independent debt rating agencies review all of the transactions in the multi-seller conduits. Transactions financed in our U.S. multi-seller conduits are reviewed by Moody’s Investors Service (Moody’s), Standard & Poor’s (S&P) and Fitch Ratings (Fitch). Transactions in our Canadian multi-seller conduits are also reviewed by Dominion Bond Rating Services (DBRS). Each applicable rating agency also reviews ongoing transaction performance on a monthly basis and may publish reports detailing portfolio and program information related to the conduits.

The total ABCP issued by the conduits amounted to $14.0 billion, a decrease of $4.9 billion or 26% since the prior year due to the amortization of existing transactions and decreased client usage. The rating agencies that rate the ABCP rated 67% (2009 – 70%) of the total amount issued within the top ratings category and the remaining amount in the second highest ratings category. The weighted average maturities (U.S. conduits 30.1 and 45.3 days and Canadian conduits 38.2 and 31.3 days as at October 31, 2010 and October 31, 2009, respectively) remain longer than historical averages, providing well balanced maturity profiles and assisting in mitigating funding risks associated with market disruptions. We sometimes purchase the ABCP issued by the multi-seller conduits in our capacity as a placement agent in order to facilitate overall program liquidity. As at October 31, 2010, the fair value of our inventory was $4 million (2009 – $4 million), classified as Securities – Trading.

The U.S. multi-seller conduits include $2 billion of asset-backed securities (ABS). There are no ABS in the Canadian multi-seller conduits and there have been no new ABS in the U.S. multi-seller conduits since 2007. The existing ABS transactions are amortizing and building first loss protection. In 2008 and 2009, certain U.S. multi-seller conduits drew down some of our backstop liquidity facilities to fund a portion of the ABS. These loans, net of write offs and allowances, amounted to $1.5 billion (2009 – $ 1.7 billion), and are included in Loans – Wholesale. We continue to receive principal repayments on these loans.

Creation of credit investment products

We use SPEs to generally transform credit derivatives into cash instruments to distribute credit risk and to create customized credit products to meet the needs of investors with specific requirements. These SPEs issue funded and unfunded notes. In some instances, we invest in these notes. The funded notes may be rated by external rating agencies, as well as listed on a stock exchange. While the majority of the funded notes are expected to be sold on a “buy and hold” basis, we may occasionally act as market maker. For information on unfunded notes, refer to Notes 6 and 31 to our 2010 Annual Consolidated Financial Statements.

As with all our derivatives, the derivatives with these SPEs are carried at fair value in derivative-related assets and liabilities. Our exposure to these SPEs has decreased from the prior year due to certain entities winding down. The assets in these SPEs amounted to $1.5 billion as at October 31, 2010 (2009 – $2.9 billion), of which none were consolidated as at October 31, 2010 and October 31, 2009. As at October 31, 2010, our investments in the funded notes, the derivative-related receivables, and the notional amounts of the unfunded notes related to the unconsolidated SPEs were $19 million (2009 – $18 million), $nil (2009 – $317 million) and $nil (2009 – $170 million), respectively.

Structured finance

In 2008, we purchased U.S. auction rate securities (ARS) from entities which funded their long-term investments in student loans by issuing short-term senior and subordinated notes. As at October 31, 2010, the total assets of the unconsolidated ARS VIEs in which we have significant investments were $3.5 billion (2009 – $4.7 billion). Our maximum exposure to loss in these ARS VIEs was $834 million (2009 – $1.3 billion). Our maximum exposure to loss has decreased from 2009 primarily reflecting of the sale of our investments in one of these entities. As a result of no longer being involved in this ARS VIE, the total assets of the unconsolidated ARS VIEs in which we have significant interest have also decreased. As at October 31, 2010, approximately 92% of these investments were AAA rated. Interest income from the ARS investments, which is reported in Net-interest income, amounted to $36 million during the year (2009 – $78 million, 2008 – $93 million).

We also sell ARS into Tender Option Bond (ARS TOB) programs. We are the remarketing agent for the floating-rate certificates issued by the ARS TOB programs and we provide liquidity facilities and letters of credit to each of the ARS TOB programs. The liquidity facilities and letters of credit are included in our disclosure on guarantees in Note 25 to our 2010 Annual Consolidated Financial Statements. As at October 31, 2010, the total assets of unconsolidated ARS TOB programs in which we have significant investments were $743 million (2009 – $791 million). We did not hold any floating-rate certificates as market maker for the ARS TOB programs as at October 31, 2010 or October 31, 2009. Fee revenue for the remarketing services and the provision for the letters of credit and liquidity facilities, which is reported in Non-interest income, amounted to $1 million during the year (2009 – $3 million, 2008 –$3 million).

In 2008, we also sold ARS to an unaffiliated and unconsolidated entity at fair market value. The purchase of the ARS by this entity was financed by a loan from us, and the loan is secured by various assets of the entity. As at October 31, 2010, total assets of this entity and our maximum exposure to loss were $450 million (2009 – $471 million) and $426 million (2009 – $449 million), respectively. Fee revenue from this entity, resulting from the credit facility, administrative services and guarantees that we provide to the entity, as well as our role as remarketing agent for the ARS held by the entity, amounted to $3 million during the year (2009 – $ 4 million, 2008 – $4 million). This amount is reported in Non-interest income. The interest income from the loan and the credit facility, which is reported in Net interest income, totalled $5 million for the year (2009 – $7 million, 2008 – $7 million).

Investment funds

We enter into fee-based equity derivative transactions with third parties including mutual funds, unit investment trusts and other investment funds. These transactions provide their investors with the desired exposure to the referenced funds, and we hedge our exposure from these derivatives by investing in those referenced funds. Our total exposure, which is primarily related to our investments in the referenced funds, increased by $33 million to $61 million as at October 31, 2010. In addition, the total assets held in the unconsolidated referenced funds also increased by $165 million to $249 million as at October 31, 2010 due to overall redemptions in the referenced funds by third party investors of the funds, resulting in our investments in certain of these referenced funds becoming significant.

Trusts, mutual and pooled funds

Where RBC Dexia IS acts as trustee, it has a fiduciary responsibility to act in the best interests of the beneficiaries of the trusts. 50% of the fees earned by RBC Dexia IS are included in our revenue, representing our interest in the joint venture. Refer to Note 9 to our 2010 Annual Consolidated Financial Statements for more details.

We manage assets in mutual and pooled funds and earn fees at market rates from these funds, but do not guarantee either principal or returns to investors in any of these funds.

Guarantees, retail and commercial commitments

We issue guarantee products, as described in Note 25 to our 2010 Annual Consolidated Financial Statements, in return for fees which are recorded in Non-interest income. Our maximum potential amount of future payments in relation to our guarantee products as at October 31, 2010, amounted to $73.5 billion (2009 – $88.9 billion). The decline compared to the prior year relates primarily to fewer credit derivatives and backstop liquidity facilities. In addition, as at October 31, 2010, RBC Dexia IS securities lending indemnifications totalled $52.1 billion (2009 – 34.7 billion); we are exposed to 50% of this amount. The maximum potential amount of future payments represents the maximum risk of loss if there was a total default by the

36             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

guaranteed parties, without consideration of possible recoveries under recourse provisions, insurance policies or collateral held or pledged. As of October 31, 2010, our maximum potential amount of future payments for our backstop liquidity facilities related to ABCP programs were $19.1 billion (2009 – $22.6 billion) of which 96% (2009 – 98%) was committed to RBC-administered multi-seller conduits.

We also provide commitments to our clients to help them meet their financing needs. These guarantees and commitments expose us to liquidity and funding risks. The following is a summary of our off-balance sheet commitments. Refer to Note 25 to our 2010 Annual Consolidated Financial Statements for details regarding our guarantees and commitments.

Retail and commercial commitments (1)	Table 36

(C$ millions)	Within 1 year	1 to 3 years	Over 3 to 5 years	Over 5 years	Total
Documentary and commercial letters of credit	$255	$–	$–	$–	$255
Commitments to extend credit and liquidity facilities	7,998	63,113	8,463	6,826	86,400
Uncommitted amounts (2)	17	166,963	–	–	166,980
	$8,270	$230,076	$8,463	$6,826	$253,635

(1)	Based on remaining term to maturity.
(2)	Uncommitted amounts represent amounts for which we retain the option to extend credit to a borrower.

Risk management

Overview

Our business activities expose us to a wide variety of risks in virtually all aspects of our operations. Our ability to manage these risks is a key competency within the organization, and is supported by a strong risk culture and an effective risk management approach.

We manage our risks by seeking to ensure that business activities and transactions provide an appropriate balance of return for the risks assumed and remain within our Risk Appetite, which is collectively managed throughout the organization, through adherence to our Enterprise Risk Appetite Framework.

Risk Appetite

Our Risk Appetite is the amount and type of risk we are willing to accept in the pursuit of our business objectives. Our Risk Appetite Framework provides a structured approach to:

1.	Define our Risk Capacity by identifying regulatory constraints that restrict our ability to accept risk.

2.	Establish and regularly confirm our Risk Appetite, defined by Self-Imposed Constraints and Drivers in which we have chosen to limit or otherwise influence the amount of risk undertaken. They include:
•	maintaining an “AA” rating or better,
•	ensuring capital adequacy by maintaining capital ratios in excess of rating agency and regulatory thresholds,
•	maintaining low exposure to “stress events”,
•	maintaining stability of earnings,
•	ensuring sound management of liquidity and funding risk,
•	maintaining a generally acceptable regulatory risk and compliance control environment, and
•	maintaining a Risk Profile that is no riskier than that of our average peer.

3.	Translate our Risk Appetite into Risk Limits and Tolerances that guide businesses in their risk taking activities.

4.	Regularly measure and evaluate our Risk Profile against Risk Limits and Tolerances ensuring appropriate action is taken in advance of Risk Profile surpassing Risk Appetite.

We apply our Risk Appetite Framework at an enterprise-wide level, as well as at the business segment, Corporate Support, and line of business levels. Risk Appetite is integrated into our business strategies and our planning process.

Risk management principles

The following principles guide our enterprise-wide management of risk:

1.	Effective balancing of risk and reward by aligning risk appetite with business strategy, diversifying risk, pricing appropriately for risk, mitigating risk through preventive and detective controls and transferring risk to third parties.

2.	Shared responsibility for risk management as business segments are responsible for active management of their risks, with direction and oversight provided by Group Risk Management and other corporate support groups.

3.	Business decisions are based on an understanding of risk as we perform rigorous assessment of risks in relationships, products, transactions and other business activities.

4.	Avoid activities that are not consistent with our Values, Code of Conduct or Policies, which contributes to the protection of our reputation.

5.	Proper focus on clients reduces our risks by knowing our clients and ensuring that the services we provide are suitable for and understood by our clients.

6.	Use of judgment and common sense in order to manage risk throughout the organization.

Risk governance

Our overall risk governance structure shown below illustrates the roles and responsibilities of the various stakeholders in our enterprise risk management program. Our risk governance structure is reviewed regularly against best practices as set out in industry and regulatory guidance.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            37

The Board of Directors provides oversight and carries out its risk management mandate primarily through its Risk and other Board Committees, consisting of the Audit Committee, Corporate Governance and Public Policy Committee (CG&PPC) and Human Resources Committee. The Group Executive (GE) is responsible for our strategy and its execution by establishing the “tone at the top”. GE’s risk oversight role is executed primarily through the mandate of the Group Risk Committee (GRC). GRC, with the assistance of its supporting Risk Committees, is the senior management risk committee responsible for ensuring that our overall risk profile is consistent with strategic objectives and there are ongoing, appropriate and effective risk management processes. In addition, our risk governance structure is supported by:

•

The Chief Risk Officer (CRO) and Group Risk Management (GRM) which have overall responsibility for the promotion of our risk culture; and maintain our enterprise-wide program for identifying, measuring, controlling and reporting the significant risks that face the organization;

•	The Chief Compliance Officer and Global Compliance which are responsible for our compliance policies and processes designed to mitigate and manage regulatory risk;
•	Corporate Treasury which manages and oversees our capital position, structural interest rate risk and liquidity and funding risks; and
•	The business segments which are responsible for specific risks, alignment of business strategies with risk appetite, and identification, control and management of their risks.

The roles of the various stakeholders in our enterprise risk management program are described further in the discussion of specific risks below.

Risk measurement

Our ability to measure risks is a key component of our enterprise-wide risk and capital management processes. Certain measurement methodologies are common to a number of risk types, while others only apply to a single risk type. While quantitative risk measurement is important, we also place reliance on qualitative factors. Our measurement models and techniques are continually subject to independent assessment for appropriateness and reliability. For those risk types that are difficult to quantify, we place greater emphasis on qualitative risk factors and assessment of activities to gauge the overall level of risk to ensure that they are within our risk appetite.

Expected loss

Expected loss represents losses that are statistically expected to occur in the normal course of business in a given period of time.

Unexpected loss and economic capital

Unexpected loss is a statistical estimate of the amount by which actual losses can exceed expected loss over a specified time horizon, measured at a specified level of confidence. We hold economic capital to offset these unexpected losses, should they occur. For further information, refer to the Capital management section.

Sensitivity analysis and stress testing

Sensitivity analysis and stress testing are risk measurement techniques that help us ensure that risks we take remain within our risk appetite and our level of capital remains adequate.

Sensitivity analysis involves varying a single factor (e.g., a model input or specific assumption) to assess the impact on various risk measures.

Stress testing generally involves consideration of the simultaneous movements in a number of risk factors. It is used to measure the potential impacts on the organization of Credit, Market, Liquidity and Funding and Operational risks under adverse conditions. Stress testing plays an important role in supporting overall capital management and adequacy assessment processes. Our enterprise-wide stress testing program utilizes stress scenarios featuring a range of severities based on possible adverse market and economic events. These stress scenarios are evaluated across the organization, and results are integrated to develop an enterprise-wide view of the impacts on our financial results and capital requirements. This program uses macroeconomic projections that are then transformed into stress impacts on various types of risk across the organization. Macroeconomic scenarios evaluated this year include mild recession, prolonged recession, real estate weakness, crisis in China, and sovereign debt crisis. Our evaluations indicate that the resulting capital and financial impacts of these stress scenarios are within our ability to manage.

Model validation

We use models to measure and manage different types of risk. We employ a holistic process whereby a model, its inputs and outputs are reviewed. This includes the data used, the logic and theoretical underpinnings of the model, the processing component, the interpretation of the output and the strategic use of the model results. Our model validation process is designed to ensure that all underlying model risk factors are identified and successfully mitigated. To ensure robustness of our measurement techniques, model validation is carried out by our risk professionals independent of those responsible for the development and use of the models and assumptions. In cases where independent validation is not internally possible (e.g., exceptionally specialized models) outside experts are hired to validate the model. Validation activities, results and conclusions are also reviewed by Internal Audit Services on a regular basis.

Risk control

Our enterprise-wide risk management approach is supported by a comprehensive set of risk controls. The controls are anchored by our Enterprise Risk Management, Risk Specific, Liquidity, Compliance and Capital Management Frameworks. These frameworks lay the foundation for the development and communication of policies, establishment of formal risk review and approval processes, and the establishment of delegated authorities and limits. The implementation of robust risk controls enables the optimization of risk and return on both a portfolio and a transactional basis.

Our risk management frameworks and policies are organized into the following five levels:

Level 1: Enterprise Risk Management Framework provides an overview of our enterprise-wide program for identifying, measuring, controlling and reporting on the significant risks we face. The Risk Appetite Framework underpins this Framework.

Level 2: Risk-Specific Frameworks elaborate on each specific risk type and the mechanisms for identifying, measuring, monitoring and reporting of risks, key policies and responsibilities.

Level 3: Enterprise Risk Policies articulate minimum requirements within which businesses and employees must operate.

Level 4: “Multi-risk” Enterprise Risk Policies govern activities such as product risk review and approval, stress testing, risk limits, risk approval authorities and model risk management.

Level 5: Business Segments and Corporate Support Specific Policies & Procedures are established to manage the risks that are unique to their operations.

Risk review and approval processes

Risk review and approval processes are established by GRM based on the nature, size, and complexity of risk involved. In general, the risk review and approval process involves a formal review and approval by an individual, group or committee that is independent from the originator. The approval responsibilities are governed by delegated authorities based on the following categories: transactions, structured credit, projects and initiatives, and new products and services.

Authorities and limits

The Risk Committee of the Board of Directors delegates Credit, Market, and Insurance risk authorities to the President and Chief Executive Officer and CRO. These delegated authorities allow these officers to approve single name, geographic (country and region) and industry sector exposures within defined parameters, establish underwriting and inventory limits for trading and investment banking activities and set market risk tolerances.

38             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Reporting

Enterprise level risk monitoring and reporting are critical components of our enterprise risk management program and support the ability of senior management and the Board of Directors to effectively perform their risk management and oversight responsibilities. On a quarterly basis, the Enterprise Risk Report which includes a range of risks facing the organization along with analysis of related issues and trends is provided to senior management and the Board of Directors. This report includes a comprehensive review of our risk profile relative to our risk appetite and the identification of emerging risks. In addition to regular risk monitoring, ad-hoc risk reporting is provided to senior management and the Board of Directors as warranted for new or emerging risk issues or significant changes in our level of risk.

The shaded texts along with the tables specifically marked with an asterisk(*) in the following sections of the MD&A represent our disclosures on credit, market and liquidity and funding risks in accordance with CICA Handbook Section 3862, Financial Instruments – Disclosures, and include discussion on how we measure our risks and the objectives, policies and methodologies for managing these risks. Therefore, these shaded texts and tables represent an integral part of our audited 2010 Annual Consolidated Financial Statements for the years ended October 31, 2010 and October 31, 2009.

Credit risk

Credit risk is the risk of loss associated with an obligor’s inability or unwillingness to fulfill its contractual obligations. Credit risk may arise directly from the risk of default of a primary obligor (e.g. issuer, debtor, counterparty, borrower or policyholder), or indirectly from a secondary obligor (e.g. guarantor, reinsurer).

The failure to effectively manage credit risk across the organization and all products, services and activities can have a direct, immediate and material impact on our earnings and reputation.

We balance our risk and return by:
•	Ensuring that credit quality is not compromised for growth.
•	Diversifying credit risks in transactions, relationships and portfolios.
•	Using our credit risk rating and scoring systems, policies and tools.
•	Pricing appropriately for the credit risk taken.
•	Applying consistent credit risk exposure measurements
•	Mitigating credit risk through preventive and detective controls.
•	Transferring credit risk to third parties where appropriate through approved credit risk mitigation techniques, including hedging activities and insurance coverage.
•	Avoiding business activities that are not consistent with our Values, Code of Conduct or policies.

Risk measurement

We quantify credit risk, at both the individual obligor and portfolio levels, to estimate expected credit losses and minimize unexpected losses in order to limit earnings volatility.

We employ different risk measurement processes for our wholesale and retail credit portfolios. The wholesale portfolio comprises business, sovereign and bank exposures, which include mid-size to large corporations and certain small businesses that are managed on an individual client basis. The retail portfolio is comprised of residential mortgages and personal, credit card and small business loans, which are managed on a pooled basis. Credit risk rating systems are designed to assess and quantify the risk inherent in credit activities in an accurate and consistent manner.

In measuring credit risk under Basel II, two principal approaches are available: Advanced Internal Ratings Based (AIRB) and Standardized. Most of our credit risk exposure is measured under the AIRB Approach.

Economic capital, which represents our internal estimate of unexpected loss, is used extensively for performance measurement, limit setting and internal capital adequacy.

The key parameters that form the basis of our credit risk measures for both regulatory and economic capital are:

•     Probability of default (PD): An estimated percentage that

        represents the likelihood of default within a one-year period of an obligor for a specific rating grade or for a particular pool of exposures.

•     Exposure at default (EAD): An amount expected to be owed by an obligor at the time of default.

•     Loss given default (LGD): An estimated percentage of EAD that is not expected to be recovered during the collections and recoveries process.

These parameters are determined based on historical experience from internal credit risk rating systems in accordance with supervisory standards, and are independently validated and updated on a regular basis.

Under the Standardized Approach, used primarily for RBC Dexia IS, RBC Bank (USA) and our Caribbean banking operations, risk weights prescribed by the Office of the Superintendent of Financial Institutions (OSFI) are used to calculate risk-weighted assets (RWA) for credit risk exposure. To determine the appropriate risk weight, credit assessments by OSFI-recognized external credit rating agencies of S&P, Moody’s, Fitch and DBRS are used. For rated exposures, primarily in the sovereign and bank classes, we assign the risk weight corresponding to OSFI’s standard mapping. For unrated exposures, mainly in the business and retail classes, we generally apply prescribed risk weights in accordance with OSFI’s standards and guidelines taking into consideration certain exposure specific factors including counterparty type, exposure type and credit risk mitigation technique employed.

Wholesale credit portfolio

The wholesale credit risk rating system is designed to measure the credit risk inherent in our wholesale lending activities along two dimensions.

First, each obligor is assigned a borrower risk rating (BRR), reflecting an assessment of the credit quality of the obligor. Each BRR has a PD assigned to it. The BRR differentiates the riskiness of obligors and represents our evaluation of the obligor’s ability and willingness to meet its contractual obligations despite adverse or stressed business conditions, troughs in the business cycle, economic downturns or unexpected events that may occur. The assignment of BRRs is based on the evaluation of obligors’ business risk and financial risk based on fundamental credit analysis supplemented by quantitative models.

Our rating system is largely consistent with that of external rating agencies. The following table maps our 22-grade internal risk ratings compared to ratings by external rating agencies.

Internal ratings map			Table 37
Ratings	Standard & Poor’s (S&P)	Moody’s Investor Service (Moody’s)	Description
1 to 4	AAA to AA-	Aaa to Aa3	Investment Grade
5 to 7	A+ to A-	A1 to A3
8 to 10	BBB+ to BBB-	Baa1 to Baa3
11 to 13	BB+ to BB-	Ba1 to Ba3	Non-investment Grade
14 to 16	B+ to B-	B1 to B3
17 to 20	CCC+ to CC	Caa1 to Ca
21 to 22	C to D	C to Bankruptcy	Impaired/Default

Second, each credit facility is assigned an LGD rate. LGD rates are largely driven by factors such as seniority of debt, collateral security, product type, and the industry in which the obligor operates and market environment.

EAD is estimated based on the current exposure to the obligor and the possible future changes of that exposure driven by factors such as credit quality of the obligor and type of credit commitment.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            39

Retail credit portfolio

Credit scoring is the primary risk rating system for assessing obligor and transaction risk for retail exposures. Credit scoring is employed in the acquisition of new clients (acquisition scoring) and management of existing clients (behavioural scoring).

Acquisition scoring models, which are used for underwriting purposes, utilize established statistical methods of analyzing new applicant characteristics and past performance to estimate future credit performance. In model development, sources of data are used and include information obtained from the client such as employment status, data from our internal systems such as loan information and information from external sources such as credit bureaus.

Behavioural scoring is used in the ongoing management of retail clients with whom we have an established relationship. It utilizes statistical techniques that capture past performance to predict future behaviour and incorporate information, such as cash flow and borrowing trends, as well as the extent of our relationship with the client. The behavioural risk score is dynamic and is generally updated on a monthly basis to continually re-evaluate the risk. Characteristics used in behavioural scoring models are based on information from existing accounts and lending products for each client, and from information obtained from external sources, such as credit bureaus.

For overall portfolio management, retail exposures are assessed on a pooled basis, with each pool consisting of exposures with similar homogeneous characteristics. We believe pooling allows for more precise, accurate and consistent estimates of default and loss characteristics at the pool level.

Criteria used to pool exposures for risk quantification include behavioural score, product type (mortgage, credit cards, lines of credit and instalment loans), collateral type (chattel, liquid assets and real estate), the length of time that the account has been on our books, and the delinquency status (performing, delinquent and default) of the exposure. Regular monitoring and periodic adjustments and alignments are conducted to ensure that this process provides for a meaningful differentiation of risk. Migration between the pools is considered when assessing credit quality.

The pools are also assessed based on PD, EAD and LGD which consider borrower and transaction characteristics, including behavioural credit score, product type and delinquency status. The LGD is estimated based on transaction specific factors, including product, loan to value and collateral types. Our risk ratings are reviewed and updated on a regular basis.

The following table maps PD bands to various risk levels:

Internal ratings map	Table 38
PD bands	Description
.0% - 1.0%	Low Risk
1.1% - 6.4%	Medium Risk
6.5% - 99.99%	High Risk
100.00%	Impaired/Default

Risk Control

The Board of Directors and its Committees, Group Executive, Group Risk Committee (GRC) and other management risk committees work in combination to approve credit risk limits and ensure that management has in place frameworks, policies, processes and procedures to manage credit risk. Reports are distributed to the Board of Directors, GRC, and senior executives to keep them informed of our risk profile, including trending information and significant credit risk issues and shifts in exposures to ensure appropriate actions can be taken where necessary. Our enterprise-wide credit risk policies set out the minimum requirements for the management of credit risk in a variety of borrower, transactional and portfolio management contexts.

Credit policies are an integral component of our Credit Risk Management Framework and set out the minimum requirements for the management of credit risk as follows:

Credit risk assessment • Mandatory use of credit risk rating and scoring systems. • Consistent credit risk assessment criteria. • Standard content requirements in credit application documents.

Credit risk mitigation Structuring of transactions
• Includes the use of guarantees, security, seniority and covenants. Product-specific guidelines set out appropriate product structuring as well as client and guarantor criteria. The third-party guarantors that we deal with are primarily sovereign-sponsored agencies.
Collateral
• We often require obligors to pledge collateral as security when we advance credit. The extent of risk mitigation provided by collateral depends on the amount, type and quality of the collateral taken.
Credit derivatives
•

Used as a tool to mitigate industry sector concentration and single-name exposure. The counterparties that we transact with are typically investment-grade banks and broker/dealers. As with other derivatives, we use collateral and master netting agreements for managing counterparty credit risk and these contracts are subject to the same credit approval, limit and monitoring standards used for managing credit risk. For a more detailed description of the types of credit derivatives we enter into and how we manage related credit risk, refer to Note 7 to our 2010 Annual Consolidated Financial Statements.

Product approval
• Proposals for credit products and services are comprehensively reviewed and approved under a risk assessment framework.

Credit portfolio management
• Limits are used to ensure our portfolio is well diversified, reduce concentration risk and remain within our risk appetite.
•

Our credit limits are established at the following levels: single name limits (notional and economic capital), underwriting risk limits, geographic (country and region) limits, industry sector limits (notional and economic capital), and product and portfolio limits, where deemed necessary.

Gross credit risk exposure

Gross credit risk exposure is categorized into Lending-related and other, and Trading-related. In the table below, Other exposure, under Lending-related and other credit exposure, includes contingent liabilities such as letters of credit and guarantees, and available-for sale debt securities. For undrawn commitments and contingent liabilities, gross exposure represents an estimated portion of the contractual amount that is expected to be drawn upon at the time of default of an obligor.

Repo-style transactions include repurchase and reverse repurchase agreements and securities lending and borrowing transactions. For repurchase and reverse repurchase agreements, gross exposure represents the amount at which securities were initially sold or acquired. For securities lending and borrowing transactions, gross exposure is the amount at which securities were initially loaned or borrowed. For over-the-counter derivatives (OTC), the gross exposure amount represents the credit equivalent amount after factoring in master netting agreements, which is defined by OSFI as the replacement cost plus an add-on amount for potential future credit exposure.

Our credit risk objectives, policies, and methodologies have not changed materially from 2009.

40             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Gross credit risk exposure by portfolio and sector* (2)												Table 39
	2010						2009
	Lending-related and other			Trading-related			Lending-related and other			Trading-related
	Loans and acceptances		Other	Repo-style transactions	Over-the- counter derivatives (1)		Loans and acceptances				Over-the- counter derivatives (1)	Total exposure (2)
As at October 31 (C$ millions)	Outstanding	Undrawn commitments				Total exposure (2)	Outstanding	Undrawn commitments	Other	Repo-style transactions
Residential mortgages	$128,832	$12	$160	$–	$–	$129,004	$122,130	$11	$–	$–	$–	$122,141
Personal	80,174	61,181	59	–	–	141,414	71,542	51,132	47	–	–	122,721
Credit cards	10,110	30,144	–	–	–	40,254	8,701	20,113	–	–	–	28,814
Small business (3)	2,712	3,136	45	–	–	5,893	2,851	2,382	48	–	–	5,281
Retail	$221,828	$94,473	$264	$–	$–	$316,565	$205,224	$73,638	$95	$–	$–	$278,957
Business (3)
Agriculture	$4,815	$504	$24	$–	$7	$5,350	$5,090	$396	$23	$–	$8	$5,517
Automotive	3,527	1,747	142	–	321	5,737	3,657	1,608	144	12	248	5,669
Consumer goods	5,912	2,358	483	–	224	8,977	6,141	2,284	435	–	234	9,094
Energy	5,945	9,942	2,173	–	1,429	19,489	7,055	8,302	2,241	18	1,411	19,027
Non-bank financial services	4,769	5,973	6,487	81,008	10,123	108,360	3,541	6,738	6,569	49,837	7,771	74,456
Forest products	792	371	87	–	17	1,267	830	453	89	–	15	1,387
Industrial products	3,731	2,387	426	–	147	6,691	3,972	2,307	340	–	198	6,817
Mining & metals	635	1,565	637	–	198	3,035	1,774	1,275	543	2	335	3,929
Real estate & related	18,358	2,701	1,292	–	275	22,626	21,049	2,853	1,259	–	320	25,481
Technology & media	2,569	3,241	322	–	528	6,660	2,562	2,730	293	–	768	6,353
Transportation and environment	3,759	1,658	483	–	582	6,482	4,413	1,791	419	–	459	7,082
Other	20,253	4,894	6,862	9,625	5,840	47,474	22,572	4,962	6,884	9,835	6,686	50,939
Sovereign (3)	3,765	3,580	28,123	3,770	8,322	47,560	2,779	2,145	20,937	2,830	8,178	36,869
Bank (3)	1,916	622	46,093	58,587	30,908	138,126	2,516	763	37,316	63,514	27,678	131,787
Wholesale	$80,746	$41,543	$93,634	$152,990	$58,921	$427,834	$87,951	$38,607	$77,492	$126,048	$54,309	$384,407
Total exposure	$302,574	$136,016	$93,898	$152,990	$58,921	$744,399	$293,175	$112,245	$77,587	$126,048	$54,309	$663,364
*	This table represents an integral part of our 2010 Annual Consolidated Financial Statements.
(1)	Credit equivalent amount after factoring in master netting agreements.
(2)	Gross credit risk exposure is before allowance for loan losses. Exposure under Basel II asset classes of qualifying revolving retail and other retail are largely included within Personal and Credit cards, while home equity lines of credit are included in Personal.
(3)	Refer to Note 4 to our 2010 Annual Consolidated Financial Statements for the definition of these terms.

2010 vs. 2009

Total gross credit risk exposure increased $81 billion, or 12%, from a year ago, reflecting increases in both retail and wholesale portfolios.

Retail exposure increased $38 billion, or 14%, primarily driven by the implementation of updated risk parameters for undrawn commitments and the realignment of the retail risk rating system reflecting recent credit experience. Retail exposure also increased as a result of solid volume growth in Canadian home equity and personal lending products. The use of guarantees and collateral represents an integral part of our credit risk mitigation in the retail portfolio. Insured mortgages accounted for 20% of our residential mortgage portfolio in 2010 as compared to 24% in 2009. Secured personal lending represented 56% of personal loans outstanding in 2010 as compared to 54% in 2009.

Wholesale exposure increased $43 billion, or 11%, mainly reflecting increases in most exposure types. Repo-style transactions increased $27 billion, primarily in non-bank financial services, due to higher market activity from the European Government Bond business and increased volume for our primary dealer activities, partially offset by the impact of the stronger Canadian dollar. Other exposure increased $16 billion in bank and sovereign, largely due to higher guarantees and securities exposures. Loans and acceptances decreased $7 billion, mainly in the business portfolio across most sectors largely due to a strategic reduction in our U.S. loan portfolio, maturity and repayments and the impact of the stronger Canadian dollar. Most of the decrease in business exposure was in real estate and related, mining and metals, energy and other services within the other category. The decrease was partially offset by increases in non-bank financial services and sovereign. The loan utilization rate remained stable at 42%.

Loans and acceptances

Loans and acceptances by portfolio and sector (1)		Table 40
(C$ millions)	2010	2009
Residential mortgages	$128,832	$122,130
Personal	80,174	71,542
Credit cards	10,110	8,701
Small business	2,712	2,851
Retail	$221,828	$205,224
Business
Agriculture	4,815	5,090
Automotive	3,527	3,657
Consumer goods	5,912	6,141
Energy	5,945	7,055
Non-bank financial services	4,769	3,541
Forest products	792	830
Industrial products	3,731	3,972
Mining & metals	635	1,774
Real estate & related	18,358	21,049
Technology & media	2,569	2,562
Transportation & environment	3,759	4,413
Other (2)	20,253	22,572
Sovereign	3,765	2,779
Bank	1,916	2,516
Wholesale	$80,746	$87,951
Total loans and acceptances	$302,574	$293,175
Total allowance for loan losses	(2,997)	(3,188)
Total loans and acceptances, net of allowance for loan losses	$299,577	$289,987
(1)	Total loans and acceptances do not reflect the impact of credit risk mitigation.
(2)	2010 relates to Other services – $8.1 billion, Financing products – $5.1 billion, Holding and investments – $4.0 billion, Health – $2.7 billion and Other – $.4 billion. Other in 2009 relates to Other services – $10 billion, Financing products – $5.7 billion, Holding and investments – $3.9 billion, Health – $2.4 billion, and Other – $.6 billion.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            41

2010 vs. 2009

Loans and acceptances increased by $9 billion, or 3%, from the prior year, mainly reflecting strong retail growth in Canada, partially offset by decreases in our wholesale portfolio.

Solid retail growth of $17 billion was driven by volume growth in Canadian personal lending and residential mortgages.

Wholesale loans and acceptances decreased by $7 billion mainly due to the same reasons discussed in the gross credit risk exposure section.

Credit quality performance

Provision for (recovery of) credit losses

		Table 41
(C$ millions)	2010	2009
Canadian Banking (1)	$1,191	$1,275
International Banking (1)	743	980
Capital Markets (1)	20	702
Corporate Support and Other (1), (2)	(93)	456
Canada (3)
Residential mortgages	$7	$18
Personal	444	467
Credit cards	399	393
Small business	45	55
Retail	895	933
Wholesale	122	436
Specific PCL	1,017	1,369
United States (3)
Retail	187	267
Wholesale	476	1,096
Specific PCL	663	1,363
Other International (3)
Retail	31	31
Wholesale	124	61
Specific PCL	155	92
Total specific PCL	$1,835	$2,824
General provision (2)	26	589
Total PCL (3)	$1,861	$3,413
(1)	Segments with significant PCL have been presented in the table above.
(2)	PCL in Corporate Support is comprised of the general provision, an adjustment related to PCL on securitized credit card loans managed by Canadian Banking and an amount related to the reclassification of certain AFS securities to loans in 2009.
(3)	Geographic information is based on residence of borrower.

2010 vs. 2009

Total PCL of $1.9 billion decreased $1.6 billion from a year ago, mainly reflecting decreased specific PCL of $1.0 billion. We incurred a general provision of $26 million in the current year, as compared to $589 million in 2009.

Specific PCL in Canadian Banking decreased by $84 million, or 7%, largely due to lower provisions in our business lending, personal and small business portfolios reflecting improved economic conditions. Lower personal lending provisions were driven by lower loss rates in our fixed and variable, and unsecured loans.

Specific PCL in International Banking decreased $237 million, or 24%, primarily reflecting declines in our provision in U.S. banking primarily due to our residential builder finance portfolio, AFS securities reclassified to loans, lot loans and the impact of the stronger Canadian dollar. These factors were partially offset by higher provisions in our commercial portfolios in the Caribbean. Although asset quality has stabilized compared to prior year, PCL remained elevated, reflecting continued weakness in residential and commercial property values.

Specific PCL in Capital Markets decreased $682 million, primarily reflecting a number of provisions in our U.S. and Canadian portfolios in the prior period and recoveries of a few large accounts in the current period. This was offset by provisions in the current year mainly in the U.S. in our real estate and related, and technology and media sectors.

We incurred a lower general provision in the current year reflecting improved credit quality in our commercial U.S. banking and Canadian retail portfolios.

Gross impaired loans

		Table 42
(C$ millions)	2010	2009
Canadian Banking (1)	$1,406	$1,253
International Banking (1)	3,051	3,149
Capital Markets (1)	409	915
Corporate Support and Other (1)	133	140
Canada
Retail	$767	$673
Wholesale	771	839
United States
Retail	222	227
Wholesale	2,462	3,194
Other International
Retail	251	209
Wholesale	526	315
Total GIL	$4,999	$5,457
(1)	Segments with significant GIL have been presented in the table above.

2010 vs. 2009

Total gross impaired loans (GIL) decreased by $458 million, or 8% from a year ago.

GIL in Canadian Banking increased $153 million, or 12% mainly reflecting higher impaired loans in our residential mortgages and commercial portfolios.

GIL in International Banking decreased $98 million, or 3%, mainly reflecting reductions in our residential builder finance portfolio from higher write-offs and foreclosures, and declines in certain impaired AFS securities reclassified to loans. These factors were partially offset by higher impaired loans in our U.S. commercial portfolio. Both our Caribbean wholesale and retail portfolios remained under pressure from the slow economic recovery and continued weakness in commercial real estate asset values.

GIL in Capital Markets decreased $506 million, or 55%, mainly due to lower new impaired loans in our non-bank financial services, and other portfolios primarily in the U.S.

GIL in Corporate Support and Other decreased slightly by $7 million.

Allowance for credit losses

		Table 43
(C$ millions)	2010	2009
Specific ACL
Canada	$360	$417
United States	475	667
Other International	276	195
Total specific ACL	1,111	1,279
General allowance
Retail	1,230	1,095
Wholesale	755	928
Total general allowance	1,985	2,023
Total ACL	$3,096	$3,302

42             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

2010 vs. 2009

Total allowance for credit losses (ACL) decreased $206 million, or 6%, from a year ago, mainly due to a $168 million decrease in the specific allowance, reflecting the same factors as previously discussed. It also includes a $38 million decrease in the general allowance largely as a result of the impact of a stronger Canadian dollar. This was offset by an increased provision relating to our U.S. banking business. Refer to the Supplemental information section for further details.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, equity or commodity prices, and credit spreads. We are exposed to market risk in our trading activity and our asset/liability management activities. The level to which we are exposed varies depending on market conditions, expectations of future price and yield movements and the composition of our trading portfolio.

Market volatility dissipated in the early part of the year, but increased gradually in the latter half of 2010 due to the European sovereign debt crisis and fiscal austerity measures in Europe.

Trading market risk
Trading market risks associated with securities and related derivatives trading activities are a result of market-making, proprietary, and sales and arbitrage activities in the interest rate, credit, foreign exchange, equity, and commodities markets. Trading market risk reflects the potential adverse impact on our earnings and economic value and is comprised of the following components:
•	Interest rate risk arises from the changes in interest rates and is composed of directional risk, yield curve risk, basis risk and option risk. Interest rate risk also captures credit spread risk arising from the changes in issuer spreads.
•	Credit specific risk arises from the change in the creditworthiness and default of issuers of our holdings in fixed income products.
•	Foreign exchange rate risk arises from the change in currency rates and precious metals price movements and volatilities. In our proprietary positions, we are exposed to the spot, forward and derivative markets.
•	Equity risk arises from the movements in individual equity prices or movements in the level of stock market indices.
•	Commodities risk arises from commodities price movements and volatilities.
•	Market illiquidity risk arises from the inability to liquidate our positions or acquire hedges to neutralize our trading positions.

We conduct trading activities over-the-counter and on exchanges in the spot, forward, futures and options markets, and we offer structured derivative transactions. Our trading operations primarily act as a market maker, executing transactions that meet the financial requirements of our clients and transferring the market risks to the broad financial market. We also act as principal and take proprietary market risk positions within the authorized limits determined by the Board of Directors. The trading book, as defined by OSFI, consists of cash and derivative positions that are held for short-term resale, taken on with the intent of benefiting in the short term from actual or expected differences between their buying and selling prices or to lock in arbitrage profits. The breadth of our trading activities is designed to diversify market risk to any particular strategy, and to reduce trading revenue volatility.

Risk measurement

We employ risk measurement tools such as Value-at-Risk (VaR), sensitivity analysis and stress testing to assess global risk-return trends and to alert senior management to adverse trends or positions.

The majority of trading positions in foreign exchange, interest rate, equity, commodity and credit trading have capital requirements calculated under an Internal Models Approach (VaR based), while some structured credit derivatives, structured rate products including bank-owned life insurance stable value contracts (BOLI), mortgage-

backed securities, and equity derivatives have capital requirements calculated under the Standardized Approach prescribed by OSFI. Also calculated under the Standardized Approach for credit specific risk are a limited set of interest rate products. These products and risks under the standardized approach are not included in our VaR, as discussed below.

Refer to Table 51 for market risk RWA under the internal models and standardized approaches. For management purposes, we calculate VaR for all of our trading positions, including those under the standardized approach.

Value-at-Risk

VaR is a statistical technique that measures the worst-case loss expected over a one-day period within a 99% confidence level. Larger losses are possible, but with low probability. For example, based on a 99% confidence interval, a portfolio with a VaR of $20 million held over one day would have a one in one hundred chance of suffering a loss greater than $20 million in that day.

We measure VaR by major risk category on a discrete basis. We also measure and monitor the effects of correlation in the movements of interest rates, credit specific risk, exchange rates, equity and commodity prices and highlight the benefit of diversification within our trading portfolio. This is then quantified in the diversification effect shown in our VaR table.

As with any modeled risk measure, there are certain limitations that arise from the assumptions used in VaR. Historical VaR assumes that the future will behave like the past. The historical scenarios used to calculate VaR may not capture extreme market volatility. As a result, historical scenarios may not reflect the next market cycle. Furthermore, the use of a one-day horizon VaR for risk measurement implies that positions could be unwound or hedged within a day but this may not be a realistic assumption if the market becomes largely or completely illiquid. The VaR scenario model has incorporated market events from much of 2010, while the higher volatility levels witnessed during late 2008 and early 2009 remain in the model.

Validation

To ensure VaR effectively captures our market risk, we continuously monitor and enhance our methodology. Daily back-testing serves to compare hypothetical profit or loss against the VaR to monitor the statistical validity of 99% confidence level of the daily VaR measure. Back-testing is calculated by holding position levels constant and isolating the effect of the movement of actual market rates over the next day and over the next 10 days on the market value of the portfolios. Intra-day position changes account for most of the difference between theoretical back-testing and actual profit and loss. VaR models and market risk factors are independently reviewed periodically to further ensure accuracy and reliability.

Sensitivity analysis and stress testing

Sensitivity analysis is used to measure the impact of small changes in individual risk factors such as interest rates and foreign exchange rates and is designed to isolate and quantify exposure to the underlying risk.

In order to address more extreme market events, stress testing is used to measure and alert senior management to our exposure to potential political, economic or other disruptive events. We run several types of stress tests, including historical stress events such as the 1987 stock market crash, and the unprecedented market volatility in 2008 and early 2009, as well as hypothetical “what-if” stress events that represent potential future events that are plausible but have a very low probability of occurring. In light of the current market environment, we supplemented existing market risk measures by frequent updates to the historical scenario window used in VaR and risk factors were refined to accurately reflect the current market conditions in the calculations. Our stress scenarios are reviewed and updated as required to reflect relevant events and hypothetical situations. While we endeavour to be conservative in our stress testing, there can be no assurance that our stress testing assumptions will cover every market scenario that may unfold.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            43

Risk control

A comprehensive market risk framework governs trading-related risks and activities and provides guidance to management, middle office compliance functions and operations. We employ an extensive set of principles, rules, controls and limits, which conform to industry best practice. Our market risk management framework is designed to ensure that our risks are appropriately diversified on a global basis. Market risk limit approval authorities are established by the Board of Directors, upon recommendation of the Risk Committee, and delegated to senior management. GRM – Market and Trading Credit Risk provides independent oversight of trading market risk management activities through establishing market risk policies and limits and developing, vetting and maintaining our various quantitative techniques and systems. Enterprise-wide reports are provided to the CRO and senior management to monitor compliance against VaR and stress limits approved by the Board of Directors. Limits on measures such as notional size, term and overall risk are monitored at the trading desk and at the portfolio and business levels.

The following table shows our VaR for total trading activities under our models based approach for capital by major risk category and also shows the diversification effect, which is calculated as the difference between the VaR and the sum of the separate risk factor VaRs.

VaR by major risk category*								Table 44
	2010				2009
		For the year ended October 31				For the year ended October 31
(C$ millions)	As at Oct. 31	Average	High	Low	As at Oct. 31	Average	High	Low
Equity	$10	$16	$30	$7	$9	$10	$21	$6
Foreign exchange	2	5	11	1	4	4	13	2
Commodities	2	2	7	–	2	1	4	–
Interest rate	33	44	61	30	48	49	69	20
Credit specific	20	18	22	11	16	11	17	7
Diversification	(34)	(37)	(51)	(22)	(26)	(22)	(33)	(7)
VaR	$33	$48	$66	$33	$53	$53	$70	$26

*	This table represents an integral part of our 2010 Annual Consolidated Financial Statements.

(1)	Trading revenue on a taxable equivalent basis excluding revenue related to consolidated VIEs.

VaR

2010 vs. 2009

Average VaR of $48 million for the year was down $5 million compared to a year ago. This was largely due to the impact of the stronger Canadian dollar on foreign-denominated portfolios and an increase in diversification from 29% to 44%. These factors were partially offset by the increases in Credit Specific and Equity VaR. The increase in Credit Specific VaR is attributed to the Credit Specific VaR model incorporating higher probabilities of credit events. The increase in Equity VaR was largely driven by a combination of business activity and market volatility.

Trading revenue

Trading revenue includes all positions included in VaR as well as those under the standardized approach for regulatory capital treatment. Also included in trading revenue are gains and losses associated with changes in our credit valuation adjustment (CVA) for derivatives. CVA, including that with monoline insurer MBIA Inc. (MBIA), is not included in VaR, and is not included in the standardized approach for regulatory capital. The breadth of our trading activities is designed to diversify market risk to any particular strategy, and to reduce trading revenue volatility.

2010 vs. 2009

During the year, we experienced 30 days of net trading losses compared to 13 days in 2009. Two of the losses in 2010 exceeded VaR. The volatility in daily trading revenue during the second and third quarters reflected the increased volatility in the market driven by the European sovereign debt crisis. The largest loss occurred on May 31, 2010, totalling $91 million, exceeding the VaR for that day. This loss as well as two large profit days on April 30, 2010 and October 29, 2010, were primarily due to a month-end credit valuation adjustment on a certain MBIA exposure.

Non-trading market risk (Asset/liability management)

Traditional non-trading banking activities, such as deposit taking and lending, expose us to market risk, of which interest rate risk is the largest component.

Our goal is to manage the interest rate risk of the non-trading balance sheet to a target level. We modify the risk profile of the balance sheet through proactive hedging to achieve the target level. The key sources of interest rate risk include exposures due to maturity and re-pricing characteristics of bank loans, investments, liabilities, derivatives, off-balance sheet items, as well as embedded options such as interest rate caps and floors, and prepayment options in products.

For additional information regarding interest rate risk and the use of derivatives in asset and liability management, refer to the Off-balance sheet arrangements section and Notes 7 and 26 to our 2010 Annual Consolidated Financial Statements.

Risk measurement

We continually evaluate opportunities to adopt leading practices in instrument valuation, econometric modeling and hedging techniques. Assessment of our practices ranges from the evaluation of traditional asset/liability management processes to application of recent

44             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

developments in quantitative methods. Our risk position is measured daily, weekly or monthly based on the size and complexity of the portfolio. Measurement of risk is based on rates charged to clients as well as funds transfer pricing rates. Key rate analysis is one of the tools utilized for risk management. It provides us with an assessment of the sensitivity of the exposure of our economic value of equity to instantaneous changes in individual points on the yield curve. The economic value of equity is equal to the net present value of our assets, liabilities and off-balance sheet instruments.

We supplement our assessment by measuring interest rate risk for a range of dynamic and static market scenarios. Dynamic scenarios simulate our interest income in response to various combinations of business and market factors. Business factors include assumptions about future pricing strategies and volume and mix of new business, whereas market factors include assumed changes in interest rate levels and changes in the shape of the yield curve. Static scenarios supplement dynamic scenarios and are employed for assessing the risks to the value of equity and net interest income.

As part of our monitoring process, the effectiveness of our interest rate risk mitigation activity is assessed on value and earnings bases, and model assumptions are validated against actual client behaviour.

Risk control

The Asset Liability Committee (ALCO) provides oversight over non-trading market risk policies, limits, and operating standards. Interest rate risk reports are reviewed regularly by ALCO, GRC and the Board of Directors. The structural interest rate risk policy defines the management standards and acceptable limits within which risks to net interest income over a 12-month horizon, and the economic value of equity, are to be contained. These ranges are based on immediate and sustained ±100 basis points (bps) parallel shifts of the yield curve. The limit for net interest income risk is 3% of projected net interest income, and for economic value of equity risk, the limit is 3.75% of shareholder’s equity. Interest rate risk limits are reviewed and approved annually by the Board of Directors.

The following table provides the potential before-tax impact of an immediate and sustained 100 basis point and 200 basis point increase or decrease in interest rates on net interest income and economic value of equity of our non-trading portfolio, assuming that no further hedging is undertaken. These measures are based upon assumptions made by senior management and validated by empirical research. All interest rate risk measures are based upon interest rate exposures at a specific time and continuously change as a result of business activities and our risk management actions. Over the course of 2010, our interest rate risk exposure was well within our target level.

Market risk measures – Non-trading banking activities*										Table 45
	2010						2009		2008
	Economic value of equity risk			Net interest income risk (2)
(C$ millions)	Canadian dollar impact	U.S. dollar impact (1)	Total	Canadian dollar impact	U.S. dollar impact (1)	Total	Economic value of equity risk	Net interest income risk (2)	Economic value of equity risk	Net interest income risk
Before-tax impact of:
100bp increase in rates	$(491)	$7	$(484)	$57	$36	$93	$(230)	$339	$(508)	$45
100bp decrease in rates	445	(20)	425	(86)	(12)	(98)	214	(112)	448	(90)
Before-tax impact of:
200bp increase in rates	(994)	(9)	(1,003)	132	100	232	(487)	619	(1,050)	62
200bp decrease in rates	733	2	735	(81)	(14)	(95)	323	(169)	838	(279)

*	This table represents an integral part of our 2010 Annual Consolidated Financial Statements.
(1)	Represents the impact on the non-trading portfolios held in our U.S. banking operations.
(2)	Represents the 12-month net interest income exposure to an instantaneous and sustained shift in interest rates.

Non-trading foreign exchange rate risk

Foreign exchange rate risk is the potential adverse impact on earnings and economic value due to changes in foreign currency rates. Our revenue, expenses and income denominated in currencies other than the Canadian dollar are subject to fluctuations as a result of changes in the value of the average Canadian dollar relative to the average value of those currencies. Our most significant exposure is to the U.S. dollar due to our level of operations in the U.S., and other activities conducted in U.S. dollars. We are also exposed to the British pound and the Euro due to our activities conducted internationally in these currencies. A strengthening or weakening of the Canadian dollar compared to the U.S. dollar, British pound and the Euro could reduce or increase, as applicable, the translated value of our foreign currency denominated revenue, expenses and earnings and could have a significant effect on the results of our operations. We are also exposed to foreign exchange rate risk arising from our investments in foreign operations. For un-hedged equity investments, when the Canadian dollar appreciates against other currencies, the unrealized translation losses on net foreign investments decreases our shareholders’ equity through the cumulative translation account and decreases the translated value of the RWA of the foreign currency-denominated operations. The reverse is true when the Canadian dollar depreciates against other currencies. Consequently, we consider these impacts in selecting an appropriate level of our investments in foreign operations to be hedged.

Our overall market risk objectives, policies and methodologies have not changed materially from 2009.

Liquidity and funding management

Liquidity and funding risk (liquidity risk) is the risk that we may be unable to generate or obtain sufficient cash or its equivalent in a timely and cost-effective manner to meet our commitments as they come due.

Our liquidity position is established to satisfy our current and prospective commitments while also contributing, in conjunction with our capital position, to our safety and soundness in times of stress. To achieve these goals, we operate under a comprehensive liquidity management framework and employ key liquidity risk mitigation strategies that include the maintenance of:

•	An appropriate balance between the level of risk we undertake and the cost of its mitigation that takes into account the potential impact of extreme but plausible events.
•	Broad funding access, including preserving and promoting a reliable base of core client deposits, continual access to diversified sources of wholesale funding and demonstrated capacities to monetize specific asset classes.
•	A comprehensive enterprise-wide liquidity contingency plan that is supported by an earmarked pool of unencumbered marketable securities that provide assured access to cash in a crisis.
•	Appropriate and transparent liquidity transfer pricing and cost allocation.

Our liquidity management policies, practices and processes reinforce these risk mitigation strategies. In managing liquidity risk, we favour a centralized management approach but various considerations outlined in this section influence the extent to which this can be pursued.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            45

Risk measurement

A variety of limit-based measures and metrics have been established to monitor and control risk within appropriate tolerances using a variety of time horizons and severity of stress levels. Risk methodologies and underlying assumptions are periodically reviewed and validated to ensure alignment with our operating environment, expected economic and market conditions, rating agency preferences, regulatory requirements and accepted practices. We measure and manage our liquidity position from three risk perspectives as follows:

Structural (longer-term) liquidity risk

We use cash capital and other structural metrics, which focus on mismatches in effective maturity between all assets and liabilities, to measure and control balance sheet risk and to assist in the determination of our term funding strategy. Stressed conditions are considered, including a protracted loss of unsecured wholesale deposits that fund illiquid assets.

Tactical (shorter-term) liquidity risk

We apply net cash flow limits in Canadian dollar and foreign currencies for key short-term time horizons (overnight to nine weeks) under various stages of stress and assign a risk-adjusted limit to our aggregate pledging exposure and individual limits by types of pledging activities to measure our shorter-term liquidity exposures. Net cash flow positions reflect known and anticipated cash flows for all material unencumbered assets, liabilities and off-balance sheet activities. Pledged assets are not considered a source of available liquidity. We also control this risk by adhering to various prescribed regulatory standards.

Contingency liquidity risk

Contingency liquidity risk management assesses the impact of and our intended responses to sudden stressful events. Our liquidity contingency plan, maintained and administered by Corporate Treasury, guides our actions and responses to liquidity crises. The Liquidity Crisis Team, consisting of senior representatives with relevant subject matter expertise from key business segments and Corporate Support, contributes to the development of stress tests and funding plans and meets regularly to conduct stress tests and review liquidity contingency preparedness.

Our stress testing exercises, which include elements of scenario and sensitivity testing, are based on models that measure our potential exposure to global, country-specific or RBC-specific events (or a combination thereof), consider both historical and hypothetical events and cover a nine week period consistent with our key tactical liquidity risk measure and our view of the most critical time span for such events. Different levels of severity are considered for each type of crisis. Key tests are run monthly, while others are run quarterly. Frequency is determined by considering a combination of likelihood and impact. After reviewing test results, the liquidity contingency plan and other liquidity and funding risk management practices and limits may be modified. The risk of more prolonged crises is addressed through our measures of structural liquidity risk that assume a stressed environment.

Our liquid assets are primarily a diversified pool of highly rated and liquid marketable securities and include segregated portfolios (in both Canadian and U.S. dollars) of contingency liquidity assets to address potential on- and off-balance sheet liquidity exposures (such as deposit erosion, loan drawdowns and higher collateral demands), that have been sized through models we have developed or by the scenario analyses and stress tests we conduct periodically. These portfolios are subject to minimum asset levels and strict eligibility guidelines to ensure ready access to cash in emergencies, including their eligibility for central bank advances.

Risk governance and control

The Board of Directors approves delegation of liquidity risk approval authorities annually to senior management. The Audit Committee and the Conduct Review and Risk Policy Committee of the Board annually approve the liquidity management framework and are responsible for its oversight. The Board of Directors and these committees also review, on a regular basis, reporting on RBC’s enterprise-wide liquidity position and status. Group Risk Committee (GRC) and ALCO share management oversight responsibility and review all liquidity documents prepared for the Board of Directors or its committees. ALCO annually approves the liquidity management framework’s key supporting documents and provides strategic direction and primary management oversight to Corporate Treasury, other functions and business platforms in the area of liquidity risk management. To maximize funding and operational efficiencies, we monitor and manage our liquidity position on a consolidated basis and for key units and consider market, legal, regulatory, tax, operational and any other applicable restrictions. This includes analyzing our ability to lend or borrow funds between branches, branches and subsidiaries, and subsidiaries, and converting funds between currencies.

Policies

Our principal liquidity policies define risk tolerance parameters. They authorize senior management committees or Corporate Treasury to approve more detailed policies and limits that govern management, measurement and reporting requirements for specific businesses and products.

Authorities and limits

Limits for our structural liquidity risk positions are approved at least annually and measured and monitored, monthly or quarterly. Net cash flow limits are approved at least annually. Depending on the materiality of each reporting entity, net cash flow limits are monitored daily or weekly by major currency, branches, subsidiaries and geographic locations. Any potential exceptions to established limits are reported immediately to Corporate Treasury, which provides or arranges for approval after reviewing a remedial action plan.

The liquidity factors for cash flow assets and liabilities under varying conditions are reviewed periodically by Corporate Treasury in concert with GRM and the business segments to determine if they remain valid or changes to assumptions and limits are required. Through this process, we ensure that a close link is maintained between the management of liquidity and funding risk, market liquidity risk and credit risk, including GRM approval of credit lines between entities. In response to our experience during the volatile markets of the past two years, we have modified the liquidity treatment of certain asset classes to reflect our expectations that market liquidity for these products will remain impaired for some time. Where required, limits have been reduced in consideration of the results of updated stress tests. During the fiscal year, OSFI introduced a regulatory enterprise liquidity metric, which we formally report to OSFI on a monthly basis and monitor intra-month.

Funding

Funding strategy

Core funding, comprising capital, longer-term liabilities and a diversified pool of personal and, to a lesser extent, commercial and institutional deposits, is the foundation of our structural liquidity position. Our wholesale funding activities are well diversified by geographic origin, investor segment, instrument, currency, structure and maturity. We maintain an ongoing presence in different funding markets, which allows us to constantly monitor market developments and trends, identify opportunities and risks and take appropriate and timely actions. We operate longer-term debt issuance programs in Canada, the U.S., Europe, Australia and Japan. Expansion into new markets and untapped investor segments is constantly evaluated against relative issuance costs since diversification expands our wholesale funding flexibility and minimizes funding concentration and dependency, and generally reduces financing costs. Maintaining competitive credit ratings is also critical to cost-effective funding.

46             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Credit ratings

Our ability to access unsecured funding markets and to engage in certain collateralized business activities on a cost-effective basis is primarily dependent upon maintaining competitive credit ratings. Our credit ratings are largely determined by the quality of our earnings, the adequacy of our capital and the effectiveness of our risk management programs. There can be no assurance that our credit ratings and rating outlooks will not be lowered or that rating agencies will not issue adverse commentaries about us, potentially resulting in adverse consequences for our funding capacity or access to capital markets. A lowering of our credit ratings may also affect our ability, and the cost, to enter into normal course derivative or hedging transactions and may require us to post additional collateral under certain contracts. However, we estimate, based on periodic reviews of ratings triggers embedded in our existing businesses and of our funding capacity sensitivity, that a minor downgrade would not materially influence our liability composition, funding access, collateral usage and associated costs. For a discussion on the potential impact of a downgrade on certain derivative instruments, see Note 31, Reconciliation of the application of Canadian and United States generally accepted accounting principles – Fair value of derivatives by major types of products.

On September 14, 2010 we were placed on review for possible downgrade by Moody’s. During its review Moody’s will focus on gaining a better understanding of our capital markets business and our growth plans for the business. Moody’s is expected to announce the results of its review in mid-December 2010.

The following table presents our major credit ratings and outlook as at December 2, 2010:

Credit ratings*			Table 46
As at December 2, 2010 (1)
	Short- term debt	Senior long- term debt	Outlook
Moody’s	P-1	Aaa	UR (neg)
S&P	A-1+	AA-	positive
Fitch	F1+	AA	stable
DBRS	R-1(high)	AA	stable

*	This table represents an integral part of our 2010 Annual Consolidated Financial Statements.
(1)	Credit ratings are not recommendations to purchase, sell or hold a financial obligation inasmuch as they do not comment on market price or suitability for a particular investor. Ratings are subject to revision or withdrawal at any time by the rating organization.

Deposit profile

Our personal deposit franchise constitutes the principal source of reliable funding while certain commercial and institutional client groups also maintain relational balances with low volatility profiles. Taken together, these clients represent a highly stable supply of core deposits in most conceivable environments as they typically are less responsive to market developments than transactional lenders and investors due to the impact of deposit insurance and extensive and, at times, exclusive relationships with us. Core deposits, consisting of our own statistically derived estimates of the highly stable portions of all of our relational personal, commercial and institutional balances (demand, notice and fixed-term) together with wholesale funds maturing beyond one year were unchanged during the year at 63% of our total deposits.

Term funding sources*			Table 47
(C$ millions)	2010	2009	2008
Long-term funding outstanding	$61,224	$58,831	$70,906
Total mortgage-backed securities sold	28,238	28,815	15,196
Commercial mortgage-backed securities sold	1,705	1,916	2,159
Credit card receivables financed through notes issued by a securitization special purpose entity	2,850	2,913	3,163
*	This table represents an integral part of our 2010 Annual Consolidated Financial Statements.

During 2010, we continued to expand our long-term funding base by selectively issuing, either directly or through our subsidiaries, $21.5 billion of senior deposit notes in various currencies and markets. Total long-term funding outstanding increased by $3.2 billion. Outstanding senior debt containing ratings triggers, which would accelerate repayment, constitutes a very small proportion of our overall outstanding debt of $62 billion.

Other liquidity and funding sources

We use residential mortgage, commercial mortgage and credit card receivable-backed securitization programs as alternative sources of funding and for liquidity and asset/liability management purposes. We hold retained interests in our residential mortgage and credit card securitization programs. Our total outstanding mortgage backed securities sold decreased year over year by $577 million. Our credit card receivables, which are financed through notes issued by a securitization special purpose entity, decreased year over year by $63 million. For further details, refer to the Off-balance sheet arrangements section and Note 5 to our 2010 Annual Consolidated Financial Statements.

Impact of global market developments on liquidity management

During 2010, public sector initiatives introduced to facilitate bank financing requirements during late 2008 and 2009 that were relevant to our funding activities were all discontinued as term market access for non-government guaranteed bank names improved materially. While bank financing markets generally improved, we continued to experience more favourable wholesale funding access and pricing compared both to peers and to the prior year and opportunistically executed longer-term issues into this much better funding environment. We also continued to focus on aggressively building our core deposit base. Regulatory reforms, including global minimum liquidity standards, directed at strengthening the global banking system were announced and refined during the year and will be implemented over the coming years. The liquidity measures are subject to monitoring or observation periods prior to becoming minimum standards.

We maintained a liquidity and funding position that we continue to believe is appropriate to execute our strategy, and levels of liquidity and funding risk remain well within our risk appetite.

Our liquidity and funding risk objectives, policies and methodologies have not changed materially from 2009. However, certain limits and strategies have been revised as a result of the market conditions and evolving regulatory standards.

Contractual obligations

In the normal course of business, we enter into contracts that give rise to commitments of future minimum payments that affect our liquidity. Depending on the nature of these commitments, the obligation may be recorded on- or off-balance sheet. The following table provides a summary of our future contractual funding commitments.

Contractual obligations*						Table 48
	2010					2009	2008
As at October 31 (C$ millions) (1)	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total	Total	Total
Unsecured long-term funding	$17,563	$18,222	$8,789	$9,469	$54,043	$52,416	$58,615
Covered bonds	207	3,025	3,334	1,890	8,456	5,740	5,248
Subordinated debentures	108	–	199	6,482	6,789	6,564	8,258
Obligations under leases (2)	572	965	700	1,123	3,360	3,362	3,196
	$18,450	$22,212	$13,022	$18,964	$72,648	$68,082	$75,317

*	This table represents an integral part of our 2010 Annual Consolidated Financial Statements.
(1)	The amounts presented above exclude accrued interest except for the category “Within 1 year.”
(2)	Substantially all of our lease commitments are operating.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            47

Overview of other risks

Operational risk

Operational risk is the risk of loss or harm resulting from inadequate or failed internal processes, people and systems or from external events.

Operational risk is embedded in all our activities, including the practices and controls used to manage other risks. Failure to manage operational risk can result in direct or indirect financial loss, reputational impact, regulatory censure, or failure in the management of other risks such as credit or market risk.

Operational risk is difficult to measure in a complete and precise manner, given that exposure to operational risk is often implicit, bundled with other risks, or otherwise not taken on intentionally. In the banking industry, measurement tools and methodologies continue to evolve. The two options available to us under Basel II are the Advanced Measurement Approach (AMA) and the Standardized Approach. We continued to adopt the Standardized Approach for operational risk and expect to implement the Advanced Measurement Approach in 2013.

Operational risk is managed through our infrastructure, controls, systems and people, complemented by central groups focusing on enterprise-wide management of specific operational risks such as fraud, privacy, outsourcing, and business disruption, as well as people and systems risks. Specific programs, policies, standards and methodologies have been developed to support the management of Operational risk. These programs are (i) Risk and control assessment, (ii) Operational event data collection and analysis, (iii) Industry loss analysis, and (iv) Key risk indicators.

Strategic risk

Strategic risk is the risk that the enterprise or particular business areas will make inappropriate strategic choices, or will be unable to successfully implement selected strategies or related plans and decisions. For example, failure to successfully integrate and retain clients and key employees from our strategic acquisitions or joint ventures may adversely affect our financial performance.

Oversight of strategic risk is the responsibility of the heads of the business segments, the Enterprise Strategy Office, Group Executive, and the Board of Directors. Management of strategic risk is supported by the Enterprise Strategy Group through the use of an enterprise strategy framework that synthesizes business portfolio strategies with the enterprise vision.

Regulatory and legal risk

Regulatory and legal risk is the risk of negative impact to business activities, earnings or capital, regulatory relationships or reputation as a result of failure to comply with or a failure to adapt to current and changing regulations, law, industry codes or rules, regulatory expectations, or ethical standards.

Laws and regulations are in place to protect the financial and other interests of our clients, investors and the public. Changes to laws, including tax laws, regulations or regulatory policies, as well as the changes in how they are interpreted, implemented or enforced, could adversely affect us, for example by lowering barriers to entry in the businesses in which we operate or increasing our costs of compliance. Further, there is no assurance that we always will be or will be deemed to be in compliance with laws, regulations or regulatory policies. Accordingly, it is possible that we could receive a judicial or regulatory judgment or decision that results in fines, damages, and other costs or injunctions or loss of licenses or registrations that would damage our reputation and negatively impact on our earnings. In addition, we are subject to litigation arising in the ordinary course of our business and the adverse resolution of any litigation could have a material adverse effect on our results or could give rise to significant reputational damage, which in turn could impact our future business prospects.

Global Compliance has developed a comprehensive enterprise compliance management (ECM) framework that is consistent with regulatory guidance from OSFI and other regulators. The framework is designed to promote the proactive, risk-based management of compliance and regulatory risk. It applies to all of our businesses and operations, legal entities and employees globally, and confirms the shared accountability of all our employees for ensuring we maintain robust and effective regulatory risk and compliance controls. Within the ECM framework there are five elements that drive the management of regulatory risk. The first element sets the cycle in motion by defining the nature of our business activities and operations. The second element ensures compliance programs are designed in a manner to most effectively meet regulatory requirements. The third and fourth elements relate to the design and implementation of specific controls and the associated monitoring and oversight of the effectiveness of those controls. This approach allows us to take an enterprise-wide and holistic view of all compliance programs. The fifth element ensures the timely escalation and resolution of issues, and clear and transparent reporting. This is a critical step in enabling senior management and the Board of Directors to effectively perform their management and oversight responsibilities.

We have a strong ethical and compliance culture grounded in our Code of Conduct which broadly addresses a variety of ethical and legal concerns that face our employees on a day-to-day basis. We regularly review and update the Code to ensure that it continues to meet the expectations of regulators and other stakeholders. All our employees must reconfirm their understanding of and commitment to comply with the Code of Conduct at least every two years, and employees in certain key roles, such as Group Executive and others in financial oversight roles, must do so annually.

Our Code of Conduct is supported by a number of global and regional compliance policies, training programs, online tools, job aids, and new employee orientation materials. We also have several other core ethics and compliance courses that apply enterprise wide or to a significant number of businesses globally including anti-money laundering and anti-terrorist financing, anti-bribery and anti-corruption, privacy and information risk management.

Reputation risk

Reputation risk is the risk that an activity undertaken by an organization or its representatives will impair its image in the community or lower public confidence in it, resulting in the loss of business, legal action or increased regulatory oversight.

Reputation risk can arise from a number of events and primarily occurs in connection with regulatory, legal and operational risks. Operational failures and non-compliance with laws and regulations can have a significant reputational impact on us.

The following principles guide our management of reputation risk:

•	We must operate with integrity at all times in order to sustain a strong and positive reputation.
•	Protecting our reputation is the responsibility of all our employees, including senior management and extends to all members of the Board of Directors.

Insurance risk

Insurance risk is the exposure to potential financial loss arising from payments that are different than anticipated (e.g. number, amount or timing) under an insurance policy or reinsurance treaty. Insurance risk is primarily associated with adverse experience with respect to mortality, morbidity, longevity, claim frequency, claim severity, policyholder behaviour, and expense. Insurance risk is further categorized into the following sub-risks:

Claims Risk

Claims risk represents the risk that the actual severity, frequency or timing of claims differs from the levels assumed in pricing calcu-

48             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

lations or reserves. Claims risk may be realized in two ways: 1) Pricing risk – the mis-estimation of expected claims activities relative to actual activities or, 2) Underwriting risk – the strategy and/or criteria for underwriting the risk are not aligned with the estimate for the amount, frequency, and/or timing of claims. Types of claims risk include mortality risk, longevity risk, morbidity risk, home and auto risk, and travel risk.

Policyholder Behaviour Risk (Lapse Risk)

The risk that the actual behaviour of policyholders relating to premium payments, policy withdrawals or loans, policy lapses, surrenders, and the exercise of other policy options differ from the behaviour assumed in pricing calculations or reserves.

Expense Risk

The risk that the expense of acquiring or administering policies, or of processing claims, exceeds the costs assumed in pricing calculations.

We have policies and procedures that support the management of insurance risk through the establishment of risk approval authorities and limits, independent risk oversight and approval by GRM-Insurance and risk mitigation, which include identifying, assessing and managing insurance risk through a risk review and approval process.

Environmental risk

Environmental risk is the risk of loss to financial, operational or reputational value resulting from the impact of environmental issues. Environmental risk arises from our business activities and our operations. For example, the environmental issues associated with our clients’ purchase and sale of contaminated property or development of large-scale projects may give rise to credit and reputation risk. Operational and legal risks may arise from environmental issues at our branches, offices or data processing centres.

Corporate Environmental Affairs (CEA) sets enterprise-wide policy requirements for the identification, assessment, control, monitoring and reporting of environmental risk. Oversight is provided by Group Executive and the Corporate Governance and Public Policy Committee of the Board of Directors. Business segments and Corporate Support groups are responsible for incorporating environmental risk management requirements and controls within their operations. The CEA Group also provides advisory services and support to business segments on the management of specific environmental risks in business transactions.

The magnitude of environmental risk associated with business activities is a function of several factors including: the industry sector, the type and size of the transaction, the ability of the borrower to manage environmental matters, and whether real property is taken as collateral. We manage environmental risk by maintaining an environmental management system, including policies, management and mitigation strategies, training, communication, and reporting. Our Corporate Environmental Policy articulates our overarching environmental commitments.

We maintain a suite of environmental credit risk management policies including sector-specific and business-segment-specific policies and guidelines. For example, we have a Policy on Social and Environmental Review in Project Finance to reflect our commitment to the Equator Principles. Periodically, we verify that our environmental risk management policies and processes are operating as intended. On an annual basis, and more frequently as required, environmental risk management activities, issues, and trends are reported to GE and to the CG&PPC of the Board of Directors. In addition, CEA maintains ongoing communication on environmental risk management issues with stakeholders, both internal and external to the organization. We report on the full extent of environmental management annually in the Corporate Responsibility Report and Public Accountability Statements.

Other risk factors

In addition to the risks described above, there are numerous other risk factors as described below, that could cause our results to differ significantly from our plans, objectives and estimates. Forward-looking statements in this document include, but are not limited to, statements relating to our financial performance objectives, our vision and strategic goals, the Economic, market and regulatory review and outlook for the Canadian, U.S. and global economies, the outlook and priorities for each of our business segments and in our Liquidity and funding risk section, and are presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented and our vision and strategic goals and objectives, and may not be appropriate for other purposes.

We caution that the discussion of risk factors, many of which are beyond our control, is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing and following factors, other uncertainties and potential events, and other industry- and bank- specific factors that may adversely affect our future results and the market valuation placed on our common shares. Unless required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

General business and economic conditions in Canada, the U.S. and other countries in which we conduct business

Our earnings are significantly affected by the general business and economic conditions in the geographic regions in which we operate. These conditions include consumer saving and spending habits as well as consumer borrowing and repayment patterns, business investment, government spending, the level of activity and volatility of the capital markets and inflation. For example, an economic downturn in a country may result in high unemployment and lower family income, corporate earnings, business investment and consumer spending, and could adversely affect the demand for our loan and other products. In addition, our provision for credit losses would likely increase, resulting in lower earnings.

Changes in accounting standards and accounting policies and estimates

From time to time, the Accounting Standards Board (AcSB) changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to anticipate and can materially impact how we record and report our financial condition and results of operations. In some instances, we may be required to retroactively apply a new or revised standard that results in our restating prior period financial statements. Significant accounting policies are described in Note 1 to our 2010 Annual Consolidated Financial Statements.

We are required to adopt International Financial Reporting Standards (IFRS) commencing November 1, 2011. For further details on our future adoption of IFRS refer to the Accounting and control matters section.

Government fiscal, monetary and other policies

Our businesses and earnings are affected by the fiscal, monetary or other policies that are adopted by the Bank of Canada and various other Canadian regulatory authorities, the Board of Governors of the Federal Reserve System in the U.S. and other U.S. government authorities, as well as those adopted by international regulatory authorities and agencies, in jurisdictions in which we operate. As well, such policies can adversely affect our clients and counterparties in Canada, the United States and internationally, which may increase the risk of default by such clients and counterparties.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            49

Level of competition

The competition for clients among financial services companies in the markets in which we operate is intense. Client loyalty and retention can be influenced by a number of factors, including relative service levels, the prices and attributes of our products or services, our reputation and actions taken by our competitors. Other financial services companies, such as insurance companies and non-financial companies, are increasingly offering services traditionally provided by banks. Such competition could also reduce net interest income, fee revenue and adversely affect our earnings.

Ability to attract and to retain employees

Competition for qualified employees is intense within the financial services industry and from non-financial industries looking to recruit. If we are unable to retain and attract qualified employees, our results of operations and financial condition, including our competitive position, may be materially adversely affected.

Accuracy and completeness of information on clients and counterparties

When deciding to extend credit or enter into other transactions with clients and counterparties, we may rely on information provided by or on behalf of clients and counterparties, including audited financial statements and other financial information. We also may rely on representations of clients and counterparties as to the completeness and accuracy of that information. Our financial results could be adversely impacted if the financial statements and other financial information relating to clients and counterparties on whom we rely do not comply with GAAP or are materially misleading.

Development and integration of our distribution networks

Although we regularly explore opportunities to expand our distribution networks, either through acquisitions or organically by adding, for example, new bank branches, insurance offices, online savings accounts and ATMs in high-growth, receptive markets in Canada, the U.S. and internationally, if we are not able to develop or integrate these distribution networks effectively, our results of operations and financial condition may be negatively affected.

Other factors

Other factors that may affect actual results include changes in government trade policy, the timely and successful development of new products and services, our ability to cross-sell more products to customers, technological changes and our reliance on third parties to provide components of our business infrastructure, the failure of third parties to comply with their obligations to us and our affiliates as such obligations relate to the handling of personal information, fraud by internal or external parties, the possible impact on our business from disease or illness that affects local, national or global economies, disruptions to public infrastructure, including transportation, communication, power and water, international conflicts and other political developments including those relating to the war on terrorism, and our success in anticipating and managing the associated risks.

Capital management

We actively manage our capital to maintain strong capital ratios and high ratings while providing high returns to our shareholders. We consider the requirements of regulators, rating agencies, depositors and shareholders, our business plans, peer comparisons and our internal capital ratio targets. Our goal is to optimize our capital usage and structure, and provide support for our business segments and clients and better returns for our shareholders, while protecting depositors and senior creditors.

Capital management framework

Our capital management framework provides the policies and processes for defining, measuring, raising and investing all types of capital in a co-ordinated and consistent manner. We manage and monitor capital from several perspectives, including regulatory capital, economic capital and subsidiary capital.

Within our capital management framework, we have an internal capital adequacy assessment process (ICAAP) that sets internal capital targets and defines strategies for achieving those targets consistent with our Risk Appetite, business plans and operating environment.

As part of this process, we have implemented a program of enterprise-wide stress testing to evaluate the income and capital (economic and regulatory) impacts of several potential stress events. This exercise involves various teams, including GRM, Corporate Treasury, Finance and Economics. Results are a key input into our capital planning process and are used in setting appropriate internal capital targets.

The Board of Directors is responsible for ultimate oversight of capital management, including the annual review and approval of our Capital Plan and ICAAP. The Audit Committee is responsible for the governance of capital management, which includes; approval of capital management policies, regular review of our capital position and management processes, approval of ICAAP, and ongoing review of internal controls over financial reporting.

The ALCO and Group Executive share management oversight responsibility for capital management and receive regular reports detailing compliance with established limits and guidelines.

Basel II

The top corporate entity to which Basel II applies at the consolidated level is Royal Bank of Canada.

Under Basel II, banks select from among alternative approaches to calculate their minimum regulatory capital required to underpin credit, market and operational risks.

Effective November 1, 2007, we adopted the Basel II Advanced Internal Ratings Based (AIRB) approach to calculate credit risk capital for consolidated regulatory reporting purposes.

While the majority of our exposures are reported under the AIRB Approach, certain portfolios considered non-material from a consolidated perspective continue to use the Basel II Standardized Approach for credit risk (for example, our Caribbean Banking operations). In addition, the Standardized Approach will continue to be used for specific portfolios until fiscal 2012 for RBC Bank (USA), and RBC Dexia IS, of which we have a 50% ownership interest.

We continue to use the Standardized Approach for consolidated regulatory reporting of capital for operational risk.

For consolidated regulatory reporting of market risk capital, we use both Internal Model and Standardized Approaches.

Regulatory capital, risk weighted assets and capital ratios		Table 49
As at October 31 (C$ millions, except percentage and multiple amounts)	2010	2009
Capital
Tier 1 capital	$33,972	$31,774
Total capital	37,625	34,881
Risk-weighted assets
Credit risk	$197,195	$185,051
Market risk	24,828	23,321
Operational risk	38,433	36,465
Total risk-weighted assets	$260,456	$244,837
Capital ratios
Tier 1 capital	13.0%	13.0%
Total capital	14.4%	14.2%
Assets-to-capital multiple	16.5X	16.3X

50             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Regulatory capital and capital ratios

Capital levels for Canadian banks are regulated pursuant to guidelines issued by OSFI, based on standards issued by the Bank for International Settlements, Basel Committee on Banking Supervision. Regulatory capital is allocated to two tiers: Tier 1 and Tier 2. Tier 1 capital comprises the highest quality capital and is a core measure of a bank’s financial strength. Tier 1 capital consists of more permanent components of capital, is free of mandatory fixed charges against earnings and has a subordinate legal position to the rights of depositors and other creditors of the financial institution. Tier 2 capital is composed of supplementary capital instruments that contribute to the overall strength of a financial institution as a going concern. Total capital is defined as the sum of Tier 1 and Tier 2 capital. The components of Tier 1 and Tier 2 capital are listed in Table 50. For further details on the terms and conditions of the various capital components, refer to the Selected share data section and Notes 16, 17 and 18 to our 2010 Annual Consolidated Financial Statements.

Regulatory capital ratios are calculated by dividing Tier 1 and Total capital by RWA. OSFI formally establishes risk-based capital targets for deposit-taking institutions in Canada. These targets are currently a Tier 1 capital ratio greater than or equal to 7% and a Total capital ratio of greater than or equal to 10%. Canadian banks are also required to ensure that their assets-to-capital multiple, which is calculated by dividing gross adjusted assets by Total capital, does not exceed a maximum level prescribed by OSFI.

Basel III regulatory capital and capital ratios

As noted in the Economic, market and regulatory review and outlook section, the capital reforms known as Basel III will redefine Tier 1 capital to consist of predominantly common shares and retained earnings. There will be new deductions from common equity – including intangible assets, defined benefit pension fund assets and investments in common equity of other financial institutions. Also changes in counterparty credit risk and treatment of securitization related exposures will result in higher RWA.

Further, the Basel Committee proposes to increase the minimum capital requirements for common equity and Tier 1 capital from 2% to 4.5% and 4% to 6% respectively.

In addition, banks will be required to hold capital buffers to help withstand future periods of stress. A capital conservation buffer of 2.5% (to be met with common equity) will bring total common equity requirements to 7%. A countercyclical buffer of up to 2.5% of common equity or other fully loss absorbing capital may also be required in periods of excess aggregated credit growth. This buffer will be implemented according to national circumstances and subject to national supervisory discretion. The minimum Total capital requirement will be 8%, with a capital conservation buffer of 2.5%.

A framework requiring systemically important financial institutions to have additional loss absorption capacity beyond the Basel III standards has also been proposed.

The common equity and Tier 1 capital rules are expected to be phased-in from January 2013, with the capital conservation buffer phased-in between January 2016 and January 2019.

Based on our current strong capital position, we expect to meet the Basel III requirements within the established timelines. We will continue to be proactive and make the optimal decisions to mitigate the impact these requirements will have on our business.

Capital		Table 50
As at October 31 (C$ millions)	2010	2009
Tier 1 regulatory capital
Common shares	$13,287	$12,959
Contributed surplus	236	246
Retained earnings	22,706	20,585
Net after tax fair value losses arising from changes in institutions’ own credit risk	(17)	(9)
Foreign currency translation adjustments	(1,685)	(1,374)
Net after tax unrealized holding loss on available-for-sale equity securities	–	(68)
Non-cumulative preferred shares	4,810	4,811
Innovative capital instruments	3,327	3,991
Other non-controlling interests in subsidiaries	351	353
Goodwill	(8,064)	(8,368)
Substantial investments	(101)	(148)
Securitization-related deductions	(810)	(1,172)
Investment in insurance subsidiaries	(29)	(13)
Expected loss in excess of allowances – AIRB Approach	(39)	(19)
Total Tier 1 capital	$33,972	$31,774
Tier 2 regulatory capital
Permanent subordinated debentures	$863	$878
Non-permanent subordinated debentures (1)	5,778	5,583
Net after tax unrealized gain on available-for-sale equity securities	12	–
Trust subordinated notes	1,023	1,017
General allowance	517	575
Substantial investments	(101)	(147)
Investment in insurance subsidiaries	(3,607)	(3,628)
Securitization-related deductions	(792)	(1,150)
Expected loss in excess of allowances – AIRB Approach	(39)	(20)
Other	(1)	(1)
Total Tier 2 capital	$3,653	$3,107
Total regulatory capital	$37,625	$34,881

(1)	Subordinated debentures that are within five years of maturity are subject to straight-line amortization to zero during their remaining term and, accordingly, are included at their amortized value.

(1)	Basel I and Basel II Tier 1 capital ratios are not directly comparable.

Our capital position remained strong in 2010 primarily through internal capital generation from earnings and the issuance of additional regulatory capital for general business purposes. Our capital ratios remain well above OSFI regulatory capital targets.

As at October 31, 2010, our Tier 1 capital ratio was 13.0% and our Total capital ratio was 14.4%.

Our Tier 1 capital ratio was unchanged from the previous year, as additional capital from earnings generation and lower securitization related deductions were largely offset by higher RWA and the redemption of innovative Tier 1 capital instruments.

Our Total capital ratio was up 20bps primarily due to the factors discussed under Tier 1 capital and the net issuance of subordinated debentures.

As at October 31, 2010, our assets-to-capital multiple was 16.5 times compared to 16.3 times a year ago. Our assets-to-capital multiple remains below the maximum level prescribed by OSFI.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            51

Risk-weighted assets

Under Basel II, OSFI requires banks to meet minimum risk-based capital requirements for exposures to credit risk, operational risk, and, where they have significant trading activity, market risk. RWA is calculated for each of these risk types and added together to determine total RWA.

During the year, RWA increased by $15.6 billion, mainly due to credit migration and risk parameter revisions primarily in our wholesale and retail portfolios. This increase was partially offset by the impact of the stronger Canadian dollar on our foreign currency-denominated assets and a decrease in our securitized assets portfolio.

Risk-weighted assets – Basel II							Table 51
	2010						2009
	Exposure (1)	Average of risk weights (2)	Risk-weighted assets				Total
As at October 31 (C$ millions, except percentage amount)			Standardized approach	Advanced approach	Other	Total
Credit risk
Lending-related and other
Residential mortgages	$112,696	7%	$1,489	$6,299		$7,788	$6,350
Other retail	193,396	21%	7,514	33,629		41,143	32,821
Business	136,089	60%	30,290	51,356		81,646	84,084
Sovereign	35,468	6%	394	1,725		2,119	2,272
Bank	48,631	6%	1,686	1,455		3,141	2,375
Total lending-related and other	$526,280	26%	$41,373	$94,464	$–	$135,837	$127,902
Trading-related
Repo-style transactions	$152,990	1%	$380	$972		$1,352	$1,113
Over-the-counter derivatives	58,921	34%	2,232	18,004		20,236	17,173
Total trading-related	$211,911	10%	$2,612	$18,976	$–	$21,588	$18,286
Total lending-related and other and trading-related	$738,191	21%	$43,985	$113,440		$157,425	$146,188
Bank book equities	1,686	87%	–	1,465		1,465	1,896
Securitization exposures	45,753	13%	825	5,154		5,979	8,628
Regulatory scaling factor	n.a.	n.a.	n.a.	7,203		7,203	6,619
Other assets	39,088	64%	n.a.	n.a.	$25,123	25,123	21,720
Total credit risk	$824,718	24%	$44,810	$127,262	$25,123	$197,195	$185,051
Market risk
Interest rate			$4,588	$2,282		$6,870	$8,136
Equity			497	1,752		2,249	1,418
Foreign exchange			698	13		711	470
Commodities			797	3		800	430
Specific risk			6,304	7,894		14,198	12,867
Total market risk			$12,884	$11,944		$24,828	$23,321
Operational risk			$38,433	n.a.	n.a.	$38,433	$36,465
Total risk-weighted assets	$824,718		$96,127	$139,206	$25,123	$260,456	$244,837

(1)	Total exposure represents exposure at default which is the expected gross exposure upon the default of an obligor. This amount is before any specific allowances or partial write-offs and does not reflect the impact of credit risk mitigation and collateral held.
(2)	Represents the average of counterparty risk weights within a particular category.

Selected capital management activity			Table 52
	2010
(C$ millions, except number of shares)	Issuance or redemption date	Number of shares (000s)	Amount
Tier 1
Common shares issued
Dividend reinvestment plan (DRIP) (1)		2,862	$161
Stock option exercised (2)		4,450	142
Redemption of innovative capital instruments
RBC TruCS Series 2010 (3)	June 30, 2010		650
Tier 2
Redemption of January 25, 2015 subordinated debentures (3)	January 25, 2010		500
Redemption of June 24, 2015 subordinated debentures (3)	June 24, 2010		800
Issuance of June 15, 2020 subordinated debentures (3)	June 15, 2010		1,500

(1)	For the first quarter of 2010, shares were issued from treasury at a 3% discount from the average closing price of the five trading days preceding the dividend payment date. For the last three quarters of 2010, we funded our DRIP through open market share purchases.
(2)	Amount included cash received for stock options exercised during the period, the fair value adjustments to stock options and the exercise of stock options from tandem stock appreciation rights (SARS) awards and from renounced tandem SARS.
(3)	For further details, refer to Note 16 to our 2010 Annual Consolidated Financial Statements.

During 2010, we did not repurchase any common shares under our normal course issuer bid (NCIB), which expired on October 31, 2010. We did not renew our NCIB for 2011.

Subsequent to October 31, 2010, the following capital transaction occurred:

On November 1, 2010, we issued $1.5 billion of subordinated debentures Series 14 through our Canadian Medium Term Note Program.

Dividends

Our common share dividend policy reflects our earnings outlook, payout ratio objective and the need to maintain adequate levels of capital to fund business opportunities. Our dividend payout ratio target is 40% to 50%. In 2010, the dividend payout ratio was 57%, down from 78% in 2009, as last year’s earnings were impacted by the goodwill impairment charge and a higher level of credit losses. Common share dividends paid during the year were $2.8 billion, relatively flat from a year ago.

52             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Selected share data (1)							Table 53
	2010			2009			2008
(C$ millions, except number of shares and per share amounts)	Number of shares (000s)	Amount	Dividends declared per share	Number of shares (000s)	Amount	Dividends declared per share	Number of shares (000s)	Amount	Dividends declared per share
Common shares outstanding	1,424,922	$13,378	$2.00	1,417,610	$13,075	$2.00	1,341,260	$10,384	$2.00
First preferred shares outstanding
Non-cumulative Series N	–	$–	$–	–	$–	$–	–	$–	$.88
Non-cumulative Series W (2)	12,000	300	1.23	12,000	300	1.23	12,000	300	1.23
Non-cumulative Series AA	12,000	300	1.11	12,000	300	1.11	12,000	300	1.11
Non-cumulative Series AB	12,000	300	1.18	12,000	300	1.18	12,000	300	1.18
Non-cumulative Series AC	8,000	200	1.15	8,000	200	1.15	8,000	200	1.15
Non-cumulative Series AD	10,000	250	1.13	10,000	250	1.13	10,000	250	1.13
Non-cumulative Series AE	10,000	250	1.13	10,000	250	1.13	10,000	250	1.13
Non-cumulative Series AF	8,000	200	1.11	8,000	200	1.11	8,000	200	1.11
Non-cumulative Series AG	10,000	250	1.13	10,000	250	1.13	10,000	250	1.13
Non-cumulative Series AH	8,500	213	1.41	8,500	213	1.41	8,500	213	.81
Non-cumulative Series AJ (3)	16,000	400	1.25	16,000	400	1.49	16,000	400	–
Non-cumulative Series AL (3)	12,000	300	1.40	12,000	300	1.48
Non-cumulative Series AN (3)	9,000	225	1.56	9,000	225	1.50
Non-cumulative Series AP (3)	11,000	275	1.56	11,000	275	1.34
Non-cumulative Series AR (3)	14,000	350	1.56	14,000	350	1.27
Non-cumulative Series AT (3)	11,000	275	1.56	11,000	275	1.11
Non-cumulative Series AV (3)	16,000	400	1.56	16,000	400	1.01
Non-cumulative Series AX (3)	13,000	325	1.53	13,000	325	.87
Treasury shares – preferred	(86)	(2)		(65)	(2)		(260)	(5)
Treasury shares – common	(1,719)	(81)		(2,127)	(95)		(2,258)	(104)
Exchangeable shares of
RBC PH&N Holdings Inc.	6,413	324		6,413	324		6,750	324
Stock options
Outstanding	15,659			17,877			21,773
Exercisable	10,170			12,806			17,247
Dividends
Common		2,843			2,819			2,624
Preferred		258			233			101

(1)	For further details about our capital management activity, refer to Note 18 to our 2010 Annual Consolidated Financial Statements.
(2)	Effective February 24, 2010, we have the right to convert into common shares at our option, subject to certain restrictions.
(3)	Dividend rate will reset every five years.

As at November 29, 2010, the number of outstanding common shares and stock options were 1,425,184,000 and 15,487,000, respectively. As at November 29, 2010, the number of Treasury shares – preferred and Treasury shares – common were 131,000 and 1,532,000, respectively. For further information about our share capital, refer to Notes 18 and 21 to our 2010 Annual Consolidated Financial Statements.

Economic capital

Economic capital is our internal quantification of risks associated with business activities which is the capital required to remain solvent under extreme market conditions, reflecting our objective to maintain a debt rating of at least AA. Economic capital is attributed to each business segment in proportion to management’s assessment of the risks. It allows for comparable performance measurements among our business segments through ROE and RORC as described in the Key performance and non-GAAP measures section and also aids senior management in determining resource allocation in conjunction with other factors.

Economic capital is also used to assess the adequacy of our capital base. Our policy is to maintain a level of available capital, defined as common equity and other capital instruments with equity- like permanence and loss absorption features such as preferred shares and Innovative Tier 1 instruments that exceed economic capital with a comfortable cushion.

Economic capital is calculated and attributed on a wider array of risks than is Basel II Pillar I regulatory capital, which is calibrated predominantly to target credit, market (trading) and operational risk measures. Economic capital is calculated based on credit, market (trading and non-trading), operational, business and fixed asset, and insurance risks and includes capital attribution for goodwill and other intangibles.

•	Business risk is the risk of loss or harm due to variances in volumes, prices and costs caused by competitive forces, regulatory changes, reputation and strategic risks.
•	Fixed asset risk is defined as the risk that the value of fixed assets will be less than their book value at a future date.

For further discussion on credit, market, operational and insurance risks, refer to the relevant Risk management, and Overview of other risks sections.

The calculation and attribution of economic capital involves a number of assumptions and judgments by management which are monitored to ensure that the economic capital framework remains comprehensive and consistent. The models are benchmarked to leading industry practices via participation in surveys, reviews of methodologies and ongoing interaction with external risk management industry professionals.

Economic capital		Table 54
(C$ millions, average balances)	2010	2009
Credit risk	$9,950	$10,100
Market risk (trading and non-trading)	3,400	2,450
Operational risk	3,350	3,550
Business and fixed asset risk	2,400	2,350
Insurance risk	400	150
Risk capital	$19,500	$18,600
Goodwill and intangibles	10,100	11,250
Economic capital	$29,600	$29,850
Under attribution of capital	3,650	600
Average common equity	$33,250	$30,450

Economic capital decreased $250 million from a year ago mainly due to lower goodwill and intangibles reflecting the impact of the goodwill impairment charge in the prior year and the stronger Canadian dollar on the translation of foreign currency-denominated goodwill. Lower operational risk due to lower revenue also contributed to the decrease. These factors were partially offset by higher market risk reflecting methodology changes for both credit valuation adjustments and modeled market risk, and higher insurance specific risk resulting from methodology changes and a lower diversification factor.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            53

We remain well capitalized with current levels of available capital exceeding the economic capital required to underpin all of our material risks.

Subsidiary capital

Our capital management framework includes the management of our subsidiary capital. We invest capital across the enterprise to meet local regulators’ capital adequacy requirements and maximize returns to our shareholders. We invest in our subsidiaries as appropriate during the year. We set guidelines for defining capital investments in our subsidiaries and manage the relationship between capital invested in subsidiaries and our consolidated capital base to ensure that we can access capital recognized in our consolidated regulatory capital measurements.

Each of our subsidiaries has responsibility for maintaining its compliance with local regulatory capital adequacy requirements, which may include restrictions on the transfer of assets in the form of cash, dividends, loans or advances. Concurrently, Corporate Treasury provides centralized oversight and consolidated capital management across all subsidiary entities.

Other considerations affecting capital

Capital treatment for equity investments in other entities is determined by a combination of accounting and regulatory guidelines based on the size or nature of the investment. Three broad approaches apply as follows:

•	Consolidation: entities in which we have a controlling interest are fully consolidated on our Consolidated Balance Sheets, and Joint ventures are consolidated on a pro rata basis.
•

Deduction: certain holdings are deducted in full from our regulatory capital. These include all unconsolidated “substantial investments,” as defined by the Bank Act (Canada), as well as all investments in insurance subsidiaries.

•	Risk weighting: unconsolidated equity investments that are not deducted from capital are risk weighted at a prescribed rate for determination of capital charges.

Additional financial information

Total RBC available-for-sale portfolio

As at October 31, 2010, all AFS securities that had unrealized losses were assessed for other-than-temporary impairment. For those debt instruments that, based on management’s judgment, it was not probable that all principal and interest would be recovered, the securities were deemed to be other-than-temporarily impaired and written down to their fair value. For equity securities, where management believes that the fair value will not recover prior to their disposition or where there has been unrealized losses for a protracted period of time, these securities were deemed to be other-than-temporarily impaired and were written down to their fair value. Management has determined that the unrealized losses on the remaining securities were temporary in nature and will continue to hold them until their value recovers, they mature or they are redeemed. For further details regarding the assessment of other-than-temporary impairment, refer to Note 3 to our 2010 Annual Consolidated Financial Statements.

Total RBC available-for-sale portfolio								Table 55
	2010				2009
(C$ millions)	Amortized cost (1)	Fair value (1)	Net unrealized gains (losses)	Net gains (losses) recognized in income	Amortized cost (1)	Fair value (1)	Net unrealized gains (losses)	Net gains (losses) recognized in income
Government and agency	$25,800	$26,248	$448	$73	$22,166	$22,622	$456	$(17)
Mortgage-backed securities	1,079	1,027	(52)	(27)	2,057	1,852	(205)	(173)
Asset-backed securities	3,599	3,499	(100)	(6)	4,516	4,427	(89)	(45)
Corporate debt and other debt	10,985	11,010	25	(47)	14,718	14,711	(7)	(198)
Equities	1,719	1,764	45	48	2,437	2,412	(25)	(207)
Loan substitute securities	256	228	(28)	–	256	186	(70)	–
Total (1)	$43,438	$43,776	$338	$41	$46,150	$46,210	$60	$(640)

(1)	Includes held-to-maturity of $225 million (2009 – $156 million) that is grouped with AFS on the balance sheet.

The total amortized cost of the AFS portfolio was $43.4 billion as at October 31, 2010, down $2.7 billion, or 6% from the prior year. The decrease largely reflected the reduction in holdings of certain AFS securities including certificate of deposits, and U.S. agency mortgage-backed securities (MBS), exiting of positions held in U.S. student loan auction rate securities (ARS) and U.S. non-agency MBS in order to manage our exposures as well as the impact of the stronger Canadian dollar. The decrease was partially offset by an increase in RBC originated MBS resulting from securitization activities as well as purchases of Canadian government bonds.

We recognized $41 million of net gains in income this year, as compared to $640 million of net losses in the prior year. The net gains in the current year largely reflected net gains of $309 million on the sale of certain U.S. agency MBS classified as government and agency and listed common shares as well as gains from capital distributions from private equities. These gains were largely offset by net losses of $268 million primarily on securities that were deemed to be impaired such as corporate trust preferred securities which are included in corporate debt and other debt, certain listed common shares, private equities and U.S. non-agency MBS. The prior year net losses of $640 million were largely due to losses on Canadian bank common shares, U.S. non-agency MBS and corporate debt and other debt.

As at October 31, 2010, the portfolio had net unrealized gains of $338 million compared to net unrealized gains of $60 million a year ago. This largely reflected the reduction in unrealized losses due to price improvements on U.S. non-agency MBS and other non-government securities primarily due to tightening of spreads and lower interest rates. The MBS portfolio mainly consists of high quality super-senior tranches of U.S. Alt A and U.S. prime securities. There were also fair value improvements for loan substitute securities which are predominantly perpetual preferred shares of highly rated Canadian entities as well as equities which include listed common shares and listed preferred shares.

Exposures to selected financial instruments

Exposure to U.S. subprime and Alt-A RMBS, CDOs and mortgages

Certain activities and transactions we enter into expose us to the risk of default of U.S. subprime and Alt-A residential mortgages. Our net exposures to U.S. subprime and Alt-A represent less than .3% of our total assets as at October 31, 2010, compared to .4% the prior year.

Of our total holdings of residential mortgage-backed securities (RMBS), holdings with a fair value of $145 million, net of MBIA hedging of $250 million, may be exposed to U.S. subprime risk. U.S.

54             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

subprime RMBS exposures increased $59 million from last year. Of this potential exposure, over 55% of our related holdings are rated A and above, compared to over 66% in the prior year. As at October 31, 2010, U.S. subprime RMBS holdings rated AAA, on a net basis, comprised 17% of total U.S. subprime RMBS holdings, compared to 37% in 2009. Exposure to U.S. subprime loans was $319 million as at October 31, 2010, representing .04% of total assets, $170 million lower than last year, partly due to principal pay downs and the stronger Canadian dollar.

Of our total holdings of RMBS, holdings with a fair value of $557 million, net of hedging, may be exposed to U.S. Alt-A risk. U.S. Alt-A exposures decreased $431 million from the prior year mainly due to the sale of holdings. Less than 49% of these RMBS were issued during 2006 and onwards. Our exposure to U.S. Alt-A loans was $973 million as at October 31, 2010, representing .1% of total assets and a decrease of $314 million from the prior year partly due to principal pay downs and the stronger Canadian dollar.

Of our total holdings of collateralized debt obligations (CDOs), holdings of $21 million, net of MBIA hedging of $4 million, may be exposed to U.S. subprime or Alt-A risk, a decrease of $1 million from 2009. The fair value of our Corporate CDOs, net of hedging of $312 million as at October 31, 2010, increased $34 million from last year.

Net exposure to U.S. subprime and Alt-A through RMBS, CDOs and mortgages				Table 56
	2010
As at October 31 (C$ millions)	Subprime RMBS	Alt-A RMBS	CDOs that may contain subprime or Alt-A	Total
Fair value of securities before hedging	$395	$557	$25	$977
Fair value of securities net of hedging by rating
AAA	$24	$53	$–
AA	56	46	–
A	–	26	–
BBB	13	73	–
Below BBB- (1)	52	359	21
Total	$145	$557	$21	$723
Fair value of securities net of hedging by vintage
2003 (or before)	$29	$32	$–
2004	43	49	–
2005	29	204	21
2006	33	92	–
2007 and greater	11	180	–
Total	$145	$557	$21	$723
Amortized cost of subprime/Alt-A mortgages (whole loans)	$180	$722	$–	$902
Amortized cost of subprime/Alt-A RMBS securities transferred to loans under Section 3855	$139	$251	$–	$390
Total subprime and Alt-A exposures, net of hedging	$464	$1,530	$21	$2,015
Sensitivities of fair value of securities, net of hedging, to changes in assumptions:
100bp increase in credit spread	$(4)	$(35)
100bp increase in interest rates	(4)	(38)
20% increase in default rates	(4)	(38)
25% decrease in pre-payment rates	(2)	(32)

(1)	The subprime RMBS exposures rated below BBB- represents our net bought protection position.

Off-balance sheet arrangements

For our off-balance sheet arrangements including multi-seller conduits, structured investment vehicles and other variable interest entities as at October 31, 2010, refer to the Off-balance sheet arrangements section.

Leveraged finance

Leveraged finance comprises infrastructure finance, essential services and other types of finance. It excludes investment grade financing and non-investment grade financing where there is no private equity sponsor involvement. Our total commitments, combined funded and unfunded, as at October 31, 2010 were $4,343 million which was .6% of our total assets, unchanged from prior year.

Direct and indirect monoline insurance

We have direct and indirect monoline insurance on subprime and non-subprime assets as presented below:

Direct monoline insurance		Table 57
	As at October 31, 2010
(C$ millions)	Principal/ notional	Fair value
MBIA	$3,656	$327
Assured Guaranty Municipal Corp. (Formerly FSA)	270	14
Syncora Holdings Ltd. (Formerly XL Capital Ltd.)	244	11
AMBAC Financial Group (AMBAC)	102	–
Total	$4,272	$352

As at October 31, 2010, we held monoline insurance protection of $4,272 million against default of the issuer or counterparty on both subprime and non-subprime trading assets with a recorded fair value of $352 million, net of credit valuation adjustments. Our valuation methodology related to our MBIA exposure is consistent with the prior year while we have updated our parameter estimates to reflect current market conditions.

We also have indirect monoline insurance exposure through assets that we hold and liquidity facilities that we provide. Monoline insurers provide bond insurance for third-party originated assets that we hold, such as U.S. municipal bonds, ARS, interest rate swaps, and public infrastructure bonds. In these cases, we obtain a benefit from the insurance protection. The principal/notional value of these assets as at October 31, 2010 is $1,605 million. The majority of these assets are held in our trading book, with changes in fair value reflected in Non-interest income – Trading revenue, and the implied value of the insurance is reflected in the fair value of the asset. In addition, we provide liquidity facilities of $295 million to certain of our customers in respect of their bond issuance programs where monoline insurance was purchased as part of that program of which $nil was drawn as of October 31, 2010.

Commercial mortgage-backed securities disclosure

The fair value of our total direct holdings of CMBS was $316 million as at October 31, 2010.

Assets and liabilities measured at fair value

There were no material transfers in or out of levels 1, 2 or 3 in the current year, as classified by the fair value hierarchy set out in Section 3862, Financial Instruments – Disclosures. For further details, refer to Note 2 to our 2010 Annual Consolidated Financial Statements.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            55

Accounting and control matters

Critical accounting policies and estimates

Application of critical accounting policies and estimates

Our significant accounting policies are described in Note 1 to our 2010 Annual Consolidated Financial Statements. Certain of these policies, as well as estimates made by management in applying such policies, are recognized as critical because they require us to make particularly subjective or complex judgment about matters that are inherently uncertain and because of the likelihood that significantly different amounts could be reported under different conditions or using different assumptions. Our critical accounting policies and estimates relate to the fair value of financial instruments, other-than-temporary impairment of available-for-sale (AFS) and held-to-maturity (HTM) securities, securitization, allowance for credit losses, variable interest entities, goodwill and other intangible assets, pensions and other post-employment benefits and income taxes. Our critical accounting policies and estimates have been reviewed and approved by our Audit Committee, in consultation with management, as part of their review and approval of our significant accounting policies and estimates.

Financial instruments – recognition and measurement

Fair value of financial instruments

All financial instruments are required to be measured at fair value on initial recognition except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instruments have been classified or designated as held-for-trading (HFT), AFS, HTM, loans and receivables or other financial liabilities. A financial instrument can be designated as HFT (the fair value option (FVO)) on its initial recognition, provided it meets certain criteria, even if it was not acquired or incurred principally for the purpose of selling or repurchasing in the near term.

Financial assets and financial liabilities HFT, including derivative instruments, are measured at fair value with changes in the fair values recognized in net income, except for derivatives designated in effective cash flow hedges or hedges of foreign currency exposure of a net investment in a self-sustaining foreign operation; the changes in the fair values of those derivatives are recognized in other comprehensive income (OCI). AFS financial assets are also measured at fair value with unrealized gains and losses, including changes in foreign exchange rates, being recognized in OCI except for investments in equity instruments classified as AFS that do not have a quoted market price in an active market, which are measured at cost. Financial assets HTM, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method.

As at October 31, 2010, approximately $353 billion, or 52%, of our financial assets and $257 billion, or 38%, of our financial liabilities were carried at fair value ($299 billion, or 48%, of financial assets and $202 billion, or 34%, of financial liabilities as at October 31, 2009).

CICA Section 3862, Financial Instruments – Disclosures, establishes a three-level hierarchy for disclosure of financial instruments measured at fair value, which is essentially the same as the hierarchy under U.S. GAAP. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the measurement valuation methodology are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The following three-level fair value hierarchy is based on the transparency of the inputs used to measure the fair value of the financial instruments:

•	Level 1 – inputs are unadjusted quoted prices of identical instruments in active markets.
•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 – one or more significant inputs used in a valuation technique are unobservable in determining fair values of the instruments.

Note 2 to our 2010 Annual Consolidated Financial Statements discloses the fair values of our financial instruments as at October 31, 2010.

Fair value is defined as the amount at which a financial instrument could be bought or sold in a current transaction, other than in a forced or liquidation sale, between knowledgeable and willing parties in an arm’s-length transaction under no compulsion to act. The best evidence of fair value is quoted bid or ask price, as appropriate, in an active market. Where bid and ask prices are unavailable, we use the closing price of the most recent transaction of that instrument. Where quoted prices are not available for a particular financial instrument, we use the quoted price of a financial instrument with similar characteristics and risk profile, or use internal or external valuation models using observable market-based inputs to estimate the fair value.

The determination of fair value for actively traded financial instruments that have quoted market prices or readily observable model input parameters requires minimal subjectivity. Management’s judgment is required, however, when the observable market prices and parameters do not exist. In addition, management exercises judgment when establishing market valuation adjustments that would be required to determine the fair values. These include valuation adjustments for liquidity for financial instruments that are not quoted in an active market, when we believe that the amount realized on sale may be less than the estimated fair value due to insufficient liquidity over a short period of time. They also include valuation adjustments calculated when market prices are not observable due to insufficient trading volume or a lack of recent trades in a less active or inactive market.

The majority of our financial instruments classified as HFT, other than derivatives and financial assets classified as AFS, comprise or relate to actively traded debt and equity securities, which are carried at fair value based on available quoted prices. As few derivatives and financial instruments designated as HFT using the FVO are actively quoted, we rely primarily on internally developed pricing models and established industry standard pricing models, such as Black-Schöles, to determine their fair value. In determining the assumptions to be used in our pricing models, we look primarily to external readily observable market inputs including factors such as G7 interest-rate-yield curves, currency rates and volatility of certain prices or rates. However, certain derivative financial instruments are valued using significant unobservable market inputs such as default correlations, among others. These inputs are subject to significantly more quantitative analysis and management judgment. Where significant input parameters are not based on market observable data, we defer the initial trading profit or loss until the amounts deferred become realized through the receipt and/or payment of cash or once the input parameters are observable in the market. We also record fair value adjustments to account for measurement uncertainty due to model risk and parameter uncertainty when valuing complex or less actively traded financial instruments. For further information on our derivative instruments, refer to Note 7 to our 2010 Annual Consolidated Financial Statements.

To determine the fair value adjustments on RBC debt designated as HFT, we calculate the present value of the instruments based on the contractual cash flows over the term of the arrangement by using the RBC effective funding rates at the beginning and end of the period, with the unrealized change in the present value recorded in net income.

The determination of fair value where quoted prices are not available and the identification of appropriate valuation adjustments require management judgment and are based on quantitative research and analysis. Group Risk Management and Finance are

56             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

responsible for establishing our valuation methodologies and policies, which address the use and calculation of valuation adjustments. These methodologies are reviewed on an ongoing basis to ensure that they remain appropriate. Group Risk Management’s oversight in the valuation process also includes ensuring all significant financial valuation models are strictly controlled and regularly recalibrated and vetted to provide an independent perspective. Refer to the Risk, capital and liquidity management section for further details on the sensitivity of financial instruments used in trading and non-trading activities.

Controls over valuations of financial instruments

An independent control infrastructure is critical to ensure that our financial instruments fair value measurements are reliable, consistently determined and appropriately valued at market exit price levels. Our valuation control infrastructure has senior management oversight and is independent of business functions that trade or invest in financial instruments. Valuations are governed by policies and controls, including independent price verification, review of daily profit and loss, and determination of valuation adjustments for non-readily observable market prices or parameters, by staff with appropriate knowledge and expertise of the instruments and markets in which we transact. These policies and controls include a review of all new business initiatives to ensure minimum standards are met prior to approval.

Other-than-temporary impairment of available-for-sale and held-to-maturity securities

AFS securities with unrealized losses are assessed for impairment at each reporting date and more frequently when conditions warrant. When the fair value of any security has declined below its amortized cost, management is required to assess whether the decline is other-than-temporary. In making this assessment for AFS securities, we consider several factors including: (i) the length of time and extent to which the fair value has been less than its amortized cost; (ii) the severity of the impairment; (iii) the cause of the impairment and the financial condition and near-term prospects of the issuer; and (iv) our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of fair value. The decision to record a writedown, its amount and the period in which it is recorded could change based on management’s judgment. If the decline in value based on management’s judgment is considered to be other-than-temporary, the cumulative changes in the fair values of AFS securities previously recognized in accumulated other comprehensive income (AOCI) are reclassified to net income during that period. We assess our HTM securities for impairment using the same impairment model for Loans. For further details, refer to Notes 1 and 3 to our 2010 Annual Consolidated Financial Statements.

Securitization

We periodically securitize Canadian residential mortgages, credit card receivables and commercial mortgage loans by selling them to special purpose entities (SPEs) or trusts that issue securities to investors. Some of the key accounting determinations in a securitization of our loans are whether the transfer of the loans meets the criteria required to be treated as a sale and, if so, the valuation of our retained interests in the securitized loans. Refer to Note 1 to our 2010 Annual Consolidated Financial Statements for a detailed description of the accounting policy for loan securitization.

When we securitize loans and retain an interest in the securitized loans, it is a matter of judgment whether the loans have been legally isolated. We obtain legal opinions where required to give us comfort that legal isolation of the transferred loans has been achieved. We often retain interests in securitized loans such as interest-only strips, servicing rights or cash reserve accounts. Where quoted market prices are not available, the valuation of retained interests in sold assets is based on our best estimate of several key assumptions such as the payment rate of the transferred loans, weighted average life of the prepayable receivables, excess spread, expected credit losses and discount rate. The fair value of such retained interests calculated using these assumptions affects the gain or loss that is recognized from the sale of the loans. Refer to Note 5 to our 2010 Annual Consolidated Financial Statements for the volume of securitization activities of our loans, the gain or loss recognized on sale and a sensitivity analysis of the key assumptions used in valuing our retained interests.

Another key accounting determination is whether the SPE that is used to securitize and sell our loans is required to be consolidated. As described in Note 6 to our 2010 Annual Consolidated Financial Statements, we concluded that none of the SPEs used to securitize our financial assets should be consolidated.

Allowance for credit losses

The allowance for credit losses is maintained at levels that management considers appropriate to cover estimated identified credit related losses in the portfolio as well as losses that have been incurred, but are not yet identifiable as at the balance sheet date. The allowance relates to on-balance sheet exposures, such as loans and acceptances, and off-balance sheet items such as letters of credit, guarantees and unfunded commitments.

The allowance is determined based on management’s identification and evaluation of problem accounts for estimated losses that exist on the remaining portfolio, and on other factors including the composition and credit quality of the portfolio, and changes in economic and business conditions. The allowance for credit losses consists of specific allowances and the general allowance.

The process for determining the allowances involves quantitative and qualitative assessments using current and historical credit information. Our lending portfolio is reviewed on an ongoing basis to assess whether any borrowers should be classified as impaired and whether an allowance or write-off is required. The process inherently requires the use of certain assumptions and judgments including: (i) assessing the impaired status and risk ratings of loans; (ii) estimating cash flows and collateral values; (iii) developing default and loss rates based on historical and industry data; (iv) adjusting loss rates and risk parameters based on the relevance of historical data given changes in credit strategies, processes and policies; (v) assessing the current credit quality of the portfolio based on credit quality trends in relation to impairments, write-offs and recoveries, portfolio characteristics and composition; and (vi) determining the current position in the economic and credit cycles. Changes in these assumptions or using other reasonable judgments can materially affect the allowance level and thereby our net income.

Specific allowances

Specific allowances are recorded to recognize estimated losses on both retail and wholesale loans that have become impaired. The losses relating to retail portfolios are managed on a pooled basis and are based on net write-off experience. For credit cards, no specific allowance is maintained as balances are written off when a payment is 180 days in arrears. Personal loans are generally written off at 150 days past due. Write-offs for other loans are generally recorded when there is no realistic prospect of full recovery. The losses relating to wholesale borrowers are estimated using management’s judgment relating to the timing of future cash flow amounts that can be reasonably expected from the borrowers, financially responsible guarantors and the realization of collateral. The amounts expected to be recovered are reduced by estimated collection costs and discounted at the effective interest rate of the obligation.

General allowance

A general allowance is established to cover estimated credit losses incurred in the lending portfolio that have not yet been specifically identified as impaired. For wholesale portfolios the determination of the general allowance is based on the application of estimated probability of default, gross exposure at default and loss factors, which are determined by historical loss experience and delineated by loan type and rating. For retail portfolios the determination of the general allowance is based on the application of historical loss rates. In determining the general allowance level, management also considers the current portfolio credit quality trends, business and economic conditions, the impact of policy and process changes, and other supporting factors.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            57

Total allowance for credit losses

Based on the procedures discussed above, management believes that the total allowance for credit losses of $3,096 million is adequate to absorb estimated credit losses incurred in the lending portfolio as at October 31, 2010. This amount includes $99 million classified in other liabilities, which relates to letters of credit and guarantees and unfunded commitments.

Variable interest entities

AcG-15 provides guidance on applying the principles of consolidation to certain entities defined as variable interest entities (VIEs). Where an entity is considered a VIE, the Primary Beneficiary is required to consolidate the assets, liabilities and results of operations of the VIE. The Primary Beneficiary is the entity that is exposed, through variable interests, to a majority of the VIE’s expected losses (as defined in AcG-15) or is entitled to a majority of the VIE’s expected residual returns (as defined in AcG-15), or both.

We use a variety of complex estimation processes involving both qualitative and quantitative factors to determine whether an entity is a VIE and, if required, to analyze and calculate the expected losses and the expected residual returns. These processes involve estimating the future cash flows and performance of the VIE, analyzing the variability in those cash flows, and allocating the cash flows among the identified parties holding variable interests to determine who is the Primary Beneficiary. In addition, there is a significant amount of judgment exercised in interpreting the provisions of AcG-15 and applying them to our specific transactions.

AcG-15 applies to a variety of our businesses, including our involvement with multi-seller conduits that we administer, credit investment products and structured finance transactions. For further details on our involvement with VIEs, refer to the Off-balance sheet arrangements section and Note 6 to our 2010 Annual Consolidated Financial Statements.

Goodwill and other intangible assets

Under GAAP, goodwill is not amortized and is generally allocated to reporting units which are one level below our operating segments. Goodwill is tested for impairment on an annual basis or more frequently if an event occurs or circumstances change such that the fair value of a reporting unit may be reduced to less than its book value.

Testing goodwill begins with determining the fair value of each reporting unit and comparing it to its carrying amount, including goodwill. If the carrying value of a reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill must be determined and compared to its carrying value. The fair value of the goodwill is imputed by determining the fair value of the assets and liabilities of the reporting unit. Goodwill is deemed to be impaired if its carrying value exceeds the fair value. That excess is the quantum of the impairment which must be charged to income in the period it is identified. Subsequent reversals of impairment are prohibited.

Management applies significant judgment in estimating the fair value of our reporting units which is accomplished primarily using an earnings-based approach which incorporates each reporting unit’s internal forecasts of revenues and expenses. The use of this model and, more generally, our impairment assessment process require the use of estimates and assumptions, including discount rates, growth rates, and terminal growth rates. Changes in one or more of the estimates or assumptions could have an impact on the determination of the fair value of our reporting units and thus, the results of the impairment test. In addition to the earnings-based approach, where possible, we use a market-based approach to assess what the appropriate fair value of each reporting unit may be in the current market based on actual market events and comparable companies.

Other intangibles with a finite life are amortized on a straight-line basis over their estimated useful lives, generally not exceeding 20 years. These are also tested for impairment when an event occurs or a condition arises that indicates that the estimated future net cash flows from the asset may be insufficient to recover its carrying amount. The identification of such events or conditions may be subject to management’s judgment. Estimating the fair value of a finite-life intangible for purposes of determining whether it is impaired also requires management to make estimates and assumptions, changes in which could have an impact on the determination of the fair value of the intangible and thus, the results of the impairment test. We do not have any intangibles with indefinite lives.

For further details, refer to Notes 1 and 10 to our 2010 Annual Consolidated Financial Statements. Also refer to the “Goodwill Impairment Assessment” later in this section.

Pensions and other post-employment benefits

We sponsor a number of defined benefit and defined contribution plans that provide pension and other benefits to eligible employees after retirement. These plans include registered pension plans, supplemental pension plans, and health, dental, disability and life insurance plans. The pension plans provide benefits based on years of service, contributions and average earnings at retirement.

Due to the long-term nature of these plans, the calculation of benefit expenses and obligations depends on various assumptions such as discount rates, expected rates of return on assets, healthcare cost trend rates, projected salary increases, retirement age, and mortality and termination rates. Discount rate assumption is determined using a yield curve of AA corporate debt securities. All other assumptions are determined by management and are reviewed annually by the actuaries. Actual experience that differs from the actuarial assumptions will affect the amounts of benefit obligation and expense. The weighted average assumptions used and the sensitivity of key assumptions are presented in Note 20 to our 2010 Annual Consolidated Financial Statements.

Income taxes

Management exercises judgment in estimating the provision for income taxes. We are subject to income tax laws in various jurisdictions where we operate. These complex tax laws are potentially subject to different interpretations by us and the relevant tax authority. The provision for income taxes represents management’s interpretation of the relevant tax laws and its estimate of current and future income tax implications of transactions and events during the period. A future income tax asset or liability is determined for each temporary difference based on the future tax rates that are expected to be in effect and management’s assumptions regarding the expected timing of the reversal of such temporary differences.

58             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Changes in accounting policies

Significant changes in accounting policies and disclosures during 2010

Canadian GAAP

We did not adopt any new significant accounting policies during the year.

U.S. GAAP

Fair value measurement and disclosures on non-financial assets and liabilities

Guidance on fair value measurement and disclosures (Topic 820, Fair Value Measurements and Disclosures) for nonfinancial assets and liabilities became effective for us on November 1, 2009. The new standards require additional disclosure on inputs and valuation techniques used to measure assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition. Refer to the section entitled “Framework on fair value measurement” in Note 31 to our 2010 Annual Consolidated Financial Statements for expanded disclosures.

Investments in Certain Entities that Calculate Net Asset Value Per Share

Financial Accounting Standard Board (FASB) issued Accounting Standards Update (ASU) 2009-12, Fair Value Measurements and Disclosures (ASC Topic 820) – Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent), which provides guidance on measuring fair value of certain alternative investments, and permits entities to use net asset value as a practical expedient to measure the fair value of its investments in certain investment funds. We adopted this standard on November 1, 2009.

Our alternative investments primarily include hedge funds held in connection with hedging of exposure related to fee-based equity derivative transactions with third parties. Fair value of these investments are based on the net asset value of the hedge funds. Refer to Note 31 to our 2010 Annual Consolidated Financial Statements for additional disclosures and information.

Improving Disclosures about Fair Value Measurements

FASB issued ASU 2010-06, Fair Value Measurements and Disclosures which amends and adds new disclosure requirements to Topic 820 Fair Value Measurement and Disclosures – Overall. New requirements are applicable for transfers into and out of Levels 1 and 2 and separate disclosures are required for purchases, sales, issuances, and settlements relating to Level 3 financial instruments. Clarifications are also provided on existing fair value disclosures on level of disaggregation and on inputs and valuation techniques used to measure fair value. This guidance became effective for us on February 1, 2010. Refer to Note 2 to our 2010 Annual Consolidated Financial Statements for the expanded fair value hierarchy disclosures. Additional disclosures are also required regarding the nature and risk of such investments; these are provided in the “Framework on fair value measurement section” of Note 2 to our 2010 Annual Consolidated Financial Statements.

Non-controlling interest

In December 2007, the FASB issued guidance under ASC Topic 810, Consolidation, which was effective for us on November 1, 2009. Significant requirements include:

•	Ownership interests in subsidiaries held by parties other than the parent must be reclassified to equity and presented separately from the parent’s equity;
•	The amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the consolidated statement of income;
•	Non-controlling interest should continue to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance;
•	After control is obtained, a change in ownership interests that does not result in a loss of control should be accounted for as an equity transaction; and
•

A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation will trigger recognition of a gain or loss and any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value.

Business combinations

FASB issued guidance under Topic 805, Business Combinations (Statement No. 141 (revised 2007), Business Combinations), which replaces previous guidance under Topic 805 (Statement No. 141, Business Combinations ). The new guidance includes the following changes in requirements: more assets acquired and liabilities assumed must be measured at fair value at the acquisition date, liabilities related to contingent consideration must be remeasured at fair value and each subsequent reporting period, and all acquisition related costs must be expensed.

There is no impact to our 2010 Annual Consolidated Financial Statements as we did not close any acquisitions during the year.

In addition, several new U.S. GAAP accounting pronouncements issued by FASB became effective for us on November 1, 2009 but the impact of adopting these pronouncements is not material to our consolidated financial position or results of operations. For further details about the new U.S. GAAP pronouncements, refer to Note 31 to our 2010 Annual Consolidated Financial Statements.

Future changes in accounting policies and disclosure

Canadian GAAP

There is no significant future accounting change applicable for us.

U.S. GAAP

Amendments to Guidance on Accounting for Transfers of Financial Assets

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140 (FAS 166), which will be effective for us prospectively on November 1, 2010. FAS 166 eliminates the concept of qualifying special purpose entities (QSPEs) and provides additional criteria and clarifies certain principles of the derecognition requirement in FAS 140 that the transferor must use to assess transfers of financial assets. It also eliminates the exception that permitted sale accounting for certain mortgage securitizations when control has not been completely surrendered by the transferor.

Amendments to Consolidation Guidance

In June 2009, the FASB issued Statement No. 167, Amendments to FASB Interpretation No. 46(R) (FAS167) which will be effective for us retrospectively on November 1, 2010. FAS167 modifies the characteristics that identify a variable interest entity, provides new criteria for determining the primary beneficiary and increases the frequency of required assessments to determine whether an entity is the primary beneficiary of a variable interest entity. We are currently in the process of assessing the impact of adopting this new standard on our consolidated financial position and results of operations.

Refer to Note 31 to our 2010 Annual Consolidated Financial Statements for more information about these and other future accounting standards.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            59

Future adoption of International Financial Reporting Standards

Pursuant to the decision made by the Canadian Accounting Standards Board, we will begin reporting our financial statements in accordance with IFRS on November 1, 2011, including fiscal 2011 comparative results. In order to manage our transition to IFRS, we have implemented a comprehensive enterprise-wide program that focuses on the key areas of impact including financial reporting, systems and processes, as well as communications and training. Our changeover to IFRS is tracking our initial timeline, including the start of our comparative (transition) year which began November 1, 2010.

We began our transition process in 2008 by completing a thorough organization diagnostic to assess the scope and complexity for us of converting to IFRS. This process identified the areas with significant differences between IFRS and existing Canadian GAAP. In 2009, we completed activities and deliverables which support the key areas of impact. We also:

•	Developed preliminary assessments regarding accounting policy elections for first-time IFRS adoption;
•

Initiated multiple projects within a program framework which conducted more thorough GAAP analysis, assessed financial and economic impacts, and identified process and systems requirements to ensure a successful transition; and,

•	Developed a resourcing model to ensure sufficient program resources are available to meet key deliverables.

We also initiated a series of ongoing activities which include:

•	Establishing frequent and recurring communications with the Board of Directors, Audit Committee, executive and senior management to ensure timely decisions on key issues and risks;
•	Providing frequent updates to our internal and external auditors and OSFI on key elements of program status, program structure and preliminary assessment of accounting impacts;
•	Identifying preliminary external communication requirements for the investor and analyst community; and,
•	Conducting internal education seminars for key stakeholders across RBC in the various business platforms and functional groups.

We continued with these activities throughout 2010 in addition to making the following significant decisions:

•	Preliminary conclusions regarding accounting policy elections for first-time IFRS adoption;
•	Identifying key changes in our significant accounting policies; and,
•	Conducting more thorough GAAP analysis, assessing financial and economic impacts, and identifying process and systems requirements to ensure a successful transition.

Impact of Adopting International Financial Reporting Standards

Our adoption of IFRS will be impacted by our IFRS 1 elections and by our ongoing policy choices. IFRS 1 sets out the procedures that we must follow when we prepare our consolidated financial statements for the first time after adopting IFRS. The IFRS 1 elections we expect to make upon transition are summarized below; these elections may change pending further developments in IFRS during our transition year. Included in this section and the subsequent “Critical Accounting Policies” section is a description of those key areas that we expect will cause the most significant transition impacts which are: employee benefits, cumulative translation adjustments, securitization and variable interest entities (also referred to as derecognition and consolidation), and goodwill.

Classification of Financial Instruments

Upon adoption of IFRS, an issuer is required to retrospectively apply IAS 39, Financial Instruments: Recognition and Measurement, and classify their financial instruments as of the date that the financial instrument was originally acquired. Alternatively, IFRS 1 permits an issuer to classify at the transition date any financial instrument using the fair value option or as available-for-sale. We expect to elect this option and will change the designation of certain financial instruments where appropriate.

Employee Benefits

IFRS 1 provides the option to recognize all cumulative actuarial gains and losses currently deferred under Canadian GAAP directly in Retained earnings. We expect to elect this option which will decrease our Retained earnings on transition. The balance of our Cumulative actuarial gains and losses represents the sum of our unrecognized net actuarial loss, transitional (asset) obligation and prior service cost. We are in the process of calculating the Cumulative actuarial gains and losses under Canadian GAAP as at October 31, 2010 as we currently use a measurement date of September 30, 2010 as described in Note 20 to our 2010 Annual Consolidated Financial Statements.

Business Combinations

IFRS 1 provides the option to apply prospectively IFRS 3, Business Combinations, such that business combinations that occur before the transition date need not be restated. We expect to elect this option.

Insurance Contracts

IFRS 1 provides the option to use transitional guidance found in IFRS 4 Insurance Contracts. As permitted by IFRS 4, we have decided to continue following our existing insurance contract accounting policies.

Cumulative Translation Adjustments

IFRS 1 provides the option to reclassify cumulative translation gains and losses from foreign operations to Retained Earnings. We expect to elect this option thereby decreasing our Retained earnings on transition, although neither Shareholders’ equity or Tier 1 capital will be impacted. The balance of our Unrealized foreign currency translation gains and losses, net of hedging activities as calculated under Canadian GAAP, is $1.7 billion as at October 31, 2010, as presented in our Consolidated Statements of Changes in Shareholders’ Equity.

Critical Accounting Policies

We have determined that our critical accounting policies under IFRS will be the same as those under Canadian GAAP. The following summarizes the changes to those policies that we expect to make upon transition.

Financial instruments – Recognition and measurement

The recognition and measurement of financial instruments under IFRS are significantly aligned with Canadian GAAP. We will continue to recognize at inception, financial instruments at fair value. IFRS also has the same categories for financial instruments as Canadian GAAP: held-for-trading, available-for-sale, held-to-maturity, held-for-trading using the fair value option, and loans and receivables.

Impairment of Available-for-sale and Held-to-maturity securities (Other-than-temporary impairment of securities under Canadian GAAP)

Similar to Canadian GAAP, IFRS requires all financial assets to be reviewed for impairment except those measured at fair value through profit or loss. Unlike Canadian GAAP, impairment review under IFRS does not have the concept of other-than-temporary decline in fair value nor does an entity’s intention to sell or hold a security factor into the assessment of whether it is impaired. Instead, IFRS focuses on specific events and objective evidence of impairment including a significant or prolonged decline in fair value below cost to be evidence of impairment. As a result, when an impairment is recognized and how it is measured, may differ under IFRS.

Securitization

Under IFRS, the approach to derecognizing financial assets is significantly different than the approach under Canadian GAAP. IFRS requires consideration of the risks and rewards of ownership with a secondary focus on control over transferred assets. Under Canadian

60             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

GAAP, the derecognition model follows the legal form of the transaction and the ability to shield assets from bankruptcy. We have determined that most of our securitizations will not qualify for derecognition under IAS 39; this will result in the associated assets, namely, mortgages and credit card receivables, being recognized on our consolidated balance sheets and the gains previously recognized will be included in the transition adjustment as a reduction to retained earnings. Although the initial impact of this policy change will be significant, including a decrease to Retained earnings, we will recognize the net income they generate over their remaining lives. Information regarding our securitization activities as at October 31, 2010 is presented in Note 5 to our 2010 Annual Consolidated Financial Statements.

Loans – Allowance for credit losses

IFRS and Canadian GAAP are significantly aligned in this area with an entity recognizing incurred losses that have been identified and yet to be specifically identified. The grouping of these allowances will differ under IFRS as they will now be grouped into loans where the allowance is determined individually (wholesale loan allowance) and those that were determined collectively (allowances based on pools of loans or portfolios, i.e. specific retail loan allowances and our general allowance).

Special Purpose Entities (Variable Interest Entities under Canadian GAAP)

Under IFRS, consolidation of an entity is determined on the basis of control which is broader than the concepts of voting control and exposure to variable interests that are applied under Canadian GAAP. We have determined that as a result of this change in policy, we will now consolidate certain entities and not consolidate others. We will continue to monitor our structures for changes in business activities that may impact our initial consolidation decisions. The full impact of this policy change upon adoption of IFRS will depend on the assets and liabilities in the structures on the transition date. Information regarding entities in which we have a significant variable interest and those we consolidate under Canadian GAAP as at October 31, 2010 is in Note 6 to our 2010 Annual Consolidated Financial Statements.

Goodwill and Intangibles

IFRS and Canadian GAAP both require goodwill and intangibles to be assessed for impairment. Under IFRS, impairment testing is required to be performed at the level of cash generating units (CGU) which in some cases is lower than that of reporting units used for Canadian GAAP. IFRS and Canadian GAAP both use discounted cash flow models in determining fair value, but IFRS has specific guidance regarding the use of forecasted cash flows. We have eight reporting units under Canadian GAAP and we expect to have nine CGUs under IFRS.

The goodwill that is attributable to a CGU is generally that which arose upon the acquisition of the entities that comprise that CGU. Our International Banking reporting unit will reside in two CGUs, U.S.

Banking and Caribbean Banking. The goodwill that arose upon the acquisition of RBTT will be attributed to the Caribbean Banking CGU with the remainder residing in the U.S. Banking CGU, resulting in approximately equal balances.

Our current goodwill allocation, which is presented in Note 10 to our 2010 Annual Consolidated Financial Statements, will be realigned to the new CGUs for impairment testing; the first such assessment must be completed as of November 1, 2010. Any resulting impairment will be recorded as a transition adjustment but it will have no impact on our Tier 1 ratio.

Employee Benefits – Actuarial Gains and Losses (Pensions and post-employment benefits under Canadian GAAP)

IFRS provides four alternatives for accounting for changes in our defined benefit liability. We may elect any one of the following:

•	Apply the corridor approach, which we currently apply under Canadian GAAP, and continue to recognize a portion of our actuarial gains and losses as income or expense;
•	Recognize actuarial gains and losses related to benefit plans over the expected average remaining working lives of the employees participating in that plan;
•	Recognize actuarial gains and losses in the period in which they occur in the Consolidated Statements of Income; or
•	Recognize actuarial gains and losses in Other Comprehensive Income (OCI).

We have elected to continue applying the corridor approach under IFRS.

Income Taxes

Under both IFRS and Canadian GAAP, income taxes are assessed based on the balance sheet approach; however, differences exist in the detailed application of the guidance related to the recognition and measurement of deferred taxes. With respect to the areas with significant judgment, primarily uncertain tax positions and the recognition of deferred tax assets, we believe that there is no significant change required in how we recognize and measure these items.

Other Significant Accounting Policies

We will continue to monitor changes in IFRS to determine the implications on our current accounting policies as well as our business and capital position. In addition to the critical accounting policies described above, the following change in accounting policy is expected to have an impact upon transition.

Interests in Joint Ventures

Under IFRS, jointly controlled entities may be accounted for using the proportionate consolidation or the equity method. We have elected to use the equity method for measurement of investments whereas we are currently applying proportionate consolidation under Canadian GAAP.

Goodwill Impairment Assessment

GAAP requires us to test goodwill for impairment at least annually or more often if events or circumstances indicate that it may be impaired. For further details, refer to ‘Goodwill and other intangible assets’ in the Critical accounting policies and estimates section described above and to Note 1 to our 2010 Annual Consolidated Financial Statements. The results of our annual test for possible impairment of goodwill as at August 1, 2010, indicated that the fair values of all of our reporting units except International Banking exceeded their carrying values. As a result, further analysis was required to determine if the $2.9 billion of goodwill allocated to the International Banking reporting unit, of which approximately half relates to our U.S. banking operations and the remainder to our Caribbean banking operations, was impaired. This further analysis compares the fair value of goodwill to its carrying value, with any shortfall indicating impairment. The fair value of goodwill is imputed by reference to the fair value of the reporting unit over the fair value of its net identifiable assets.

The fair value of our International Banking reporting unit was estimated using an earnings-based approach which incorporated internal forecasts of revenues and expenses. Given the inability to rely on recent performance as evidence supporting the probability that our U.S. banking operations will achieve its forecast under the earnings based approach, which is exacerbated by the uncertainties and challenges created by the current market environment, we modelled various scenarios reflecting different reasonably possible outcomes within the current market environment. The estimated fair value of the reporting unit also contains other significant judgments and assumptions, one of the most significant of which is the discount rate applied to the cash flows supporting our earnings based valuation approach. In determining the range of possible discount rates, we considered various factors including our ability to raise capital in the current market, the risk premium associated with the specific entities, and the potential impact of the Dodd-Frank Wall

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            61

Street Reform and Consumer Protection Act on interchange revenue. We decided that the appropriate range was between 10.5% and 11.5%, reflecting our internally generated cost of equity, uncertainty in achieving forecasted results and our ability to raise capital relative to our peers. We also considered the impact of higher market observable discount rates within our U.S. Banking peer group which we determined to be of lower relevance as most of these discount rates reflected some level of TARP financing, which we had not received.

The outcome of our analysis was also highly sensitive to the valuation of the loan portfolios, which required significant management judgement regarding key assumptions including the probability of default, liquidity premiums, and exit prices in distressed markets. The selection of these assumptions was particularly challenging in the current market conditions, given the relative lack of market-observable data in the U.S. and Caribbean.

After considering the weight of evidence available to us, our conclusion regarding the goodwill of our International Banking reporting unit was that it was not impaired. This conclusion was based on our review of various scenarios where we adjusted certain factors to identify the range of reasonably possible outcomes. Given that the goodwill testing process is a complex one, requiring management to make numerous assumptions and judgments, based in many cases on uncertain information about future periods, the ultimate margin between a decision of impairment and non-impairment could change significantly if any one of these assumptions or judgments changes. Prolonged weakness or deterioration in economic market conditions, or additional regulatory changes, may result in declines in business performance beyond management expectations, which could lead to a significantly different outcome, including a material impairment charge to earnings, in a future period related to some portion of the associated goodwill.

Pension obligations

Through a number of defined benefit and defined contribution plans we provide pension and post-employment benefits to eligible employees. Our defined benefit pension plans provide benefits based on years of service, contributions and average earnings at retirement. Our other post-employment benefits include health, dental, disability and life insurance coverage.

We measured our benefit obligations and pension plan assets as at September 30, 2010. During the year, corporate bond yields, which impact the selection of a discount rate we use to measure our benefit obligations, have decreased across all maturities, mainly in the mid and long ranges of the curve. This has resulted in an actuarial loss of $1,118 million in our benefit obligation, which more than offsets our pension plan asset gains of $644 million and increased our overall pension liability. Gains and losses on our pension plan assets are amortized over the estimated average remaining service life of the plan, which decreases the volatility to our expenses recognized every year. The strengthening of the Canadian dollar at year end resulted in a decrease of our pension liability for our U.S. and international plans. We fund our registered defined benefit pension plans in accordance with actuarially determined amounts required to satisfy employee benefit obligations under current pension regulations. We continue to fund our pension plans in accordance with federal and provincial regulations. For our principal pension plans, the most recent actuarial valuation performed for funding purposes was completed on January 1, 2010. Based on the result of this valuation, we increased our pension plan contributions for 2010 for an amount that is in excess of the minimum funding requirement set by pension regulators. Total contributions to our defined benefit pension plans for 2010 were $1,288 million. For further information, refer to Note 20 to our 2010 Annual Consolidated Financial Statements.

Controls and procedures

Disclosure controls and procedures

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports filed or submitted under Canadian and U.S. securities laws is recorded, processed, summarized and reported within the time periods specified under those laws and include controls and procedures that are designed to ensure that information is accumulated and communicated to management, including the President and Chief Executive Officer, and the Chief Administrative Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As of October 31, 2010, management evaluated, under the supervision of and with the participation of the President and Chief Executive Officer and the Chief Administrative Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as defined under rules adopted by the United States Securities and Exchange Commission. Based on that evaluation, the President and Chief Executive Officer and the Chief Administrative

Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of October 31, 2010.

Internal control over financial reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. See Management’s Report on Internal Control over Financial Reporting and the Report of Independent Registered Chartered Accountants.

No changes were made in our internal control over financial reporting during the year ended October 31, 2010, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

62             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Key performance and non-GAAP measures

Performance measures

Tier 1 common ratio

We use the Tier 1 common ratio in conjunction with regulatory capital ratios to evaluate our capital adequacy specifically related to common equity. We believe that it is a useful supplemental measure of capital adequacy. The Tier 1 common ratio does not have a standardized meaning under GAAP and may not be comparable to similar measures disclosed by other financial institutions. The following table provides a calculation of our Tier 1 common ratio:

Tier 1 common ratio			Table 58
(C$ millions, except percentage amounts)	2010	2009	2008
Tier 1 capital	$33,972	$31,774	$25,031
Less: Qualifying other NCI in subsidiaries	351	353	357
Innovative Tier 1 capital instruments (1)	3,327	3,991	3,857
Non-cumulative First Preferred shares (1)	4,810	4,811	2,657
Tier 1 common capital	$25,484	$22,619	$18,160
Risk-weighted assets	$260,456	$244,837	$278,579
Tier 1 common ratio	9.8%	9.2%	6.5%

(1)	Net of treasury shares.

Return on common equity and Return on risk capital

We measure and evaluate the performance of our consolidated operations and each business segment using a number of financial metrics such as net income, ROE and return on risk capital (RORC). We use ROE and RORC, at both the consolidated and business segment levels, as measures of return on total capital invested in our businesses. The business segment ROE and RORC measures are viewed as useful measures by management for supporting investment and resource allocation decisions because they adjust for certain items that may affect comparability between business segments and certain competitors. RORC does not have standardized meaning under GAAP and may not be comparable to similar measures disclosed by other financial institutions.

Our consolidated ROE calculation is based on net income available to common shareholders divided by total average common equity for the period. Business segment ROE calculations are based on net income available to common shareholders divided by average attributed capital for the period. For each segment, average attributed capital, or economic capital, includes attributed risk capital required to underpin various risks as described in the Capital Management section and amounts invested in goodwill and intangibles (1).

RORC is used to measure returns on capital required to support the risks related to ongoing operations. Our RORC calculations are based on net income available to common shareholders divided by attributed risk capital (which excludes goodwill and intangibles and unattributed capital).

The attribution of capital and risk capital involves the use of assumptions, judgments and methodologies that are regularly reviewed and revised by management as necessary. Changes to such assumptions, judgments and methodologies can have a material effect on the segment ROE and RORC information that we report. Other companies that disclose information on similar attributions and related return measures may use different assumptions, judgments and methodologies.

The following table provides a summary of our ROE and RORC calculations:

(1)	For internal allocation and measurement purposes, total attributed capital is deemed by management to comprise amounts necessary to support the risks inherent in the businesses (risk capital) and amounts related to historical investments (goodwill and intangibles). The difference between total average common equity and average attributed capital is classified as Unattributed capital, which is reported in Corporate Support for segment reporting purposes

Calculation of Return on equity and Return on risk capital									Table 59
	2010							2009	2008
(C$ millions, except percentage amounts) (1)	Canadian Banking	Wealth Management	Insurance	International Banking	Capital Markets	Corporate Support	Total	Total	Total
Net income (loss) available to common shareholders	$2,979	$640	$393	$(369)	$1,584	$(262)	$4,965	$3,625	$4,454
Average risk capital (2)	$6,350	$1,000	$1,300	$3,000	$7,100	$750	$19,500	$18,600	$15,050
add: Under/(over) attribution of capital	–	–	–	–	–	3,650	3,650	600	1,900
add: Goodwill and intangible capital	2,000	2,650	200	3,650	1,000	600	10,100	11,250	7,700
Average common equity (3)	$8,350	$3,650	$1,500	$6,650	$8,100	$5,000	$33,250	$30,450	$24,650
add: Impact of goodwill impairment charge	–	–	–	–	–	–	–	550	–
Average common equity, excluding goodwill	$8,350	$3,650	$1,500	$6,650	$8,100	$5,000	$33,250	$31,000	$24,650
ROE	35.6%	17.6%	26.6%	(5.5)%	19.5%	n.m.	14.9%	11.9%	18.1%
add: Impact of goodwill impairment charge	–	–	–	–	–	–	–	3.0%	–
ROE	35.6%	17.6%	26.6%	(5.5)%	19.5%	n.m.	14.9%	14.9%	18.1%
RORC	46.9%	64.6%	30.1%	(12.2)%	22.3%	n.m.	25.4%	19.5%	29.6%

(1)	Average risk capital, Goodwill and intangible capital, and Average common equity represent rounded figures. ROE and RORC are based on actual balances before rounding. These are calculated using methods intended to approximate the average of the daily balances for the period.
(2)	Average risk capital includes Credit, Market (trading and non-trading), Operational and Business and fixed assets, and Insurance risk capital. For further details, refer to the Capital management section.
(3)	The amounts for the segments are referred to as attributed capital or economic capital.
n.m.	not meaningful

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            63

Embedded value

Embedded value is a measure of shareholder value embedded in the balance sheet of our Insurance segment, excluding any value associated from future new sales. We use the change in embedded value between reporting periods as a measure of the value created by the insurance operations during the period.

We define embedded value as the value of equity held in our Insurance segment and the value of in-force business (existing policies). The value of in-force business is calculated as the present value of future expected earnings on in-force business less the present value of capital required to support in-force business. We use discount rates that are consistent with other insurance companies. Required capital uses the capital frameworks in the jurisdictions in which we operate.

Key drivers affecting the change in embedded value from period to period are new sales, investment performance, claims and policyholder experience, change in actuarial assumptions, changes in foreign exchange rates and changes in shareholder equity arising from transfers in capital.

Embedded value does not have a standardized meaning under GAAP and may not be directly comparable to similar measures disclosed by other companies. Given that this measure is specifically used for our Insurance segment and involves the use of discount rates to present value the future expected earnings and capital required for the in-force business, reconciliation to financial statements information is not applicable.

Non-GAAP measures

Overview

Given the nature and purpose of our management reporting framework, we use and report certain non-GAAP financial measures which are not defined nor do they have a standardized meaning under GAAP. As a result, these reported amounts and related ratios are not necessarily comparable with similar information disclosed by other financial institutions. We believe that excluding the items noted below should enhance the comparability of our financial performance compared to prior periods and will provide readers with a better understanding of management’s perspective on our 2010 and 2009 performance.

2010 results excluding the loss on Liberty Life

In October 2010, we announced our intention to sell Liberty Life, our U.S. life insurance business, to Athene Holding Ltd. for US$628 million. We recorded a loss of $116 million (US $114 million) on both a before-and after-tax basis in the fourth quarter of 2010.

2009 results excluding the goodwill impairment charge

In the second quarter of 2009, we recorded a goodwill impairment charge of $1 billion on both a before-and after-tax basis.

The following table provides a reconciliation of our results excluding the loss on Liberty Life and the goodwill impairment charge for the years ended October 31, 2010 and October 31, 2009, respectively.

		Table 60
(C$ millions, except percentage and per share amounts)	2010	2009
Income before income taxes and NCI	$6,968	$5,526
Add: Goodwill impairment charge	–	1,000
Add: Loss on Liberty Life	116	–
Income before income taxes and NCI, excluding the items noted above	$7,084	$6,526
Income taxes	1,646	1,568
Net income before NCI excluding the items noted above	$5,438	$4,958
NCI in net income of subsidiaries	99	100
Net income excluding the items noted above	$5,339	$4,858
Preferred dividends	258	233
Net income available to common shareholders excluding the items noted above	$5,081	$4,625
Average number of common shares (thousands)	1,420,719	1,398,675
Basic EPS	$3.49	$2.59
Add: Goodwill impairment charge	–	.71
Add: Loss on Liberty Life	.08	–
Basic EPS excluding the items noted above (1)	$3.57	$3.31
Average number of diluted common shares (thousands)	1,433,754	1,412,126
Diluted EPS	$3.46	$2.57
Add: Goodwill impairment charge	–	.71
Add: Loss on Liberty Life	.08	–
Diluted EPS excluding the items noted above	$3.54	$3.28
Average common equity	33,250	30,450
ROE (1)	14.9%	11.9%
Average common equity excluding the items noted above	33,250	31,000
ROE (1) excluding the items noted above	15.3%	14.9%
Effective income tax rate	23.6%	28.4%
Effective income tax rate excluding the items noted above	23.2%	24.0%

(1)	Based on actual balances before rounding.

Related party transactions

In the ordinary course of business, we provide normal banking services, operational services, and enter into other transactions with associated and other related corporations, including our joint venture entities, on terms similar to those offered to non-related parties.

We grant loans to directors, officers and other employees at rates normally accorded to preferred clients. In addition, we offer deferred share and other plans to non-employee directors, executives and certain other key employees. For further information, refer to Notes 9 and 27 to our 2010 Annual Consolidated Financial Statements.

64             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Supplemental information

Net interest income on average assets and liabilities	Table 61

	Average balances			Interest (1)			Average rate
(C$ millions, except percentage amounts)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Assets
Deposits with other banks
Canada	$1,060	$2,692	$1,837	$14	$37	$45	1.32%	1.37%	2.45%
United States	4,167	4,674	4,168	12	11	137	0.29	.24	3.29
Other International	4,846	3,976	7,802	33	114	316	0.68	2.87	4.05
	10,073	11,342	13,807	59	162	498	0.59	1.43	3.61
Securities
Trading (3)	151,724	136,963	149,098	3,729	4,041	4,862	2.46	2.95	3.26
Available–for–sale	42,589	50,686	39,626	1,041	1,905	1,800	2.44	3.76	4.54
	194,313	187,649	188,724	4,770	5,946	6,662	2.45	3.17	3.53
Asset purchased under reverse repurchase agreements and securities borrowed	57,508	44,476	68,356	474	931	2,889	0.82	2.09	4.23
Loans
Canada
Retail (3)	204,592	185,318	170,300	9,138	8,660	7,446	4.47	4.67	4.37
Wholesale	30,716	35,074	38,558	1,035	1,179	2,443	3.37	3.36	6.34
	235,308	220,392	208,858	10,173	9,839	9,889	4.32	4.46	4.73
United States	34,739	42,227	35,096	1,376	1,777	2,161	3.96	4.21	6.16
Other International	15,243	17,559	15,623	1,821	1,923	2,939	11.95	10.95	18.81
	285,290	280,178	259,577	13,370	13,539	14,989	4.69	4.83	5.77
Total interest–earning assets	547,184	523,645	530,464	18,673	20,578	25,038	3.41	3.93	4.72
Non–interest–bearing deposits with other banks	5,923	5,895	3,702	–	–	–	–	–	–
Customers’ liability under acceptances	7,984	10,247	11,274	–	–	–	–	–	–
Other assets	121,909	155,513	104,860	–	–	–	–	–	–
Total assets	$683,000	$695,300	$650,300	$18,673	$20,578	$25,038	2.73%	2.96%	3.85%
Liabilities and shareholders’ equity
Deposits (2), (3)
Canada	$177,830	$172,736	$165,400	$2,646	$2,946	$4,423	1.49%	1.71%	2.67%
United States	54,483	58,679	56,234	334	778	1,758	0.61	1.33	3.13
Other International	126,460	143,736	150,564	2,111	3,038	5,977	1.67	2.11	3.97
	358,773	375,151	372,198	5,091	6,762	12,158	1.42	1.80	3.27
Obligations related to securities sold short	47,689	37,597	45,367	1,749	1,286	1,525	3.67	3.42	3.36
Obligations related to assets sold under repurchase agreements and securities loaned	42,941	36,647	36,558	374	409	1,613	0.87	1.12	4.41
Subordinated debentures	6,321	7,377	7,183	307	350	354	4.86	4.74	4.93
Other interest–bearing liabilities	1,849	3,943	3,962	175	230	334	9.46	5.83	8.43
Total interest–bearing liabilities	457,573	460,715	465,268	7,696	9,037	15,984	1.68	1.96	3.44
Non–interest–bearing deposits (3)	51,906	46,807	38,843	–	–	–	–	–	–
Acceptances	7,984	10,247	11,274	–	–	–	–	–	–
Other liabilities	127,578	142,964	108,116	–	–	–	–	–	–
Total liabilities	$645,041	$660,733	$623,501	$7,696	$9,037	$15,984	1.19%	1.37%	2.56%
Shareholders’ Equity
Preferred	4,718	4,130	1,795	–	–	–	–	–	–
Common	33,241	30,437	25,004	–	–	–	–	–	–
Total liabilities and shareholders’ equity	$683,000	$695,300	$650,300	$7,696	$9,037	$15,984	1.13%	1.30%	2.46%
Net interest income and margin	$683,000	$695,300	$650,300	$10,977	$11,541	$9,054	1.61%	1.66%	1.39%
Net interest income and margin (average earning assets)
Canada	$333,546	$311,715	$308,574	$8,405	$7,863	$6,935	2.52%	2.52%	2.25%
United States	98,193	107,131	108,733	1,718	2,134	1,132	1.75	1.99	1.04
Other International	115,445	104,799	113,157	854	1,544	987	0.74	1.47	.87
Total	$547,184	$523,645	$530,464	$10,977	$11,541	$9,054	2.01%	2.20%	1.71%

(1)	Interest income includes loan fees of $410 million (2009 – $398 million; 2008 – $343 million).
(2)	Deposits include savings deposits with average balances of $90 billion (2009 – $72 billion; 2008 – $56 billion), interest expense of $.4 billion (2009 – $.4 billion; 2008 – $.6 billion) and average rates of .5% (2009 – .5%; 2008 – 1.0%). Deposits also include term deposits with average balances of $236 billion (2009 – $271 billion; 2008 – $287 billion), interest expense of $3.9 billion (2009 – $5.6 billion; 2008 – $10.1 billion) and average rates of 1.65% (2009 – 2.07%; 2008 – 3.53%).
(3)	Comparative amounts have been reclassified from those previously reported.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            65

Change in net interest income (1)						Table 62
	2010 vs. 2009			2009 vs. 2008
	Increase (decrease) due to changes in			Increase (decrease) due to changes in
(C$ millions)	Average volume (2)	Average rate (2)	Net change	Average volume (2)	Average rate (2)	Net change
Assets
Deposits with other banks
Canada	$(22)	$(1)	$(23)	$16	$(24)	$(8)
U.S.	(1)	2	1	15	(141)	(126)
Other international	21	(102)	(81)	(127)	(75)	(202)
Securities
Trading (3)	407	(719)	(312)	(378)	(443)	(821)
Available-for-sale	(272)	(592)	(864)	448	(343)	105
Asset purchased under reverse repurchase agreements and securities borrowed	219	(676)	(457)	(801)	(1,157)	(1,958)
Loans
Canada
Retail (3)	873	(395)	478	682	532	1,214
Wholesale	(147)	3	(144)	(204)	(1,060)	(1,264)
U.S.	(301)	(100)	(401)	385	(769)	(384)
Other international	(267)	165	(102)	330	(1,346)	(1,016)
Total interest income	$510	$(2,415)	$(1,905)	$366	$(4,826)	$(4,460)
Liabilities
Deposits (3)
Canada	$85	$(385)	$(300)	$188	$(1,665)	$(1,477)
U.S.	(52)	(392)	(444)	73	(1,053)	(980)
Other international	(337)	(590)	(927)	(260)	(2,679)	(2,939)
Obligations related to securities sold short	365	98	463	(265)	26	(239)
Obligations related to assets sold under repurchase agreements and securities loaned	64	(99)	(35)	4	(1,208)	(1,204)
Subordinated debentures	(51)	8	(43)	9	(13)	(4)
Other interest-bearing liabilities	(158)	103	(55)	–	(104)	(104)
Total interest expense	$(84)	$(1,257)	$(1,341)	$(251)	$(6,696)	$(6,947)
Net interest income	$594	$(1,158)	$(564)	$617	$1,870	$2,487

(1)	Geographic classification for selected assets and liabilities is based on the domicile of the booking point of the subject assets and liabilities.
(2)	Volume/rate variance is allocated on the percentage relationship of changes in balances and changes in rates to the total net change in net interest income.
(3)	Comparative amounts have been reclassified from those previously reported.

Loans and acceptances by geography					Table 63
As at October 31 (C$ millions)	2010	2009	2008	2007	2006
Canada
Residential mortgages	$124,064	$117,292	$117,690	$107,453	$94,272
Personal	69,291	60,493	48,780	42,506	37,946
Credit cards	9,704	8,285	8,538	8,142	6,966
Small business	2,712	2,851	2,804	2,652	2,318
Retail	205,771	188,921	177,812	160,753	141,502
Business	$45,217	$47,110	$53,775	$51,237	$44,353
Sovereign	2,785	1,394	1,544	585	553
Bank	808	1,096	978	521	160
Wholesale	48,810	49,600	56,297	52,343	45,066
	$254,581	$238,521	$234,109	$213,096	$186,568
United States
Retail	$11,121	$11,678	$12,931	$6,804	$7,652
Wholesale	20,852	25,387	30,943	18,548	13,847
	31,973	37,065	43,874	25,352	21,499
Other International
Retail	$4,936	$4,625	$4,712	$1,905	$1,896
Wholesale	11,084	12,964	20,345	10,862	9,084
	16,020	17,589	25,057	12,767	10,980
Total loans and acceptances	$302,574	$293,175	$303,040	$251,215	$219,047
Total allowance for loan losses	(2,997)	(3,188)	(2,215)	(1,493)	(1,409)
Total loans and acceptances, net of allowance for loan losses	$299,577	$289,987	$300,825	$249,722	$217,638

66             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Loans and acceptances by portfolio and sector					Table 64
As at October 31 (C$ millions)	2010	2009	2008	2007	2006
Residential mortgages	$128,832	$122,130	$122,991	$109,745	$96,675
Personal	80,174	71,542	60,727	48,743	44,902
Credit cards	10,110	8,701	8,933	8,322	7,155
Small business	2,712	2,851	2,804	2,652	2,318
Retail	221,828	205,224	195,455	169,462	151,050
Business
Agriculture	$4,815	$5,090	$5,305	$5,367	$5,435
Automotive	3,527	3,657	3,999	3,285	2,958
Consumer goods	5,912	6,141	7,389	5,206	4,553
Energy	5,945	7,055	8,146	7,632	6,010
Non-bank financial services	4,769	3,541	8,788	6,959	4,459
Forest products	792	830	1,152	1,349	1,126
Industrial products	3,731	3,972	5,033	4,119	3,659
Mining & metals	635	1,774	3,947	2,301	1,072
Real estate & related	18,358	21,049	22,978	19,187	16,145
Technology & media	2,569	2,562	3,206	2,423	2,326
Transportation & environment	3,759	4,413	4,239	2,656	2,400
Other (1)	20,253	22,572	25,623	17,583	15,586
Sovereign	3,765	2,779	2,496	932	887
Bank	1,916	2,516	5,284	2,754	1,381
Wholesale	80,746	87,951	107,585	81,753	67,997
Total loans and acceptances	$302,574	$293,175	$303,040	$251,215	$219,047
Total allowance for loan losses	(2,997)	(3,188)	(2,215)	(1,493)	(1,409)
Total loans and acceptances, net of allowance for loan losses	$299,577	$289,987	$300,825	$249,722	$217,638

(1)	Other in 2010 related to other services, $8.1 billion; financing products, $5.1 billion; holding and investments, $4.0 billion; health, $2.7 billion; and other, $.4 billion.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            67

Impaired loans by portfolio and geography	Table 65

As at October 31 (C$ millions except percentage amounts)	2010	2009	2008	2007	2006
Residential mortgages	$808	$641	$340	$180	$165
Personal	383	409	348	189	205
Small business	49	59	40	19	13
Retail	1,240	1,109	728	388	383
Business
Agriculture	$77	$82	$95	$65	$45
Automotive	111	41	20	5	8
Consumer goods	132	145	57	83	85
Energy	112	107	80	3	6
Non-bank financial services	70	227	25	14	15
Forest products	56	53	25	29	12
Industrial products	142	172	194	29	17
Mining & metals	12	22	7	4	5
Real estate & related	1,627	1,625	1,137	353	74
Technology & media	70	115	45	10	49
Transportation & environment	69	29	10	19	19
Other (1)	1,238	1,658	500	116	108
Sovereign	9	10	–	–	–
Bank	34	62	–	–	–
Wholesale	3,759	4,348	2,195	730	443
Total impaired loans (2)	$4,999	$5,457	$2,923	$1,118	$826
Canada
Residential mortgages	$544	$441	$238	$149	$127
Personal	174	173	150	152	183
Small business	49	59	40	19	13
Retail	767	673	428	320	323
Business
Agriculture	$71	$77	$95	$64	$45
Automotive	87	27	17	4	5
Consumer goods	53	53	43	81	73
Energy	65	5	5	1	4
Non-bank financial services	1	1	3	3	2
Forest products	11	20	22	28	11
Industrial products	99	140	174	28	14
Mining & metals	4	6	6	4	5
Real estate & related	177	232	50	53	26
Technology & media	55	88	10	10	9
Transportation & environment	42	17	10	19	6
Other	106	173	94	82	66
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	771	839	529	377	266
Total	$1,538	$1,512	957	697	589
United States
Residential mortgages	$117	$108	$52	$6	$8
Personal	105	119	81	21	7
Retail	222	227	133	27	15
Business
Agriculture	$3	$3	$–	$1	$–
Automotive	22	14	3	1	3
Consumer goods	41	34	14	2	12
Energy	43	100	73	–	–
Non-bank financial services	54	213	8	–	–
Forest products	26	33	3	1	1
Industrial products	40	32	20	1	3
Mining & metals	6	16	1	–	–
Real estate & related	1,162	1,365	1,087	300	48
Technology & media	10	20	35	–	40
Transportation & environment	17	9	–	–	13
Other	1,038	1,355	282	16	23
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	2,462	3,194	1,526	322	143
Total	$2,684	$3,421	$1,659	$349	$158
Other International
Retail	$251	$209	$167	$41	$45
Wholesale	526	315	140	31	34
Total	$777	$524	$307	$72	$79
Total impaired loans	$4,999	$5,457	$2,923	$1,118	$826
Specific allowance for loan losses	(1,111)	(1,279)	(767)	(351)	(263)
Net impaired loans	$3,888	$4,178	$2,156	$767	$563
Gross impaired loans as a % of loans and acceptances
Residential mortgages	.63%	.52%	.28%	.16%	.17%
Personal	.48%	.57%	.57%	.39%	.46%
Small business	1.81%	2.07%	1.43%	.72%	.56%
Retail	.56%	.54%	.37%	.23%	.25%
Wholesale	4.66%	4.94%	2.04%	.89%	.65%
Total	1.65%	1.86%	.96%	.45%	.38%
Specific allowance for loan losses as a % of gross impaired loans	22.22%	23.44%	26.24%	31.40%	31.84%

(1)	Other in 2010 is related to other, $108 million; financing products, $865 million; other services, $157 million; holding and investments, $75 million; and health, $33 million.
(2)	Past due loans greater than 90 days not included in impaired loans were $202 million in 2010 (2009 – $359 million; 2008 – $347 million; 2007 – $280 million; 2006 – $305 million).

68             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Provision for (recovery of) credit losses by portfolio and geography (1)					Table 66
(C$ millions, except percentage amounts)	2010	2009	2008	2007	2006
Residential mortgages	$60	$73	$16	$5	$6
Personal	595	701	445	364	306
Credit cards	413	402	270	223	163
Small business	45	55	46	34	29
Retail	1,113	1,231	777	626	504
Business
Agriculture	$19	$20	$5	$2	$(1)
Automotive	21	21	10	2	4
Consumer goods	37	61	19	27	7
Energy	(6)	16	21	(7)	(53)
Non–bank financial services	(30)	266	–	–	4
Forest products	5	13	2	10	2
Industrial products	3	67	95	10	4
Mining & metals	–	7	2	1	–
Real estate & related	512	587	345	78	1
Technology & media	5	96	21	(2)	(5)
Transportation & environment	12	11	3	7	1
Other	129	408	130	28	14
Sovereign	–	–	–	–	–
Bank	15	20	–	–	–
Wholesale	722	1,593	653	156	(22)
Total specific provision	$1,835	$2,824	$1,430	$782	$482
Canada
Residential mortgages	$7	$18	$8	$5	$6
Personal	444	467	352	334	296
Credit cards	399	393	266	220	161
Small business	45	55	46	34	29
Retail	895	933	672	593	492
Business
Agriculture	18	18	5	2	(1)
Automotive	15	17	10	2	4
Consumer goods	17	26	13	26	6
Energy	3	(4)	(3)	(4)	(10)
Non–bank financial services	(1)	36	–	–	–
Forest products	3	9	2	10	1
Industrial products	(4)	36	78	10	4
Mining & metals	2	2	1	1	–
Real estate & related	35	52	12	15	2
Technology & media	(6)	33	4	4	1
Transportation & environment	10	7	3	8	2
Other (1)	30	204	27	28	6
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	122	436	152	102	15
Total	$1,017	$1,369	$824	$695	$507
United States
Residential mortgages	$35	$51	$6	$1	$–
Personal	138	207	74	22	10
Credit cards	14	9	4	3	2
Small business	–	–	–	–	–
Retail	187	267	84	26	12
Business
Agriculture	$1	$2	$–	$–	$–
Automotive	6	4	–	–	–
Consumer goods	8	23	6	1	1
Energy	(7)	20	24	(3)	(43)
Non–bank financial services	(29)	230	–	–	4
Forest products	2	4	–	–	1
Industrial products	7	31	17	–	–
Mining & metals	(2)	5	1	–	–
Real estate & related	419	527	333	63	–
Technology & media	11	60	17	(6)	(6)
Transportation & environment	2	3	–	–	(1)
Other	58	187	96	3	6
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	476	1,096	494	58	(38)
Total	$663	$1,363	$578	$84	$(26)
Other International
Retail	$31	$31	$21	$7	$–
Wholesale	124	61	7	(4)	1
Total	155	92	28	3	1
Total specific provision	$1,835	$2,824	$1,430	$782	$482
Total general provision	26	589	165	9	(53)
Total provision for credit losses	$1,861	$3,413	$1,595	$791	$429
Specific provision as a % of average net loans and acceptances	.63%	.97%	.53%	.33%	.23%

(1)	Other in 2010 is related to financing products, nil; other services, $50 million; health, $8 million; holdings and investments, $28 million; and other, $43 million.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            69

Allowance for credit losses by portfolio and geography					Table 67
(C$ millions, except percentage amounts)	2010	2009 (1)	2008	2007	2006
Allowance at beginning of year	$3,302	$2,438	$1,572	$1,486	$1,568
Provision for credit losses	1,861	3,413	1,595	791	429
Write–offs by portfolio
Residential mortgages	(46)	(52)	(9)	(5)	(5)
Personal	(690)	(732)	(504)	(446)	(379)
Credit cards	(477)	(455)	(319)	(268)	(204)
Small business	(56)	(54)	(44)	(42)	(36)
Retail	(1,269)	(1,293)	(876)	(761)	(624)
Business	$(949)	$(1,373)	$(435)	$(107)	$(89)
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	(949)	(1,373)	(435)	(107)	(89)
Total write–offs by portfolio	$(2,218)	$(2,666)	$(1,311)	$(868)	$(713)
Recoveries by portfolio
Residential mortgages	$2	$1	$1	$1	$–
Personal	91	74	76	75	64
Credit cards	64	53	49	46	41
Small business	7	5	7	7	7
Retail	164	133	133	129	112
Business	$72	$140	$29	$41	$93
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	72	140	29	41	93
Total recoveries by portfolio	$236	$273	$162	$170	$205
Net write–offs	$(1,982)	$(2,393)	$(1,149)	$(698)	$(508)
Adjustments (2)	(85)	(156)	281	(7)	(3)
Total allowance for credit losses at end of year	$3,096	$3,302	$2,299	$1,572	$1,486
Specific allowance for loan losses
Canada
Residential mortgages	$47	$39	$23	$13	$11
Personal	88	94	79	79	88
Small business	18	22	17	9	9
Retail	153	155	119	101	108
Business
Agriculture	$14	$10	$13	$9	$8
Automotive	27	6	5	2	3
Consumer goods	20	18	12	45	32
Energy	10	1	2	–	2
Non–bank financial services	1	–	9	9	10
Forest products	4	8	4	10	2
Industrial products	36	63	49	9	8
Mining & metals	1	1	1	1	1
Real estate & related	36	44	9	18	10
Technology & media	12	32	6	5	5
Transportation & environment	6	7	5	7	7
Other	40	72	23	38	24
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	207	262	138	153	112
	$360	$417	$257	$254	$220
United States
Residential mortgages	$12	$10	$5	$1	$1
Personal	29	34	16	5	2
Small business	–	–	–	–	–
Retail	41	44	21	6	3
Business
Agriculture	$1	$1	$–	$–	$1
Automotive	8	5	–	–	2
Consumer goods	8	9	6	–	3
Energy	12	42	27	–	–
Non–bank financial services	5	62	–	–	1
Forest products	2	2	–	–	–
Industrial products	8	17	8	–	–
Mining & metals	–	5	1	–	–
Real estate & related	162	241	241	56	1
Technology & media	6	3	13	–	–
Transportation & environment	2	3	–	–	–
Other	220	233	79	6	4
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	434	623	375	62	12
	$475	$667	$396	$68	$15
Other International
Retail	$83	$74	$68	$13	$12
Wholesale	193	121	46	16	16
	276	195	114	29	28
Total specific allowance for loan losses	$1,111	$1,279	$767	$351	$263
General allowance
Residential mortgages	$77	$50	$20	$16	$19
Personal	709	671	461	349	365
Credit cards	384	327	270	193	195
Small business	60	47	47	37	37
Retail	1,230	1,095	798	595	616
Wholesale	656	814	650	370	349
General allowance for off–balance sheet items and other items	99	114	84	256	258
Total general allowance	$1,985	$2,023	$1,532	$1,221	$1,223
Total allowance for credit losses	$3,096	$3,302	$2,299	$1,572	$1,486
Key ratios
Allowance for credit losses as a % of loans and acceptances	1.02%	1.13%	.76%	.63%	.68%
Net write–offs as a % of average net loans and acceptances	.68%	.82%	.42%	.30%	.25%

(1)	Opening allowance for credit losses as at November 1, 2008 has been restated due to the implementation of amendments to CICA section 3855.
(2)	Other adjustments include primarily foreign exchange translations on non–Canadian dollar–denominated allowance for credit losses and acquisition adjustments for RBTT $25 million in 2008; ANB $50 million in 2008; and Flag Bank $21 million in 2007.

70             Royal Bank of Canada: Annual Report 2010             Management’s Discussion and Analysis

Credit quality information by Canadian province				Table 68
(C$ millions)	2010	2009	2008	2007	2006
Loans and acceptances
Atlantic provinces (1)	$13,942	$12,709	$11,446	$11,556	$10,256
Quebec	31,396	28,739	32,908	35,168	32,723
Ontario	112,559	106,957	105,410	90,242	81,968
Prairie provinces (2)	51,563	47,654	43,884	40,956	32,598
B.C. and territories (3)	45,121	42,462	40,461	35,174	29,023
Total loans and acceptances in Canada	$254,581	$238,521	$234,109	$213,096	$186,568
Gross impaired loans
Atlantic provinces (1)	$72	$57	$66	$53	$53
Quebec	162	190	122	118	68
Ontario	598	647	504	322	286
Prairie provinces (2)	429	300	158	112	107
B.C. and territories (3)	277	318	107	92	75
Total gross impaired loans in Canada	$1,538	$1,512	$957	$697	$589
Specific provision
Atlantic provinces (1)	$50	$56	$43	$40	$33
Quebec	85	90	63	66	47
Ontario	659	942	610	490	344
Prairie provinces (2)	146	138	60	51	38
B.C. and territories (3)	77	143	48	48	45
Total specific provision for credit losses in Canada	$1,017	$1,369	$824	$695	$507

(1)	Comprises Newfoundland and Labrador, Prince Edward Island, Nova Scotia and New Brunswick.
(2)	Comprises Manitoba, Saskatchewan and Alberta.
(3)	Comprises British Columbia, Nunavut, Northwest Territories and Yukon.

Small business loans and acceptances in Canada by sector					Table 69
As at October 31 (C$ millions)	2010	2009	2008	2007	2006
Agriculture	$332	$304	$261	$271	$248
Automotive	643	666	636	650	601
Consumer goods	2,367	2,261	2,234	2,350	2,043
Energy	393	367	384	370	284
Non-bank financial services	73	66	84	88	73
Forest products	305	316	346	351	366
Industrial products	1,712	1,696	1,672	1,543	1,377
Mining & metals	113	102	100	98	88
Real estate & related	3,205	3,053	3,052	2,822	2,565
Technology & media	318	318	316	314	300
Transportation & environment	941	961	940	901	774
Other (1)	5,360	5,013	4,687	4,488	4,098
Total small business loans	$15,762	$15,123	$14,712	$14,246	$12,817

(1)	Other sector in 2010 related primarily to other services, $3.2 billion; health, $1.6 billion; holding and investment, $474 million; financing products, $73 million; and other, $46 million.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2010            71

72             Royal Bank of Canada: Annual Report 2010

REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

74	Reports

	74	Management’s Responsibility for Financial Reporting
	74	Report of Independent Registered Chartered Accountants
	74	Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference
	75	Management’s Report on Internal Control over Financial Reporting
	75	Report of Independent Registered Chartered Accountants

76	ConsolidatedFinancial Statements
	76	Consolidated Balance Sheets
	77	Consolidated Statements of Income
	78	Consolidated Statements of Comprehensive Income and Changes in Shareholders’ Equity
	79	Consolidated Statements of Cash Flows

80	Notes to the Consolidated Financial Statements
	80	Note 1	Significant accounting policies and estimates
	85	Note 2	Fair value of financial instruments
	95	Note 3	Securities
	98	Note 4	Loans
	100	Note 5	Securitizations
	103	Note 6	Variable interest entities
	104	Note 7	Derivative instruments and hedging activities
	109	Note 8	Premises and equipment
	109	Note 9	RBC Dexia Investor Services joint venture
	109	Note 10	Goodwill and other Intangibles
	110	Note 11	Significant acquisitions and dispositions
	110	Note 12	Other assets
	111	Note 13	Deposits
	111	Note 14	Insurance
	112	Note 15	Other liabilities
	112	Note 16	Subordinated debentures
	113	Note 17	Trust capital securities
	114	Note 18	Preferred share liabilities and share capital
	116	Note 19	Non-controlling interest in subsidiaries
	116	Note 20	Pensions and other post-employment benefits

119	Note 21	Stock-based compensation
121	Note 22	Revenue from trading and selected non- trading financial instruments
122	Note 23	Income taxes
123	Note 24	Earnings per share
123	Note 25	Guarantees, commitments and contingencies
126	Note 26	Contractual repricing and maturity schedule
127	Note 27	Related party transactions
128	Note 28	Results by business and geographic segment
130	Note 29	Nature and extent of risks arising from financial instruments
130	Note 30	Capital management
131	Note 31	Reconciliation of the application of Canadian and United States generally accepted accounting principles
150	Note 32	Parent company information

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            73

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Royal Bank of Canada (RBC) were prepared by management, which is responsible for the integrity and fairness of the information presented, including the many amounts that must of necessity be based on estimates and judgments. These consolidated financial statements were prepared in accordance with the Bank Act (Canada) and Canadian generally accepted accounting principles (GAAP). Financial information appearing throughout our Management’s Discussion and Analysis is consistent with these consolidated financial statements.

RBC’s internal controls are designed to provide reasonable assurance that transactions are authorized, assets are safeguarded and proper records are maintained. These controls include quality standards in hiring and training of employees, policies and procedures manuals, a corporate code of conduct and accountability for performance within appropriate and well-defined areas of responsibility.

The system of internal controls is further supported by a compliance function, which is designed to ensure that we and our employees comply with securities legislation and conflict of interest rules, and by an internal audit staff, which conducts periodic audits of all aspects of our operations.

The Board of Directors oversees management’s responsibilities for financial reporting through an Audit Committee, which is composed entirely of independent directors. This Committee reviews our consolidated financial statements and recommends them to the Board for approval. Other key responsibilities of the Audit Committee include reviewing our existing internal control procedures and planned revisions to those procedures, and advising the directors on auditing matters and financial reporting issues. Our Chief Compliance Officer and Chief Internal Auditor have full and unrestricted access to the Audit Committee.

The Office of the Superintendent of Financial Institutions Canada (OSFI) examines and inquires into the business and affairs of RBC as deemed necessary to determine whether the provisions of the Bank Act are being complied with, and that RBC is in sound financial condition. In carrying out its mandate, OSFI strives to protect the rights and interests of depositors and creditors of RBC.

Deloitte & Touche LLP, Independent Registered Chartered Accountants appointed by the shareholders of RBC upon the recommendation of the Audit Committee and Board, have performed an independent audit of the consolidated financial statements and their report follows. The auditors have full and unrestricted access to the Audit Committee to discuss their audit and related findings.

Gordon M. Nixon

President and Chief Executive Officer

Janice R. Fukakusa

Chief Administrative Officer and Chief Financial Officer

Toronto, December 2, 2010

Report of Independent Registered Chartered Accountants

To the Shareholders of Royal Bank of Canada

We have audited the consolidated balance sheets of Royal Bank of Canada (the “Bank”) as at October 31, 2010 and 2009 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended October 31, 2010. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the three year period ended October 31, 2010 in accordance with Canadian generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Bank’s internal control over financial reporting as of October 31, 2010 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 2, 2010 expressed an unqualified opinion on the Bank’s internal control over financial reporting.

Deloitte & Touche LLP

Independent Registered Chartered Accountant

Licensed Public Accountants

Toronto, Canada

December 2, 2010

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Bank’s financial statements, such as the changes described in Notes 1, 2, 19, 20, and 31 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders dated December 2, 2010, is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

December 2, 2010

74            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Management’s Report on Internal Control over Financial Reporting

Management of Royal Bank of Canada (RBC) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer and the Chief Administrative Officer and Chief Financial Officer and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. It includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions related to and dispositions of our assets
•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and RBC receipts and expenditures are made only in accordance with authorizations of management and directors of RBC

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of RBC assets that could have a material effect on our financial statements.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated, under the supervision of and with the participation of the President and Chief Executive Officer and the Chief Administrative Officer and Chief Financial Officer, the effectiveness of the internal control over financial reporting of RBC as of October 31, 2010, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation, management concluded that, as of October 31, 2010, internal control over financial reporting was effective based on the criteria established in the Internal Control – Integrated Framework. Also, based on the results of our evaluation, management concluded that there were no material weaknesses that have been identified in internal control over financial reporting as of October 31, 2010.

The internal control over financial reporting of RBC as of October 31, 2010 has been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, who also audited our Consolidated Financial Statements for the year ended October 31, 2010, as stated in the Report of Independent Registered Chartered Accountants, which report expressed an unqualified opinion on the effectiveness of our internal control over financial reporting.

Gordon M. Nixon

President and Chief Executive Officer

Janice R. Fukakusa

Chief Administrative Officer and Chief Financial Officer

Toronto, December 2, 2010

Report of Independent Registered Chartered Accountants

To the Shareholders of Royal Bank of Canada

We have audited the internal control over financial reporting of Royal Bank of Canada (the “Bank”) as of October 31, 2010 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Bank’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Bank maintained, in all material respects, effective internal control over financial reporting as of October 31, 2010 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as at and for the year ended October 31, 2010 of the Bank and our report dated December 2, 2010 expressed an unqualified opinion on those consolidated financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles.

Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

December 2, 2010

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            75

Consolidated Balance Sheets

As of October 31 (C$ millions)	2010	2009
Assets
Cash and due from banks	$9,330	$8,353
Interest-bearing deposits with banks	13,252	8,923
Securities (Note 3)
Trading	149,555	140,062
Available-for-sale	43,776	46,210
	193,331	186,272
Assets purchased under reverse repurchase agreements and securities borrowed	72,698	41,580
Loans (Note 4 and 5)
Retail	221,828	205,224
Wholesale	73,375	78,927
	295,203	284,151
Allowance for loan losses	(2,997)	(3,188)
	292,206	280,963
Other
Customers’ liability under acceptances	7,371	9,024
Derivatives (Note 7)	106,246	92,173
Premises and equipment, net (Note 8)	2,503	2,367
Goodwill (Note 10)	8,064	8,368
Other intangibles (Note 10)	1,930	2,033
Other assets (Note 12)	19,275	14,933
	145,389	128,898
	$726,206	$654,989
Liabilities and shareholders’ equity
Deposits (Note 13)
Personal	$161,693	$152,328
Business and government	247,197	220,772
Bank	24,143	25,204
	433,033	398,304
Other
Acceptances	7,371	9,024
Obligations related to securities sold short	46,597	41,359
Obligations related to assets sold under repurchase agreements and securities loaned	41,582	35,150
Derivatives (Note 7)	108,910	84,390
Insurance claims and policy benefit liabilities (Note 14)	10,750	8,922
Other liabilities (Note 15)	29,348	31,007
	244,558	209,852
Subordinated debentures (Note 16)	6,681	6,461
Trust capital securities (Note 17)	727	1,395
Non-controlling interest in subsidiaries (Note 19)	2,256	2,071
Shareholders’ equity (Note 18)
Preferred shares	4,813	4,813
Common shares (shares issued – 1,424,921,817 and 1,417,609,720)	13,378	13,075
Contributed surplus	236	246
Treasury shares – preferred (shares held – 86,400 and 64,600)	(2)	(2)
Treasury shares – common (shares held – 1,719,092 and 2,126,699)	(81)	(95)
Retained earnings	22,706	20,585
Accumulated other comprehensive (loss)	(2,099)	(1,716)
	38,951	36,906
	$726,206	$654,989

Gordon M. Nixon	Victor L. Young
President and Chief Executive Officer	Director

76            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Consolidated Statements of Income

For the year ended October 31 (C$ millions)	2010	2009 (1)	2008 (1)
Interest income
Loans	$13,370	$13,539	$14,989
Securities	4,770	5,946	6,662
Assets purchased under reverse repurchase agreements and securities borrowed	474	931	2,889
Deposits with banks	59	162	498
	18,673	20,578	25,038
Interest expense
Deposits	5,091	6,762	12,158
Other liabilities	2,298	1,925	3,472
Subordinated debentures	307	350	354
	7,696	9,037	15,984
Net interest income	10,977	11,541	9,054
Non-interest income
Insurance premiums, investment and fee income	6,174	5,718	2,609
Trading revenue	1,315	2,750	(81)
Investment management and custodial fees	1,778	1,619	1,759
Mutual fund revenue	1,571	1,400	1,561
Securities brokerage commissions	1,271	1,358	1,377
Service charges	1,453	1,449	1,367
Underwriting and other advisory fees	1,193	1,050	875
Foreign exchange revenue, other than trading	614	638	646
Card service revenue	524	732	648
Credit fees	627	530	415
Securitization revenue (Note 5)	764	1,169	461
Net gain (loss) on available-for-sale securities (Note 3)	34	(630)	(617)
Other	35	(218)	1,508
Non-interest income	17,353	17,565	12,528
Total revenue	28,330	29,106	21,582
Provision for credit losses (Note 4)	1,861	3,413	1,595
Insurance policyholder benefits, claims and acquisition expense	5,108	4,609	1,631
Non-interest expense
Human resources (Note 20 and 21)	8,824	8,978	7,779
Equipment	1,000	1,025	934
Occupancy	1,053	1,045	926
Communications	813	761	749
Professional fees	644	559	562
Outsourced item processing	290	301	341
Amortization of other intangibles (Note 10)	500	462	356
Other	1,269	1,427	704
	14,393	14,558	12,351
Goodwill impairment charge (Note 10)	–	1,000	–
Income before income taxes	6,968	5,526	6,005
Income taxes (Note 23)	1,646	1,568	1,369
Net income before non-controlling interest	5,322	3,958	4,636
Non-controlling interest in net income of subsidiaries	99	100	81
Net income	$5,223	$3,858	$4,555
Preferred dividends (Note 18)	(258)	(233)	(101)
Net income available to common shareholders	$4,965	$3,625	$4,454
Average number of common shares (in thousands) (Note 24)	1,420,719	1,398,675	1,305,706
Basic earnings per share (in dollars)	$3.49	$2.59	$3.41
Average number of diluted common shares (in thousands) (Note 24)	1,433,754	1,412,126	1,319,744
Diluted earnings per share (in dollars)	$3.46	$2.57	$3.38
Dividends per share (in dollars)	$2.00	$2.00	$2.00

(1)	Certain comparative information has been reclassified. Refer to Note 1.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            77

Consolidated Statements of Comprehensive Income

For the year ended October 31 (C$ millions)	2010	2009	2008
Comprehensive income
Net income	$5,223	$3,858	$4,555
Other comprehensive income, net of taxes
Net unrealized gains (losses) on available-for-sale securities	441	662	(1,376)
Reclassification of (gains) losses on available-for-sale securities to income	(261)	330	373
Net change in unrealized gains (losses) on available-for-sale securities	180	992	(1,003)
Unrealized foreign currency translation (losses) gains	(1,785)	(2,973)	5,080
Reclassification of (gains) losses on foreign currency translation to income	(5)	2	(3)
Net foreign currency translation gains (losses) from hedging activities	1,479	2,399	(2,672)
Foreign currency translation adjustments	(311)	(572)	2,405
Net (losses) gains on derivatives designated as cash flow hedges	(334)	156	(603)
Reclassification of losses (gains) on derivatives designated as cash flow hedges to income	82	(38)	49
Net change in cash flow hedges	(252)	118	(554)
Other comprehensive (loss) income	(383)	538	848
Total comprehensive income	$4,840	$4,396	$5,403

Consolidated Statements of Changes in Shareholders’ Equity
For the year ended October 31 (C$ millions)	2010	2009	2008
Preferred shares (Note 18)
Balance at beginning of year	$4,813	$2,663	$2,050
Issued	–	2,150	613
Balance at end of year	4,813	4,813	2,663
Common shares (Note 18)
Balance at beginning of year	13,075	10,384	7,300
Issued	303	2,691	3,090
Purchased for cancellation	–	–	(6)
Balance at end of year	13,378	13,075	10,384
Contributed surplus
Balance at beginning of year	246	242	235
Renounced stock appreciation rights	–	(7)	(5)
Stock-based compensation awards	(9)	(11)	14
Other	(1)	22	(2)
Balance at end of year	236	246	242
Treasury shares – preferred (Note 18)
Balance at beginning of year	(2)	(5)	(6)
Sales	8	13	23
Purchases	(8)	(10)	(22)
Balance at end of year	(2)	(2)	(5)
Treasury shares – common (Note 18)
Balance at beginning of year	(95)	(104)	(101)
Sales	64	59	51
Purchases	(50)	(50)	(54)
Balance at end of year	(81)	(95)	(104)
Retained earnings
Balance at beginning of year	20,585	19,816	18,047
Transition adjustment – Financial instruments (1)	–	66	–
Net income	5,223	3,858	4,555
Preferred share dividends (Note 18)	(258)	(233)	(101)
Common share dividends (Note 18)	(2,843)	(2,819)	(2,624)
Premium paid on common shares purchased for cancellation	–	–	(49)
Issuance costs and other	(1)	(103)	(12)
Balance at end of year	22,706	20,585	19,816
Accumulated other comprehensive (loss) income
Transition adjustment – Financial instruments (1)	59	59	(45)
Unrealized gains and losses on available-for-sale securities	104	(76)	(1,068)
Unrealized foreign currency translation gains and losses, net of hedging activities	(1,685)	(1,374)	(802)
Gains and losses on derivatives designated as cash flow hedges	(577)	(325)	(443)
Balance at end of year	(2,099)	(1,716)	(2,358)
Retained earnings and Accumulated other comprehensive income	20,607	18,869	17,458
Shareholders’ equity at end of year	$38,951	$36,906	$30,638

(1)	Transition adjustment relates to amendments to CICA Handbook Section 3855 that were effective November 1, 2008. Refer to Note 1 to our 2009 Annual Consolidated Financial Statements for details.

78            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the year ended October 31 (C$ millions)	2010	2009	2008
Cash flows from operating activities
Net income	$5,223	$3,858	$4,555
Adjustments to determine net cash from (used in) operating activities
Provision for credit losses	1,861	3,413	1,595
Depreciation	410	389	318
Future income taxes	77	(97)	(455)
Impairment of goodwill and amortization of other intangibles	500	1,462	356
Loss (gain) on sale of premises and equipment	125	5	(17)
Gain on securitizations	(163)	(934)	(207)
(Gain) loss on available-for-sale securities	(308)	(17)	1
Writedown of available-for-sale securities	267	657	631
Changes in operating assets and liabilities
Insurance claims and policy benefit liabilities	1,828	1,537	102
Net change in accrued interest receivable and payable	(44)	(147)	164
Current income taxes	(1,789)	3,546	(2,705)
Derivative assets	(14,073)	43,961	(69,527)
Derivative liabilities	24,520	(44,315)	56,685
Trading securities	(4,124)	(11,382)	24,966
Net change in brokers and dealers receivable and payable	(2,592)	2,396	(552)
Other	(424)	3,071	(4,529)
Net cash from operating activities	11,294	7,403	11,381
Cash flows from investing activities
Change in interest-bearing deposits with banks	(4,330)	11,118	(8,160)
Change in loans, net of securitizations	(29,345)	(17,854)	(62,725)
Proceeds from securitizations	8,473	21,788	10,047
Proceeds from sale of available-for-sale securities	11,620	12,515	8,885
Proceeds from maturity of available-for-sale securities	34,143	18,108	14,804
Purchases of available-for-sale securities	(39,863)	(32,268)	(24,864)
Net acquisitions of premises and equipment and software	(1,072)	(700)	(1,265)
Change in assets purchased under reverse repurchase agreements and securities borrowed	(31,118)	3,238	19,650
Net cash used in acquisitions	(82)	(27)	(974)
Net cash (used in) from investing activities	(51,574)	15,918	(44,602)
Cash flows from financing activities
Change in deposits	34,729	(40,742)	61,271
Issue of RBC Trust capital Securities (RBC TruCS)	–	–	500
Redemption of RBC Trust Capital securities (RBC TruCS)	(650)	–	–
Issue of subordinated debentures	1,500	–	2,000
Repayment of subordinated debentures	(1,305)	(1,659)	(500)
Issue of preferred shares	–	2,150	613
Redemption of preferred shares for cancellation	–	–	(300)
Issue of common shares	125	2,439	149
Purchase of common shares for cancellation	–	–	(55)
Sales of treasury shares	72	72	74
Purchase of treasury shares	(58)	(60)	(76)
Dividends paid	(2,934)	(2,744)	(2,688)
Issuance costs	–	(77)	(11)
Dividends/distributions paid by subsidiaries to non-controlling interests	(93)	(4)	(33)
Change in obligations related to assets sold under repurchase agreements and securities loaned	6,432	3,097	(6,172)
Change in obligations related to securities sold short	5,238	13,852	(17,192)
Redemption of trust preferred notes	–	(140)	–
Change in short-term borrowings of subsidiaries	(1,631)	(1,967)	1,618
Net cash from (used in) financing activities	41,425	(25,783)	39,198
Effect of exchange rate changes on cash and due from banks	(168)	(271)	883
Net change in cash and due from banks	977	(2,733)	6,860
Cash and due from banks at beginning of year	8,353	11,086	4,226
Cash and due from banks at end of period	$9,330	$8,353	$11,086
Supplemental disclosure of cash flow information
Amount of interest paid in year	$7,790	$9,910	$15,967
Amount of income taxes (recovery) paid in year	$4,654	$(102)	$2,025

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            79

Note 1 Significant accounting policies and estimates

The accompanying Consolidated Financial Statements have been prepared in accordance with Subsection 308 of the Bank Act (Canada) (the Act), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions Canada (OSFI), our Consolidated Financial Statements are to be prepared in accordance with Canadian generally accepted accounting principles (GAAP). The significant accounting policies used in the preparation of these financial statements, including the accounting requirements of OSFI, are summarized below. These accounting policies conform, in all material respects, to Canadian GAAP.

General

Basis of consolidation

Our Consolidated Financial Statements include the assets and liabilities and results of operations of all subsidiaries and variable interest entities (VIEs) where we are the Primary Beneficiary after elimination of intercompany transactions and balances. The equity method is used to account for investments in associated corporations and limited partnerships in which we have significant influence. These investments are reported in Other assets. Our share of earnings, gains and losses realized on dispositions and writedowns to reflect other-than-temporary impairment in the value of these investments is recorded as Other Non-interest income. The proportionate consolidation method is used to account for investments in joint ventures in which we exercise joint control, whereby our pro rata share of assets, liabilities, income and expenses is consolidated.

Use of estimates and assumptions

In preparing our Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, net income and related disclosures. Certain estimates, including the allowance for credit losses, the fair value of financial instruments, accounting for securitizations, litigation provisions, VIEs, insurance claims and policy benefit liabilities, pensions and other post-employment benefits, the carrying value of goodwill and finite lived intangible assets, credit card customer loyalty reward program liability and income taxes, require management to make subjective or complex judgments. Accordingly, actual results could differ from these and other estimates thereby impacting our future Consolidated Financial Statements.

Change in financial statement presentation

During the year, we reclassified the income statement impact of certain financial instruments held by Corporate Support for funding purposes in order to better reflect management’s intention for those instruments. The following table presents the increase (decrease) to the line items affected by the reclassification:

	2009	2008
Interest income – Loans	$35	$6
Non-interest income – Trading revenue	79	15
Non-interest income – Other	(114)	(21)

Significant accounting changes

No significant accounting changes were effective for us in 2010.

Financial Instruments – Recognition and measurement

Securities

Securities are classified, based on management’s intentions, as held-for-trading, available-for-sale, held-to-maturity or loans and receivables.

Held-for-trading securities include securities purchased for sale in the near term and securities designated as held-for-trading under the fair value option and are reported at fair value. Obligations to deliver trading securities sold but not yet purchased are recorded as liabilities and carried at fair value. Realized and unrealized gains and losses on these securities are recorded as Trading revenue in Non-interest income. Dividend and interest income accruing on trading securities is recorded in Interest income. Interest and dividends accrued on interest-bearing and equity securities sold short are recorded in Interest expense.

Available-for-sale securities include: (i) securities which may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, changes in foreign currency risk, changes in funding sources or terms, or to meet liquidity needs; (ii) loan substitute securities which are client financings that have been structured as after-tax investments rather than conventional loans in order to provide the clients with a borrowing rate advantage, and (iii) loans and receivables for which we may not recover substantially all of our initial investment, other than because of credit deterioration. Available-for-sale securities are measured at fair value with the difference between the fair value and its amortized cost, including changes in foreign exchange rates, recognized in Other comprehensive income (OCI), net of tax. Purchase premiums or discounts on available-for-sale debt securities are amortized over the life of the security using the effective interest method and are recognized in Net interest income. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market are measured at cost.

At each reporting date, and more frequently when conditions warrant, we evaluate our available-for-sale securities with unrealized losses to determine whether those unrealized losses are other-than-temporary. This determination is based on consideration of several factors including: (i) the length of time and extent to which the fair value has been less than its amortized cost; (ii) the severity of the impairment; (iii) the cause of the impairment and the financial condition and near-term prospects of the issuer, and (iv) our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of fair value. If our assessment indicates that the impairment in value is other-than-temporary, or we do not have the intent or ability to hold the security until its fair value recovers, the security is written down to its current fair value, and a loss is recognized in net income.

Gains and losses realized on disposal of available-for-sale securities and losses related to other-than-temporary impairment in value of available-for-sale securities are included in Non-interest income as net gains or losses on available-for-sale securities.

Held-to-maturity securities are debt securities where we have the intention and ability to hold the investment until its maturity date. These securities are carried at amortized cost using the effective interest method. Interest income and amortization of premiums and discounts on debt securities are recorded in Net interest income. We hold a nominal amount of held-to-maturity securities in our normal course of business. All held-to-maturity securities have been included with Available-for-sale securities on our Consolidated Balance Sheets. Impairments are assessed using the same impairment model for loans in accordance with the Canadian Institute of Chartered Accountant’s (CICA) Handbook Section 3855. Refer to the Loans section for details.

We account for all of our securities using settlement date accounting except that changes in fair value between the trade date and settlement date are reflected in income for securities classified or designated as held-for-trading while changes in the fair value of available-for-sale securities between the trade and settlement dates are recorded in OCI.

Fair value option

A financial instrument can be designated as held-for-trading (the fair value option) on its initial recognition even if the financial instrument was not acquired or incurred principally for the purpose of selling or repurchasing it in the near term. An instrument that is classified as held-for-trading by way of this fair value option must have a reliably measurable fair value and satisfy one of the following criteria established by OSFI: (i) it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities, or recognizing gains and losses on them on a different basis; (ii) it belongs to a group of financial assets or financial liabilities or both that are managed and evaluated

80            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

on a fair value basis in accordance with our risk management or investment strategy, and are reported to senior management on that basis; or (iii) there is an embedded derivative in the financial or non-financial host contract and the derivative is not closely related to the host contract.

Financial instruments designated as held-for-trading using the fair value option are recorded at fair value and any gain or loss arising due to changes in fair value are included in income. These instruments cannot be reclassified out of held-for-trading category while they are held or issued.

To determine the fair value adjustments on our debt designated as held-for-trading, we calculate the present value of the instruments based on the contractual cash flows over the term of the arrangement by using RBC’s effective funding rate at the beginning and end of the period with the unrealized change in present value recorded in Net income.

Transaction costs

Transaction costs are expensed as incurred for financial instruments classified or designated as held-for-trading. For other financial instruments, transaction costs are capitalized on initial recognition.

Assets purchased under reverse repurchase agreements and sold under repurchase agreements

We purchase securities under agreements to resell (reverse repurchase agreements) and take possession of these securities. Reverse repurchase agreements are treated as collateralized lending transactions whereby we monitor the market value of the securities purchased and additional collateral is obtained when appropriate. We have the right to liquidate the collateral held in the event of counterparty default. We also sell securities under agreements to repurchase (repurchase agreements), which are treated as collateralized borrowing transactions.

Reverse repurchase agreements and repurchase agreements are carried on our Consolidated Balance Sheets at the amounts at which the securities were initially acquired or sold plus accrued interest, respectively, except when they are designated using the fair value option as held-for-trading and are recorded at fair value. Interest earned on reverse repurchase agreements is included in Interest income, and interest incurred on repurchase agreements is included in Interest expense, respectively, in our Consolidated Statements of Income. Changes in fair value for reverse repurchase agreements and repurchase agreements carried at fair value under the fair value option are included in Trading revenue in Non-interest income.

Securitizations

Our various securitization activities generally consist of the transfer of financial assets to independent special purpose entities (SPEs) or trusts that issue securities to investors. SPEs may be a VIE as defined by CICA Accounting Guideline (AcG) 15, Consolidation of Variable Interest Entities (AcG-15) or a Qualifying SPE (QSPE) as defined under AcG-12, Transfer of Receivables.

These transactions are accounted for as sales and the transferred assets are removed from our Consolidated Balance Sheets when we are deemed to have surrendered control over such assets and have received consideration other than beneficial interests in these transferred assets. For control to be surrendered, all of the following must occur: (i) the transferred assets must be isolated from the seller, even in bankruptcy or other receivership; (ii) the purchaser must have the legal right to sell or pledge the transferred assets or, if the purchaser is a QSPE, its investors have the right to sell or pledge their ownership interest in the entity; and (iii) the seller must not continue to control the transferred assets through an agreement to repurchase them or have a right to cause the assets to be returned. If any one of these conditions is not met, the transfer is considered to be a secured borrowing for accounting purposes and the assets remain on our Consolidated Balance Sheets, with the net proceeds recognized as a liability.

In the case of with loan securitizations, we generally sell loans or package mortgage-backed securities (MBS) to SPEs or trusts that issue securities to investors, but occasionally sell to third-party investors through dealers.

When MBS are created, we reclassify the loans at their carrying costs into MBS and retained interests on our Consolidated Balance Sheets. The retained interest largely represents the excess spread of loan interest over the MBS rate of return. The initial carrying value of the MBS and the related retained interests are determined based on their relative fair value on the date of securitization. MBS are classified as held-for-trading or available-for-sale securities, based on management’s intent. Retained interests are classified as available-for-sale or as held-for-trading using the fair value option. Both MBS and retained interests classified as available-for-sale are subject to periodic impairment review.

Gains on the sale of loans or MBS are recognized in Non-interest income and are dependent on the previous carrying amount of the loans or MBS involved in the transfer. To obtain fair values, quoted market prices are used, if available. When quotes are not available for retained interests, we generally determine fair value based on the present value of expected future cash flows using management’s best estimates of key assumptions such as payment rates, weighted average life of the pre-payable receivables, excess spread, expected credit losses and discount rates commensurate with the risks involved.

For each securitization transaction where we have retained the servicing rights, we assess whether the benefits of servicing represent adequate compensation. When the benefits of servicing are more than adequate, a servicing asset is recognized in Other – Other assets. When the benefits of servicing are not expected to be adequate, we recognize a servicing liability in Other – Other liabilities. Neither an asset nor a liability is recognized when we have received adequate compensation. A servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income.

In the case of bond securitizations, we purchase municipal government, government-related and corporate bonds, and issue securities that are sold to third-party investors. We do not retain any beneficial interest unless we purchase some of the certificates issued.

Acceptances

Acceptances are short-term negotiable instruments issued by our clients to third parties which we guarantee. The potential liability under acceptances is reported in Other – Acceptance on our Consolidated Balance Sheets. The recourse against our clients in the case of a call on these commitments is reported as a corresponding asset of the same amount in Other – Customers’ liability under acceptances. Fees earned are reported in Non-interest income.

Derivatives

Derivatives are primarily used in sales and trading activities. Derivatives are also used to manage our exposures to interest rate, currency, credit and other market risks. The most frequently used derivative products are interest rate swaps, interest rate futures, forward rate agreements, interest rate options, foreign exchange forward contracts, currency swaps, foreign currency futures, foreign currency options, equity swaps and credit derivatives. All derivative instruments are recorded on our Consolidated Balance Sheets at fair value, including those derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contracts. An embedded derivative is a component of a hybrid instrument that includes a non-derivative host contract, with the effect that some of the cash flows of the hybrid instrument vary in a way similar to a stand-alone derivative. When an embedded derivative is separated, the host contract is accounted for based on GAAP applicable to a contract of that type without the embedded derivative. All embedded derivatives are presented on a combined basis with the host contracts although they are separated for measurement purposes when conditions requiring separation are met.

When derivatives are used in sales and trading activities, the realized and unrealized gains and losses on derivatives are recognized in Non-interest income – Trading revenue. Derivatives with a positive fair value are reported as Derivative assets and derivatives with a negative fair value are reported as Derivative liabilities. Where

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            81

Note 1 Significant accounting policies and estimates (continued)

we have both the legal right and intent to settle derivative assets and liabilities simultaneously with a counterparty, the net fair value of the derivative positions is reported as an asset or liability, as appropriate. Market and credit valuation adjustments, and premiums paid are also included in Derivative assets, while premiums received are shown in Derivative liabilities.

When derivatives are used to manage our own exposures, we determine for each derivative whether hedge accounting can be applied, as discussed in the Hedge accounting section below.

Hedge accounting

We use derivatives and non-derivatives in our hedging strategies to manage our exposure to interest rate, currency, credit and other market risks. Where hedge accounting can be applied, a hedge relationship is designated and documented at inception to detail the particular risk management objective and the strategy for undertaking the hedge transaction. The documentation identifies the specific asset, liability or anticipated cash flows being hedged, the risk that is being hedged, the type of hedging instrument used and how effectiveness will be assessed. The hedging instrument must be highly effective in accomplishing the objective of offsetting either changes in the fair value or anticipated cash flows attributable to the risk being hedged both at inception and throughout the life of the hedge. Hedge accounting is discontinued prospectively when it is determined that the hedging instrument is no longer effective as a hedge, the hedging instrument is terminated or sold, or upon the sale or early termination of the hedged item. Refer to Note 7 for the fair value of the derivatives and non-derivative instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

Fair value hedges

In a fair value hedging relationship, the carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk and recognized in Non-interest income. Changes in the fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which are also recognized in Non-interest income. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments are amortized to net income over the remaining life of the hedged items.

We predominantly use interest rate swaps to hedge our exposure to the changes in a fixed interest rate instrument’s fair value caused by changes in interest rates. We also use, in limited circumstances, certain cash instruments to hedge our exposure to the changes in fair value of monetary assets attributable to changes in foreign currency exchange rates.

Cash flow hedges

In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative, net of taxes, is recognized in OCI while the ineffective portion is recognized in Non-interest income. When hedge accounting is discontinued, the amounts accumulated in Accumulated other comprehensive income (AOCI) are reclassified to Net interest income during the periods when the variability in the cash flows of the hedged item affects Net interest income. Gains and losses on derivatives are reclassified immediately to Net income when the hedged item is sold or terminated early. We predominantly use interest rate swaps to hedge the variability in cash flows related to a variable rate asset or liability.

Net investment hedges

In hedging a foreign currency exposure of a net investment in a self-sustaining foreign operation, the effective portion of foreign exchange gains and losses on the hedging instruments, net of applicable taxes, is recognized in OCI and the ineffective portion is recognized in Non-interest income. The amounts accumulated in AOCI are recognized in Net income when there is a reduction in the hedged net investment as a result of a dilution or sale of the net investment, or reduction in equity of the foreign operation as a result of dividend distributions. We use foreign currency-denominated liabilities and foreign exchange contracts to manage our foreign currency exposures to net investments in self-sustaining foreign operations having a functional currency other than the Canadian dollar.

Loans

Loans are generally recorded at amortized cost net of an allowance for loan losses and unearned income which comprises unearned interest and unamortized loan fees. Loans for which we have elected the fair value option or which we intend to sell immediately or in the near term must be classified as held-for-trading and carried at fair value. Non-derivative financial assets with fixed or determinable payments that are not quoted in an active market may also be classified as loans and receivables.

Loans recorded at amortized cost are subject to periodic impairment review and are classified as impaired when, in management’s opinion, there is no longer reasonable assurance of the timely collection of the full amount of principal or interest. Whenever a payment is 90 days past due, loans other than credit card balances and loans guaranteed or insured by a Canadian government (federal or provincial) or a Canadian government agency (collectively, Canadian government) are classified as impaired unless they are fully secured and collection efforts are reasonably expected to result in repayment of debt within 180 days of the loan becoming past due. Credit card balances are written off when a payment is 180 days in arrears. Loans guaranteed by a Canadian government are classified as impaired when the loan is contractually 365 days in arrears. When a loan is identified as impaired, the accrual of interest is discontinued and any previously accrued but unpaid interest on the loan is charged to the Provision for credit losses. Interest received on impaired loans is credited to the carrying value of the loan. If the loan is completely written off, subsequent payments are credited to the Provision for credit losses. Impaired loans are returned to performing status when all past due amounts, including interest, have been collected, loan impairment charges have been reversed, and the credit quality has improved such that timely collection of principal and interest is reasonably assured.

When an impaired loan is identified, the carrying amount of the loan is reduced to its estimated realizable amount, which is measured by discounting the expected future cash flows at the effective interest rate inherent in the loan. In subsequent periods, recoveries of amounts previously written off and any increase in the carrying value of the loan are credited to the Allowance for credit losses on our Consolidated Balance Sheets. Where a portion of a loan is written off and the remaining balance is restructured, the new loan is carried on an accrual basis when there is no longer any reasonable doubt regarding the collectability of principal or interest, and payments are not 90 days past due.

Assets acquired in respect of problem loans are recorded at their fair value less costs of disposition. Fair value is determined based on either current market value where available or discounted cash flows. Any excess of the carrying value of the loan over the recorded fair value of the assets acquired is recognized by a charge to the Provision for credit losses.

Fees that relate to activities such as originating, restructuring or renegotiating loans are deferred and recognized as Interest income over the expected term of such loans using the effective interest method. Where there is reasonable expectation that a loan will result, commitment and standby fees are also recognized as Interest income over the expected term of the resulting loan using the effective interest method. Otherwise, such fees are recorded as other liabilities and amortized to non-interest income over the commitment or standby period.

Allowance for credit losses

The allowance for credit losses is maintained at levels that management considers appropriate to cover estimated identified credit related losses in the portfolio as well as losses that have been incurred, but are not yet identifiable as at the balance sheet date. The

82            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

allowance relates to on-balance sheet exposures, such as loans and acceptances, and off-balance sheet items such as letters of credit, guarantees and unfunded commitments.

The allowance is increased by a charge to the provision for credit losses and decreased by the amount of write-offs, net of recoveries. The allowance for credit losses for on-balance sheet items is included as a reduction to assets, and the allowance relating to off-balance sheet items is included in Other liabilities.

The allowance is determined based on management’s identification and evaluation of problem accounts for estimated losses that exist on the remaining portfolio, and on other factors including the composition and credit quality of the portfolio, and changes in economic and business conditions. The allowance for credit losses consists of specific allowances and the general allowance.

Specific allowances

Specific allowances are recorded to recognize estimated losses on both retail and wholesale loans that have become impaired. The losses relating to wholesale borrowers, including small business loans individually managed, are estimated using management’s judgment relating to the timing of future cash flow amounts that can be reasonably expected from the borrowers, financially responsible guarantors and the realization of collateral. The amounts expected to be recovered are reduced by estimated collection costs and discounted at the effective interest rate of the obligation. The losses relating to retail portfolios, including residential mortgages, and personal and small business loans managed on a pooled basis are based on net write-off experience. For credit cards, no specific allowance is maintained as balances are written off when a payment is 180 days in arrears. Personal loans are generally written off at 150 days past due. Write-offs for other loans are generally recorded when there is no realistic prospect of full recovery.

General allowance

A general allowance is established to cover estimated credit losses incurred in the lending portfolio that have not yet been specifically identified as impaired. For heterogeneous loans (wholesale loans including small business loans individually managed), the determination of the general allowance is based on the application of estimated probability of default, gross exposure at default and loss factors, which are determined by historical loss experience and delineated by loan type and rating. For homogeneous portfolios (retail loans) including residential mortgages, credit cards, as well as personal and small business loans that are managed on a pooled basis, the determination of the general allowance is based on the application of historical loss rates. In determining the general allowance level, management also considers the current portfolio credit quality trends, business and economic conditions, the impact of policy and process changes, and other supporting factors.

Guarantees

In the normal course of our business, we enter into numerous agreements that may contain features that meet the definition of a guarantee pursuant to AcG-14, Disclosure of Guarantees. AcG-14 defines a guarantee to be a contract (including an indemnity) that contingently requires us to make payments (in cash, other assets, our own shares or provision of services) to a third party based on: (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty; (ii) failure of another party to perform under an obligating agreement; or (iii) failure of another third party to pay its indebtedness when due. Liabilities are recognized on our Consolidated Balance Sheets at the inception of a guarantee for the fair value of the obligation undertaken in issuing the guarantee. No subsequent remeasurement at fair value is required unless the financial guarantee qualifies as a derivative. If the financial guarantee meets the definition of a derivative, it is remeasured at fair value at each balance sheet date and reported as a derivative in Other assets or Other liabilities as appropriate.

Offsetting financial assets and financial liabilities

Financial assets and financial liabilities are presented net when we have a legally enforceable right to set off the recognized amounts and intend to settle on a net basis or to realize the asset and settle the liability simultaneously.

Insurance

Premiums from long-duration contracts, primarily life insurance, are recognized when due in Non-interest income – Insurance premiums, investment and fee income. Premiums from short-duration contracts, primarily property and casualty, and fees for administrative services are recognized in Insurance premiums, investment and fee income over the related contract period. Unearned premiums of the short-duration contracts, representing the unexpired portion of premiums, are reported in Other liabilities. Investments made by our insurance operations are classified as available-for-sale or loans and receivables, except for investments supporting the policy benefit liabilities on life and health insurance contracts and a portion of property and casualty contracts. These are designated as held-for-trading under the fair value option with changes in fair value reported in Insurance premiums, investment and fee income.

Insurance claims and policy benefit liabilities represent current claims and estimates for future insurance policy benefits. Liabilities for life insurance contracts are determined using the Canadian Asset Liability Method (CALM), which incorporates assumptions for mortality, morbidity, policy lapses and surrenders, investment yields, policy dividends, operating and policy maintenance expenses, and provisions for adverse deviation. These assumptions are reviewed at least annually and updated in response to actual experience and market conditions. Liabilities for property and casualty insurance represent estimated provisions for reported and unreported claims. Liabilities for life and property and casualty insurance are included in Insurance claims and policy benefit liabilities. Changes in Insurance claims and policy benefit liabilities are included in the Insurance policyholder benefits, claims and acquisition expense in our Consolidated Statements of Income in the period in which the estimates changed.

Reinsurance recoverables related to property and casualty insurance business, which are included in Other assets, include amounts related to paid benefits and unpaid claims. Reinsurance recoverables related to our life insurance business are included in Insurance claims and policy benefit liabilities to offset the related liabilities.

Acquisition costs for new insurance business consist of commissions, premium taxes, certain underwriting costs and other costs that vary with the acquisition of new business. Deferred acquisition costs for life insurance products are implicitly recognized in Insurance claims and policy benefit liabilities by CALM. For property and casualty insurance, these costs are classified as Other assets and amortized over the policy term.

Segregated funds are lines of business in which we issue a contract where the benefit amount is directly linked to the market value of the investments held in the underlying fund. The contractual arrangement is such that the underlying assets are registered in our name but the segregated fund policyholders bear the risk and rewards of the fund’s investment performance. We provide minimum death benefit and maturity value guarantees on segregated funds. The liability associated with these minimum guarantees is recorded in Insurance claims and policy benefit liabilities. Segregated funds are not included in our Consolidated Financial Statements. We derive only fee income from segregated funds, which is reflected in Insurance premiums, investment and fee income. Fee income includes management fees, mortality, policy, administration and surrender charges.

Pensions and other post-employment benefits and stock-based compensation

Pensions and other post-employment benefits

We offer a number of benefit plans which provide pension and other benefits to eligible employees. Refer to Note 20. These plans include

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            83

Note 1 Significant accounting policies and estimates (continued)

registered defined benefit pension plans, supplemental pension plans, defined contribution plans and health, dental, disability and life insurance plans.

Investments held by the pension funds primarily comprise equity and fixed income securities. Pension fund assets are valued at fair value. For the principal defined benefit plans, the expected return on plan assets, which is reflected in the pension benefit expense, is calculated using a market-related value approach. Under this approach, assets are valued at an adjusted market value, whereby realized and unrealized capital gains and losses are amortized over 3 years on a straight-line basis. For the majority of the non-principal and supplemental defined benefit pension plans, the expected return on plan assets is calculated based on fair value of assets.

Actuarial valuations for the defined benefit plans are performed on a regular basis to determine the present value of the accrued pension and other post-employment benefits, based on projections of employees’ compensation levels to the time of retirement and the costs of health, dental, disability and life insurance, respectively.

Our defined benefit pension expense, which is included in Non-interest expense – Human resources, consists of the cost of employee pension benefits for the current year’s service, interest cost on the liabilities, expected investment return on the market-related value or market value of plan assets and the amortization of prior service costs, net actuarial gains or losses and transitional assets or obligations. For some of our defined benefit plans, including the principal defined benefit plans, actuarial gains or losses are determined each year and amortized over the expected average remaining service life of employee groups covered by the plans. For the remaining defined benefit plans, net accumulated actuarial gains or losses in excess of 10% of the greater of the plan assets or the benefit obligation at the beginning of the year are amortized over the expected average remaining service life of employee groups covered by the plan.

Gains and losses on settlements of defined benefit plans are recognized in Non-interest expense – Human Resources when settlement occurs. Curtailment gains and losses are recognized in the period when the curtailment becomes probable and the impact can be reasonably estimated.

The cumulative excess of pension fund contributions over the amounts recorded as expenses is reported as a Prepaid pension benefit cost in Other assets. The cumulative excess of expense over fund contributions is reported as Accrued pension and other post-employment benefit expense in Other liabilities.

Our defined contribution plan expense is included in Non-interest expense – Human resources for services rendered by employees during the period.

Stock-based compensation

We offer stock-based compensation plans to certain key employees and to our non-employee directors as described in Note 21.

We use the fair value method to account for stock options granted to employees whereby compensation expense is recognized over the applicable vesting period with a corresponding increase in contributed surplus. When the options are exercised, the exercise price proceeds together with the amount initially recorded in contributed surplus are credited to common shares. Stock appreciation rights (SARs) obligations that are fully vested give rise to compensation expense as a result of changes in the market price of our common shares. These expenses, net of related hedges, are recorded as Non-interest expense – Human resources in our Consolidated Statements of Income with a corresponding increase in Other liabilities on our Consolidated Balance Sheets.

Our other compensation plans include performance deferred share plans and deferred share unit plans for key employees (the Plans). The deferred share plans are settled in our common shares or cash and the deferred share unit plans are settled in cash. The obligations for the Plans are accrued over their vesting period. For share-settled awards, our accrued obligations are based on the market price of our common shares at the date of grant. For cash-

settled awards, our accrued obligations are periodically adjusted for fluctuations in the market price of our common shares and dividends accrued. Changes in our obligations under the Plans, net of related hedges, are recorded as Non-interest expense – Human resources in our Consolidated Statements of Income with a corresponding increase in Other liabilities or Contributed surplus on our Consolidated Balance Sheets.

The compensation cost attributable to options and awards, granted to employees who are eligible to retire or will become eligible to retire during the vesting period, is recognized immediately if the employee is eligible to retire on the grant date or over the period between the grant date and the date the employee becomes eligible to retire.

Our contributions to the employee savings and share ownership plans are expensed as incurred.

Income taxes

We use the asset and liability method whereby income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for accounting purposes compared with tax purposes. A future income tax asset or liability is determined for each temporary difference based on the tax rates that are expected to be in effect when the underlying items of income and expense are expected to be realized, except for earnings related to our foreign operations where repatriation of such amounts is not contemplated in the foreseeable future. Income taxes reported on our Consolidated Statements of Income include the current and future portions of the expense. Income taxes applicable to items charged or credited to Shareholders’ equity are netted with such items. Changes in future income taxes related to a change in tax rates are recognized in the period when the tax rate change is substantively enacted. Our Consolidated Statements of Income include items that are non-taxable or non-deductible for income tax purposes and, accordingly, causing the income tax provision to be different from what it would be if based on statutory rates.

Net future income taxes accumulated as a result of temporary differences and tax loss carryforwards are included in Other assets. On a quarterly basis, we review our future tax assets to determine whether it is more likely than not that the benefits associated with these assets will be realized; this review involves evaluating both positive and negative evidence. A valuation allowance is established to reduce future income tax assets to the amount that we believe is more likely than not to be realized.

Business combinations, goodwill and other intangibles

All business combinations are accounted for using the purchase method. Identifiable intangible assets are recognized separately from Goodwill and included in Other intangibles. Goodwill represents the excess of the price paid for the business acquired over the fair value of the net identifiable assets acquired, and is assigned to reporting units of a business segment. A reporting unit comprises business operations with similar economic characteristics and strategies, and is defined by GAAP as the level of reporting at which goodwill is tested for impairment and is either a business segment or one level below. Upon disposal of a portion of a reporting unit, goodwill is allocated to the disposed portion based on the fair value of that portion relative to the total reporting unit. The goodwill allocated to the portion of the reporting unit to be retained is tested for impairment.

Goodwill is evaluated for impairment annually as at August 1 or more often if events or circumstances indicate there may be an impairment. We test our goodwill by first determining the fair value of each reporting unit and comparing it to its carrying value, including the allocated goodwill. If the carrying value of a reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill must be determined and compared to its carrying value. The fair value of the goodwill is imputed by determining the fair value of assets and liabilities of the reporting unit. Goodwill impairment is measured as the excess of the carrying amount of the reporting unit’s allocated

84            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

goodwill over the implied fair value of the goodwill, and is charged to Income in the period in which the impairment is identified. Subsequent reversals of impairment are prohibited.

The fair value of each reporting unit is determined primarily using an earnings-based approach which incorporates each reporting unit’s internal forecasts of revenue and expenses. Estimates and assumptions of discount rates, growth rates, and terminal growth rates are incorporated in this approach. Changes to these estimates or assumptions could have an impact on the determination of the fair value of our reporting units and thus, the results of the impairment test. In addition to the earnings-based approach, where possible, we use a market-based approach to estimate the fair value of each reporting unit based on actual market events and comparable companies.

Other intangibles with a finite life are amortized on a straight-line basis over their estimated useful lives, generally not exceeding 20 years, and are also tested for impairment when conditions exist which may indicate that the estimated future net cash flows from the asset will be insufficient to recover its carrying amount.

Other

Translation of foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates prevailing at the balance sheet date. Non-monetary assets and liabilities are translated into Canadian dollars at historical rates. Income and expenses denominated in foreign currencies are translated at average rates of exchange for the year.

Assets and liabilities of our self-sustaining operations with functional currencies other than the Canadian dollar are translated into Canadian dollars at rates prevailing at the balance sheet date, and income and expenses of these foreign operations are translated at average rates of exchange for the year.

Unrealized gains or losses arising as a result of the translation of our foreign self-sustaining operations along with the effective portion of related hedges are reported as a component of OCI on an after-tax basis. Upon disposal or dilution of our interest in such investments, an appropriate portion of the accumulated net translation gains or losses is included in Non-interest income.

Other foreign currency translation gains and losses are included in Non-interest income.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally on a straight-line basis over the estimated useful lives of the assets, which are 25 to 50 years for buildings, 3 to 10 years for computer equipment, and 7 to 10 years for furniture, fixtures and other equipment. The amortization period for leasehold improvements is the lesser of the useful life of the leasehold improvements or the lease term plus the first renewal period, if reasonably assured of renewal, up to a maximum of 10 years. Gains and losses on disposal are recorded in Non-interest income. Premises and equipment are tested for recoverability whenever changes in circumstances indicate that a potential impairment has occurred. An impairment loss is recorded when the projected discounted cash flows from the use of premises and equipment is less than their carrying value.

Earnings per share

Earnings per share is computed by dividing Net income available to common shareholders by the weighted average number of common shares outstanding for the period, net of treasury shares. Net income available to common shareholders is determined after deducting dividend entitlements of preferred shareholders and any gain (loss) on redemption of preferred shares net of related income taxes. Diluted earnings per share reflects the potential dilution that could occur if additional common shares are assumed to be issued under securities or contracts that entitle their holders to obtain common shares in the future, to the extent such entitlement is not subject to unresolved contingencies. The number of additional shares for inclusion in diluted earnings per share calculations is determined using the treasury stock method. Under this method, stock options whose exercise price is less than the average market price of our common shares are assumed to be exercised and the proceeds are used to repurchase common shares at the average market price for the period. The incremental number of common shares issued under stock options and repurchased from proceeds is included in the calculation of diluted earnings per share.

Future accounting changes

Embedded Prepayment Option – Amendments to: Financial

Instruments – Recognition and Measurement, Section 3855.

In June 2009, the CICA provided clarification to Section 3855 with respect to the accounting for embedded prepayment option. An embedded prepayment option in an interest-only or principal-only strip is closely related to the host contract, provided the host contract initially resulted from separating the right to receive contractual cash flows of a financial instrument, that, in and of itself, did not contain an embedded derivative; and does not contain any terms not present in the original host debt contract. This new standard will be applicable to us on November 1, 2011. We are currently assessing the impact of adopting this amendment on our consolidated financial position and results of operations.

International Financial Reporting Standards

The CICA has announced that Canadian GAAP for publicly accountable enterprises companies will be replaced with International Financial Reporting Standards (IFRS) over a transition period expected to end in 2011. We will begin reporting our financial statements in accordance with IFRS on November 1, 2011.

Note 2 Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. Fair values of identical instruments traded in active markets are determined by reference to last quoted prices, in the most advantageous active market for that instrument. For financial assets and liabilities on our Consolidated Balance Sheets, we use current bid or asking price, respectively, as the quoted price. For financial assets and liabilities to be acquired, we use current asking or bid price, respectively, to value them. In the absence of an active market, we determine fair values based on quoted prices for instruments with similar characteristics and risk profiles or where appropriate a valuation model. Fair values of financial instruments determined using valuation models require the use of inputs. In determining those inputs, we look primarily to external, readily observable market inputs, when available, including factors such as interest rate yield curves, currency rates, and price and rate volatilities, as applicable. In some circumstances, we use input parameters that are not based on observable market data. In these cases, we may adjust model values to reflect the valuation uncertainty (model and parameter valuation adjustments) in order to determine what the fair value would be based on the assumptions that market participants would use in pricing the financial instrument.

Valuation adjustments are required to be made in certain circumstances to determine fair value of the financial instrument. For some securities, we may record valuation adjustments for liquidity for financial instruments that are not quoted in an active market when we believe that the amount realized on sale may be less than the

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            85

Note 2 Fair value of financial instruments (continued)

estimated fair value due to insufficient liquidity in the market over a short period of time.

We make valuation adjustments for the credit risk of our derivative portfolios in order to arrive at their fair values. These adjustments take into account the creditworthiness of our counterparties, the current and potential future mark-to-market of the transactions, and the effects of credit mitigants such as master netting agreements and collateral agreements. Credit valuation adjustments are frequently updated due to the changes in derivative values and counterparty performance risk. Changes to credit valuation adjustments are recorded in current period income.

We have documented our internal policies that detail our processes for determining fair value, including the methodologies used in establishing our valuation adjustments. These methodologies are consistently applied and periodically reviewed by Group Risk Management and Finance.

Valuation techniques and inputs

Trading and available-for-sale securities and derivative-related assets represent 84% of the total fair-value assets, and deposits designated as held-for-trading and derivative-related liabilities represent 72% of the total fair-value liabilities.

The majority of our financial instruments classified as held-for-trading (other than derivatives) and as available-for-sale comprise debt and equity securities.

For debt securities, equity securities and exchange traded derivatives, the fair value of these instruments is based on quoted market prices from an exchange, dealer, broker, industry group or pricing service, when available. When quoted market prices are not available, the fair value is determined by reference to quoted market prices for similar instruments, adjusted as appropriate for the specific circumstances of the instruments.

When quoted market prices for identical or similar instruments are not available, instrument fair value is determined using valuation models based on the calculation of the present value of the instrument’s expected future cash flows. The inputs to these valuation models are derived from observable market data and, where relevant, assumptions in respect of unobservable inputs.

All of our derivatives transactions are accounted for on a fair value basis. Over-the-counter (non-exchange traded) derivatives are valued using valuation models. Valuation models calculate the present value of expected future cash flows using an arbitrage-free principle. The modeling approaches for most vanilla derivative products are standard in the industry. When possible, inputs to valuation models are determined from observable market data, including prices available from exchanges, dealers, brokers or pricing services.

Certain inputs may not be directly observable and these may be derived from observable prices using model calibration techniques, historical data or other sources. Examples of observable inputs include foreign exchange spot and forward rates, benchmark interest rate curves and volatilities for commonly traded option products. Examples of inputs that may be unobservable include some or all of the volatility surfaces of option products, and correlations of or between market factors such as foreign exchange rates, interest rates and equity prices.

Certificates of deposits, term deposits, bearer deposit notes and GICs designated as held-for-trading are valued by discounting future contractual cash flows at the discount rates. Discount rates are derived from our observed liability issuance and trading, and trading of comparable banks’ liabilities and issuance auctions. Valuation methods and inputs used in measuring changes in fair value attributable to changes in our credit spreads are described in the Carrying value and fair value of selected financial instruments section below.

Deferred unrealized gains or losses at inception

An unrealized gain or loss at inception for financial instruments is the difference between the transaction price and its fair value on the trade date. Unrealized gains or losses at inception are recognized in Net income only if the fair value of the instrument is: (i) evidenced by a quoted market price in an active market or observable current market transactions that are substantially the same; (ii) based on a valuation technique that uses all significant observable market inputs, or (iii) the risks associated with the derivative contract are fully offset by another contract(s) with a third party(ies). For financial instruments where the fair value is not evidenced by the above-mentioned criteria or the risks associated with the original contract are not fully transferred to a third party, the unrealized gain or loss at inception is deferred and is included in Other – Derivatives. The deferred gain or loss is recognized only when: (i) unobservable market inputs become observable to support the fair value of the transaction; (ii) the risks associated with the original contract are substantially offset by another contract(s) with a third party(ies); (iii) the gain or loss is realized through receipt or payment of cash, or (iv) the transaction is terminated early or on maturity.

Deferred unrealized gains at inception primarily arise in equity and interest rate structured notes. The following table summarizes changes in the aggregate amount of deferred unrealized gains at inception for our financial instruments.

Deferred unrealized gains or losses at inception

	2010	2009	2008
Deferred unrealized gains not yet recognized in net income, as at beginning of period	$46	$198	$186
Less: Adjustments (1)	–	(130)	–
Adjusted balance, as at beginning of the year	$46	$68	$186
Add: Deferred unrealized gains (losses) arising during the period	15	(5)	24
Less: Deferred gains reclassified to net income during the period	5	17	12
Deferred unrealized gains, as at end of period	$56	$46	$198
(1)	During 2009, we revised the valuation model that we use to fair value the stable value contracts on bank-owned life insurance policies and 401(k) plans, as a result of newly available data and information. The new valuation model eliminates the requirement for deferred unrealized gains or losses at inception on these instruments which is reflected in the table above. There was no material impact on the results of operation for 2009 due to this change in accounting estimate.

86            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Carrying value and fair value of the selected financial instruments

The following tables provide a comparison of the carrying and fair values for each classification of financial instruments.

	2010
	Carrying value and fair value of			Carrying value	Fair value
	Financial instruments required to be classified as held-for- trading	Financial instruments designated as held-for- trading	Available- for-sale instruments measured at fair value	Loans and receivables and non- trading liabilities	Loans and receivables and non- trading liabilities	Available- for-sale instruments measured at cost (1)	Total carrying amount	Total fair value
Financial assets
Securities
Trading	$131,211	$18,344	$–	$–	$–	$–	$149,555	$149,555
Available-for-sale	–	–	42,467	–	–	1,309	43,776	43,776
Total securities	$131,211	$18,344	$42,467	$–	$–	$1,309	$193,331	$193,331
Assets purchased under reverse repurchase agreements and securities borrowed	$–	$51,713	$–	$20,985	$20,985	$–	$72,698	$72,698
Loans
Retail	$–	$–	$–	$220,321	$218,477	$–	$220,321	$218,477
Wholesale	–	2,899	–	68,986	67,544	–	71,885	70,443
Total loans	$–	$2,899	$–	$289,307	$286,021	$–	$292,206	$288,920
Other
Derivatives	$106,246	$–	$–	$–	$–	$–	$106,246	$106,246
Other assets	–	296	–	19,585	19,585	–	19,881	19,881
Financial liabilities
Deposits
Personal	$–	$3,237	$–	$158,456	$159,255	$–	$161,693	$162,492
Business and government (2)	–	62,654	–	184,543	183,892	–	247,197	246,546
Bank (3)	–	9,479	–	14,664	14,664	–	24,143	24,143
Total deposits	$–	$75,370	$–	$357,663	$357,811	$–	$433,033	$433,181
Other
Obligations related to securities sold short	$46,597	$–	$–	$–	$–	$–	$46,597	$46,597
Obligations related to assets sold under repurchase agreements and securities loaned	–	26,242	–	15,340	15,340	–	41,582	41,582
Derivatives (4)	108,910	–	–	–	–	–	108,910	108,910
Other liabilities	(509)	127	–	30,598	30,833	–	30,216	30,451
Subordinated debentures	–	119	–	6,562	6,488	–	6,681	6,607
Trust capital securities	–	–	–	727	753	–	727	753

(1)	Includes $225 million of our held-to-maturity investments which are carried at amortized cost.
(2)	Business and government includes deposits from regulated deposit-taking institutions other than regulated banks.
(3)	Bank refers to regulated banks.
(4)	Includes stable value contracts on $170 million of bank-owned life insurance policies and $2 million of 401(k) plans.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            87

Note 2 Fair value of financial instruments (continued)

	2009
	Carrying value and fair value of			Carrying value	Fair value
	Financial instruments required to be classified as held-for- trading	Financial instruments designated as held-for- trading	Available- for-sale instruments measured at fair value	Loans and receivables and non- trading liabilities	Loans and receivables and non- trading liabilities	Available- for-sale instruments measured at cost (1)	Total carrying amount	Total fair value
Financial assets
Securities
Trading	$127,394	$12,668	$–	$–	$–	$–	$140,062	$140,062
Available-for-sale	–	–	44,850	–	–	1,360	46,210	46,210
Total securities	$127,394	$12,668	$44,850	$–	$–	$1,360	$186,272	$186,272
Assets purchased under reverse repurchase agreements and securities borrowed	$–	$18,911	$–	$22,669	$22,669	$–	$41,580	$41,580
Loans
Retail	$–	$–	$–	$203,856	$201,166	$–	$203,856	$201,166
Wholesale	–	2,818	–	74,289	69,712	–	77,107	72,530
Total loans	$–	$2,818	$–	$278,145	$270,878	$–	$280,963	$273,696
Other
Derivatives	$92,173	$–	$–	$–	$–	$–	$92,173	$92,173
Other assets	–	244	–	18,590	18,590	–	18,834	18,834
Financial liabilities
Deposits
Personal	$–	$2,605	$–	$149,723	$151,051	$–	$152,328	$153,656
Business and government (2)	–	40,335	–	180,437	180,354	–	220,772	220,689
Bank (3)	–	10,880	–	14,324	14,324	–	25,204	25,204
Total deposits	$–	$53,820	$–	$344,484	$345,729	$–	$398,304	$399,549
Other
Obligations related to securities sold short	$41,359	$–	$–	$–	$–	$–	$41,359	$41,359
Obligations related to assets sold under repurchase agreements and securities loaned	–	21,628	–	13,522	13,522	–	35,150	35,150
Derivatives (4)	84,390	–	–	–	–	–	84,390	84,390
Other liabilities	–	240	–	33,757	33,757	–	33,997	33,997
Subordinated debentures	–	110	–	6,351	6,262	–	6,461	6,372
Trust capital securities	–	–	–	1,395	1,482	–	1,395	1,482

(1)	Includes $156 million of our held-to-maturity investments which are carried at amortized cost.
(2)	Business and government includes deposits from regulated deposit-taking institutions other than regulated banks.
(3)	Bank refers to regulated banks.
(4)	Includes stable value contracts on $257 million of bank-owned life insurance policies and $3 million of 401(k) plans.

Financial instruments designated as held-for-trading using the fair value option

The following table presents information on loans and receivables designated as held-for-trading using the fair value option, the maximum exposure to credit risk, the extent to which the risk is mitigated by credit derivatives and similar instruments, and changes in the fair value of these assets. We measure the change in the fair value of loans and receivables designated as held-for-trading due to changes in credit risk as the difference between the total change in the fair value of the instrument during the period and the change in fair value calculated using the appropriate risk-free yield curves.

	2010
Loans and receivables designated as held-for-trading	Carrying value of loans and receivables designated as held-for- trading	Maximum exposure to credit risk	Change in fair value since November 1, 2009 attributable to changes in credit risk	Cumulative change in fair value since initial recognition attributable to changes in credit risk	Extent to which credit derivatives or similar instruments mitigate credit risk	Change in fair value of credit derivatives or similar instruments since November 1, 2009	Cumulative change in fair value of credit derivatives or similar instruments (1)
Interest-bearing deposits with banks	$6,193	$6,193	$–	$–	$–	$–	$–
Assets purchased under reverse repurchase agreements and securities borrowed	51,713	51,713	–	–	–	–	–
Loans – Wholesale	2,899	2,899	(51)	(180)	346	(4)	(2)
Total	$60,805	$60,805	$(51)	$(180)	$346	$(4)	$(2)

(1)	The cumulative change is measured from the later of November 1, 2006, or the initial recognition of the credit derivative or similar instruments.

88            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

	2009
Loans and receivables designated as held-for-trading	Carrying value of loans and receivables designated as held-for- trading	Maximum exposure to credit risk	Change in fair value since November 1, 2008 attributable to changes in credit risk	Cumulative change in fair value since initial recognition attributable to changes in credit risk	Extent to which credit derivatives or similar instruments mitigate credit risk	Change in fair value of credit derivatives or similar instruments since November 1, 2008	Cumulative change in fair value of credit derivatives or similar instruments (1)
Interest-bearing deposits with banks	$2,773	$2,773	$–	$–	$–	$–	$–
Assets purchased under reverse repurchase agreements and securities borrowed	18,911	18,911	–	–	–	–	–
Loans – Wholesale	2,818	2,818	27	(75)	428	(52)	10
Total	$24,502	$24,502	$27	$(75)	$428	$(52)	$10

(1)	The cumulative change is measured from the later of November 1, 2006, or the initial recognition of the credit derivative or similar instruments.

The following tables present the changes in the fair value of our financial liabilities designated as held-for-trading using the fair value option as well as their contractual maturity and carrying amounts. The carrying values (fair values) of these liabilities are based on present values of the instruments’ contractual cash flows discounted at the appropriate market interest rates. Appropriate market rates comprise observable benchmark interest rates and our credit spreads which are either observable or unobservable. In order to determine the changes in fair value attributable to changes in our credit spreads as presented in the table below, we first calculate the difference in present values of the instruments’ contractual cash flows by including and excluding our credit spreads in the discount rate as at the beginning of the year. We then re-perform the same calculations using the end-of-the-year rates. The difference between those values represents the changes in fair value attributable to changes in our credit spreads.

	2010
Liabilities designated as held-for-trading	Contractual maturity amount	Carrying value	Difference between carrying value and contractual maturity amount	Changes in fair value since November 1, 2009 attributable to changes in RBC credit spread	Cumulative change in fair value attributable to changes in RBC credit spread (1)
Term deposits
Personal	$3,300	$3,237	$(63)	$(13)	$(19)
Business and government (2)	62,597	62,654	57	(20)	(77)
Bank (3)	9,479	9,479	–	1	–
Total term deposits	$75,376	$75,370	$(6)	$(32)	$(96)
Obligations related to assets sold under repurchase agreements and securities loaned	26,243	26,242	(1)	–	–
Other liabilities	127	127	–	–	–
Subordinated debentures	127	119	(8)	(6)	(18)
Total	$101,873	$101,858	$(15)	$(38)	$(114)

(1)	The cumulative change attributable to changes in our credit spreads is measured from the later of November 1, 2006, or the initial recognition of the liabilities designated as held-for-trading.
(2)	Business and government includes deposits from regulated deposit-taking institutions other than regulated banks.
(3)	Bank refers to regulated banks.

	2009
Liabilities designated as held-for-trading	Contractual maturity amount	Carrying value	Difference between carrying value and contractual maturity amount	Changes in fair value since November 1, 2008 attributable to changes in RBC credit spread	Cumulative change in fair value attributable to changes in RBC credit spread (1)
Term deposits
Personal	$2,605	$2,605	$–	$40	$(6)
Business and government (2)	40,167	40,335	168	507	(57)
Bank (3)	10,880	10,880	–	3	(1)
Total term deposits	$53,652	$53,820	$168	$550	$(64)
Obligations related to assets sold under repurchase agreements and securities loaned	21,626	21,628	2	–	–
Other liabilities	240	240	–	–	–
Subordinated debentures	120	110	(10)	36	(12)
Total	$75,638	$75,798	$160	$586	$(76)

(1)	The cumulative change attributable to changes in our credit spreads is measured from the later of November 1, 2006, or the initial recognition of the liabilities designated as held-for-trading.
(2)	Business and government includes deposits from regulated deposit-taking institutions other than regulated banks.
(3)	Bank refers to regulated banks.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            89

Note 2 Fair value of financial instruments (continued)

Fair value of assets and liabilities classified using the fair value hierarchy

The following table presents the financial instruments measured at fair value classified by the fair value hierarchy set out in Section 3862, Financial Instruments – Disclosures. Section 3862 requires that all financial instruments measured at fair value be categorized into one of three hierarchy levels, described below, for disclosure purposes. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

•	Level 1 – inputs are unadjusted quoted prices of identical instruments in active markets.
•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 – one or more significant inputs used in a valuation technique are unobservable in determining fair values of the instruments.

Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available. The classification of a financial instrument in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value.

	As at October 31, 2010						As at October 31, 2009
	Fair value measurements using (1)			Total gross fair value	Netting adjustments (2)	Assets/ liabilities at fair value	Fair value measurements using (1)			Total gross fair value	Netting adjustments (2)	Assets/ liabilities at fair value
	Level 1	Level 2	Level 3				Level 1	Level 2	Level 3
Financial assets
Interest bearing deposits with banks	$–	$6,193	$–	$6,193	$–	$6,193	$–	$2,773	$–	$2,773	$–	$2,773
Securities
Trading
Canadian government debt (3)
Federal	–	29,337	14	29,351	–	29,351	–	25,269	5	25,274	–	25,274
Provincial and municipal	–	7,243	5	7,248	–	7,248	–	5,073	54	5,127	–	5,127
U.S. state, municipal and agencies debt (3)	–	13,637	41	13,678	–	13,678	–	13,289	9	13,298	–	13,298
Other OECD government debt (4)	–	12,114	42	12,156	–	12,156	–	8,033	–	8,033	–	8,033
Mortgage–backed securities (3)	–	10	975	985	–	985	–	20	1,052	1,072	–	1,072
Asset–backed securities
CDOs (5)	–	–	2,460	2,460	–	2,460	–	–	3,074	3,074	–	3,074
Non–CDO securities	–	276	541	817	–	817	–	211	321	532	–	532
Corporate debt and other debt	30	43,529	771	44,330	–	44,330	–	46,015	303	46,318	–	46,318
Equities	35,767	221	2,542	38,530	–	38,530	34,313	119	2,902	37,334	–	37,334
	$35,797	$106,367	$7,391	$149,555	$–	$149,555	$34,313	$98,029	$7,720	$140,062	$–	$140,062
Available–for–sale (6)
Canadian government debt (3)
Federal	–	14,685	–	14,685	–	14,685	–	12,161	–	12,161	–	12,161
Provincial and municipal	–	1,536	–	1,536	–	1,536	237	897	–	1,134	–	1,134
U.S. state, municipal and agencies debt (3)	–	3,246	1,697	4,943	–	4,943	–	3,435	2,358	5,793	–	5,793
Other OECD government debt (4)	1,450	3,630	–	5,080	–	5,080	908	2,622	–	3,530	–	3,530
Mortgage–backed securities (3)	–	–	1,027	1,027	–	1,027	–	4	1,848	1,852	–	1,852
Asset–backed securities
CDOs (5)	–	9	215	224	–	224	–	–	222	222	–	222
Non–CDO securities	–	2,379	896	3,275	–	3,275	–	3,050	1,155	4,205	–	4,205
Corporate debt and other debt	378	7,776	2,635	10,789	–	10,789	177	10,802	3,580	14,559	–	14,559
Equities	173	144	399	716	–	716	537	147	560	1,244	–	1,244
Loan substitute securities	–	192	–	192	–	192	–	150	–	150	–	150
	$2,001	$33,597	$6,869	$42,467	$–	$42,467	$1,859	$33,268	$9,723	$44,850	$–	$44,850
Assets purchased under reverse repurchase agreements and securities borrowed	–	51,713	–	51,713	–	51,713	–	18,911	–	18,911	–	18,911
Loans	–	2,307	592	2,899	–	2,899	–	2,441	377	2,818	–	2,818
Other
Derivatives
Interest rate contracts	3	66,803	780	67,586			24	53,070	842	53,936
Foreign exchange contracts	–	29,619	101	29,720			1	25,331	236	25,568
Credit derivatives	–	965	1,038	2,003			–	2,865	2,455	5,320
Other contracts	1,960	2,207	3,743	7,910			3,394	2,869	1,987	8,250
Valuation adjustments determined on a pooled basis	(1)	(228)	(490)	(719)			(6)	(396)	(231)	(633)
Total gross derivative	1,962	99,366	5,172	106,500			3,413	83,739	5,289	92,441
Netting adjustments (2)					(254)						(268)
Total derivatives	1,962	99,366	5,172	106,500	(254)	106,246	3,413	83,739	5,289	92,441	(268)	92,173
Other assets	286	10	–	296	–	296	244	–	–	244	–	244
	$40,046	$299,553	$20,024	$359,623	$(254)	$359,369	$39,829	$239,161	$23,109	$302,099	$(268)	$301,831

(1)	There were no significant transfers between Levels 1 and 2.
(2)	The netting adjustments represent the impact of offsetting derivative credit exposures on contracts where we have both a legally enforceable netting agreement in place and we intend to settle the contracts on either a net basis or simultaneously. Hence, some of the derivative related assets and liabilities are reported on a net basis.
(3)	As at October 31, 2010 residential and commercial MBS included in Trading securities were $11,995 million and $194 million, respectively (2009 – $12,414 million and $185 million, respectively), and in Available-for-sale securities, $8,720 million and $152 million, respectively (2009 – $8,454 million and $213 million, respectively).
(4)	OECD stands for Organisation for Economic Co-operation and Development.
(5)	CDOs stand for Collateralized Debt Obligations.
(6)	Excludes $1,309 million of Available-for-sale and held-to-maturity securities (2009 – $1,360 million) that are carried at cost.

90            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

	As at October 31, 2010						As at October 31, 2009
	Fair value measurements using (1)			Total gross fair value	Netting adjustments (2)	Assets/ liabilities at fair value	Fair value measurements using (1)			Total gross fair value	Netting adjustments (2)	Assets/ liabilities at fair value
	Level 1	Level 2	Level 3				Level 1	Level 2	Level 3
Financial Liabilities
Deposits
Personal	$–	$–	$3,237	$3,237	$–	$3,237	$–	$–	$2,605	$2,605	$–	$2,605
Business and government	–	59,510	3,144	62,654	–	62,654	–	35,994	4,341	40,335	–	40,335
Bank	–	9,479	–	9,479	–	9,479	–	10,880	–	10,880	–	10,880
Other
Obligations related to securities sold short	14,780	31,577	240	46,597	–	46,597	14,006	27,203	150	41,359	–	41,359
Obligations related to assets sold under repurchase agreements and securities loaned	–	26,242	–	26,242	–	26,242	–	21,628	–	21,628	–	21,628
Derivatives
Interest rate contracts	1	61,683	415	62,099			18	47,688	423	48,129
Foreign exchange contracts	–	34,960	27	34,987			–	23,983	16	23,999
Credit derivatives	–	1,112	606	1,718			–	2,863	1,555	4,418
Other contracts	1,203	3,742	5,415	10,360			1,350	3,290	3,472	8,112
Total gross derivative	1,204	101,497	6,463	109,164			1,368	77,824	5,466	84,658
Netting adjustments (2)					(254)						(268)
Total derivatives	1,204	101,497	6,463	109,164	(254)	108,910	1,368	77,824	5,466	84,658	(268)	84,390
Other liabilities	–	–	(382)	(382)	–	(382)	–	–	240	240	–	240
Subordinated debentures	–	–	119	119	–	119	–	–	110	110	–	110
	$15,984	$228,305	$12,821	$257,110	$(254)	$256,856	$15,374	$173,529	$12,912	$201,815	$(268)	$201,547

(1)	There were no significant transfers between Levels 1 and 2.
(2)	The netting adjustments represent the impact of offsetting derivative credit exposures on contracts where we have both a legally enforceable netting agreement in place and we intend to settle the contracts on either a net basis or simultaneously. Hence, some of the derivative related assets and liabilities are reported on a net basis.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            91

Note 2 Fair value of financial instruments (continued)

Changes in fair value measurement for instruments categorized in Level 3

The following table presents the changes in fair value measurements for instruments included in Level 3 of the fair value hierarchy set out in Section 3862:

	2010
	Fair value November 1, 2009	Total realized/ unrealized gains (losses) included in earnings (1)	Total unrealized gains (losses) included in other comprehensive income (2)	Purchases of assets/ issuances of liabilities	Sales of assets/ settlements of liabilities and others (3)	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Fair value October 31, 2010	Changes in unrealized gains (losses) included in earnings for assets and liabilities for the year ended October 31, 2010 for positions still held
Assets

Securities
Trading
Canadian government debt
Federal	$5	$–	$–	$24	$(1)	$4	$(18)	$14	$–
Provincial and municipal	54	1	–	12	5	–	(67)	5	–
U.S. state, municipal and agencies debt	9	15	(8)	70	(32)	–	(13)	41	8
Other OECD government debt	–	–	–	42	–	–	–	42	–
Mortgage-backed securities	1,052	199	(59)	2,253	(2,458)	21	(33)	975	91
Asset-backed securities
CDOs	3,074	(467)	(166)	36	(67)	50	–	2,460	(24)
Non-CDO securities	321	22	(9)	4,838	(4,618)	–	(13)	541	6
Corporate debt and other debt	303	269	(33)	3,639	(3,757)	512	(162)	771	336
Equities	2,902	182	(137)	714	(1,114)	–	(5)	2,542	124
	$7,720	$221	$(412)	$11,628	$(12,042)	$587	$(311)	$7,391	$541
Available-for-sale
U.S. state, municipal and agencies debt	$2,358	$(9)	$(75)	$191	$(768)	$–	$–	$1,697	$–
Other OECD government debt	–	–	–	–	1	112	(113)	–	–
Mortgage-backed securities	1,848	23	66	18	(928)	–	–	1,027	–
Asset-backed securities
CDOs	222	–	(6)	–	(1)	–	–	215	–
Non-CDO securities	1,155	(22)	(75)	60	(222)	–	–	896	–
Corporate debt and other debt	3,580	(22)	(122)	486	(970)	218	(535)	2,635	–
Equities	560	–	(31)	45	(179)	4	–	399	–
	$9,723	$(30)	$(243)	$800	$(3,067)	$334	$(648)	$6,869	$–
Loans – Wholesale	$377	$(32)	$(17)	$155	$(244)	$467	$(114)	$592	$(33)
Other
Derivatives, net of derivative related liabilities (4)	(177)	(1,057)	78	62	(114)	(35)	(48)	(1,291)	(1,172)
	$17,643	$(898)	$(594)	$12,645	$(15,467)	$1,353	$(1,121)	$13,561	$(664)
Liabilities

Deposits
Personal	$(2,605)	$(358)	$61	$(3,295)	$2,960	$–	$–	$(3,237)	$(143)
Business and government	(4,341)	207	212	(1,407)	2,185	–	–	(3,144)	50
Other
Obligations related to securities sold short	(150)	83	2	(1,265)	1,108	(18)	–	(240)	(4)
Other liabilities	(240)	469	13	(1)	141	–	–	382	622
Subordinated debentures	(110)	(2)	(8)	–	1	–	–	(119)	(2)
	$(7,446)	$399	$280	$(5,968)	$6,395	$(18)	$–	$(6,358)	$523

(1)	Transfers in and out of Level 3 are assumed to occur at the end of the period. For an asset or a liability that transfers into Level 3 during the period, the entire change in fair value for the period is excluded from the “Total realized/unrealized gains (losses) included in earnings” column of the reconciliation, whereas for transfers out of Level 3 during the period, the entire change in fair value for the period is included in the same column of the reconciliation. During the year ended October 31, 2010, there were no significant transfers into or out of Level 3.
(2)	Includes the foreign currency translation gains or losses arising on consolidation of foreign subsidiaries relating to the Level 3 instruments, where applicable. The unrealized gains or (losses) on Available-for-sale securities were $253 million for the year, excluding the translation gains or losses.
(3)	Other includes amortization of premiums or discounts recognized in net income.
(4)	Net derivatives as at October 31, 2010 included derivative assets of $5,172 million and derivative liabilities of $6,463 million.

92            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

	2009
	Fair value November 1, 2008	Total realized/ unrealized gains (losses) included in earnings (1)	Total unrealized gains (losses) included in other comprehensive income (2)	Purchases of assets/ issuances of liabilities	Sales of assets/ settlements of liabilities and others (3)	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Fair value October 31, 2009	Changes in unrealized gains (losses) included earnings for assets and liabilities for the year ended October 31, 2009 for positions still held
Assets

Securities
Trading
Canadian government debt
Federal	$–	$–	$–	$5	$–	$–	$–	$5	$–
Provincial and municipal	–	(13)	–	2	16	51	(2)	54	–
U.S. state, municipal and agencies debt	206	4	(3)	42	3	–	(243)	9	(2)
Other OECD government debt	150	9	7	22	(110)	–	(78)	–	–
Mortgage-backed securities	1,531	110	(191)	2,788	(1,645)	101	(1,642)	1,052	117
Asset-backed securities
CDOs	4,208	256	(308)	337	(1,403)	85	(101)	3,074	153
Non-CDO securities	605	(12)	(4)	3,628	(3,780)	168	(284)	321	–
Corporate debt and other debt	1,482	(150)	(63)	1,384	(2,000)	831	(1,181)	303	(9)
Equities	10,315	(301)	(354)	32	(7,068)	289	(11)	2,902	(256)
	$18,497	$(97)	$(916)	$8,240	$(15,987)	$1,525	$(3,542)	$7,720	$3
Available-for-sale
U.S. state, municipal and agencies debt	$2,522	$(16)	$(215)	$1,104	$(1,035)	$797	$(799)	$2,358	$–
Other OECD government debt	402	–	9	–	(411)	–	–	–	–
Mortgage-backed securities	2,646	(183)	(1)	69	(895)	212	–	1,848	–
Asset-backed securities
CDOs	256	(20)	43	–	(57)	–	–	222	–
Non-CDO securities	1,568	–	(102)	725	(1,045)	9	–	1,155	–
Corporate debt and other debt	3,783	(136)	(306)	569	(343)	44	(31)	3,580	–
Equities	78	–	(67)	626	(60)	1	(18)	560	–
	$11,255	$(355)	$(639)	$3,093	$(3,846)	$1,063	$(848)	$9,723	$–
Loans – Wholesale	$651	$(202)	$(45)	$26	$(53)	$–	$–	$377	$18
Other
Derivatives, net of derivative related liabilities (4)	(1,010)	(52)	(32)	4,275	(3,562)	164	40	(177)	1,159
	$29,393	$(706)	$(1,632)	$15,634	$(23,448)	$2,752	$(4,350)	$17,643	$1,180
Liabilities

Deposits
Personal	$(2,656)	$(355)	$(42)	$(1,511)	$1,695	$–	$264	$(2,605)	$(157)
Business and government	(12,214)	1,120	591	18	3,346	(703)	3,501	(4,341)	(1,073)
Other
Obligations related to securities sold short	(22)	12	(6)	459	(917)	(98)	422	(150)	23
Other liabilities	–	–	–	–	–	(240)	–	(240)	–
Subordinated debentures	(81)	(31)	2	–	–	–	–	(110)	(31)
	$(14,973)	$746	$545	$(1,034)	$4,124	$(1,041)	$4,187	$(7,446)	$(1,238)

(1)	Transfers in and out of Level 3 are assumed to occur at the end of the period. For an asset or a liability that transfers into Level 3 during the period, the entire change in fair value for the period is excluded from the “Total realized/unrealized gains (losses) included in earnings” column of the reconciliation, whereas for transfers out of Level 3 during the period, the entire change in fair value for the period is included in the said column of the reconciliation. During the year ended October 31, 2009, we transferred approximately $1.6 billion of MBS and approximately $1.2 billion of corporate debt and other debt out of Level 3 due to the reclassification of certain Agency residential MBS and the improved price transparency, respectively. A further $3.5 billion of business and government deposits were transferred out of Level 3 due to the decline of credit spreads and the improved observability of credit spreads.
(2)	Includes the foreign currency translation gains or losses arising on consolidation of foreign subsidiaries relating to the Level 3 instruments, where applicable. The unrealized gains or (losses) on Available-for-sale securities were $398 million for the year ended October 31, 2009, excluding the translation gains or losses.
(3)	Other includes amortization of premiums or discounts recognized in net income.
(4)	Net derivatives as at October 31, 2009 included derivative assets of $5,289 million and derivative liabilities of $5,466 million.

Level 3 financial instruments include hedge fund investments with certain redemption restrictions, certain structured debt securities (asset-backed securities (ABS) including Collateralized Loan Obligations and CDOs, auction-rate securities (ARS) and U.S. Non-agency MBS), non-OECD government and corporate debt with long-dated maturities and significant unobservable spreads, derivatives referenced to the performance of certain CDOs , commodity derivatives, equity-linked and interest-rate-linked structured notes, and deposit notes with long-dated maturities and significant unobservable spreads.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            93

Note 2 Fair value of financial instruments (continued)

Positive and negative fair value movement of Level 3 financial instruments from using reasonably possible alternative assumptions

There may be uncertainty about valuation of Level 3 financial instruments using valuation techniques based on assumptions that are not supported by market observable prices or rates. The following table summarizes the impact to fair values of Level 3 financial instruments using reasonably possible alternative assumptions:

	2010			2009 (1)
	Level 3 fair value	Positive fair value movement from using reasonably possible alternative assumptions	Negative fair value movement from using reasonably possible alternative assumptions	Level 3 fair value	Positive fair value movement from using reasonably possible alternative assumptions	Negative fair value movement from using reasonably possible alternative assumptions
Securities (2)
Trading
Mortgage-backed securities	$975	$37	$(33)	$1,052	$31	$(38)
Asset-backed securities (3)	3,001	20	(31)	3,395	18	(21)
Corporate debt and other debt (3)	771	16	(11)	303	13	(6)
Equities (4)	2,542	–	–	2,902	–	–
Available-for-sale
U.S. state, municipal and agencies debt	1,697	25	(49)	2,358	25	(106)
Mortgage-backed securities	1,027	38	(39)	1,848	79	(101)
Asset-backed securities	1,111	17	(29)	1,377	17	(60)
Corporate debt and other debt	2,635	39	(31)	3,580	33	(96)
Equities (5)	399	–	–	560	–	–
Loans	592	3	(18)	377	–	(13)
Derivatives (3)	5,172	197	(173)	5,289	280	(252)
Total	$19,922	$392	$(414)	$23,041	$496	$(693)
Deposits	(6,381)	10	(10)	(6,946)	–	–
Derivatives	(6,463)	96	(86)	(5,466)	136	(125)
Obligations related to securities sold short, other liabilities and subordinated debentures (5)	23	–	–	(500)	–	–
Total	$(12,821)	$106	$(96)	$(12,912)	$136	$(125)

(1)	During the year, we revisited the scope and methodologies for calculating the reasonably possible alternative assumptions. As a result, the comparatives have been prepared on this basis and thus, are different from those previously reported.
(2)	Exclude Securities – Trading Canadian government debt, U.S. state, municipal and agencies debt, and Other OECD government debt as their Level 3 balances were not material for both years.
(3)	The sensitivity of our MBIA asset, which is included in Derivatives (Assets), arises from the variability of the underlying assets which are included in Asset-backed securities and Corporate debt and other debt. The fair value movements in these assets from using reasonably possible alternative assumptions have been reported on a net basis in Derivatives (Assets).
(4)	Include primarily hedge funds units to which we have not applied another reasonably possible alternative assumption as the fair value movements of the hedge funds units and the associated client hedges in the Derivatives (Liability) would be symmetrical.
(5)	Positive or negative fair value movement from using reasonably possible alternative assumptions is not material.

The fair value of Level 3 financial instruments is in whole or in part based on unobservable inputs. In preparing the financial statements, appropriate levels for these unobservable input parameters are chosen so that they are consistent with prevailing market evidence or management judgment. The effects of applying other reasonably possible alternative assumptions to the Level 3 asset positions would be an increase of $392 million and a reduction of $414 million in fair value, of which $119 million and $148 million would be recorded in Accumulated other comprehensive income, and to the Level 3 liability positions a decrease of $106 million and an increase of $96 million in fair value.

This sensitivity disclosure is intended to illustrate the potential impact of the relative uncertainty in the fair value of Level 3 financial instruments. However, it is unlikely in practice that all reasonably possible alternative assumptions would be simultaneously realized.

The following is a summary of our approach to develop reasonably possible alternative assumptions used to determine sensitivity. For fixed income instruments valued using pricing services, such as mortgage-backed securities, the positive and negative sensitivity was calculated using the high and low range of the pricing services’ values (i.e. over and above bid-offer valuation adjustments). Alternatively, for some corporate bonds, private placements, ARS and non-OECD government debt, we changed the discount margin between .1% and 1.0%, depending on the specific reasonable range of fair value uncertainty for each particular financial instrument’s market. The sensitivity for the derivative credit valuation adjustment was calculated using a combination of changing the credit default swap (CDS) spread by .1% and an amount for model uncertainty. For monoline insurers, the recovery rate, CDS spread and asset duration were all changed for negative and positive results and, as this would impact a number of financial instrument valuations, the sensitivities were aggregated and reported under Derivatives (Assets). For certain structured interest rate and currency derivatives, the model parameter uncertainties were stressed to determine the reasonably possible alternative assumptions. For other derivative positions, such as commodity swaps, a one-standard deviation range of commodity prices were used on the net exposure. Similarly, a one-standard deviation range of model inputs for equity derivatives was applied to equity and foreign exchange volatility, dividends and correlation to assess the reasonably possible outcome. For bank owned life insurance contracts, the sensitivity of a range of values was determined by adjusting the default rates, prepayments and severity by 10%.

Certain Level 3 instruments, such as hedge funds units reported in the Securities-Trading Equities and the associated client hedges in Derivatives (Liability), are valued using net asset values provided by the fund managers, and we have not applied another reasonably possible alternative assumption to those positions as the impacted value would be symmetrical.

94            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Note 3 Securities

The following table presents the financial instruments we held at the end of the period, measured at carrying value:

	Term to maturity (1)
	Within 3 months	3 months to 1 year	1 to 5 years	Over 5 years to 10 years	Over 10 years	With no specific maturity	2010 Total	2009 Total	2008 Total
Trading account
Canadian government debt	$2,065	$5,346	$19,296	$5,195	$4,697	$–	$36,599	$30,401	$20,911
U.S. government debt	948	1,193	3,876	2,539	5,122	–	13,678	13,298	8,728
Other OECD government debt (2)	1,055	2,802	4,390	2,271	1,638	–	12,156	8,033	2,488
Mortgage-backed securities (3)	7	20	337	205	617	–	1,186	1,310	2,476
Asset-backed securities (3)	50	203	1,836	565	421	–	3,075	2,994	4,551
Corporate debt and other debt (3)
Bankers’ acceptances	508	249	–	–	–	–	757	428	13
Certificates of deposit	1,645	1,906	500	15	43	–	4,109	1,866	2,174
Other (4), (5)	2,569	5,098	19,860	5,139	6,717	82	39,465	44,398	39,063
Equities	–	–	–	–	–	38,530	38,530	37,334	42,104
	8,847	16,817	50,095	15,929	19,255	38,612	149,555	140,062	122,508
Available-for-sale securities (6)
Canadian government debt
Federal
Amortized cost	145	4,331	9,231	534	64	–	14,305	11,764	13,123
Fair value	145	4,374	9,562	540	64	–	14,685	12,161	13,544
Yield (7)	.8%	4.4%	2.5%	3.1%	3.9%	–	3.1%	3.3%	3.6%
Provincial and municipal
Amortized cost	22	144	1,148	32	147	–	1,493	1,104	674
Fair value	22	144	1,179	34	157	–	1,536	1,134	678
Yield (7)	1.6%	2.3%	3.7%	5.0%	4.3%	–	3.6%	3.7%	4.8%
U.S. state, municipal and agencies debt
Amortized cost	596	1,011	354	15	2,958	–	4,934	5,781	9,230
Fair value	596	1,013	357	15	2,962	–	4,943	5,793	8,890
Yield (7)	.7%	1.0%	1.7%	5.0%	1.0%	–	1.0%	2.4%	3.8%
Other OECD government debt (2)
Amortized cost	1,418	1,152	2,311	183	–	–	5,064	3,513	1,267
Fair value	1,418	1,152	2,326	184	–	–	5,080	3,530	1,270
Yield (7)	.1%	.6%	4.3%	3.9%	–	–	2.3%	1.6%	1.5%
Mortgage-backed securities (4)
Amortized cost	3	2	79	75	920	–	1,079	2,057	4,278
Fair value	3	3	82	78	861	–	1,027	1,852	3,548
Yield (7)	6.6%	5.1%	4.5%	4.7%	3.4%	–	3.6%	4.6%	5.6%
Asset-backed securities
Amortized cost	5	331	416	1,162	1,685	–	3,599	4,516	5,192
Fair value	5	336	424	1,156	1,578	–	3,499	4,427	4,796
Yield (7)	3.7%	4.6%	2.4%	.7%	3.5%	–	2.5%	1.9%	4.5%
Corporate debt and other debt (4)
Amortized cost	2,325	2,255	3,573	655	1,908	48	10,764	14,566	13,102
Fair value	2,328	2,267	3,730	624	1,782	58	10,789	14,559	12,785
Yield (7)	4.1%	2.2%	2.5%	5.7%	2.6%	.1%	3.0%	2.5%	5.5%
Equities (8)
Cost	–	–	–	–	–	1,719	1,719	2,437	3,057
Fair value	–	–	–	–	–	1,764	1,764	2,412	2,683
Loan substitute
Cost	–	–	–	–	–	256	256	256	256
Fair value	–	–	–	–	–	228	228	186	227
Yield (7)	–	–	–	–	–	3.7%	3.7%	3.7%	5.6%
Amortized cost	4,514	9,226	17,112	2,656	7,682	2,023	42,213	45,994	50,179
Fair value	4,517	9,289	17,660	2,631	7,404	2,050	43,551	46,054	48,421
Held-to-maturity securities (6)
Amortized cost	122	40	34	28	1	–	225	156	205
Fair value	122	40	34	28	1	–	225	156	205
Total carrying value of securities (6)	$13,486	$26,146	$67,789	$18,588	$26,660	$40,662	$193,331	$186,272	$171,134

(1)	Actual maturities may differ from contractual maturities shown above since borrowers may have the right to prepay obligations with or without prepayment penalties.
(2)	OECD stands for Organisation for Economic Co-operation and Development.
(3)	Includes CDOs which are presented as Asset-backed securities – CDOs in the table entitled “Fair value of assets and liabilities classified using the fair value hierarchy” in Note 2.
(4)	2008 balances include certain held-for-trading and available-for-sale securities that were subsequently reclassified to loans on November 1, 2008 in accordance with the CICA’s amendments to Section 3855.
(5)	Primarily comprise corporate debt and floating rate notes, supra-national debt and floating rate notes, and commercial paper.
(6)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost.
(7)	The weighted average yield is derived using the contractual interest rate and the carrying value at the end of the year for the respective securities.
(8)	Includes the value of the shares received in 2008 upon the Visa Inc. restructuring which are carried at cost.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            95

Note 3 Securities (continued)

Reclassification of financial instruments

The following table provides information regarding certain securities that we reclassified from held-for-trading to available-for-sale effective August 1, 2008, in accordance with amendments to Sections 3855, 3861 and 3862. Refer to Note 3 to our 2009 Annual Consolidated Financial Statements for details.

	As at and for the year ended October 31, 2010			As at and for the year ended October 31, 2009
Financial assets	Total carrying value and fair value	Change in fair value during the year (1)	Interest income/gains (losses) recognized in net income during the year (2)	Total carrying value and fair value	Change in fair value during the year (1)	Interest income/gains (losses) recognized in net income during the year (2)
U.S. state, municipal and agency debt	$1,126	$64	$(5)	$1,904	$13	$54
Mortgage-backed securities (MBS)	69	47	13	500	67	28
Asset-backed securities	748	(16)	1	1,007	48	29
Corporate debt and other debt	408	32	5	641	(2)	17
	$2,351	$127	$14	$4,052	$126	$128

(1)	This amount represents the change in fair value of securities we held at the end of the period and includes any principal draw downs or redemptions on these securities.
(2)	The total amount includes net gain of $4 million related to securities and debt redeemed or sold during the year ended October 31, 2010 (2009 – net gain of $27 million).

Unrealized gains and losses on available-for-sale securities (1), (2)

	2010				2009
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Canadian government debt
Federal	$14,305	$381	$(1)	$14,685	$11,764	$404	$(7)	$12,161
Provincial and municipal	1,493	43	–	1,536	1,104	31	(1)	1,134
U.S. federal, state, municipal and agency debt	4,934	65	(56)	4,943	5,781	129	(117)	5,793
Other OECD government debt	5,068	24	(8)	5,084	3,517	18	(1)	3,534
Mortgage-backed securities	1,079	20	(72)	1,027	2,057	24	(229)	1,852
Asset-backed securities
CDOs	220	12	(17)	215	234	11	(24)	222
Non-CDO securities	3,379	37	(132)	3,284	4,282	67	(143)	4,205
Corporate debt and other debt	10,985	273	(248)	11,010	14,718	382	(389)	14,711
Equities	1,719	58	(13)	1,764	2,437	45	(70)	2,412
Loan substitute securities	256	–	(28)	228	256	–	(70)	186
	$43,438	$913	$(575)	$43,776	$46,150	$1,111	$(1,051)	$46,210

(1)	Includes $225 million (2009 – $156 million) held-to-maturity securities.
(2)	The majority of the MBS are residential. Amortized cost, gross unrealized gains, gross unrealized losses and fair value related to commercial MBS are $148 million, $4 million, $nil and $152 million, respectively for 2010 (2009 – $224 million, $1million, $(11) million and $213 million).

Realized gains and losses on available-for-sale securities (1), (2)

	2010	2009	2008
Realized gains	$440	$296	$99
Realized losses and writedowns	(399)	(936)	(731)
Net gains (losses) on available-for-sale securities	$41	$(640)	$(632)

(1)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost.
(2)	The following related to our insurance operations are included in the Insurance premiums, investment and fee income line on the Consolidated Statements of Income: Realized gains – 2010 – $12 million, 2009 – $12 million, and 2008 – $1 million; Realized losses and writedowns – 2010 – $5 million, 2009 – $22 million, and 2008 – $16 million.

96            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Fair value and unrealized losses position for available-for-sale securities

	2010 (1)
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Canadian government debt
Federal	$510	$1	$–	$–	$510	$1
Provincial and municipal	154	–	–	–	154	–
U.S. state, municipal and agencies debt	832	13	493	43	1,325	56
Other OECD government debt	3,119	8	–	–	3,119	8
Mortgage-backed securities	51	3	637	69	688	72
Asset-backed securities	–	–	–	–	–	–
CDOs	–	–	198	17	198	17
Non-CDO securities	1,441	37	843	95	2,284	132
Corporate debt and other debt	2,519	76	1,230	172	3,749	248
Equities	35	8	46	5	81	13
Loan substitute securities	–	–	192	28	192	28
Total temporarily impaired securities	$8,661	$146	$3,639	$429	$12,300	$575

(1)	The majority of the MBS are residential. Fair value and unrealized losses of commercial MBS for less than 12 months are $nil and $nil, respectively and for 12 months or more are $20 million and $0.1 million, respectively.

	2009 (1)
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Canadian government debt
Federal	$1,108	$7	$–	$–	$1,108	$7
Provincial and municipal	13	1	–	–	13	1
U.S. state, municipal and agencies	154	7	1,081	110	1,235	117
Other OECD government debt	456	1	44	–	500	1
Mortgage-backed securities	83	11	1,475	218	1,558	229
Asset-backed securities
CDOs	–	–	205	24	205	24
Non-CDO securities	770	8	721	135	1,491	143
Corporate debt and other debt	924	42	1,321	347	2,245	389
Equities	60	42	103	28	163	70
Loan substitute securities	–	–	150	70	150	70
Total temporarily impaired securities	$3,568	$119	$5,100	$932	$8,668	$1,051

(1)	The majority of the MBS are residential. Fair value and unrealized losses of commercial MBS for less than 12 months are $nil and $nil, respectively and for 12 months or more are $156 million and $11 million, respectively.

Available-for-sale securities are assessed for impairment at each reporting date and more frequently when conditions warrant. Our impairment review is primarily based on the factors described in Note 1. Depending on the nature of the securities under review we apply specific methodology to assess whether it is probable that the amortized cost of the security would be recovered. As at October 31, 2010, our gross unrealized losses on available-for-sale securities were $575 million (2009 – $1,051 million).

When assessing other-than-temporary impairment for debt instruments we primarily considered counterparty ratings and security-specific factors, including collateral, external ratings, subordination and other market factors. For complex debt instruments including U.S. non-agency MBS, ABS and other structured products, we also use cash flow projection models which incorporate actual and projected cash flows for each security using a number of assumptions and inputs that are based on security specific factors. The inputs and assumptions used such as default, prepayment and recovery rates are based on updated market data. For U.S. non-agency MBS, recovery rates are largely dependent upon forecasted property prices which were assessed at the municipal level, provided by a third-party vendor. In addition, we also consider the transaction structure and credit enhancement for the structured securities. If the model predicts that it is probable that we will not be able to recover the entire principal and interest amount, we do a further review of the security in order to assess whether a loss would ultimately be realized.

With respect to debt securities where, based on management’s judgment, it was not probable that all the principal and interest would be recovered, the securities were deemed to be other-than-temporarily impaired and were written down to their fair value.

As equity securities do not have contractual cash flows, they are assessed differently than debt securities. For equity securities held at cost and those with unrealized losses, we assess whether there is any objective evidence that suggests that the security is other-than-temporarily impaired. The factors we consider include the length of time and extent the fair value has been below the cost and the financial condition and near term prospects of the issuer. We also consider the estimated recoverable value and the period of recovery. We conduct further analysis for securities where the fair value had been below cost for greater than twelve months. For equity securities where management believes that the fair value will not recover prior to their disposition and which have an unrealized loss for a prolonged period of time or the unrealized loss is significant, these securities were deemed to be other-than-temporarily impaired and were written down to their fair value.

The majority of the $56 million (2009 – $117 million) unrealized loss on U.S. state, municipal and agencies debt securities are related to U.S. ARS. The issuing agencies are supported by the U.S. government and the unrealized losses on these securities largely reflect the liquidity concerns in the current market.

The MBS largely consist of U.S. non-agency Alt-A and prime securities. The Alt-A and prime securities are high quality super senior tranches with credit support through subordination,

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            97

Note 3 Securities (continued)

overcollateralization, and excess spread. The unrealized losses of $72 million (2009 – $229 million) are primarily on Alt-A and prime securities reflecting the impact of the current credit spreads. The losses on U.S. non-agency MBS are significantly lower compared to the prior year as we exited certain positions in order to effectively manage our exposure

ABS mainly comprise U.S. insured and uninsured student loans U.S. ARS, CDOs and securities backed by credit card receivables. The majority of these instruments are highly rated with significant credit support and have experienced significant price improvements over the year. There are unrealized losses of $149 million (2009 – $167 million) which primarily relate to U.S. ARS and uninsured student loans.

Corporate and other debt mainly includes certificate of deposits, corporate debt and bonds, Non-Organization for Economic Co-operation and Development (OECD) government securities, tender option bonds and hybrid instruments. The Non-OECD government securities primarily relate to Caribbean countries where we have ongoing operations. The unrealized losses of $248 million (2009 – $389 million) are significantly lower compared to a year ago and mainly reflect the decreasing interest rate environment along with improved credit spreads.

Equity holdings largely comprise publicly traded common and preferred shares. To a lesser extent, we also hold investments in private and venture companies. As at October 31, 2010, there were unrealized losses of $13 million, compared to unrealized losses of $70 million a year ago due to the impairment losses recognized in 2010 in net income on certain common shares as well as fair value improvements on equities mainly for listed common and preferred shares. The loan substitute securities are predominantly perpetual preferred shares of highly rated Canadian entities.

Management believes that the unrealized losses on the above-mentioned securities as at October 31, 2010, are temporary in nature and intends to hold them until recovery of their fair value which may be on maturity of the debt securities.

Held-to-maturity securities

Held-to-maturity securities stated at amortized costs are subject to periodic impairment review and are classified as impaired when, in management’s opinion, there is no longer reasonable assurance of the timely collection of the full amount of principal and interest. The impairment review of held-to-maturity securities is primarily based on the impairment model for loans as described in Note 1 to the financial statements. Management is of the view that there is no impairment on held-to-maturity investments as at October 31, 2010.

Net gains/losses on Available-for-sale securities

When we determine that a security is other-than-temporarily impaired, the amortized cost of the security is written down to its fair value and the previous loss in AOCI is reclassified to net income. During 2010, $41 million of net gains were recognized in net income (2009 – net losses of $640 million) on available-for sale securities. The net gains in the current year largely reflected net gains of $309 million on the sale of certain U.S. agency MBS classified as government and agency and listed common shares as well as gains from capital distributions from private equities. These gains were mainly offset by net losses of $268 million primarily on securities that were deemed to be impaired such as corporate trust preferreds which are included in corporate debt and other debt, certain listed common shares and private equities and U.S. non-agency MBS. Included in this amount is $3 million of write-down for our available-for-sale securities relating to our insurance operations which has been reflected in the Insurance premiums, investment and fee income line on our Consolidated Statements of Income (2009 – $21 million).

Interest and dividends on available-for-sale and held-to-maturity securities (1), (2)

	2010	2009	2008
Taxable interest income	$1,602	$2,362	$2,089
Non-taxable interest income	97	110	99
Dividends	35	82	110
	$1,734	$2,554	$2,298

(1)	Available-for-sale securities are carried at fair value and held-to-maturity securities are carried at amortized cost.
(2)	The following related to our insurance operations are included in the Insurance premiums, investment and fee income line on the Consolidated Statements of Income: Taxable interest income – 2010 – $640 million, 2009 – $601 million, and 2008 – $452 million; Non-taxable interest income – 2010 – $39 million, 2009 – $33 million and 2008 – $29 million; Dividends – 2010 – $14 million, 2009 – $15 million, and 2008 – $17 million.

Note 4 Loans

	2010				2009
	Canada	United States	Other International	Total	Canada	United States	Other International	Total
Retail (1)
Residential mortgages	$124,064	$2,350	$2,418	$128,832	$117,292	$2,490	$2,348	$122,130
Personal	69,291	8,551	2,332	80,174	60,493	8,975	2,074	71,542
Credit cards	9,704	220	186	10,110	8,285	213	203	8,701
Small business (2)	2,712	–	–	2,712	2,851	–	–	2,851
	205,771	11,121	4,936	221,828	188,921	11,678	4,625	205,224
Wholesale (1)
Business (3), (4)	39,015	20,616	9,216	68,847	38,624	25,206	10,336	74,166
Bank (5)	808	233	875	1,916	1,096	177	1,243	2,516
Sovereign (6)	1,632	–	980	2,612	860	–	1,385	2,245
	41,455	20,849	11,071	73,375	40,580	25,383	12,964	78,927
Total loans (7)	247,226	31,970	16,007	295,203	229,501	37,061	17,589	284,151
Allowance for loan losses	(1,490)	(1,144)	(363)	(2,997)	(1,474)	(1,460)	(254)	(3,188)
Total loans net of allowance for loan losses	$245,736	$30,826	$15,644	$292,206	$228,027	$35,601	$17,335	$280,963

(1)	Geographic information is based on residence of borrower.
(2)	Includes small business exposure managed on a pooled basis.
(3)	Includes small business exposure managed on an individual client basis.
(4)	Included under Canada and U.S. for 2010 are loans totalling $nil (2009 – $1.0 billion) and $1.5 billion (2009 – $1.7 billion), respectively, to VIEs administered by us.
(5)	Bank refers primarily to regulated deposit-taking institutions and securities firms.
(6)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
(7)	Loans are net of unearned income of $306 million (2009 – $229 million).

98            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

The principal collateral and other credit enhancements we hold as security for retail loans include: (i) mortgage insurance, mortgages over residential real estate and properties, and (ii) recourse to the personal assets being financed such as automobiles, as well as personal guarantees, term deposits and securities. For wholesale loans they include: (i) recourse to business assets such as real estate, equipment, inventory, accounts receivable, intangible assets and securities, and (ii) recourse to the commercial real estate properties being financed.

Loan maturities and rate sensitivity

	2010
	Maturity term (1)				Rate sensitivity
	Under 1 year (2), (3)	1 to 5 years	Over 5 years	Total	Floating	Fixed Rate	Non-rate- sensitive	Total
Retail	$95,579	$103,183	$23,066	$221,828	$112,263	$106,781	$2,784	$221,828
Wholesale	39,351	20,818	13,206	73,375	40,101	32,778	496	73,375
Total loans	$134,930	$124,001	$36,272	$295,203	$152,364	$139,559	$3,280	$295,203
Allowance for loan losses	–	–	–	(2,997)	–	–	–	(2,997)
Total loans net of allowance for loan losses	$134,930	$124,001	$36,272	$292,206	$152,364	$139,559	$3,280	$292,206

	2009
	Maturity term (1)				Rate sensitivity
	Under 1 year (2), (3)	1 to 5 years	Over 5 years	Total	Floating	Fixed Rate	Non-rate- sensitive	Total
Retail	$99,558	$87,956	$17,710	$205,224	$106,627	$96,175	$2,422	$205,224
Wholesale	45,922	23,148	9,857	78,927	47,756	30,497	674	78,927
Total loans	$145,480	$111,104	$27,567	$284,151	$154,383	$126,672	$3,096	$284,151
Allowance for loan losses	–	–	–	(3,188)	–	–	–	(3,188)
Total loans net of allowance for loan losses	$145,480	$111,104	$27,567	$280,963	$154,383	$126,672	$3,096	$280,963

(1)	Generally, based on the earlier of contractual repricing or maturity date.
(2)	Included in Wholesale are loans totalling $1.5 billion (2009 – $2.7 billion) to variable interest entities administered by us. All of the loans reprice monthly or quarterly.
(3)	Includes variable rate loans that can be repriced at the clients’ discretion without penalty.

During the year ended October 31, 2010, we acquired $336 million of assets in respect of problem loans (2009 – $1,658 million). The related reduction in the Allowance for credit losses was $331 million (2009 – $156 million).

Allowance for loan losses and impaired loans

	2010						2009
	Balance at beginning of year	Write- offs	Recoveries	Provision for credit losses	Other adjustments (1)	Balance at end of year	Balance at end of year
Retail
Residential mortgages	$54	$(46)	$2	$60	$7	$77	$54
Personal	197	(690)	91	595	(11)	182	197
Credit cards	–	(477)	64	413	–	–	–
Small business (2)	22	(56)	7	45	–	18	22
	$273	$(1,269)	$164	$1,113	$(4)	$277	$273
Wholesale
Business (3)	$976	$(949)	$72	$707	$(15)	$791	$976
Bank (4)	20	–	–	15	(1)	34	20
Sovereign (5)	10	–	–	–	(1)	9	10
	$1,006	$(949)	$72	$722	$(17)	$834	$1,006
Specific allowances	$1,279	$(2,218)	$236	$1,835	$(21)	$1,111	$1,279
Retail
Residential mortgages	$50	$–	$–	$30	$(3)	$77	$50
Personal	671	–	–	49	(11)	709	671
Credit cards	327	–	–	7	50	384	327
Small business (2)	47	–	–	–	13	60	47
	$1,095	$–	$–	$86	$49	$1,230	$1,095
Wholesale
Business (3)	$814	$–	$–	$(58)	$(100)	$656	$814
Bank (4)	–	–	–	–	–	–	–
Sovereign (5)	–	–	–	–	–	–	–
	$814	$–	$–	$(58)	$(100)	$656	$814
Allowance for off-balance sheet and other items (6)	$114	$–	$–	$(2)	$(13)	$99	$114
General allowance (6)	$2,023	$–	$–	$26	$(64)	$1,985	$2,023
Total allowance for credit losses	$3,302	$(2,218)	$236	$1,861	$(85)	$3,096	$3,302
Allowance for off-balance sheet and other items (7)	(114)	–	–	2	13	(99)	(114)
Total allowance for loan losses	$3,188	$(2,218)	$236	$1,863	$(72)	$2,997	$3,188

(1)	Primarily represents; (i) the translation impact of foreign currency-denominated allowance for loan losses and (ii) a reclassification of $30 million of the general allowance to specific allowance to more appropriately reflect the nature of these provisions.
(2)	Includes small business exposure managed on a pooled basis.
(3)	Includes small business exposure managed on an individual client basis. Includes $2 million (2009 – $2 million) of provisions related to loans extended under liquidity facilities drawn on by RBC-administered multi-seller asset-backed commercial paper conduit programs.
(4)	Bank refers primarily to regulated deposit-taking institutions and securities firms.
(5)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
(6)	Includes $99 million related to off-balance sheet and other items (2009 – $114 million).
(7)	The allowance for off-balance sheet is reported separately under Other liabilities.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            99

Note 4 Loans (continued)

Net interest income after provision for credit losses

	2010	2009	2008
Net interest income	$10,977	$11,541	$9,054
Provision for credit losses	1,861	3,413	1,595
Net interest income after provision for credit losses	$9,116	$8,128	$7,459

A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due but not classified as impaired because they are either (i) less than 90 days past due, or (ii) fully secured and collection efforts are reasonably expected to result in repayment. Credit card balances are written off when a payment is 180 days in arrears.

Loans past due but not impaired

	2010				2009
	1-29 days	30-89 days	90 days and greater	Total	1-29 days	30-89 days	90 days and greater	Total
Retail	$2,641	$1,239	$184	$4,064	$2,841	$1,359	$323	$4,523
Wholesale	1,206	496	18	1,720	1,313	563	36	1,912
Total	$3,847	$1,735	$202	$5,784	$4,154	$1,922	$359	$6,435

Impaired loans (1)

	2010			2009
	Gross	Specific allowances	Net	Net
Retail
Residential mortgages	$808	$(77)	$731	$587
Personal	383	(182)	201	212
Small business (2)	49	(18)	31	37
	$1,240	$(277)	$963	$836
Wholesale
Business (3)	$3,716	$(791)	$2,925	$3,300
Sovereign (4)	9	(9)	–	–
Bank (5)	34	(34)	–	42
	$3,759	$(834)	$2,925	$3,342
Total	$4,999	$(1,111)	$3,888	$4,178

(1)	Average balance of gross impaired loans for the year was $5.1 billion (2009 – $4.6 billion).
(2)	Includes small business exposure managed on a pooled basis.
(3)	Includes small business exposure managed on an individual client basis. Includes gross and net impaired loans of $57 million (2009 – $65 million) and $55 million (2009 – $63 million), respectively, related to loans extended under liquidity facilities drawn on by RBC-administered multi-seller asset-backed commercial paper conduit programs.
(4)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
(5)	Bank refers primarily to regulated deposit-taking institutions and securities firms.

Note 5 Securitizations

Securitization activities by major product type

We periodically securitize our credit card receivables, residential mortgage loans and we participate in bond securitization primarily to diversify our funding sources, enhance our liquidity position and for capital purposes. We also securitize residential and commercial mortgage loans for sales and trading activities.

Credit card receivables

We securitize a portion of our credit card receivables through a SPE on a revolving basis. The SPE is financed through the issuance of senior and subordinated notes collateralized by the underlying credit card receivables. The issuances are rated by at least two of Dominion Bond Rating Service (DBRS), Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P). This SPE meets the criteria for a QSPE and, accordingly, as the transferor of the credit card receivables, we are precluded from consolidating it.

Our continuing involvement includes servicing the credit card receivables sold to the QSPE and performing an administrative role for the QSPE. We also provide first-loss protection to the QSPE in two forms. First, we have an interest in the excess spread from the QSPE which is subordinate to the QSPE’s obligation to the holders of its asset-backed securities. Excess spread is the residual net interest income after all trust expenses have been paid. Our excess spread serves to absorb losses with respect to the credit card receivables before payments to the QSPE’s noteholders are affected. The present value of this excess spread is reported as a retained interest within our Available-for-sale (AFS) securities on our Consolidated Balance Sheets. In addition, we provide loans to the QSPE to pay upfront expenses. These loans rank subordinate to all notes issued by the QSPE.

We own all of the subordinated securities issued by the QSPE and report them within our AFS securities in our Consolidated Balance Sheets. We may own some senior securities as investments or for market-making activities and retain a cash reserve account from time to time. The subordinated securities and senior securities owned by us represent approximately 4.5% and 5.98% of the total securities issued by the QSPE as at October 31, 2010, respectively. The subordinated securities provide credit support for the senior securities. We also act as counterparty in interest rate and cross currency swap agreements under which we pay the QSPE the interest due to investors.

Canadian residential mortgage loans

We securitize insured Canadian residential mortgage loans through the creation of MBS pools under the NHA MBS program and sell them to third party investors, or pre-dominantly to a government sponsored trust under the Canada Mortgage Bond (CMB) program. The trust periodically issues CMB, which are guaranteed by the government, and sells them to third-party investors. Proceeds of the CMB issuances are used by the trust to purchase the MBS pools from eligible MBS issuers who participate in the issuance of a particular CMB series.

100            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Our continuing involvement includes servicing the underlying mortgages we have securitized ourselves or through an independent servicer. We also retain interests in the form of excess spread on the sold MBS. The present value of this excess spread is reported as a retained interest within our available-for-sale or held-for-trading securities on our Consolidated Balance Sheets. In addition, we also act as counterparty in interest rate swap agreements under the CMB program which we pay the SPE the coupon interest due to CMB investors and receive the interest on the underlying MBS which we sold to the trust.

U.S. residential mortgage loans

We originate and sell U.S. residential mortgage loans into the secondary mortgage market to issuers or guarantors of MBS. The issuers are usually government-sponsored entities which securitize these mortgages into MBS securities and guarantee as to timely payment of principal and interest. Our continuing involvement includes only servicing the underlying mortgages we have sold for funding and liquidity purposes ourselves or through an independent servicer.

Commercial mortgage loans

We securitize commercial mortgages by selling them in collateral pools, which meet certain diversification, leverage and debt coverage criteria, to SPEs, one of which is sponsored by us. The SPEs finance the purchase of these pools by issuing certificates with varying degrees of subordination. The certificates issued by the SPE which we sponsor range from AAA to B- and are rated by any two of DBRS, Moody’s and S&P. The most subordinated certificates are unrated. The certificates represent undivided interests in the collateral pool, and the SPE which we sponsor, having sold all undivided interests available in the pool, retains none of the risk of the collateral pools.

We do not retain any beneficial interests in the loans sold unless we purchase some of the securities issued by the SPEs for our own account. We are the primary servicer under contract with a third-party master servicer for the loans that are sold to our sponsored SPE. We have not securitized commercial mortgages since 2008.

Bond Securitizations

We participate in bond securitizations activities where we purchase government, government related and corporate bonds, and repackage those bonds in participation certificates. A structuring fee is charged and is recognized in our Income Statement at the time of sale of the participation certificates to third-party investors. Our continuing involvement includes only servicing the underlying bonds we sold to third-party investors and we do not retain any beneficial interest unless we purchase some of the certificates issued.

The following table summarizes our securitization activities for 2010, 2009 and 2008.

	2010			2009			2008
	Credit card receivables (1), (2)	Canadian residential mortgage loans (1), (3), (5)	U.S. residential mortgage loans (4)	Canadian residential mortgage loans (1), (3), (5)	U.S. residential mortgage loans (4)	Bond participation certificates (1), (6)	Credit card receivables (1), (2)	Canadian residential mortgage loans (1), (3), (5)	U.S. residential mortgage loans (4)	Commercial mortgage loans (1)	Bond participation certificates (1), (6)
Securitized and sold (7)	$1,283	$6,512	$754	$21,392	$568	$15	$1,470	$7,892	$516	$166	$47
Net cash proceeds received	1,225	6,427	763	21,202	570	16	1,404	7,846	519	156	48
Asset-backed securities purchased	58	–	–	–	–	–	65	–	–	9	–
Retained rights to future excess interest	9	230	–	1,121	–	–	9	242	–	–	–
Pre-tax gain (loss) on sale, net of hedging activities	9	98	9	770	2	1	8	168	3	(1)	1

(1)	We did not recognize an asset or a liability for our servicing rights with respect to the securitized transactions as we received adequate compensation for our services.
(2)	With respect to the securitization of credit card receivables in 2010, the net cash proceeds received represent gross cash proceeds of $1,283 million (2008 – $1,469 million) less funds used to purchase notes of $58 million (2008 – $65 million) issued by Golden Credit Card Trust. The principal value of the purchased notes was $58 million (2008 – $65 million). We did not securitize any credit card loans during 2009.
(3)	Canadian insured residential mortgage loans securitized during the year through the creation of MBS and retained as at October 31, 2010 were $6,845 million (2009 – $6,456 million; 2008 –$9,464 million). These securities are carried at fair value.
(4)	U.S. residential mortgage loans securitized and sold include insured and non-insured mortgages. We recognized nominal servicing rights with respect to securitized loans during the period. None of these securities were retained.
(5)	Pre-tax gain (loss) on sale includes the results of our economic hedging activities of $(47) million (2009 – $(161) million; 2008 – $(28) million).
(6)	Includes bond securitizations activities of RBTT. None of the securities sold were retained. There were no bond securitization activities during 2010.
(7)	Includes Canadian residential mortgage loans securitized during the period and prior periods.

Cash flows from securitizations (1)

	2010		2009		2008
	Credit card receivables	Canadian residential mortgage loans	Credit card receivables	Canadian residential mortgage loans (4)	Credit card receivables	Canadian residential mortgage loans (4)
Proceeds reinvested in revolving securitizations	$16,173	$6,551	$17,157	$4,959	$17,934	$2,228
Cash flows from excess spread (2)	472	692	270	629	254	179
Other cash flows received (3)	40	–	42	–	39	–

(1)	This analysis is not applicable for commercial mortgage loans, U.S. residential mortgage loans and bond securitizations as we have not retained rights to future excess spread in these transactions.
(2)	Includes servicing fees received.
(3)	Includes cash flows received on AFS securities held by us including principal and interest payments received.
(4)	Comparative amounts presented have been revised from those previously reported.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            101

Note 5 Securitizations (continued)

The key assumptions used to value the retained interests at the date of the securitization activities are as follows:

Key assumptions (1), (2)

	2010		2009 (3)	2008
	Credit card receivables	Canadian residential mortgage loans	Canadian residential mortgage loans	Credit card receivables	Canadian residential mortgage loans
Expected weighted average life of prepayable receivables (in years)	.25	3.53	2.70	.25	4.05
Payment rate	38.00%	19.28%	26.76%	37.02%	27.55%
Excess spread, net of credit losses	4.66	1.30	2.34	3.86	1.05
Discount rate	10.50%	.40% – 3.19%	.40 – 3.07%	10.00%	2.22 – 4.77%
Expected credit losses	3.88	–	–	2.49	–

(1)	All rates are annualized except the payment rate for credit card receivables which is monthly.
(2)	This analysis is not applicable for commercial mortgage loans, U.S. residential mortgage loans and bond securitizations as we have not retained rights to future excess spread in these transactions
(3)	We did not securitize any credit card receivables during the period.

Sensitivity of key assumptions

Key assumptions are used to determine the fair value of our retained interests. The following table is a summary of the key assumptions used as at October 31, 2010 and the sensitivity of the current fair value of our retained interests to immediate 10% and 20% adverse changes in these key assumptions.

Increase (decrease) in fair value of retained interests due to adverse changes in key assumptions (1), (2)

	2010		2009
	Credit card receivables	Canadian residential mortgage loans	Credit card receivables	Canadian residential mortgage loans
Fair value of retained interests	$15.3	$1,090.1	$33.5	$1,240.6
Weighted average remaining service life (in years)	.25	2.57 – 4.49	.25	2.90 – 3.77
Payment rate	38.81%	16.07 – 23.74%	38.33%	9.00 – 28.00%
Impact on fair value of 10% adverse change	$(1.0)	$(27.4)	$(2.0)	$(35.0)
Impact on fair value of 20% adverse change	(1.9)	(53.9)	(4.1)	(68.9)
Excess spread, net of credit losses	3.10%	.97% – 1.87%	5.61%	.8 – 1.98%
Impact on fair value of 10% adverse change	$(3.8)	$(123.8)	$(6.1)	$(137.8)
Impact on fair value of 20% adverse change	(7.6)	(247.4)	(12.2)	(296.1)
Expected credit losses	3.05%	–%	3.86%	–%
Impact on fair value of 10% adverse change	$(1.5)	$–	$(2.3)	$–
Impact on fair value of 20% adverse change	(3.1)	–	(4.6)	–
Discount rate	10.00%	1.19% – 2.04%	10.50%	.4 – 2.76%
Impact on fair value of 10% adverse change	$–	$(2.1)	$–	$(1.8)
Impact on fair value of 20% adverse change	–	(3.9)	(.1)	(4.2)

(1)	All rates are annualized except for the credit card receivables payment rate which is monthly.
(2)	This analysis is not applicable for commercial mortgage loans, U.S. residential mortgage loans and bond securitizations as we have not retained rights to future excess spread in these transactions.

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. The effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions. Generally, the changes in one factor may result in changes in another, which may magnify or counteract the sensitivity.

Static pool credit losses provide a measure of the credit risk in our securitized assets and are calculated by totalling actual incurred and projected credit losses and dividing the result by the original balance of the loans securitized. The expected static pool credit loss ratio for securitized credit card receivables at October 31, 2010 was .77% (2009 –.87%). Static pool credit losses are not applicable to residential mortgages as substantially all the mortgages are government guaranteed.

The following table summarizes the loan principal, past due and net write-offs for total loans reported on our Consolidated Balance Sheets and securitized loans that we manage.

Loans managed

	2010			2009
	Loan principal	Past due (1)	Net write–offs	Loan principal	Past due (1)	Net write–offs
Retail	$262,601	$1,782	$1,234	$245,430	$1,746	$1,300
Wholesale	73,375	3,777	877	78,927	4,384	1,233
Total loans managed (2)	335,976	5,559	2,111	324,357	6,130	2,533
Less: Loans securitized and managed
Credit card receivables	3,265	50	129	3,870	57	140
Canadian residential mortgage-backed securities created and sold	28,238	232	–	28,815	204	–
Canadian residential mortgage-backed securities created and retained	9,270	76	–	7,521	53	–
Total loans reported on the Consolidated Balance Sheets	$295,203	$5,201	$1,982	$284,151	$5,816	$2,393

(1)	Includes impaired loans as well as loans that are contractually 90 days past due but are not considered impaired.
(2)	Excludes any assets we have temporarily acquired with the intent at acquisition to sell to SPEs.

102            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

In addition to the above securitization transactions, our loan sales activities are presented in the following table:

Loan sales (1)

	2010 (2)		2009			2008
	Wholesale loans (3)	Commercial mortgage loans	Wholesale loans (3)	Residential mortgage loans	Commercial mortgage loans	Wholesale loans (3)	Residential mortgage loans	Commercial mortgage loans
Sold	$58	$129	$25	$1,021	$23	$31	$237	$70

(1)	Gains on whole loan sales are nominal.
(2)	No residential mortgage loans were sold during the year.
(3)	Includes only the portions that are funded by Royal Bank of Canada.

Note 6 Variable interest entities (VIEs)

The following table provides information about VIEs as at October 31, 2010 and 2009, in which we have significant variable interests, and those we consolidate under AcG-15 because we are the Primary Beneficiary.

	2010		2009
	Total assets	Maximum exposure to loss	Total assets	Maximum exposure to loss
Unconsolidated VIEs in which we have significant variable interests (1)
Multi-seller conduits (2)	$21,847	$22,139	$26,181	$26,550
Structured finance VIEs (3)	4,669	2,030	5,907	2,527
Credit investment product VIEs	502	19	930	505
Third-party conduits	–	–	575	250
Investment funds	249	61	84	28
Other	165	39	340	103
	$27,432	$24,288	$34,017	$29,963
Consolidated VIEs (4), (5)
Structured finance VIEs	$2,998		$2,620
Investment funds	1,012		588
Compensation vehicles	53		64
Other	3		3
	$4,066		$3,275

(1)	The maximum exposure to loss resulting from our significant variable interests in these VIEs consists mostly of investments, loans, liquidity facilities and fair value of derivatives. We have recognized $2,918 million (2009 – $4,020 million) of this exposure on our Consolidated Balance Sheets.
(2)	Total assets represent maximum assets that may have to be purchased by the conduits under purchase commitments outstanding as at October 31, 2010. Actual assets held by these conduits as at October 31, 2010, were $13,969 million (2009 – $18,908 million).
(3)	Our October 31, 2009 comparatives have been revised to present information related to a certain entity on a net basis that was previously presented on a gross basis. The total gross and net assets related to this entity as at October 31, 2009 were $4,177 million and $471 million, respectively.
(4)	The assets that support the obligations of the consolidated VIEs are reported on our Consolidated Balance Sheets primarily as follows: Interest-bearing deposits with banks of $76 million (2009 – $120 million), Trading securities of $740 million (2009 – $272 million), Available-for-sale securities of $1,786 million (2009 – $1,234 million), Loans of $1,346 million (2009 – $1,496 million) and Other assets of $65 million (2009 – $91 million). The compensation vehicles hold $53 million (2009 – $64 million) of our common shares, which are reported as Treasury shares. The obligation to provide our common shares to employees is recorded as an increase to Contributed surplus as the expense for the corresponding stock-based compensation plan is recognized.
(5)	Investors of a consolidated VIE have recourse only to the assets of that VIE and do not have recourse to our general assets unless we breach our contractual obligations relating to that VIE, provide liquidity facilities or credit enhancement facilities to, or enter into derivative transactions with, that VIE.

Multi-seller and third-party conduits

We administer six multi-seller asset-backed commercial paper conduit programs (multi-seller conduits). These conduits primarily purchase financial assets from clients and finance those purchases by issuing asset-backed commercial paper. Our clients primarily utilize multi-seller conduits to diversify their financing sources and to reduce funding costs.

An unrelated third party (expected loss investor) absorbs credit losses, up to a maximum contractual amount, that may occur in the future on the assets in the multi-seller conduits (multi-seller conduit first-loss position) before the multi-seller conduits’ debt holders and us. In return for assuming this multi-seller conduit first-loss position, each multi-seller conduit pays the expected loss investor a return commensurate with its risk position. The expected loss investor absorbs a majority (greater than fifty percent) of each multi-seller conduit’s expected losses; therefore, we are not the Primary Beneficiary and do not consolidate these conduits. However, we continue to hold a significant variable interest in these multi-seller conduits resulting from our provision of backstop liquidity and partial credit enhancement facilities and entitlement to residual fees.

We held significant variable interests in third-party asset-backed security conduits primarily through providing liquidity support and credit enhancement facilities. However, we are not the Primary Beneficiary and do not consolidate these conduits.

The liquidity and credit enhancement facilities are described in Note 25.

Structured finance VIEs

In 2008, we purchased U.S. ARS from entities which funded their long-term investments in student loans by issuing short-term senior and subordinated notes. Certain of these entities are VIEs (U.S. ARS VIEs). We are subject to losses on these U.S. ARS VIEs if defaults are experienced on the underlying student loans; however, the principal and accrued interest on the student loans are largely guaranteed by U.S. government agencies. In our role as auction remarketing agent for some of these entities, we are under no legal obligation to purchase the notes issued by these entities in the auction process. We hold significant variable interests in certain unconsolidated entities. We consolidate certain of these U.S. ARS VIEs where our expected loss calculations indicate that we are exposed to a majority of the expected loss through our note holdings in these entities.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            103

Note 6 Variable interest entities (VIEs) (continued)

We also sold ARS into Tender Option Bond (TOB) programs, where each ARS TOB program consists of a credit enhancement (CE) trust and a TOB trust. Each ARS sold to the TOB program is supported by a letter of credit issued by us, which requires us to extend funding if there are any credit losses on the ARS, and is financed by the issuance of floating-rate certificates to short-term investors and a residual certificate to a single third-party investor. We are the remarketing agent for the floating-rate certificates and we provide liquidity facilities to each of the ARS TOB programs to purchase any floating-rate certificates that have been tendered but not successfully remarketed. We receive market-based fees for acting as the remarketing agent and providing the letters of credit and liquidity facilities. Both the CE and the TOB trusts are VIEs. We consolidate certain of these ARS TOB programs where our expected loss calculations indicate that we are exposed to a majority of the expected loss through our letters of credit and liquidity facilities. We continue to hold significant variable interests through the provision of the facilities in other unconsolidated ARS TOB programs where the residual certificate holder is exposed to a majority of the expected losses in these trusts. The liquidity facilities and letters of credit are described in Note 25.

The structure of other non-ARS TOB programs that we are involved with is similar to the structure of the ARS TOB program described above. We also hold the residual certificates issued by these non-ARS TOB programs which exposes us to interest rate basis risk and may provide liquidity facilities and/or credit enhancements to these non-ARS TOB programs. We consolidate the non-ARS TOB programs where we are exposed to a majority of the expected losses as a result of our continuing involvement with the non-ARS TOB programs.

Creation of credit investment products

We use VIEs to generally transform credit derivatives into cash instruments, to distribute credit risk and to create customized credit products to meet investors’ specific requirements. We enter into derivative contracts, including credit derivatives, to purchase protection from these VIEs (credit protection) in order to convert various risk factors such as yield, currency or credit risk of underlying assets to meet the needs of the investors. We transfer assets to these VIEs as collateral for notes issued but the transfer of assets does not meet sale recognition criteria under AcG-12.

These VIEs issue funded notes. In certain instances, we invest in the funded notes issued by these VIEs. Some of the VIEs also issue unfunded notes in the form of senior credit derivatives or funding commitments and we may be an investor of these unfunded notes. The investors in the funded and unfunded notes ultimately bear the cost of any payments made by the VIEs as a result of the credit protection provided to us. We may hold significant variable interests in VIEs as a result of our investment in the notes.

Investment funds

We enter into fee-based equity derivative transactions with third parties including mutual funds, unit investment trusts and other investment funds. These transactions provide their investors with the desired exposure to the referenced funds, and we hedge our exposure from these derivatives by investing in those referenced funds. We consolidate the referenced funds when we are exposed to a majority of the expected losses of the funds.

Compensation vehicles

We use compensation trusts, which primarily hold our own common shares, to economically hedge our obligation to certain employees under some of our stock-based compensation programs. We consolidate the trusts in which we are the Primary Beneficiary.

Capital trusts

RBC Subordinated Notes Trust (Trust III) and RBC Capital Trust II (Trust II) were created to issue innovative capital instruments, the proceeds of which were used to purchase senior deposit notes from us. Although we own the common equity and voting control of these trusts, we are not the Primary Beneficiary since we are not exposed to the majority of the expected losses, and we do not have a significant variable interest in these trusts. For details on the senior deposit notes and innovative capital instruments, refer to Notes 13 and 17, respectively.

Securitization of our financial assets

We employ VIEs in the process of securitizing our assets, none of which are consolidated under AcG-15. One entity is a QSPE, which is specifically exempt from consolidation, and our level of participation in each of the remaining VIEs relative to others does not expose us to a majority of the expected losses. We also do not have significant variable interests in these VIEs. For details on our securitization activities, refer to Note 5.

Additional information about our VIEs are provided in Note 31.

Note 7 Derivative instruments and hedging activities

Derivative instruments are categorized as either financial or non-financial derivatives. Financial derivatives are financial contracts whose value is derived from an underlying interest rate, foreign exchange rate, credit risk, and equity or equity index. Non-financial derivatives are contracts whose value is derived from a precious metal, commodity instrument or index. Notional amount of derivatives represents the contract amount used as a reference point to calculate payments. Notional amounts are generally not exchanged by counterparties, and do not reflect our exposure at default.

Financial derivatives

Forwards and futures

Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market, whereas futures are standardized contracts with respect to amounts and settlement dates, and are traded on regular futures exchanges. Examples of forwards and futures are described below:

Interest rate forwards (forward rate agreements) and futures are contractual obligations to buy or sell an interest-rate sensitive financial instrument on a predetermined future date at a specified price.

Foreign exchange forwards and futures are contractual obligations to exchange one currency for another at a specified price for settlement at a predetermined future date.

Equity forwards and futures are contractual obligations to buy or sell at a fixed value (the contracted price) of an equity index, a basket of stocks or a single stock at a predetermined future date.

Swaps

Swaps are over-the-counter contracts in which two counterparties exchange a series of cash flows based on agreed upon rates to a notional amount. The various swap agreements that we enter into are as follows:

Interest rate swaps are agreements where two counterparties exchange a series of payments based on different interest rates applied to a notional amount in a single currency. Cross currency swaps involve the exchange of payments in one currency for the receipt of payments in another currency. Cross currency interest rate swaps may involve the exchange of both interest and principal amounts in two different currencies.

104            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Equity swaps are contracts in which one counterparty agrees to pay or receive from the other cash flows based on changes in the value of an equity index, a basket of stocks or a single stock.

Options

Options are contractual agreements under which the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or sell (put option), a security, exchange rate, interest rate, or other financial instrument or commodity at a predetermined price, at or by a specified future date. The seller (writer) of an option can also settle the contract by paying the cash settlement value of the purchaser’s right. The seller (writer) receives a premium from the purchaser for this right. The various option agreements that we enter into include interest rate options, foreign currency options, equity options and index options.

Credit derivatives

Credit derivatives are over-the-counter contracts that transfer credit risk related to an underlying financial instrument (referenced asset) from one counterparty to another. Examples of credit derivatives include credit default swaps, credit default baskets and total return swaps.

Credit default swaps provide protection against the decline in value of the referenced asset as a result of specified credit events such as default or bankruptcy. It is similar in structure to an option whereby the purchaser pays a premium to the seller of the credit default swap in return for payment contingent on a credit event affecting the referenced asset.

Credit default baskets are similar to credit default swaps except that the underlying referenced financial instrument is a group of assets instead of a single asset.

Total return swaps are contracts where one counterparty agrees to pay or receive from the other cash flows based on changes in the value of the referenced asset.

Other derivative products

Certain warrants and loan commitments that meet the definition of derivative are also included as derivative instruments.

Non-financial derivatives

We also transact in non-financial derivative products including precious metal and commodity derivative contracts in both the over-the-counter and exchange markets.

Derivatives issued for trading purposes

Most of our derivative transactions relate to sales and trading activities. Sales activities include the structuring and marketing of derivative products to clients to enable them to transfer, modify or reduce current or expected risks. Trading involves market-making, positioning and arbitrage activities. Market-making involves quoting bid and offer prices to other market participants with the intention of generating revenue based on spread and volume. Positioning involves managing market risk positions with the expectation of profiting from favourable movements in prices, rates or indices. Arbitrage activities involve identifying and profiting from price differentials between markets and products.

Derivatives issued for other-than-trading purposes

We also use derivatives for purposes other than trading, primarily for hedging, in conjunction with the management of interest rate, credit, equity and foreign exchange risk related to our funding, lending, investment activities and asset/liability management.

Interest rate swaps are used to manage our exposure to interest rate risk by modifying the repricing or maturity characteristics of existing and/or anticipated assets and liabilities, including funding and investment activities. Purchased interest rate options are used to hedge redeemable deposits and other options embedded in consumer products. We manage our exposure to foreign currency risk with cross currency swaps and foreign exchange forward contracts. We predominantly use credit derivatives to manage our credit exposures. We mitigate industry sector concentrations and single-name exposures related to our credit portfolio by purchasing credit derivatives to transfer credit risk to third parties.

Certain derivatives and cash instruments are specifically designated and qualify for hedge accounting. We apply hedge accounting to minimize volatility in earnings caused by changes in interest rates or foreign exchange rates. Interest rate and currency fluctuations will either cause assets and liabilities to appreciate or depreciate in market value or cause variability in anticipated cash flows. When a hedging instrument functions effectively, gains, losses, revenue and expenses of the hedging instrument will offset the gains, losses, revenue and expenses of the hedged item. We largely assess and measure the effectiveness of a derivative that is designated as a hedging instrument based on the change in its fair value. When cash instruments are designated as hedges of currency risks, only changes in their value due to currency risk are included in the assessment and measurement of hedge effectiveness. We applied hedge accounting to anticipated transactions and firm commitments during the year.

From time to time, we also enter into derivative transactions to economically hedge certain exposures that do not otherwise qualify for hedge accounting, or where hedge accounting is not considered economically feasible to implement. In such circumstances, changes in fair value are reflected in Non-interest income.

As at October 31, 2010, after-tax net unrealized losses of $334 million (2009 – after-tax net unrealized gain of $156 million) were recognized in AOCI, representing the cumulative effective portions of our cash flow hedges.

After-tax unrealized losses relating to de-designated hedges of $386 million (before-tax unrealized losses of $269 million) included in AOCI as at October 31, 2010 are expected to be reclassified to Net interest income within the next 12 months.

The following table presents the fair values of the derivative and non-derivative instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

Derivatives and non-derivative instruments

	2010 (1)				2009 (1)
	Designated as hedging instruments in hedging relationships				Designated as hedging instruments in hedging relationships
	Cash flow hedges	Fair value hedges	Net investment hedges	Not designated in a hedging relationship (2)	Cash flow hedges	Fair value hedges	Net investment hedges	Not designated in a hedging relationship (2)
Assets
Derivative instruments	$505	$2,059	$307	$103,375	$1,130	$2,107	$139	$88,797
Liabilities
Derivative instruments	$812	$60	$119	$107,919	$1,493	$82	$327	$82,488
Non-derivative instruments	–	1,002	8,732	n.a.	–	278	5,233	n.a.

(1)	All derivative instruments are carried at fair value while all non-derivative instruments are carried at amortized cost.
(2)	Derivative liabilities include stable value contracts on $170 million (2009 – $257 million) of bank-owned life insurance policies and $2 million (2009 – $3 million) of 401(k) plans.
n.a.	not applicable

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            105

Note 7 Derivative instruments and hedging activities (continued)

Results of hedge activities recorded in Net income and OCI

	2010					2009
	Net gains (losses) included in Non–interest income	Net gains (losses) included in Net interest income		After-tax unrealized gains (losses) included in OCI		Net gains (losses) included in Non-interest income	Net gains (losses) included in Net interest income		After-tax unrealized gains (losses) included in OCI
Fair value hedges
Ineffective portion	$(5)	$	n.a.	$	n.a.	$9	$	n.a.	$	n.a.
Cash flow hedges
Ineffective portion	(20)		n.a.		n.a.	9		n.a.		n.a.
Effective portion	n.a.		n.a.		(334)	n.a.		n.a.		156
Reclassified to income during the period (1)	n.a.		(118)		n.a.	n.a.		56		n.a.
Net investment hedges
Foreign currency (losses)	n.a.		n.a.		(1,785)	n.a.		n.a.		(2,973)
Gains (losses) from hedges	n.a.		n.a.		1,479	n.a.		n.a.		2,399
	$(25)		$(118)		$(639)	$18		$56		$(418)

(1)	After-tax losses of $82 million were reclassified from AOCI to income for the year ended October 31, 2010 (2009 – gains of $38 million).
n.a.	not applicable

Notional amount of derivatives by term to maturity (absolute amounts)

	2010						2009
	Term to maturity
	Within 1 year	1 to 5 years	Over 5 years (1)	Total	Trading	Other than Trading	Trading	Other than Trading
Over-the-counter contracts
Interest rate contracts
Forward rate agreements	$560,552	$188,012	$–	$748,564	$748,564	$–	$356,064	$–
Swaps	1,316,860	1,645,185	829,809	3,791,854	3,585,016	206,838	2,467,890	208,104
Options purchased	21,888	32,555	31,801	86,244	86,244	–	113,067	324
Options written	23,560	48,037	84,429	156,026	156,026	–	176,826	–
Foreign exchange contracts
Forward contracts	860,528	31,738	579	892,845	821,974	70,871	585,913	58,583
Cross currency swaps	6,029	6,881	12,056	24,966	24,789	177	25,198	288
Cross currency interest rate swaps	94,034	241,216	114,243	449,493	414,750	34,743	315,253	36,854
Options purchased	29,947	7,996	2,456	40,399	40,392	7	38,399	3
Options written	29,935	7,969	2,004	39,908	39,908	–	37,746	1
Credit derivatives (2)	8,026	57,273	24,252	89,551	88,072	1,479	127,012	2,173
Other contracts (3)	41,275	39,962	11,466	92,703	90,946	1,757	85,248	1,216
Exchange–traded contracts
Interest rate contracts
Futures – long positions	34,281	18,314	42,655	95,250	95,241	9	91,133	48
Futures – short positions	39,135	18,212	56,372	113,719	113,719	–	98,490	–
Options purchased	32,205	4,557	97	36,859	36,859	–	25,666	–
Options written	19,149	3,572	–	22,721	22,721	–	28,602	–
Foreign exchange contracts
Futures – long positions	140	–	–	140	140	–	14	–
Futures – short positions	28	–	–	28	28	–	32	–
Other contracts (3)	92,507	36,990	9,503	139,000	139,000	–	119,625	–
	$3,210,079	$2,388,469	$1,221,722	$6,820,270	$6,504,389	$315,881	$4,692,178	$307,594

(1)	Includes contracts maturing in over 10 years with a notional value of $337.9 billion (2009 – $287.0 billion). The related gross positive replacement cost is $21.7 billion (2009 – $14.1 billion).
(2)	Comprises credit default swaps, total return swaps and credit default baskets, including credit derivatives given guarantee treatment for OSFI regulatory reporting purposes. Credit derivatives with a notional value of $1.5 billion (2009 – $2.2 billion) are economic hedges. Trading credit derivatives comprise protection purchased of $48.0 billion (2009 – $68.6 billion) and protection sold of $40.1 billion (2009 – $58.4 billion); other–than-trading credit derivatives comprise protection purchased of $1.5 billion (2009 –$2.2 billion) and protection sold of $nil (2009 – $10 million).
(3)	Comprises precious metal, commodity, stable value and equity derivative contracts.

106            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Fair value of derivative instruments

	2010				2009
	Average fair value for year ended (1)		Year-end fair value		Average fair value for year ended (1)		Year-end fair value
	Positive	Negative	Positive	Negative	Positive	Negative	Positive	Negative
Held or issued for trading purposes
Interest rate contracts
Forward rate agreements	$288	$245	$316	$286	$336	$274	$221	$196
Swaps	52,912	48,114	62,197	57,351	56,487	51,138	47,660	43,119
Options purchased	1,601	–	2,099	–	1,744	–	1,712	–
Options written	–	2,009	–	2,486	–	2,353	–	2,007
	54,801	50,368	64,612	60,123	58,567	53,765	49,593	45,322
Foreign exchange contracts
Forward contracts	9,988	9,820	12,201	12,134	17,465	17,631	8,790	8,923
Cross currency swaps	2,001	1,690	1,902	1,540	2,004	1,665	2,219	1,614
Cross currency interest rate swaps	11,128	13,838	12,211	17,797	13,787	12,725	10,846	9,993
Options purchased	1,266	–	1,421	–	1,685	–	1,377	–
Options written	–	1,110	–	1,190	–	1,591	–	1,385
	24,383	26,458	27,735	32,661	34,941	33,612	23,232	21,915
Credit derivatives (2)	2,943	2,500	1,996	1,690	11,739	10,343	5,192	4,398
Other contracts (3)	7,081	8,400	7,769	10,360	12,298	10,774	8,148	8,112
	$89,208	$87,726	$102,112	$104,834	$117,545	$108,494	$86,165	$79,747
Held or issued for other than trading purposes
Interest rate contracts
Swaps			$2,974	$1,976			$4,334	$2,807
Options purchased			–	–			9	–
			2,974	1,976			4,343	2,807
Foreign exchange contracts
Forward contracts			533	480			466	490
Cross currency swaps			2	3			4	7
Cross currency interest rate swaps			1,450	1,843			1,866	1,587
			1,985	2,326			2,336	2,084
Credit derivatives (2)			7	28			128	20
Other contracts (3)			141	–			102	–
			5,107	4,330			6,909	4,911
Total gross fair values before netting (4)			107,219	109,164			93,074	84,658
Valuation adjustments determined on a pooled basis			(719)	–			(633)	–
Impact of master netting agreements
With intent to settle net or simultaneously (5)			(254)	(254)			(268)	(268)
			$106,246	$108,910			$92,173	$84,390
Impact of master netting agreements
Without intent to settle net or simultaneously (6)			(76,383)	(76,383)			(62,868)	(62,868)
			$29,863	$32,527			$29,305	$21,522

(1)	Average fair value amounts are calculated based on monthly balances.
(2)	Comprises credit default swaps, total return swaps and credit default baskets, including credit derivatives given guarantee treatment for OSFI regulatory reporting purposes.
(3)	Comprises precious metal, commodity, stable value and equity derivative contracts.
(4)	Total gross fair values before netting include market and credit valuation adjustments that are determined on an instrument-specific basis. Certain warrants and loan commitments that meet the definition of derivatives are also included.
(5)	Impact of offsetting credit exposures on contracts where we have both a legally enforceable netting agreement in place and we intend to settle the contracts on either a net basis or simultaneously.
(6)	Additional impact of offsetting credit exposures on contracts where we have a legally enforceable netting agreement in place but do not intend to settle the contracts on a net basis or simultaneously.

Fair value of derivative instruments by term to maturity

	2010				2009
	Less than 1 year	1 to 5 years	Over 5 years	Total	Total
Derivative assets (1)	$22,213	$38,485	$45,548	$106,246	$92,173
Derivative liabilities (2)	23,662	40,635	44,613	108,910	84,390
(1)	Market and credit valuation adjustments that are determined on an instrument-specific basis and on a pooled basis are included.
(2)	Includes stable value contracts on $170 million (2009 – $257 million) of bank-owned life insurance policies and $2 million (2009 – $3 million) of 401(k) plans.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            107

Note 7 Derivative instruments and hedging activities (continued)

Derivative-related credit risk

Credit risk from derivative transactions is generated by the potential for the counterparty to default on its contractual obligations when one or more transactions have a positive market value to us. Therefore, derivative-related credit risk is represented by the positive fair value of the instrument and is normally a small fraction of the contract’s notional amount.

We subject our derivative-related credit risk to the same credit approval, limit and monitoring standards that we use for managing other transactions that create credit exposure. This includes evaluating the creditworthiness of counterparties, and managing the size, diversification and maturity structure of the portfolio. Credit utilization for all products is compared with established limits on a continual basis and is subject to a standard exception reporting process. We utilize a single internal rating system for all credit risk exposure. In most cases, these internal ratings approximate the external risk ratings of public rating agencies.

Netting is a technique that can reduce credit exposure from derivatives and is generally facilitated through the use of master netting agreements. A master netting agreement provides for a single net settlement of all financial instruments covered by the agreement in the event of default. However, credit risk is reduced only to the extent that our financial obligations to the same counterparty can be set off against obligations of the counterparty to us. We maximize the use of master netting agreements to reduce derivative-related credit exposure. Our overall exposure to credit risk that is reduced through master netting agreements may change substantially following the reporting date as the exposure is affected by each transaction subject to the agreement as well as by changes in underlying market rates. Measurement of our credit exposure arising out of derivative transactions is reduced to reflect the effects of netting in cases where the enforceability of that netting is supported by appropriate legal analysis as documented in our trading credit risk policies.

The use of collateral is another significant credit mitigation technique for managing derivative-related counterparty credit risk. Mark-to-market provisions in our agreements with some counterparties, typically in the form of a Credit Support Annex, provide us with the right to request that the counterparty pay down or collateralize the current market value of its derivatives positions when the value passes a specified threshold amount.

Replacement cost represents the total fair value of all outstanding contracts in a gain position after factoring in the master netting agreements. The amounts in the table below exclude fair value of $2,278 million (2009 – $3,234 million) relating to exchange-traded instruments as they are subject to daily margining and are deemed to have no credit risk.

The credit equivalent amount is defined as the sum of the replacement cost plus an add-on amount for potential future credit exposure as defined by OSFI.

The risk weighted amount is determined by applying the standard OSFI-defined measures of counterparty risk to the credit equivalent amount.

Derivative-related credit risk

	2010 (1)			2009 (1)
	Replacement cost	Credit equivalent amount (2)	Risk- weighted balance (3)	Replacement cost	Credit equivalent amount (2)	Risk- weighted balance (3)
Interest rate contracts
Forward rate agreements	$41	$479	$91	$152	$365	$352
Swaps	14,081	17,693	6,577	11,794	15,773	5,485
Options purchased	356	562	269	466	975	316
	14,478	18,734	6,937	12,412	17,113	6,153
Foreign exchange contracts
Forward contracts	4,290	8,954	2,024	3,280	6,663	1,214
Swaps	3,709	12,956	3,101	4,697	12,744	2,888
Options purchased	1,035	1,716	583	892	1,504	346
	9,034	23,626	5,708	8,869	20,911	4,448
Credit derivatives (4)	937	2,379	2,553	2,409	4,140	4,096
Other contracts (5)	3,849	6,776	5,039	2,886	4,868	2,476
Total	$28,298	$51,515	$20,237	$26,576	$47,032	$17,173

(1)	The amounts presented are net of master netting agreements.
(2)	The total credit equivalent amount includes collateral applied of $7.4 billion (2009 – $7.3 billion).
(3)	The risk-weighted balance was calculated in accordance with Basel II.
(4)	Comprises credit default swaps, total return swaps and credit default baskets. The above excludes credit derivatives issued for other-than-trading purposes related to bought and sold protection with a replacement cost of $7 million (2009 – $128 million). Credit derivatives issued for other-than-trading purposes related to sold protection with a replacement cost of $nil (2009 – $nil), credit equivalent amount of $nil (2009 – $10 million) and risk-adjusted asset amount of $nil (2009 – $3 million) which were given guarantee treatment per OSFI guidance.
(5)	Comprises precious metal, commodity and equity derivative contracts.

Replacement cost of derivative instruments by risk rating and by counterparty type

	2010
	Risk rating (1)					Counterparty type (2)
	AAA, AA	A	BBB	BB or lower	Total	Banks	OECD governments	Other	Total
Gross positive replacement cost	$31,724	$49,339	$16,544	$7,334	$104,941	$68,475	$11,118	$25,348	$104,941
Impact of master netting agreements	24,228	38,862	10,889	2,658	76,637	55,638	8,141	12,858	76,637
Replacement cost (after netting agreements) (3)	$7,496	$10,477	$5,655	$4,676	$28,304	$12,837	$2,977	$12,490	$28,304
Replacement cost (after netting agreements) – 2009 (3)	$9,349	$9,991	$4,077	$3,287	$26,704	$11,166	$2,835	$12,703	$26,704

(1)	Our internal risk ratings for major counterparty types approximate those of public rating agencies. Ratings of AAA, AA, A and BBB represent investment grade ratings and ratings of BB or lower represent non-investment grade ratings.
(2)	Counterparty type is defined in accordance with the capital adequacy requirements of OSFI.
(3)	Includes credit derivatives issued for other-than-trading purposes with a total replacement cost of $7 million (2009 – $128 million).

108            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Note 8 Premises and equipment

	2010			2009
	Cost	Accumulated depreciation	Net book value	Cost	Accumulated depreciation	Net book value
Land	$236	$–	$236	$250	$–	$250
Buildings	1,002	(498)	504	942	(479)	463
Computer equipment	2,041	(1,512)	529	2,018	(1,537)	481
Furniture, fixtures and other equipment	1,485	(993)	492	1,401	(972)	429
Leasehold improvements	1,745	(1,003)	742	1,642	(898)	744
	$6,509	$(4,006)	$2,503	$6,253	$(3,886)	$2,367

The depreciation expense for premises and equipment for 2010 was $410 million (2009 – $389 million; 2008 – $318 million).

Note 9 RBC Dexia Investor Services joint venture

RBC Dexia Investor Services

We operate our institutional and investor services business (IIS) through our joint venture, RBC Dexia Investor Services (RBC Dexia IS).

Assets and liabilities representing our interest in RBC Dexia IS and our proportionate share of its financial results before adjusting for related party transactions are presented in the following tables:

	2010	2009
Consolidated Balance Sheets
Assets (1)	$15,465	$15,502
Liabilities	14,213	14,438

(1)	Includes $107 million (2009 – $73 million) of goodwill and $154 million (2009 – $137 million) of intangible assets.

	2010	2009	2008
Consolidated Statements of Income
Net interest income	$57	$152	$162
Non-interest income	528	496	647
Non-interest expense	541	593	602
Net income	29	34	135
Consolidated Statements of Cash Flows
Cash flows from (used in) operating activities	$1,916	$446	$(1,433)
Cash flows from (used in) investing activities	(1,594)	2,869	(2,158)
Cash flows (used in) from financing activities	(260)	(3,328)	3,713

We provide certain services to RBC Dexia IS, which include administrative and technology support, human resources, and credit and banking facilities to support its operations. RBC Dexia IS also provides certain services to us, including custody and trusteeship, fund and investment administration, transfer agency and investor services. These services and facilities are provided by the respective parties in the normal course of operations on terms similar to those offered to non-related parties. The amount of income earned and expenses incurred by RBC Dexia IS related to transactions with Royal Bank of Canada are as follows:

	2010	2009	2008
Net interest income	$11	$49	$145
Non-interest income	28	25	28
Non-interest expense	31	37	38

Note 10 Goodwill and other intangibles

Goodwill

We also completed our annual assessment for goodwill impairment in all reporting units and determined that there was no other goodwill impairment for the year ended October 31, 2010 (2009 – $ 1 billion; 2008 – $nil).

The following tables disclose the changes in goodwill during 2009 and 2010.

	Canadian Banking	Wealth Management	Insurance (1)	International Banking	Capital Markets	Total
Balance at October 31, 2008	$1,919	$2,246	$153	$4,606	$1,053	$9,977
Goodwill acquired during the year	15	20	–	–	4	39
Goodwill impairment charge	–	–	–	(1,000)	–	(1,000)
Other adjustments (2)	2	(121)	(13)	(398)	(118)	(648)
Balance at October 31, 2009	$1,936	$2,145	$140	$3,208	$939	$8,368
Goodwill acquired during the year	–	–	–	35	2	37
Other adjustments (2)	(5)	(79)	(14)	(203)	(40)	(341)
Balance at October 31, 2010	$1,931	$2,066	$126	$3,040	$901	$8,064

(1)	Other adjustments for 2010 include $7 million of goodwill attributable to the sale of Liberty Life Insurance Company. Refer to Note 11.
(2)	Other adjustments primarily include the impact of foreign exchange translations on foreign currency-denominated goodwill.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            109

Note 10 Goodwill and other intangibles (continued)

Other intangibles

	2010			2009
	Gross carrying amount	Accumulated amortization (1)	Net carrying amount	Gross carrying amount	Accumulated amortization (1)	Net carrying amount
Core deposit intangibles	$648	$(387)	$261	$738	$(378)	$360
Customer lists and relationships	1,074	(420)	654	1,121	(388)	733
Computer software	2,482	(1,483)	999	2,136	(1,213)	923
	$4,204	$(2,290)	$1,914	$3,995	$(1,979)	$2,016

(1)	Total amortization expense for 2010 was $500 million (2009 – $462 million).

Other intangibles presented in the Consolidated Balance Sheet include $16 million of mortgage servicing rights that are carried at fair value (2009 – $17 million). The projected amortization of Other intangibles for each of the years ending October 31, 2011 to

October 31, 2015 is approximately $146 million. There was $1 million in writedowns of intangible assets due to impairment for the year ended October 31, 2010 (2009 – $nil).

Note 11 Significant acquisitions and dispositions

Pending acquisition

On October 18, 2010, RBC Wealth Management and BlueBay Asset Management plc (BlueBay) announced that they had reached an agreement on terms for a recommended acquisition of BlueBay. Under the terms of the acquisition, BlueBay shareholders will be entitled to receive 485 pence in cash for each BlueBay share, for a total purchase price of approximately £963 million (C$1.56 billion). This transaction is subject to regulatory approval and other customary closing conditions and is expected to be completed by the end of December 2010.

Dispositions

On October 22, 2010, we announced our intention to sell Liberty Life Insurance Company (Liberty Life), our U.S. life insurance business, to Athene Holding Ltd. for US$628 million (C$641 million). The transaction is expected to close in early 2011, and this is subject to regulatory approval and other customary closing conditions. An estimated loss of $116 million, before and after-taxes, has been recorded in Non-interest income – Other. This amount includes a write-off of $7 million of goodwill. Refer to Note 10.

Our consolidated financial statements include the results of Liberty Life for the year ended October 31, 2010. Selected financial information for Liberty, including the loss on sale, is set out below.

	2010	2009
Non interest income	$1,581	$1,652
Insurance policyholder benefits, claims and actuarial expenses	(1,562)	(1,567)
Net interest expense	(85)	(102)
Net loss before tax	(66)	(17)
Net loss	$(78)	$(30)

	October 31 2010	October 31 2009
Total assets	$5,366	$4,591
Total liabilities	$4,638	$3,899

Note 12 Other assets

	2010	2009
Receivable from brokers, dealers and clients	$4,263	$3,185
Accrued interest receivable	1,685	1,735
Investment in associated corporations and limited partnerships	171	637
Insurance-related assets (1)	1,563	1,297
Net future income tax asset (refer to Note 23)	1,648	1,726
Prepaid pension benefit cost (2) (refer to Note 20)	1,992	1,028
Other	7,953	5,325
	$19,275	$14,933

(1)	Insurance-related assets include policy loan balances, premiums outstanding, amounts due from other insurers in respect of reinsurance contracts and pooling arrangements, and deferred acquisition costs.
(2)	Prepaid pension benefit cost represents the cumulative excess of pension fund contributions over pension benefit expense.

110            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Note 13 Deposits

The following table details our deposit liabilities.

	2010				2009
	Demand (1)	Notice (2)	Term (3), (4), (5)	Total	Total
Personal	$85,774	$12,206	$63,713	$161,693	$152,328
Business and government (4), (5)	111,490	2,394	133,313	247,197	220,772
Bank	3,607	11	20,525	24,143	25,204
	$200,871	$14,611	$217,551	$433,033	$398,304
Non-interest-bearing
Canada				$47,337	$41,175
United States				4,988	4,893
Other International				3,639	3,041
Interest-bearing
Canada (4), (5)				185,636	174,345
United States				62,359	47,930
Other International				129,074	126,920
				$433,033	$398,304

(1)	Deposits payable on demand include all deposits for which we do not have the right to notice of withdrawal. These deposits include both savings and chequing accounts.
(2)	Deposits payable after notice include all deposits for which we can legally require notice of withdrawal. These deposits are primarily savings accounts.
(3)	Term deposits include deposits payable on a fixed date. These deposits include term deposits, guaranteed investment certificates and similar instruments. At October 31, 2010, the balance of term deposits also includes senior deposit Notes we have issued to provide long-term funding of $60 billion (2009 – $58 billion).
(4)	The senior deposit note of $900 million issued to Trust II (refer to Note 17) is included in Business and government deposits. This senior deposit note bears interest at an annual rate of 5.812% and will mature on December 31, 2053. The note is redeemable at our option, in whole or in part, on and after December 31, 2008, subject to the approval of OSFI. It may be redeemed earlier, at our option in certain specified circumstances, subject to the approval of OSFI. Each $1,000 of the note principal is convertible at any time into 40 of our Non-cumulative redeemable First Preferred Shares Series U at the option of Trust II. Trust II will exercise this conversion right in circumstances in which holders of RBC Trust Capital Securities Series 2013 (RBC TruCS 2013) exercise their holder exchange right. Refer to Note 17 for more information on RBC TruCS 2013.
(5)	Business and government deposits also include a senior deposit note of $999.8 million issued to Trust III (refer to Note 17). This senior deposit note bears interest at an annual rate of 4.72% and will mature on April 30, 2017. Subject to OSFI’s approval, the note is redeemable at our option, in whole or in part, on or after April 30, 2012, at the Redemption Price and may also be redeemed earlier at our option at the Early Redemption Price. The Redemption Price is an amount equal to $1,000 plus the unpaid distributions to the redemption date. The Early Redemption Price is an amount equal to the greater of (i) the Redemption Price, and (ii) the price calculated to provide an annual yield, equal to the yield on Government of Canada bonds from the redemption date to April 30, 2012, plus 11 basis points.

The following table presents the contractual maturities of our demand, notice and term deposit liabilities. Included in “within 1 year” are deposits payable on demand and deposits payable after notice.

Deposits (1)

	2010	2009 (2)
Within 1 year	$340,820	$295,910
1 to 2 years	31,370	42,277
2 to 3 years	26,585	27,751
3 to 4 years	8,340	15,916
4 to 5 years	11,992	6,194
Over 5 years	13,926	10,256
	$433,033	$398,304

(1)	The aggregate amount of term deposits in denominations of 100,000 or more as at October 31, 2010 was $181 billion (2009 – $167 billion).
(2)	Certain amounts have been reclassified from those previously reported.

The following table presents the average deposit balances and average rate of interest during 2010 and 2009.

Average deposit balances and average of interest paid rates

	Average balances		Average rates
	2010	2009 (1)	2010	2009 (1)
Canada	$221,555	$210,873	1.19%	1.40%
United States	59,364	63,507	0.56	1.23
Other International	129,760	147,578	1.63	2.06
	$410,679	$421,958	1.24%	1.60%

(1)	Certain amounts have been reclassified from those previously reported.

Note 14 Insurance

Insurance claims and policy benefit liabilities

	2010	2009
Life and Health	$9,842	$8,151
Property and Casualty	675	532
Reinsurance	233	239
Total	$10,750	$8,922

Future policy benefit liabilities	9,746	8,093
Claims liabilities	1,004	829
Total	$10,750	$8,922

The net increase in Insurance claims and policy benefit liabilities over the prior year comprised: (i) the net increase in life and health insurance as well as property and casualty insurance liabilities attributable to business growth; (ii) the increase due to market movements on assets backing life and health insurance, reinsurance and property and casualty insurance liabilities, partially offset by (iii) the favourable impact of the appreciation of the Canadian dollar on U.S. dollar-denominated liabilities.

Reinsurance

In the ordinary course of business, our insurance operations reinsure risks to other insurance and reinsurance companies in order to provide greater diversification, limit loss exposure to large risks, and provide additional capacity for future growth. These ceding reinsurance arrangements do not relieve our insurance subsidiaries from their direct obligation to the insureds. We evaluate the financial condition of the reinsurers and monitor our concentrations of credit risks to minimize our exposure to losses from reinsurer insolvency.

Reinsurance amounts (ceded premiums) included in Non-interest income for the years ended October 31 are shown in the table below.

Net premiums

	2010	2009	2008
Gross premiums	$5,541	$4,884	$3,760
Ceded premiums	(1,057)	(995)	(896)
	$4,484	$3,889	$2,864

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            111

Note 15 Other liabilities

	2010	2009
Short-term borrowings of subsidiaries	$1,664	$3,295
Payable to brokers, dealers and clients	3,408	4,922
Accrued interest payable	1,958	2,052
Accrued pension and other post-employment benefit expense (1) (refer to Note 20)	1,477	1,436
Insurance-related liabilities	560	488
Dividends payable	778	775
Payroll and related compensation	5,357	5,010
Trade payables and related accounts	1,893	1,500
Taxes payable	109	1,946
Cheques and other items in transit	2,675	2,099
Other	9,469	7,484
	$29,348	$31,007

(1)	Accrued pension and other post-employment benefit expense represents the cumulative excess of pension and other post-employment benefit expense over pension and other post-employment fund contributions.

Note 16 Subordinated debentures

The debentures are unsecured obligations and are subordinated in right of payment to the claims of depositors and certain other creditors. All redemptions, cancellations and exchanges of subordinated debentures are subject to the consent and approval of OSFI. All subordinated debentures are redeemable at our option.

The amounts presented below are net of our holdings in these securities which have not been cancelled and are still outstanding.

Maturity	Earliest par value redemption date		Interest rate		Denominated in foreign currency	2010	2009
November 14, 2014			10.00%			259	264
January 25, 2015	January 25, 2010	(1)	7.10%	(2)		–	506
June 24, 2015	June 24, 2010	(1)	3.70%	(2)		–	809
April 12, 2016	April 12, 2011	(3)	6.30%	(2)		405	403
March 11, 2018	March 11, 2013	(4)	4.84%	(5)		1,050	1,048
June 6, 2018	June 6, 2013	(6)	5.00%	(7)		1,002	1,013
November 4, 2018	November 4, 2013	(8)	5.45%	(2)		1,096	1,106
June 15, 2020	June 15, 2015	(9)	4.35%	(10)		1,562	–
June 8, 2023			9.30%			110	110
June 26, 2037	June 26, 2017	(11)	2.86%	(12)	JPY 10,000	120	110
October 1, 2083		(13)		(14)		224	224
June 6, 2085		(13)		(15)	US$184	187	205
June 18, 2103	June 18, 2009	(16)	5.95%	(17)		676	673
						$6,691	$6,471
Deferred financing costs						(10)	(10)
						$6,681	$6,461

The terms and conditions of the debentures are as follows:

(1)	Redeemed on the earliest par value redemption date at principal plus accrued interest to the redemption date.
(2)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 1.00% above the 90-day Bankers’ Acceptance rate.
(3)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 22 basis points and (ii) par value, and thereafter at any time at par value.
(4)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 42.5 basis points and (ii) par value, and thereafter at any time at par value.
(5)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 2.00% above the 90-day Bankers’ Acceptance rate.
(6)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 44 basis points and (ii) par value, and thereafter at any time at par value.
(7)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 2.15% above the 90-day Bankers’ Acceptance rate.
(8)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 14 basis points and (ii) par value, and thereafter at any time at par value.
(9)	Redeemable on or after June 15, 2015 at par value.
(10)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 1.41% above the 90-day Bankers’ Acceptance rate.
(11)	Redeemable on or after June 26, 2017 at par value.
(12)	Fixed interest rate at 2.86% per annum, payable semi-annually.
(13)	Redeemable on any interest payment date at par value.
(14)	Interest at a rate of 40 basis points above the 30-day Bankers’ Acceptance rate.
(15)	Interest at a rate of 25 basis points above the U.S. dollar 3-month LIMEAN. In the event of a reduction of the annual dividend we declare on our common shares, the interest payable on the debentures is reduced pro rata to the dividend reduction and the interest reduction is payable with the proceeds from the sale of newly issued common shares.
(16)	Redeemable on June 18, 2009, or every fifth anniversary of such date at par value. Redeemable on any other date at the greater of par and the yield on a non-callable Government of Canada bond plus 21 basis points if redeemed prior to June 18, 2014, or 43 basis points if redeemed at any time after June 18, 2014.
(17)	Interest at a rate of 5.95% until earliest par value redemption date and every 5 years thereafter at the 5-year Government of Canada yield plus 172 basis points.

On November 1, 2010 , we issued $1.5 billion of subordinated debentures that bear interest at a fixed rate of 3.18% per annum (paid semi-annually) until November 2, 2015, and at the 90-day Banker’s Acceptance rate plus 1.21% thereafter until their maturity on November 2, 2020 (paid quarterly).

Maturity schedule

The aggregate maturities of subordinated debentures, based on the maturity dates under the terms of issue, are as follows:

2010
Within 1 year	$–
1 to 5 years	259
5 to 10 years	5,115
Thereafter	1,317
$6,691

112            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Note 17 Trust capital securities

In prior years, we issued innovative capital instruments, RBC Trust Capital Securities (RBC TruCS) and RBC Trust Subordinated Notes (RBC TSNs), through three SPEs: RBC Capital Trust (Trust), Trust II and Trust III.

We also issued non-voting RBC Trust Capital Securities Series 2010, 2011, 2015 and 2008-1 (RBC TruCS 2010, 2011, 2015 and 2008-1) through the Trust. RBC TruCS 2010 were redeemed for cash, at a redemption price of $1,000 per unit for a total of $650 million on June 30, 2010. RBC TruCS 2011 are classified as Trust capital securities. The proceeds of the RBC TruCS 2011 were used to fund the Trust’s acquisition of trust assets. Holders of RBC TruCS 2011 are eligible to receive semi-annual non-cumulative fixed cash distributions.

Unlike the RBC TruCS 2011, the holders of RBC TruCS 2015 and 2008-1 do not have any conversion rights or any other redemption rights. As a result, upon consolidation of the Trust, RBC TruCS 2015 and 2008-1 are classified as Non-controlling interest in subsidiaries (refer to Note 19). Holders of RBC TruCS 2015 and 2008-1 are eligible to receive semi-annual non-cumulative fixed cash distributions until December 31, 2015 and June 30, 2018, respectively, and a floating-rate cash distribution thereafter.

Trust II, an open-end trust, has issued non-voting RBC TruCS 2013, the proceeds of which were used to purchase a senior deposit note from us. Trust II is a VIE under AcG-15 (refer to Note 6). We do not consolidate Trust II as we are not the Primary Beneficiary; therefore, the RBC TruCS 2013 issued by Trust II are not reported on our

Consolidated Balance Sheets, but the senior deposit note is reported in Business and government deposit liabilities (refer to Note 13). Holders of RBC TruCS 2013 are eligible to receive semi-annual non-cumulative fixed cash distributions.

No cash distributions will be payable by the trusts on RBC TruCS if we fail to declare regular dividends (i) on our preferred shares, or (ii) on our common shares if no preferred shares are then outstanding. In this case, the net distributable funds of the trusts will be distributed to us as holders of residual interest in the trusts. Should the trusts fail to pay the semi-annual distributions in full, we will not declare dividends of any kind on any of our preferred or common shares for a specified period of time.

In 2007, we issued $1 billion innovative subordinated debentures, RBC TSNs – Series A, through Trust III. Trust III is a closed-end trust. The proceeds were used to purchase a senior deposit note from us. Trust III is a VIE under AcG -15. We do not consolidate Trust III as we are not the Primary Beneficiary (refer to Note 6); therefore, the RBC TSNs – Series A issued by Trust III are not reported on our Consolidated Balance Sheet but the senior deposit note issued by us to Trust III is reported in Business and government deposit liabilities (refer to Note 13).

The table below presents the significant terms and conditions of RBC TruCS and RBC TSNs as at October 31, 2010 and 2009.

					Redemption date	Conversion date	2010	2009
Issuer	Issuance date	Distribution dates	Annual yield		At the option of the issuer	At the option of the holder	Principal amount	Principal amount
RBC Capital Trust (1),(2),(3),(4),(5),(6),(7)
Included in Trust capital securities
650,000 Trust Capital Securities – Series 2010 (8)	July 24, 2000	June 30, December 31	7.288%		December 31, 2005	December 31, 2010	$–	$650
750,000 Trust Capital Securities – Series 2011	December 6, 2000	June 30, December 31	7.183%		December 31, 2005	December 31, 2011	750	750
							$750	$1,400
Included in Non-controlling interest in subsidiaries
1,200,000 Trust Capital Securities – Series 2015	October 28, 2005	June 30, December 31	4.87%	(9)	December 31, 2010	Holder does not have conversion option	1,200	1,200

500,000 Trust Capital Securities – Series 2008-1	April 28, 2008	June 30, December 31	6.821%	(9)	June 30, 2013	Holder does not have conversion option	500	500
							$2,450	$3,100
RBC Capital Trust II (2),(3),(4),(6),(7),(10)
900,000 Trust Capital Securities – Series 2013	July 23, 2003	June 30, December 31	5.812%		December 31, 2008	Any time	$900	$900
RBC Subordinated Notes Trust (3),(4),(5),(6),(7) ,(11),(12)
$1 billion 4.58% Trust Subordinated Notes – Series A	April 30, 2007	April 30, October 30	4.584%		Any time	Holder does not have conversion option	$1,000	$1,000

The significant terms and conditions of the RBC TruCS and RBC TSNs are as follows:

(1)	Subject to the approval of OSFI, the Trust may, in whole (but not in part), on the Redemption date specified above, and on any Distribution date thereafter, redeem the RBC TruCS 2008-1, 2011 and 2015, without the consent of the holders.
(2)	Subject to the approval of OSFI, upon occurrence of a special event as defined, prior to the Redemption date specified above, the trusts may redeem all, but not part of, RBC TruCS 2008-1, 2011, 2013 or 2015 without the consent of the holders.
(3)	Issuer Redemption Price: The RBC TruCS 2008-1 may be redeemed for cash equivalent to (i) the Early Redemption Price if the redemption occurs prior to June 30, 2018 or (ii) the Redemption Price if the redemption occurs on or after June 30, 2018. The RBC TruCS 2011 may be redeemed for cash equivalent to (i) the Early Redemption Price if the redemption occurs earlier than six months prior to the conversion date specified above or (ii) the Redemption Price if the redemption occurs on or after the date that is six months prior to the conversion date as indicated above. The RBC TruCS 2013 and 2015 may be redeemed for cash equivalent to (i) the Early Redemption Price if the redemption occurs prior to December 31, 2013 and 2015, respectively, or (ii) the Redemption Price if the redemption occurs on or after December 31, 2013 and 2015, respectively. The RBC TSNs – Series A may be redeemed, in whole or in part, subject to the approval of OSFI, for cash equivalent to (i) the Early Redemption Price if the notes are redeemed prior to April 30, 2012, or (ii) the Redemption Price if the notes are redeemed on or after April 30, 2012. Redemption Price refers to an amount equal to $1,000 plus the unpaid distributions to the Redemption date. Early Redemption Price refers to an amount equal to the greater of (i) the Redemption Price and (ii) the price calculated to provide an annual yield, equal to the yield on a Government of Canada bond issued on the Redemption date with a maturity date of June 30, 2018, plus 77 basis points, for RBC TruCS 2008-1, a maturity date of June 30, 2011, plus 40 basis points, for RBC TruCS 2011 and a maturity date of December 31, 2013 and 2015, plus 23 basis points and 19.5 basis points, for RBC TruCS 2013 and 2015, respectively; and a maturity date of April 30, 2012, plus 11 basis points for RBC TSNs – Series A.
(4)	Automatic Exchange Event: Without the consent of the holders, each RBC TruCS 2008-1 will be exchanged automatically for 40 of our non-cumulative redeemable Bank

Preferred Shares Series AI, each RBC TruCS 2011, 2013 and 2015 will be exchanged automatically for 40 of our non-cumulative redeemable First Preferred Shares Series R, T and Z, respectively, and each RBC TSN-Series A will be exchanged automatically for an equal principal amount of Bank Series 10 Subordinated Notes upon occurrence of any one of the following events: (i) proceedings are commenced for our winding-up; (ii) OSFI takes control of us; (iii) we have Tier 1 capital ratio of less than 5% or Total capital ratio of less than 8%; or (iv) OSFI has directed us to increase our capital or provide additional liquidity and we elect such automatic exchange or we fail to comply with such direction. The Bank Preferred Shares Series AI and the First Preferred Shares Series T and Z pay semi-annual non-cumulative cash dividends and Series T is convertible at the option of the holder into a variable number of common shares.

(5)	From time to time, we purchase some of the innovative capital instruments and hold them temporarily. As at October 31, 2010, we held none of RBC TruCS 2008-1 (2009 – $5 million), none of RBC TruCS 2010 (2009 – $2 million), $22 million of RBC TruCS 2011 (2009 – $2 million) and $4 million of RBC TSNs – Series A (2009 – $10 million) as treasury holdings which were deducted from regulatory capital.
(6)	Regulatory capital: According to OSFI guidelines, innovative capital instruments may comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. RBC TSN – Series A qualifies as Tier 2B capital. As at October 31, 2010, $3,327 million represents Tier 1 capital (2009 – $3,991 million), $1,023 million represents Tier 2B capital (2009 – $1,017 million) and $26 million of our treasury holdings of innovative capital is deducted for regulatory capital purposes (2009 – $19 million).
(7)	Holder Exchange Right: Holders of RBC TruCS 2011 may exchange, on any distribution date on or after the conversion date specified above, RBC TruCS 2011 for 40 non-cumulative redeemable Bank First Preferred Shares, Series R. Holders of RBC TruCS 2013 may, at any time, exchange all or part of their holdings for 40 non-cumulative redeemable First Preferred Shares Series U, for each RBC TruCS 2013 held. The First Preferred Shares Series R and U pay semi-annual non-cumulative cash dividends as and when declared by our Board of Directors and are convertible at the option of the holder into a variable number of common shares. Holders of RBC TruCS 2008-1, RBC TruCS 2015 and RBC TSNs – Series A do not have similar exchange rights.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            113

Note 17 Trust capital securities (continued)

(8)	On June 30, 2010, the Trust redeemed all issued and outstanding RBC TruCS 2010 for cash, at a redemption price of $1,000 per unit for a total of $650 million.
(9)	The non-cumulative cash distribution on the RBC TruCS 2015 will be 4.87% paid semi-annually until December 31, 2015, and at one half of the sum of 180-day Bankers’ Acceptance rate plus 1.5%, thereafter. The non-cumulative cash distribution on the RBC TruCS 2008-1 will be 6.821%, paid semi-annually in an amount of $34.105 on June 30 and December 31 of each year until June 30, 2018, and floating distributions thereafter at the six-month Bankers’ Acceptance rate plus 350 basis points.
(10)	Subject to the approval of OSFI, Trust II may, in whole or in part, on the Redemption date specified above, and on any distribution date thereafter, redeem any outstanding RBC TruCS 2013 without the consent of the holders.
(11)	The cash distribution on the RBC TSNs – Series A will be 4.58% paid semi-annually until April 30, 2012, and at 90-day Bankers’ Acceptance rate plus 1% thereafter paid quarterly until their maturity on April 30, 2017.
(12)	We will guarantee the payment of principal, interest, the redemption price, if any, and any other amounts of the RBC TSNs – Series A when they become due and payable, whether at stated maturity, call for redemption, automatic exchange or otherwise according to the terms of the Bank Subordinated Guarantee and the Trust Indenture.

Note 18 Preferred share liabilities and share capital

Authorized share capital

Preferred – An unlimited number of First Preferred Shares and Second Preferred Shares without nominal or par value, issuable in series; the aggregate consideration for which all the First Preferred Shares and all the Second Preferred Shares that may be issued may not exceed $20 billion and $5 billion, respectively.

Common – An unlimited number of shares without nominal or par value may be issued.

Issued and outstanding shares (1)

	2010			2009			2008
	Number of shares (000s)	Amount	Dividends declared per share	Number of shares (000s)	Amount	Dividends declared per share	Number of shares (000s)	Amount	Dividends declared per share
Preferred share liabilities
First preferred
Non-cumulative Series N (2)	–	$–	$–	–	$–	$–	–	$–	$.88
Preferred share liabilities, net of treasury holdings	–	$–		–	$–		–	$–
Preferred shares
First preferred (3)
Non-cumulative Series W	12,000	$300	$1.23	12,000	$300	$1.23	12,000	$300	$1.23
Non-cumulative Series AA	12,000	300	1.11	12,000	300	1.11	12,000	300	1.11
Non-cumulative Series AB	12,000	300	1.18	12,000	300	1.18	12,000	300	1.18
Non-cumulative Series AC	8,000	200	1.15	8,000	200	1.15	8,000	200	1.15
Non-cumulative Series AD	10,000	250	1.13	10,000	250	1.13	10,000	250	1.13
Non-cumulative Series AE	10,000	250	1.13	10,000	250	1.13	10,000	250	1.13
Non-cumulative Series AF	8,000	200	1.11	8,000	200	1.11	8,000	200	1.11
Non-cumulative Series AG	10,000	250	1.13	10,000	250	1.13	10,000	250	1.13
Non-cumulative Series AH	8,500	213	1.41	8,500	213	1.41	8,500	213	.81
Non-cumulative, 5-Year Rate Reset Series AJ	16,000	400	1.25	16,000	400	1.49	16,000	400	–
Non-cumulative, 5-Year Rate Reset Series AL	12,000	300	1.40	12,000	300	1.48	–	–	–
Non-cumulative, 5-Year Rate Reset Series AN	9,000	225	1.56	9,000	225	1.50	–	–	–
Non-cumulative, 5-Year Rate Reset Series AP	11,000	275	1.56	11,000	275	1.34	–	–	–
Non-cumulative, 5-Year Rate Reset Series AR	14,000	350	1.56	14,000	350	1.27	–	–	–
Non-cumulative, 5-Year Rate Reset Series AT	11,000	275	1.56	11,000	275	1.11	–	–	–
Non-cumulative, 5-Year Rate Reset Series AV	16,000	400	1.56	16,000	400	1.01	–	–	–
Non-cumulative, 5-Year Rate Reset Series AX	13,000	325	1.53	13,000	325	.87	–	–	–
		$4,813			$4,813			$2,663
Common shares
Balance at beginning of year	1,417,610	$13,075		1,341,260	$10,384		1,276,260	$7,300
Issued on new acquisitions	–	–		–	–		59,675	2,937
Issued for general business purpose	–	–		65,263	2,301		–	–
Issued under Dividend Reinvestment Plan	2,862	161		5,279	232		–	–
Issued under the stock option plan (4)	4,450	142		5,808	158		6,445	153
Purchased for cancellation	–	–		–	–		(1,120)	(6)
Balance at end of year	1,424,922	$13,378	$2.00	1,417,610	$13,075	$2.00	1,341,260	$10,384	$2.00
Treasury shares – Preferred shares
Balance at beginning of year	(65)	$(2)		(260)	$(5)		(249)	$(6)
Sales	313	8		618	13		1,060	23
Purchases	(334)	(8)		(423)	(10)		(1,071)	(22)
Balance at end of year	(86)	$(2)		(65)	$(2)		(260)	$(5)
Treasury shares – Common shares
Balance at beginning of year	(2,127)	$(95)		(2,258)	$(104)		(2,444)	$(101)
Sales	1,262	64		1,364	59		1,269	51
Purchases	(854)	(50)		(1,233)	(50)		(1,083)	(54)
Balance at end of year	(1,719)	$(81)		(2,127)	$(95)		(2,258)	$(104)

(1)	The 6.75 million exchangeable shares of a wholly owned subsidiary of Royal Bank of Canada issued for the acquisition of Phillips, Hager & North Investment Management Ltd. (PH&N) are not included in this table.
(2)	On August 22, 2008, we redeemed Non-cumulative First Preferred Shares Series N at a redemption price equal to the carrying value.
(3)	First Preferred Shares Series were issued at $25 per share.
(4)	Includes fair value adjustments to stock options of $7 million (2009 – $6 million), the exercise of stock options from tandem stock appreciation rights (SARs) awards, resulting in a reversal of the accrued liability, net of related income taxes, of $17 million (2009 – $13 million), and from renounced tandem SARs, net of related income taxes, which are nominal for the current period (2009 – $7 million).

114            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Terms of preferred share liabilities and preferred shares

	Dividend per share (1)	Initial period annual yield	Dividend reset rate (6)	Redemption date (2)	Issue date	Redemption price (2), (3)	Conversion date (5)
							At the option of the bank (2), (4)	At the option of the holder
Preferred shares
First preferred
Non-cumulative Series W	$.306250	4.90%		February 24, 2010	January 31, 2005	$26.00	February 24, 2010	Not convertible
Non-cumulative Series AA	.278125	4.45%		May 24, 2011	April 4, 2006	26.00	Not convertible	Not convertible
Non-cumulative Series AB	.293750	4.70%		August 24, 2011	July 20, 2006	26.00	Not convertible	Not convertible
Non-cumulative Series AC	.287500	4.60%		November 24, 2011	November 1, 2006	26.00	Not convertible	Not convertible
Non-cumulative Series AD	.281250	4.50%		February 24, 2012	December 13, 2006	26.00	Not convertible	Not convertible
Non-cumulative Series AE	.281250	4.50%		February 24, 2012	January 19, 2007	26.00	Not convertible	Not convertible
Non-cumulative Series AF	.278125	4.45%		May 24, 2012	March 14, 2007	26.00	Not convertible	Not convertible
Non-cumulative Series AG	.281250	4.50%		May 24, 2012	April 26, 2007	26.00	Not convertible	Not convertible
Non-cumulative Series AH	.353125	5.65%		May 24, 2013	April 29, 2008	26.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AJ	.312500	5.00%	1.93%	February 24, 2014	September 16, 2008	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AL	.350000	5.60%	2.67%	February 24, 2014	November 3, 2008	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AN	.390625	6.25%	3.50%	February 24, 2014	December 8, 2008	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AP	.390625	6.25%	4.19%	February 24, 2014	January 14, 2009	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AR	.390625	6.25%	4.50%	February 24, 2014	January 29, 2009	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AT	.390625	6.25%	4.06%	August 24, 2014	March 9, 2009	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AV	.390625	6.25%	4.42%	August 24, 2014	April 1, 2009	25.00	Not convertible	Not convertible
Non-cumulative, 5-Year Rate Reset Series AX	.381250	6.10%	4.13%	November 24, 2014	April 29, 2009	25.00	Not convertible	Not convertible

(1)	Non-cumulative preferential dividends on Series W, AA, AB, AC, AD, AE, AF, AG, AH, AJ, AL, AN, AP, AR, AT, AV and AX are payable quarterly, as and when declared by the Board of Directors, on or about the 24th day of February, May, August and November.
(2)	The redemption price represents the price as at October 31, 2010 or the contractual redemption price, whichever is applicable. Subject to the consent of OSFI and the requirements of the Act, we may, on or after the dates specified above, redeem First Preferred Shares. These may be redeemed for cash, in the case of Series W, at a price per share of $26, if redeemed during the 12 months commencing February 24, 2010, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after February 24, 2014; and in the case of Series AA, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2011, and decreasing by $.25 each 12- month period thereafter to a price per share of $25 if redeemed on or after May 24, 2015; and in the case of Series AB, at a price per share of $26, if redeemed during the 12 months commencing August 24, 2011, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after August 24, 2015; and in the case of Series AC, at a price per share of $26, if redeemed during the 12 months commencing November 24, 2011, and decreasing by $.25 each 12- month period thereafter to a price per share of $25 if redeemed on or after November 24, 2015; and in the case of Series AD, at a price per share of $26, if redeemed during the 12 months commencing February 24, 2012, and decreasing by $.25 each 12- month period thereafter to a price per share of $25 if redeemed on or after February 24, 2016; and in the case of Series AE, at a price per share of $26, if redeemed during the 12 months commencing February 24, 2012, and decreasing by $.25 each 12- month period thereafter to a price per share of $25 if redeemed on or after February 24, 2016; and in the case of Series AF, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2012, and decreasing by $.25 each 12- month period thereafter to a price per share of $25 if redeemed on or after May 24, 2016; and in the case of Series AG, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2012, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after May 24, 2016; and in the case of Series AH, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2013, and decreasing by $.25 each 12- month period thereafter to a price per share of $25 if redeemed on or after May 24, 2017; and in the case of Series AJ, at a price per share of $25, if redeemed on February 24, 2014 and on each February 24 every fifth year thereafter; and in the case of Series AL, at a price per share of $25, if redeemed on February 24, 2014 and on each February 24 every fifth year thereafter; and in the case of Series AN, at a price per share of $25, if redeemed on February 24, 2014 and on each February 24 every fifth year thereafter; and in the case of Series AP, at a price per share of $25, if redeemed on February 24, 2014 and on each February 24 every fifth year thereafter; and in the case of Series AR, at a price per share of $25, if redeemed on February 24, 2014 and on each February 24 every fifth year thereafter; and in the case of Series AT, at a price per share of $25, if redeemed on August 24, 2014 and on each August 24 every fifth year thereafter; and in the case of Series AV, at a price per share of $25, if redeemed on August 24, 2014 and on each August 24 every fifth year thereafter; and in the case of Series AX, at a price per share of $25, if redeemed on November 24, 2014 and on each November 24 every fifth year thereafter.

(3)	Subject to the consent of OSFI and the requirements of the Act, we may purchase the First Preferred Shares W, AA, AB, AC, AD, AE, AF, AG, AH, AJ, AL, AN, AP, AR, AT, AV and AX for cancellation at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.
(4)	Subject to the approval of the Toronto Stock Exchange, we may, on or after the dates specified above, convert First Preferred Shares Series W into our common shares. First Preferred Shares may be converted into that number of common shares determined by dividing the then-applicable redemption price by the greater of $2.50 and 95% of the weighted average trading price of common shares at such time.
(5)	The conversion date refers to the date of conversion to common shares.
(6)	The dividend rate will reset on the earliest redemption date and every fifth year thereafter at a rate equal to the 5-year Government of Canada bond yield plus the premium indicated. The holders have the option to convert their shares into non-cumulative floating rate First Preferred Shares subject to certain conditions on the earliest redemption date and every fifth year thereafter at a rate equal to the three-month Government of Canada Treasury Bill rate plus the premium indicated.

Restrictions on the payment of dividends

We are prohibited by the Act from declaring any dividends on our preferred or common shares when we are, or would be placed as a result of the declaration, in contravention of the capital adequacy and liquidity regulations or any regulatory directives issued under the Act. We may not pay dividends on our common shares at any time unless all dividends to which preferred shareholders are then entitled have been declared and paid or set apart for payment.

We have agreed that if Trust or Trust II fail to pay any required distribution on the trust capital securities in full, we will not declare dividends of any kind on any of our preferred or common shares. Refer to Note 17.

Currently, these limitations do not restrict the payment of dividends on our preferred or common shares.

We have also agreed that if, on any day we report financial results for a quarter, (i) we report a cumulative consolidated net loss for the immediately preceding four quarters; and (ii) during the immediately preceding quarter we fail to declare any cash dividends on all of our outstanding preferred and common shares, we may defer payments of interest on the Series 2014-1 Reset Subordinated Notes (matures on June 18, 2103). During any period while interest is being deferred, (i) interest will accrue on these notes but will not compound; (ii) we may not declare or pay dividends (except by way of stock dividend) on, or redeem or repurchase, any of our preferred or common shares; and (iii) we may not make any payment of interest, principal or premium on any debt securities or indebtedness for borrowed money issued or incurred by us that rank subordinate to these notes.

Dividend reinvestment plan

Our dividend reinvestment plan (plan) provides registered common shareholders with a means to receive additional common shares rather than cash dividends. The plan is only open to registered shareholders residing in Canada or the United States.

Management has the flexibility to fund the plan through open market share purchases or treasury issuances.

Shares available for future issuances

As at October 31, 2010, 57.5 million common shares are available for future issue relating to our dividend reinvestment plan and potential exercise of stock options outstanding. In addition, we may issue up to 40 million shares from treasury under the RBC Umbrella Savings and Securities Purchase Plan that was approved by shareholders on February 26, 2009.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            115

Note 18 Preferred share liabilities and share capital (continued)

Normal Course Issuer Bid

Details of common shares repurchased under NCIBs during 2010, 2009 and 2008 are given below.

	2010				2009				2008
NCIB period	Number of shares eligible for repurchase (000s)	Number of shares repurchased (000s)	Average cost per share	Amount	Number of shares eligible for repurchase (000s)	Number of shares repurchased (000s)	Average cost per share	Amount	Number of shares eligible for repurchase (000s)	Number of shares repurchased (000s)	Average cost per share	Amount
November 1, 2009 – October 31, 2010	20,000	–	$–	$–	–	–	$–	$–	–	–	$–	$–
November 1, 2008 – October 31, 2009	–	–	–	–	20,000	–	–	–	–	–	–	–
November 1, 2007 – October 31, 2008	–	–	–	–	–	–	–	–	20,000	1,120	49.50	55

Note 19 Non-controlling interest in subsidiaries

	2010	2009
RBC Trust Capital Securities (TruCS)
– Series 2015	$1,219	$1,219
– Series 2008-1	511	506
Consolidated VIEs	163	7
Others	363	339
	$2,256	$2,071

We consolidate VIEs in which we are the Primary Beneficiary. These VIEs include structured finance VIEs, investment funds, and compensation vehicles as described in Note 6.

We issued RBC TruCS Series 2015 in 2005 and Series 2008-1 in 2008 which are reported as Non-controlling interest in subsidiaries upon consolidation as discussed in Note 17. As at October 31, 2010, $20 million (2009 – $20 million) of accrued interest was included in RBC TruCS Series 2015. Series 2008-1 includes $11 million (2009 –$11 million) of accrued interest, net of $nil (2009 – $5 million) of treasury holdings.

Note 20 Pensions and other post-employment benefits

We offer a number of defined benefit and defined contribution plans, which provide pension and post-employment benefits to eligible employees. Our defined benefit pension plans provide benefits based on years of service, contributions and average earnings at retirement. Our other post-employment benefit plans include health, dental, disability and life insurance coverage.

We fund our registered defined benefit pension plans in accordance with actuarially determined amounts required to satisfy employee benefit obligations under current pension regulations. For our principal pension plans, the most recent actuarial valuation performed for funding purposes was completed on January 1, 2010. Based on the results of this valuation, we increased our pension plan contributions for 2010 for an amount that is in excess of the minimum funding requirement set by pension regulators.

For 2010, total contributions to our pension and other post-employment benefit plans were $1,318 million and $43 million (2009 – $757 million and $40 million), respectively. For 2011, total contributions to pension plans and other post-employment benefit plans are expected to be approximately $276 million and $51 million, respectively. For our principal pension plans, the next actuarial valuation for funding purposes will be completed on January 1, 2011.

For financial reporting purposes, we measure our benefit obligations and pension plan assets as at September 30 each year.

116            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

The following tables present financial information related to all of our material pension and other post-employment plans worldwide, including executive retirement arrangements.

Plan assets, benefit obligation and funded status

	Pension plans (1)		Other post-employment plans (2)
	2010	2009	2010	2009
Change in fair value of plan assets
Opening fair value of plan assets	$6,343	$5,826	$26	$41
Actual return on plan assets	644	272	1	1
Company contributions (3)	1,288	610	43	40
Plan participant contributions	33	31	8	7
Benefits paid	(369)	(353)	(66)	(65)
Other	(3)	7	1	2
Change in foreign currency exchange rate	(39)	(50)	–	–
Closing fair value of plan assets	$7,897	$6,343	$13	$26
Change in benefit obligation
Opening benefit obligation	$6,783	$6,214	$1,324	$1,315
Service cost	151	141	19	14
Interest cost	425	413	83	87
Plan participant contributions	33	31	8	7
Actuarial (gain) loss	1,118	389	60	(27)
Benefits paid	(369)	(353)	(66)	(65)
Plan amendments and curtailments	1	(1)	–	–
Other	(7)	9	1	2
Change in foreign currency exchange rate	(51)	(60)	(5)	(9)
Closing benefit obligation	$8,084	$6,783	$1,424	$1,324
Funded status
Excess of benefit obligation over plan assets	$(187)	$(440)	$(1,411)	$(1,298)
Unrecognized net actuarial loss	2,082	1,276	237	206
Unrecognized transitional (asset) obligation	(4)	(6)	1	1
Unrecognized prior service cost	27	44	(236)	(259)
Contributions between September 30 and October 31 (3)	3	65	3	3
Prepaid asset (accrued liability) as at October 31	$1,921	$939	$(1,406)	$(1,347)
Amounts recognized in our Consolidated Balance Sheets consist of:
Other assets	$1,992	$1,028	$–	$–
Other liabilities	(71)	(89)	(1,406)	(1,347)
Net amount recognized as at October 31	$1,921	$939	$(1,406)	$(1,347)
Weighted average assumptions to calculate benefit obligation
Discount rate	5.20%	6.40%	5.25%	6.39%
Rate of increase in future compensation	3.30%	3.30%	3.30%	3.30%

(1)	For pension plans with funding deficits, the benefit obligations and fair values of plan assets totalled $7.3 billion (2009 – $6.1 billion) and $7.0 billion (2009 – $5.4 billion), respectively.
(2)	For our other post-employment plans, the assumed healthcare cost trend rates for the next year used to measure the expected cost of benefits covered by the post-employment health and life plans were 5.3% for medical decreasing to an ultimate rate of 3.3% in 2026 and 4.1% for dental decreasing to an ultimate rate of 4.0% in 2011.
(3)	As our measurement date of the pension and other post-employment plans is September 30, company contributions in the above table represent contributions from October 1, 2009 to September 30, 2010. In order to arrive at the total contributions for the year ended October 31, 2010, this amount should be adjusted for the contributions made in the month of October as well as the defined contribution pension expense presented in the Pension benefit expense table.

Benefits payment projection for defined benefit pension and other post-employment plans

	Pension plans	Other post- employment plans
2011	400	70
2012	407	72
2013	418	75
2014	431	79
2015	444	82
2016-2020	2,395	462

Composition of defined benefit pension plan assets

The defined benefit pension plan assets are composed of a diversified mix of equity, fixed income and alternative securities including investments in hedge fund of funds, multi-strategy hedge funds and infrastructure. The equity securities include 1.2 million (2009 – 1.4 million) of our common shares having a fair value of

$67 million (2009 – $80 million). Dividends amounting to $3 million (2009 – $2 million) were received on our common shares held in the plan assets during the year.

The following table presents the allocation of the plan assets by securities category.

Asset allocations of defined benefit pension plans (1)

	2010		2009
	Target	Actual	Target	Actual
Equity securities	41%	44%	48%	49%
Debt securities	41%	43%	47%	45%
Other	18%	13%	5%	6%
Total	100%	100%	100%	100%

(1)	Target asset allocation of the pension plans is based on the Canadian principal plans, the assets of which represent 88% of the total assets of all the plans.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            117

Note 20 Pensions and other post-employment benefits (continued)

Investment policy and strategies

Pension plan assets are invested prudently over the long term in order to meet pension obligations at a reasonable cost. The pension plan asset mix policy was developed within an asset/liability framework. Factors taken into consideration in developing our asset allocation include but are not limited to the following:

(i)	the nature of the pension plans’ underlying benefit obligations, including the duration and the economic structure of the liabilities;
(ii)	the pension plans’ demographics, including normal retirements, terminations, deaths and new entrants, based on the assumptions used for funding valuation purposes;
(iii)	the financial position of the pension plans;
(iv)	the diversification benefits obtained by the inclusion of multiple asset classes, and
(v)	expected return, volatility and correlation for both assets and liabilities.

To implement our asset allocation policy, we may invest in equities, fixed income securities, alternative investments and derivative instruments. Our holdings in certain investments, including common shares, emerging market equities, fixed income securities rated lower than BBB and residential and commercial mortgages, cannot exceed a defined percentage of the market value of our pension plans. We may use derivative instruments as either a synthetic investment to more efficiently replicate the performance of an underlying security, or as a hedge against financial risks associated with the underlying portfolio. To ensure appropriate diversification of our credit risk exposure, counterparties of our derivative instruments are subject to minimum credit rating requirements.

Pension and other post-employment benefit expense

Pension benefit expense

	2010	2009	2008
Service cost	$151	$141	$174
Interest cost	425	413	389
Expected return on plan assets	(463)	(446)	(438)
Amortization of transitional asset	(1)	(2)	(2)
Amortization of prior service cost	18	19	22
Amortization of actuarial loss (gain)	120	47	103
Other	(1)	–	–
Defined benefit pension expense	$249	$172	$248
Defined contribution pension expense	92	95	82
Pension benefit expense	$341	$267	$330

Weighted average assumptions to calculate pension benefit expense
Discount rate	6.40%	6.70%	5.60%
Assumed long-term rate of return on plan assets	6.75%	7.25%	7.00%
Rate of increase in future compensation	3.30%	3.30%	3.30%

Other post-employment benefit expense

	2010	2009	2008
Service cost	$19	$14	$16
Interest cost	83	87	83
Expected return on plan assets	(1)	(2)	(3)
Amortization of actuarial loss (gain)	29	41	29
Amortization of prior service cost	(23)	(23)	(23)
Other post-employment benefit expense	$107	$117	$102
Weighted average assumptions to calculate other post-employment benefit expense
Discount rate	6.39%	6.72%	5.62%
Rate of increase in future compensation	3.30%	3.30%	3.30%

Significant assumptions used in calculating the defined benefit pension and other post-employment expense

Overall expected long-term rate of return on assets

The assumed expected rate of return on assets is a forward-looking estimate of the plan’s return, determined by considering expectation for inflation, long-term expected returns on government bonds and a reasonable assumption for an equity risk premium. The expected long-term return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. This resulted in the selection of an assumed expected rate of return of 6.5% for 2011, 6.75% for 2010, and 7.25% for 2009, and 7% for 2008 and 2007.

Discount rate

For the Canadian and U.S. pension and other post-employment plans, all future expected benefit payment cash flows at each measurement date are discounted at spot rates developed from a yield curve of AA corporate debt securities. It is assumed that spot rates beyond 30 years are equivalent to the 30-year spot rate. The discount rate is selected as the equivalent level rate that would produce the same discounted value as that determined by using the applicable spot rates. This methodology does not rely on assumptions regarding reinvestment rates.

Sensitivity analysis

The following table presents the sensitivity analysis of certain key assumptions on defined benefit pension and post-employment obligation and expense.

2010 Sensitivity of key assumptions

Pension benefit expense	Change in obligation	Change in expense
Impact of .25% change in discount rate assumption	$273	$34
Impact of .25% change in rate of increase in future compensation assumption	22	5
Impact of .25% change in the long-term rate of return on plan assets assumption	–	19
Other post-employment benefit expense	Change in obligation	Change in expense
Impact of .25% change in discount rate assumption	$59	$10
Impact of .25% change in rate of increase in future compensation assumption	–	–
Impact of 1.00% increase in healthcare cost trend rates	117	7
Impact of 1.00% decrease in healthcare cost trend rates	(97)	(6)

118            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Reconciliation of defined benefit expense recognized with defined benefit expense incurred

The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method pro-rated on services. The cost is computed using the discount rate determined in accordance with the methodology described in significant assumptions, and is based on management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and costs of health, dental, disability and life insurance.

Actuarial gains or losses arise over time due to differences in actual experience compared to actuarial assumptions. Prior service costs arise as a result of plan amendments.

The actuarial gains or losses, prior service costs and transitional asset or obligation are amortized over the expected average remaining service lifetime of active members expected to receive benefits under the plan. The following tables show the impact on our annual benefit expense if we had recognized all costs and expenses as they arose.

Defined benefit pension expense incurred

	2010	2009	2008
Defined benefit pension expense recognized	$249	$172	$248
Difference between expected and actual return on plan assets	(181)	175	1,315
Difference between actuarial losses (gains) amortized and actuarial losses (gains) arising	998	342	(1,035)
Difference between prior service costs amortized and prior service costs arising	(17)	(20)	(34)
Amortization of transitional asset	1	2	2
Defined benefit pension expense incurred	$1,050	$671	$496

Other post-employment benefit expense incurred
	2010	2009	2008
Other post-employment benefit expense recognized	$107	$117	$102
Difference between expected and actual return on plan assets	–	1	8
Difference between actuarial losses (gains) amortized and actuarial losses (gains) arising	32	(67)	(293)
Difference between prior service costs amortized and prior service costs arising	23	23	24
Other post-employment benefit expense incurred	$162	$74	$(159)

Note 21 Stock-based compensation

We offer stock-based compensation to certain key employees and to our non-employee directors. We use derivatives and compensation trusts to manage our economic exposure to volatility in the price of our common shares under many of these plans. The stock-based compensation amounts recorded in Non-interest expense – Human resources in our Consolidated Statements of Income are net of the impact of these derivatives.

Stock option plans

We have stock option plans for certain key employees and for non-employee directors. On November 19, 2002, the Board of Directors discontinued all further grants of options under the non-employee directors plan. Under the employee stock option plan, options are periodically granted to purchase common shares. The exercise price for each grant is determined as the higher of the volume-weighted average of the trading prices per board lot (100 shares) of our common shares on the Toronto Stock Exchange (i) on the day preceding the day of grant; and (ii) the five consecutive trading days immediately preceding the day of grant. Stock options are normally granted at the end of the calendar year, with the exercise price determined at least five business days after the release of the year-end financial results. The options vest over a four-year period for employees and are exercisable for a period not exceeding 10 years from the grant date.

For options issued prior to November 1, 2002, that were not accompanied by tandem stock appreciation rights (SARs), no compensation expense was recognized as the option’s exercise price was not less than the market price of the underlying stock on the day of grant. When the options are exercised, the proceeds received are credited to common shares.

Between November 29, 1999 and June 5, 2001, grants of options under the employee stock option plan were accompanied by tandem SARs. With tandem SARs, participants could choose to exercise a SAR instead of the corresponding option. In such cases, the participants received a cash payment equal to the difference between the closing price of common shares on the day immediately preceding the day of exercise and the exercise price of the option. During the last quarter of 2002 and first quarter of 2003, certain executive participants voluntarily renounced their SARs while retaining the corresponding options. SARs obligations are now fully vested and give rise to compensation expense as a result of changes in the market price of our common shares. These grants, which are accompanied by tandem SARs, resulted in a compensation expense of $nil for the year ended October 31, 2010 (2009 – $8 million expense; 2008 – $21 million gain).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            119

Note 21 Stock-based compensation (continued)

A summary of our stock option activity and related information

	2010		2009		2008
	Number of options (000’s)	Weighted average exercise price	Number of options (000’s)	Weighted average exercise price	Number of options (000’s)	Weighted average exercise price
Outstanding at beginning of year	17,877	$35.32	21,773	$31.66	26,623	$27.71
Granted	2,368	55.04	2,659	35.29	2,020	52.87
Exercised – Common shares (1), (2)	(4,450)	26.51	(5,808)	22.69	(6,445)	21.72
– SARs	(74)	18.74	(397)	19.84	(148)	19.30
Cancelled	(62)	28.46	(350)	33.72	(277)	48.36
Outstanding at end of year	15,659	$40.90	17,877	$35.32	21,773	$31.66
Exercisable at end of year	10,170	$36.86	12,806	$31.68	17,247	$26.92
Available for grant	15,741		17,999		19,925

(1)	Cash received for options exercised during the year was $118 million (2009 – $132 million; 2008 – $140 million).
(2)	New shares were issued for all options exercised in 2010, 2009 and 2008. Refer to Note 18.

Options outstanding and options exercisable as at October 31, 2010 by range of exercise price

	Options outstanding			Options exercisable
	Number outstanding (000’s)	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable (000’s)	Weighted average exercise price
$23.21 – $25.00	1,946	$24.53	1.0	1,946	$24.53
$29.00 – $35.37	6,226	32.34	4.9	4,486	31.20
$44.13 – $57.90	7,487	52.28	7.1	3,738	50.06
Total	15,659	$40.90	5.5	10,170	$36.86

Fair value method

We adopted the fair value method of accounting prospectively for new awards granted after November 1, 2002. Under this method, the fair value of an award at the grant date is amortized over the applicable vesting period and recognized as compensation expense. The fair value compensation expense recorded for the year ended October 31, 2010, in respect of these plans was $11 million (2009 – $10 million; 2008 – $12 million). The compensation expenses related to non-vested awards were $9 million at October 31, 2010 (2009 – $8 million; 2008 – $11 million), to be recognized over the weighted average period of 1.4 years (2009 – 1.8 years; 2008 – 2.0 years).

The weighted average fair value of options granted during 2010 was estimated at $5.06 (2009 – $2.59; 2008 – $6.57) using an option pricing model on the date of grant. The following assumptions were used:

For the year ended October 31	2010	2009	2008
Weighted average assumptions
Risk-free interest rate	2.74%	2.33%	3.93%
Expected dividend yield	4.71%	4.15%	3.27%
Expected share price volatility	17%	14%	14%
Expected life of option	6 years	6 years	6 years

Employee savings and share ownership plans

We offer many employees an opportunity to own our common shares through savings and share ownership plans. Under these plans, employees can generally contribute between 1% and 10% of their annual salary or benefit base for commissioned employees. For each contribution between 1% and 6%, we will match 50% of employee contributions in our common shares. For the RBC Dominion Securities Savings Plan, our maximum annual contribution is $4,500 per employee. For the RBC U.K. Share Incentive Plan, our maximum annual contribution is £1,500 per employee. In 2010, we contributed $68 million (2009 – $68 million; 2008 – $68 million), under the terms of these plans, towards the purchase of our common shares. As at October 31, 2010, an aggregate of 35.2 million common shares were held under these plans.

Deferred share and other plans

We offer deferred share unit plans to executives, non-employee directors and to certain key employees. Under these plans, the executives or directors may choose to receive all or a percentage of their annual variable short-term incentive bonus or directors’ fee in the form of deferred share units (DSUs). The executives or directors must elect to participate in the plan prior to the beginning of the year. DSUs earn dividend equivalents in the form of additional DSUs at the same rate as dividends on common shares. The participant is not allowed to withdraw the DSUs until retirement, permanent disability or termination of employment/directorship. The cash value of the DSUs is equivalent to the market value of common shares when conversion takes place. The value of the DSUs liability as at October 31, 2010, was $204 million (2009 – $200 million; 2008 – $200 million). The share price fluctuations and dividend equivalents compensation expense recorded for the year ended October 31, 2010, in respect of these plans was $5 million (2009 – $31 million expense; 2008 – $37 million gain).

We have a deferred bonus plan for certain key employees within Capital Markets. Under this plan, a percentage of each employee’s annual incentive bonus is deferred and accumulates dividend equivalents at the same rate as dividends on common shares. The employee will receive the deferred bonus amounts paid within 90 days of the three following year-end dates. The value of the deferred bonus paid will be equivalent to the original deferred bonus adjusted for dividends and changes in the market value of common shares at the time the bonus is paid. The value of the deferred bonus liability as at October 31, 2010, was $953 million (2009 – $693 million; 2008 – $473 million). The share price fluctuations and dividend equivalents compensation gain for the year ended October 31, 2010, in respect of this plan was $5 million (2009 – $85 million expense; 2008 – $75 million gain).

We offer performance deferred share award plans to certain key employees, all of which vest at the end of three years. Awards under the plans are deferred in the form of common shares which are held in trust until they fully vest or in the form of DSUs. A portion of the award granted under some plans can be increased or decreased up to 50% for awards granted in December 2007 and up to 25% for awards granted in December 2008 and 2009, depending on our total shareholder return compared to a defined peer group of North

120            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

American financial institutions for awards granted in December 2007 and 2008 and to a defined peer group of global financial institutions for awards granted in December 2009. The value of the award paid will be equivalent to the original award adjusted for dividends and changes in the market value of common shares at the time the award vests. The number of our common shares held in trust as at October 31, 2010, was 1.1 million (2009 – 1.5 million; 2008 – 2.0 million). The value of the DSUs liability as at October 31, 2010 was $225 million (2009 – $211 million; 2008 – $164 million). The compensation expense recorded for the year ended October 31, 2010, in respect of these plans was $116 million (2009 – $140 million; 2008 – $96 million).

We maintain a non-qualified deferred compensation plan for key employees in the United States. This plan allows eligible employees to make deferrals of a portion of their annual income and allocate the deferrals among various fund choices, which include a share unit fund that tracks the value of our common shares. Certain deferrals may also be eligible for matching contributions, all of which are allocated to the RBC share unit fund. Our liability for the RBC share units held under the plan as at October 31, 2010, was $304 million (2009 – $304 million; 2008 – $244 million). The compensation expense recorded for the year ended October 31, 2010, was $111 million (2009 – $157 million expense; 2008 – $123 million gain).

For other stock-based plans, compensation expense of $13 million was recognized for the year ended October 31, 2010 (2009 – $14 million; 2008 – $5 million). The liability for the share units held under these plans as at October 31, 2010, was $59 million (2009 – $60 million; 2008 – $35 million). The number of our common shares held under these plans was 0.3 million (2009 – 0.1 million; 2008 – 0.2 million).

Note 22 Revenue from trading and selected non-trading financial instruments

Held-for-trading financial instruments

Total Trading revenue includes both trading-related net interest income and trading revenue reported in Non-interest income. Net interest income arises from interest income and dividends recognized on trading assets and liabilities. Non-interest income includes a $834 million increase in the fair values of our net financial assets classified as held-for-trading for the year ended October 31, 2010 (2009 – increased by $2,099 million; 2008 – increased by $548 million).

	2010	2009 (1)	2008
Net interest income	$1,443	$2,316	$680
Non-interest (loss) income	1,315	2,750	(81)
Total	$2,758	$5,066	$599
By product line
Interest rate and credit	$1,992	$3,405	$(250)
Equities	351	1,008	265
Foreign exchange, commodities, and precious metals	415	653	584
Total	$2,758	$5,066	$599

(1)	Certain amounts have been revised from results previously reported. Refer to Change in financial statement presentation described in Note 1.

Financial instruments designated as held-for-trading

During the year, net gains or losses representing net changes in the fair value of financial assets and financial liabilities designated as held-for-trading increased by $806 million (2009 – increased by $500 million; 2008 – decreased by $340 million).

Financial instruments measured at amortized cost

Non-interest income reflects the following for financial instruments measured amortized cost:

	2010	2009	2008
Net fee income which does not form an integral part of the effective interest rate of financial assets and liabilities other than held-for-trading	$3,628	$3,505	$3,183
Net fee income arising from trust and other fiduciary activities	5,831	5,314	5,405
Net gains arising from financial instruments measured at amortized cost	8	7	–
Total	$9,467	$8,826	$8,588

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            121

Note 23 Income taxes

	2010	2009	2008
Income taxes (recoveries) in Consolidated Statements of Income
Current
Canada – Federal	$829	$590	$1,350
– Provincial	576	491	664
International	456	829	85
	1,861	1,910	2,099
Future
Canada – Federal	124	153	(533)
– Provincial	65	90	(211)
International	(404)	(585)	14
	(215)	(342)	(730)
	1,646	1,568	1,369
Income taxes (recoveries) in Consolidated Statements of Comprehensive Income and
Changes in Shareholders’ Equity
Other comprehensive income
Net unrealized gains (losses) on available-for-sale securities	150	330	(778)
Reclassification of (gains) losses on available-for-sale securities to income	(55)	165	201
Net foreign currency translation gains (losses), net of hedging activities	676	1,102	(1,361)
Net unrealized (losses) gains on derivatives designated as cash flow hedges	(144)	69	(304)
Reclassification of losses (gains) on derivatives designated as cash flow hedges to income	36	(17)	23
Issuance costs	–	(34)	(6)
Stock appreciation rights	17	7	2
Other	5	84	(2)
	685	1,706	(2,225)
Total income (recoveries) taxes	$2,331	$3,274	$(856)

Net future income tax assets are included in Other assets (refer to Note 12) and result from tax loss carryforwards and temporary differences between the tax basis of assets and liabilities and their carrying amounts on our Consolidated Balance Sheets. The tax loss carryforwards amount included in future income tax assets of $500 million (2009 – $325 million) relates to losses in our Canadian, Japanese and U.S. operations which will expire in various years from 2011 through 2030. In addition, we have capital losses included in the tax loss carryforwards amount which will expire in various years from 2012 through 2016.

Our review regarding the realizability of our future tax assets as at October 31, 2010 included an assessment of the tax benefit associated with our U.S. banking operations, which is currently generating negative earnings and contributing to the body of negative evidence. Based on our review, we concluded that there is sufficient positive evidence to overcome the negative evidence that the future tax asset associated with our U.S. banking operations is realizable. Overall, we believe that, based on all available evidence, it is more likely than not that the future income tax assets will be realized through a combination of future reversals of temporary differences and taxable income.

Sources of future income taxes

	2010	2009
Future income tax asset
Allowance for credit losses	$744	$871
Deferred compensation	864	775
Business realignment charges	–	4
Tax loss carryforwards	500	325
Deferred income	67	112
Enron-litigation provision	–	26
Other comprehensive income	52	112
Other	426	565
	2,653	2,790
Valuation allowance	(130)	(87)
	2,523	2,703
Future income tax liability
Premises and equipment	(187)	(172)
Deferred expense	(61)	(117)
Pension related	(144)	(48)
Intangibles	(82)	(196)
Other	(401)	(444)
	(875)	(977)
Net future income tax asset	$1,648	$1,726

Reconciliation to statutory tax rate

	2010		2009		2008
Income taxes at Canadian statutory tax rate	$2,111	30.3%	$1,735	31.4%	$1,952	32.5%
(Decrease) increase in income taxes resulting from Lower average tax rate applicable to subsidiaries	(398)	(5.7)%	(359)	(6.5)%	(450)	(7.5)%
Goodwill impairment charge	–	–%	314	–%	–	–%
Tax-exempt income from securities	(369)	(5.3)%	(300)	(5.4)%	(326)	(5.4)%
Tax rate change	–	–%	–	–%	51	.8%
Other	302	4.3%	178	3.2%	142	2.4%
Income taxes reported in Consolidated Statements of Income and effective tax rate	$1,646	23.6%	$1,568	28.4%	$1,369	22.8%

International earnings of certain subsidiaries would be taxed only upon their repatriation to Canada. We have not recognized a future income tax liability for these undistributed earnings as we do not currently expect them to be repatriated. Taxes that would be payable if all foreign subsidiaries’ accumulated unremitted earnings were repatriated are estimated at $763 million as at October 31, 2010 (2009 – $821 million; 2008 – $920 million).

122            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Note 24 Earnings per share

	2010	2009	2008
Basic earnings per share
Net income	$5,223	$3,858	$4,555
Preferred share dividends	(258)	(233)	(101)
Net income available to common shareholders	$4,965	$3,625	$4,454
Average number of common shares (in thousands)	1,420,719	1,398,675	1,305,706
Basic earnings per share	$3.49	$2.59	$3.41

Diluted earnings per share
Net income available to common shareholders	$4,965	$3,625	$4,454
Average number of common shares (in thousands)	1,420,719	1,398,675	1,305,706
Stock options (1)	4,829	5,002	8,497
Issuable under other stock-based compensation plans	1,793	2,036	2,148
Exchangeable shares (2)	6,413	6,413	3,393
Average number of diluted common shares (in thousands)	1,433,754	1,412,126	1,319,744
Diluted earnings per share	$3.46	$2.57	$3.38

(1)	The dilutive effect of stock options was calculated using the treasury stock method. When the exercise price of options outstanding is greater than the average market price of our common shares, the options are excluded from the calculation of diluted earnings per share. The following amounts were excluded from the calculations of diluted earnings per share: for 2010 –41,124 average options outstanding with an exercise price of $57.90; for 2009 – 5,294,977 average options outstanding with an exercise price of $50.89 and for 2008 – 3,541,989 average options outstanding with an exercise price of $53.99.
(2)	During 2008, exchangeable shares were issued for the acquisition of PH&N.

Note 25 Guarantees, commitments and contingencies

Guarantees

The table below summarizes significant guarantees we have provided to third parties. As the carrying value of the financial guarantees is not indicative of the maximum potential amount of future payments, we continue to consider financial guarantees as off-balance sheet credit instruments. The maximum potential amount of future payments represents the maximum risk of loss if there was a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions, insurance policies or from collateral held or pledged.

	2010		2009
	Maximum potential amount of future payments	Carrying value	Maximum potential amount of future payments	Carrying value
Credit derivatives and written put options (1)	$11,604	$365	$19,720	$1,049
Backstop liquidity facilities (2), (3)	20,827	55	24,982	66
Stable value products (4)	19,683	172	21,777	260
Financial standby letters of credit and performance guarantees (3)	17,854	90	18,082	96
Credit enhancements (3)	3,211	66	3,240	45
Mortgage loans sold with recourse	323	–	1,103	–

(1)	The carrying amount is included in Other – Derivatives on our Consolidated Balance Sheets. The notional amount of the contract approximates the maximum potential amount of future payments.
(2)	During 2008 and 2009, certain RBC-admininstered multi-seller asset-backed commercial paper conduit programs drew down certain of our backstop liquidity facilities. The 2009 draw amounted to less than 30 bps of total assets. There were no liquidity draws during 2010 and we continue to receive principle repayments. As at October 31, 2010, the outstanding loan amounts associated with these draws totalled US$1.5 billion (C$1.5 billion) before an allowance for loan losses of US$2 million (C$2 million) and are included in Wholesale Loans – Business on our Consolidated Balance Sheets.
(3)	The carrying amount is included in Other – Other liabilities on our Consolidated Balance Sheets. The amount includes $1.2 billion (2009 – $0.8 billion) maximum potential amount of future payments related to the ARS TOB programs and represents the higher of the notional amounts of the letters of credit and the liquidity facilities.
(4)	The notional amount of the contract approximates the maximum potential amount of future payments without consideration of or possible recoveries from collateral held or pledged. The maximum potential amount of future payments comprise $7.8 billion (October 31, 2009 – $8.3 billion) for bank-owned life insurance policies and $11.8 billion (October 31, 2009 – $13.5 billion) for U.S. Employee Retirement Income Security Act of 1974 (ERISA)-governed pension plans such as 401(k) plans. During the year, we recorded unrealized gains of approximately $75 million (2009 – unrealized losses of $111 million) in connection with the bank-owned life insurance policies stable value contracts.

In addition to the above guarantees, we transact substantially all of our securities lending activities in which we act as an agent for the owners of securities through our joint venture, RBC Dexia Investor Services (RBC Dexia IS). As at October 31, 2010, RBC Dexia IS securities lending indemnifications totalled $52.1 billion (2009 – $34.7 billion); we are exposed to 50% of this amount.

Except for credit derivatives and written put options, our clients generally have the right to request settlement of, or draw on, our guarantees within one year; however, these guarantees can only be drawn if certain conditions are met. These conditions, along with collateral requirements, are described below. Generally, our credit derivatives and written put options are effective immediately upon execution of the contract. The settlement of these instruments is dependent on the occurrence of specified events, which are also described below. We believe that it is highly unlikely that all or substantially all of the guarantees will be drawn or settled within one year, and contracts may expire without being drawn or settled.

Credit derivatives and written put options

Our clients may enter into credit derivatives or written put options for speculative or hedging purposes. AcG-14 defines a guarantee to include derivative contracts that contingently require us to make payments to a guaranteed party based on changes in an underlying that is related to an asset, a liability or an equity security of a guaranteed party. We have disclosed only amounts for transactions where it would be probable, based on the information available to us, that the client would use the credit derivative or written put option to protect against changes in an underlying that is related to an asset, a liability or an equity security held by the client.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            123

Note 25 Guarantees, commitments and contingencies (continued)

We enter into written credit derivatives that are over-the-counter contractual agreements to compensate another party for its financial loss following the occurrence of a credit event in relation to a specified reference obligation, such as a bond or loan. The terms of these credit derivatives vary based on the contract and generally expire within 10 years.

We enter into written put options that are contractual agreements under which we grant the purchaser the right, but not the obligation, to sell, by or at a set date, a specified amount of a financial instrument at a predetermined price. Written put options that typically qualify as guarantees include foreign exchange contracts, equity-based contracts and certain commodity-based contracts. The term of these options varies based on the contract and can range up to nine years.

Collateral we hold for credit derivatives and written put options is managed on a portfolio basis and may include cash, government T-bills and bonds.

Backstop liquidity facilities

Backstop liquidity facilities are provided to asset-backed commercial paper conduit programs (programs) administered by us and third parties, as an alternative source of financing in the event that such programs are unable to access commercial paper markets, or in limited circumstances, when predetermined performance measures of the financial assets owned by these programs are not met. We generally provide liquidity facilities for a term of one to three years.

Backstop liquidity facilities are also provided to non-asset-backed programs such as variable rate demand notes issued by third parties. These standby facilities provide liquidity support to the issuer to buy the notes if the issuer is unable to remarket the notes, as long as the instrument and/or the issuer maintains the investment grade rating.

The terms of the backstop liquidity facilities do not require us to advance money to these programs in the event of bankruptcy or to purchase non-performing or defaulted assets.

Stable value products

We sell stable value products that offer book value protection primarily to plan sponsors of United States Employee Retirement Income Security Act of 1974 (ERISA)-governed pension plans such as 401(k) plans and 457 plans as well as bank-owned life insurance policies. The book value protection is provided on portfolios of intermediate/short-term fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds, policyholders surrender their life insurance policies, or the contract is settled at the termination date when market value is below book value.

Financial standby letters of credit and performance guarantees

Financial standby letters of credit and performance guarantees represent irrevocable assurances that we will make payments in the event that a client cannot meet its obligations to third parties. For certain guarantees, the guaranteed party can request payment from us even though the client has not defaulted on its obligations. The term of these guarantees can range up to eight years. Our policy for requiring collateral security with respect to these instruments and the types of collateral security held is generally the same as for loans. When collateral security is taken, it is determined on an account-by-account basis according to the risk of the borrower and the specifics of the transaction. Collateral security may include cash, securities and other assets pledged.

Credit enhancements

We provide partial credit enhancement to multi-seller programs administered by us to protect commercial paper investors in the event that the collection on the underlying assets, the transaction-specific credit enhancement or the liquidity proves to be insufficient to pay for maturing commercial paper. Each of the asset pools is structured to achieve a high investment-grade credit profile through first loss protection related to each transaction. The term of these credit facilities is approximately three years.

Mortgage loans sold with recourse

Through our various agreements with investors, we may be required to repurchase U.S. originated mortgage loans sold to an investor if certain specified conditions, other than standard representations and warranties, are experienced. Examples of such conditions might be failure to obtain government or private insurance, payments default, early prepayment or material documentation errors. The mortgage loans are fully collateralized by residential properties.

Securities lending indemnifications

We generally transact securities lending transactions through our joint venture, RBC Dexia IS. In these transactions, RBC Dexia IS acts as an agent for the owner of a security, who agrees to lend the security to a borrower for a fee, under the terms of a pre-arranged contract. The borrower must fully collateralize the security loaned at all times. As part of this custodial business, an indemnification may be provided to securities lending customers to ensure that the fair value of securities loaned will be returned in the event that the borrower fails to return the borrowed securities and the collateral held is insufficient to cover the fair value of those securities. These indemnifications normally terminate without being drawn upon. The term of these indemnifications varies, as the securities loaned are recallable on demand. Collateral held for our securities lending transactions typically includes cash or securities that are issued or guaranteed by the Canadian government, U.S. government or other OECD countries.

Indemnifications

In the normal course of our operations, we provide indemnifications which are often standard contractual terms to counterparties in transactions such as purchase and sale contracts, fiduciary, agency, licensing and service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require us to compensate the counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based on the contract. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. Historically, we have not made any significant payments under such indemnifications.

Other off-balance sheet credit instruments

In addition to financial guarantees, we utilize other off-balance sheet credit instruments to meet the financing needs of our clients. The contractual amounts of these credit instruments represent the maximum possible credit risk without taking into account the fair value of any collateral, in the event other parties fail to perform their obligations under these instruments.

Commitments to extend credit represent unused portions of authorizations to extend credit in different borrowing options including loans, bankers’ acceptances or letters of credit.

In securities lending transactions, we lend our own or our clients’ securities to a borrower for a fee under the terms of a pre-arranged contract. The borrower must fully collateralize the security loaned at all times.

Uncommitted amounts represent an amount for which we retain the option to extend credit to a borrower.

Documentary and commercial letters of credit, which are written undertakings by us on behalf of a client authorizing a third party to draw drafts on us up to a stipulated amount under specific terms and conditions, are collateralized by the underlying shipment of goods to which they relate.

124            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Our credit review process, our policy for requiring collateral security and the types of collateral security held are generally the same as for loans. Except for our securities lending and uncommitted amounts, our other off-balance sheet credit instruments can generally be drawn at any time within the term to maturity, and our clients may draw on these facilities within one year from October 31, 2010. However, many of these instruments expire without being drawn upon. As a result, the contractual amounts may not necessarily represent our actual future credit risk exposure or cash flow requirements.

The following table summarizes the contractual amounts of our other off-balance sheet credit instruments.

Other off-balance sheet credit instruments

	2010	2009
Commitments to extend credit (1)
Original term to maturity of 1 year or less	$24,708	$28,989
Original term to maturity of more than 1 year	61,692	52,475
Securities lending	14,637	14,984
Uncommitted amounts (2)	166,980	181,172
Documentary and commercial letters of credit	255	481
	$268,272	$278,101

(1)	Includes liquidity facilities.
(2)	Uncommitted amounts include uncommitted liquidity loan facilities of $20.6 billion (2009 – $24.9 billion) provided to RBC-administered multi-seller conduits. As at October 31, 2010 and October 31, 2009, no amount was drawn upon on these facilities.

Pledged assets

In the ordinary course of business, we pledge assets with terms and conditions that are usual and customary to our regular lending, borrowing and trading activities recorded on our Consolidated Balance Sheets. The following are examples of our general terms and conditions on pledged assets:

•	The risks and rewards of the pledged assets reside with the pledgor.
•	The pledged asset is returned to the pledgor when the necessary conditions have been satisfied.
•	The right of the pledgee to sell or repledge the asset is dependent on the specific agreement under which the collateral is pledged.
•	If there is no default, the pledgee must return the comparable asset to the pledgor upon satisfaction of the obligation.

We are also required to provide intraday pledges to the Bank of Canada when we use the Large Value Transfer System (LVTS), which is a real-time electronic wire transfer system that continuously processes all Canadian dollar large-value or time-critical payments throughout the day. The pledged assets earmarked for LVTS activities are normally released back to us at the end of the settlement cycle each day. Therefore, the pledged assets amount with respect to the LVTS is not included in the table below. For the year ended October 31, 2010, we had on average $3.6 billion (2009 – $4.5 billion) of assets pledged intraday to the Bank of Canada on a daily basis. There are infrequent occasions where we are required to take an overnight advance from the Bank of Canada to cover a settlement requirement, in which case an equivalent value of the pledged assets would be used to secure the advance. There were no overnight advances taken on October 31, 2010 and October 31, 2009.

Details of assets pledged against liabilities are shown in the following tables.

Pledged assets

	2010	2009
Cash and due from banks	$506	$665
Interest-bearing deposits with banks	6,092	2,696
Loans	12,822	7,422
Securities	45,034	53,276
Assets purchased under reverse repurchase agreements	42,847	27,479
Other assets	1,264	205
	$108,565	$91,743

	2010	2009
Assets pledged to:
Foreign governments and central banks	$2,332	$2,824
Clearing systems, payment systems and depositories	2,154	2,574
Assets pledged in relation to:
Securities borrowing and lending	31,359	27,429
Obligations related to securities sold under repurchase agreements	47,786	44,155
Derivative transactions	15,232	8,040
Covered bonds	8,557	5,187
Other	1,145	1,534
	$108,565	$91,743

Collateral

In the ordinary course of business, we enter into collateral agreements with terms and conditions that are usual and customary to our regular lending and borrowing activities recorded on our Consolidated Balance Sheets. Examples of our general terms and conditions on collateral assets that we may sell, pledge or repledge are listed in the pledge assets section above.

As at October 31, 2010, the approximate market value of collateral accepted that may be sold or repledged by us was $113.3 billion (2009 – $78.9 billion). This collateral was received in connection with reverse repurchase agreements, securities borrowings and loans, and derivative transactions. Of this amount, $41.1 billion (2009 – $26.1 billion) has been sold or repledged, generally as collateral under repurchase agreements or to cover short sales.

Lease commitments

Minimum future rental commitments for premises and equipment under long-term non-cancellable operating and capital leases for the next five years and thereafter are as follows:

Lease commitments (1), (2)

2011	$572
2012	518
2013	447
2014	386
2015	314
Thereafter	1,123
$3,360

(1)	Substantially all of our lease commitments are related to operating leases.
(2)	The minimum lease payments include an imputed interest of capital leases of $11 million.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            125

Note 25 Guarantees, commitments and contingencies (continued)

Litigation

Enron Corp. (Enron) litigation

Royal Bank of Canada and certain related entities were defendants in a class action brought by the Regents of the University of Southern California which was consolidated with the lead action entitled Newby v. Enron Corp., which was the main consolidated purported Enron shareholder class action. This class action against Royal Bank of Canada and certain related entities was dismissed with prejudice on December 2, 2009. As a result of this development, during the first quarter we determined that the $60 million provision (US$50 million or $53 million using the exchange rate at January 31, 2010) that we had established for this particular litigation was no longer necessary; its reversal was recorded in Non-interest expense – Other in our Consolidated Statement of Income where the provision was initially recorded.

Royal Bank of Canada is also named as a defendant by one individual investor in respect of the losses suffered by that investor as a purchaser of Enron publicly traded equity and debt securities. We have not recorded a provision in respect of this lawsuit as it is not possible to predict its ultimate outcome or when it will be resolved; however, we do not believe the ultimate resolution of this lawsuit will have a significant adverse impact on our consolidated financial position. We review the status of this matter on an ongoing basis and will exercise our judgment in resolving it in such a manner as we believe to be our best interests.

Other

Various other legal proceedings are pending that challenge certain of our practices or actions. We consider that the aggregate liability resulting from these other proceedings will not be material to our financial position or results of operations.

Note 26 Contractual repricing and maturity schedule

The following table details our exposure to interest rate risk as defined and prescribed by CICA Handbook Section 3862, Financial Instruments-Disclosures. On- and off-balance sheet financial instruments are reported based on the earlier of their contractual repricing date or maturity date. Effective interest rates have been disclosed where applicable. The effective rates shown represent historical rates for fixed-rate instruments carried at amortized cost and current market rates for floating-rate instruments or instruments carried at fair value. The following table does not incorporate management’s expectation of future events where expected repricing or maturity dates differ significantly from the contractual dates. We incorporate these assumptions in the management of interest rate risk exposure. These assumptions include expected repricing of trading instruments and certain loans and deposits. Taking into account these assumptions on the contractual repricing and maturity schedule as at October 31, 2010, would result in a change in the under-one-year gap from $(70.4) billion to $(60.1) billion (2009 –$(70.5) billion to $(67.7) billion).

126            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

	Immediately interest rate-sensitive	Under 3 months	3 to 6 months	Over 6 to 12 months	Over 1 to 5 years	Over 5 years	Non-rate- sensitive	Total
Assets
Cash and deposits with banks	$–	$16,710	$992	$2,271	$–	$–	$2,609	$22,582
Effective interest rate	–	.83%	.34%	–	–	–	–	–
Securities
Trading	–	8,846	12,683	4,134	50,095	35,185	38,612	149,555
Effective interest rate	–	.41%	.21%	1.68%	1.81%	3.48%	–	–
Available-for-sale	–	4,640	8,771	557	17,694	10,064	2,050	43,776
Effective interest rate	–	4.20%	1.73%	1.59%	2.66%	3.32%	–	–
Assets purchased under reverse repurchase agreements and securities borrowed	–	72,698	–	–	–	–	–	72,698
Effective interest rate	–	.82%	–	–	–	–	–	–
Loans (net of allowance for loan losses) (1)	144,285	32,974	12,493	12,800	77,723	7,331	4,600	292,206
Effective interest rate	–	2.55%	2.82%	4.26%	4.64%	4.63%	–	–
Derivatives	76,822	4,424	–	–	–	–	25,000	106,246
Effective interest rate	–	1.10%	–	–	–	–	–	–
Other assets	–	–	–	–	–	–	39,143	39,143
	$221,107	$140,292	$34,939	$19,762	$145,512	$52,580	$112,014	$726,206
Liabilities
Deposits	$178,904	$95,279	$41,426	$25,211	$78,288	$13,925	–	$433,033
Effective interest rate	–	.72%	1.11%	1.15%	2.19%	4.19%	–	–
Obligations related to assets sold under repurchase agreements and securities loaned	–	40,344	941	297	–	–	–	41,582
Effective interest rate	–	.28%	.35%	.31%	–	–	–	–
Obligations related to securities sold short	–	19,761	757	–	8,596	5,442	12,041	46,597
Effective interest rate	–	.33%	.40%	–	1.59%	6.81%	–	–
Derivatives	78,091	3,818	–	–	–	–	27,001	108,910
Effective interest rate	–	1.10%	–	–	–	–	–	–
Other liabilities	–	459	233	–	689	4,775	41,313	47,469
Effective interest rate	–	2.26%	2.44%	–	4.08%	5.63%	–	–
Subordinated debentures	–	–	405	–	4,961	1,315	–	6,681
Effective interest rate	–	–	6.30%	–	5.12%	4.22%	–	–
Trust capital securities	–	–	–	–	727	–	–	727
Effective interest rate	–	–	–	–	7.18%	–	–	–
Non-controlling interest in subsidiaries	–	–	–	–	1,219	511	526	2,256
Effective interest rate	–	–	–	–	4.87%	6.82%	–	–
Shareholders’ equity	–	–	–	600	4,213	–	34,138	38,951
	$256,995	$159,661	$43,762	$26,108	$98,693	$25,968	$115,019	$726,206
Total gap based on contractual repricing	$(35,888)	$(19,369)	$(8,823)	$(6,346)	$46,819	$26,612	$(3,005)	$–
Canadian dollar	(35,866)	(19,378)	(8,751)	(6,340)	46,692	26,578	(2,982)	(47)
Foreign currency	(22)	9	(72)	(6)	127	34	(23)	47
Total gap	$(35,888)	$(19,369)	$(8,823)	$(6,346)	$46,819	$26,612	$(3,005)	$–
Canadian dollar – 2009	$(21,117)	$(51,850)	$4,741	$(2,381)	$47,003	$33,334	$(9,741)	(11)
Foreign currency – 2009	(23)	98	27	37	83	35	(246)	11
Total gap – 2009	$(21,140)	$(51,752)	$4,768	$(2,344)	$47,086	$33,369	$(9,987)	$–

(1)	Includes loans totalling $1.5 billion to variable interest entities administered by us, with maturity terms exceeding five years.

Note 27 Related party transactions

In the ordinary course of business, we provide normal banking services and operational services, and enter into other transactions with associated and other related corporations, including our joint venture entities, on terms similar to those offered to non-related parties. Refer to Note 9 for more information regarding our joint venture, RBC Dexia IS.

We grant loans to directors, officers and other employees at rates normally accorded to preferred clients. As at October 31, 2010, the aggregate indebtedness, excluding routine indebtedness, to RBC current directors and executive officers was approximately $1.5 million (2009 – $.2 million). Routine indebtedness includes: (i) loans made on terms no more favourable than loans to employees generally, for which the amount remaining unpaid does not exceed $50,000 at any time during the last completed financial year, to any director or executive officer, or proposed nominee together with his or her associates; (ii) loans to full-time employees, fully secured against their residence and not exceeding their annual salary; (iii) loans, other than to full-time employees, on substantially the same terms available to other customers with comparable credit and involving no more than the usual risk of collectability; and (iv) loans for purchases on usual trade terms, or for ordinary travel or expense advances, or similar reasons, with repayment arrangements in accordance with usual commercial practice.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            127

Note 28 Results by business and geographic segment

2010	Canadian Banking	Wealth Management	Insurance (1)	International Banking	Capital Markets (2)	Corporate Support (2)	Total	Canada	United States	Other Inter- national
Net interest income	$7,488	$305	$–	$1,367	$2,719	$(902)	$10,977	$8,405	$1,718	$854
Non-interest income	3,067	3,883	6,062	869	3,168	304	17,353	8,869	4,647	3,837
Total revenue	10,555	4,188	6,062	2,236	5,887	(598)	28,330	17,274	6,365	4,691
Provision for credit losses	1,191	3	–	743	20	(96)	1,861	1,026	675	160
Insurance policyholder benefits, claims and acquisition expense	–	–	5,108	–	–	–	5,108	2,343	1,582	1,183
Non-interest expense	4,995	3,295	552	2,105	3,420	26	14,393	7,944	4,055	2,394
Net income (loss) before income taxes	4,369	890	402	(612)	2,447	(528)	6,968	5,961	53	954
Income taxes (recoveries)	1,325	221	(3)	(297)	795	(395)	1,646	1,633	(79)	92
Non-controlling interest				2	5	92	99	96	2	1
Net income (loss)	$3,044	$669	$405	$(317)	$1,647	$(225)	$5,223	$4,232	$130	$861
Less: Preferred dividends							258
Net income (loss) available to common shareholders							$4,965
Total assets (4)	$288,600	$19,600	$15,400	$56,700	$354,400	$(8,500)	$726,200	$404,000	$145,600	$176,400

2009	Canadian Banking	Wealth Management	Insurance	International Banking	Capital Markets (2)	Corporate Support (2), (3)	Total (3)	Canada	United States	Other Inter- national
Net interest income	$6,947	$397	$-	$1,687	$3,399	$(889)	$11,541	$7,863	$2,134	$1,544
Non-interest income	2,943	3,683	5,715	903	3,524	797	17,565	9,429	5,565	2,571
Total revenue	9,890	4,080	5,715	2,590	6,923	(92)	29,106	17,292	7,699	4,115
Provision for credit losses	1,275	–	–	980	702	456	3,413	1,479	1,821	113
Insurance policyholder benefits, claims and acquisition expense	–	–	4,609	–	–	–	4,609	2,100	1,571	938
Non-interest expense	4,729	3,262	559	2,346	3,628	34	14,558	7,632	4,572	2,354
Goodwill impairment charge	–	–	–	1,000	–	–	1,000	–	1,000	–
Net income (loss) before income taxes	3,886	818	547	(1,736)	2,593	(582)	5,526	6,081	(1,265)	710
Income taxes (recoveries)	1,223	235	51	(299)	826	(468)	1,568	1,707	(132)	(7)
Non-controlling interest	–	–	–	9	(1)	92	100	92	(1)	9
Net income (loss)	$2,663	$583	$496	$(1,446)	$1,768	$(206)	$3,858	$4,282	$(1,132)	$708
Less: Preferred dividends							233
Net income (loss) available to common shareholders							$3,625
Total assets (4)	$271,000	$19,200	$13,400	$58,200	$306,500	$(13,300)	$655,000	$368,600	$127,000	$159,400

2008	Canadian Banking	Wealth Management	Insurance	International Banking	Capital Markets (2)	Corporate Support (2), (3)	Total (3)	Canada	United States	Other Inter- national
Net interest income	$6,718	$468	$–	$1,330	$1,527	$(989)	$9,054	$6,935	$1,132	$987
Non-interest income	2,868	3,519	2,610	771	2,408	352	12,528	8,214	2,521	1,793
Total revenue	9,586	3,987	2,610	2,101	3,935	(637)	21,582	15,149	3,653	2,780
Provision for credit losses	867	1	–	497	183	47	1,595	924	643	28
Insurance policyholder benefits, claims and acquisition expense	–	–	1,631	–	–	–	1,631	922	30	679
Non-interest expense	4,758	3,038	576	1,876	2,121	(18)	12,351	7,490	2,991	1,870
Net income (loss) before income taxes	3,961	948	403	(272)	1,631	(666)	6,005	5,813	(11)	203
Income taxes	1,299	283	14	(128)	465	(564)	1,369	1,750	(159)	(222)
Non-controlling interest	–	–	–	9	(4)	76	81	76	(4)	9
Net income (loss)	$2,662	$665	$389	$(153)	$1,170	$(178)	$4,555	$3,987	$152	$416
Less: Preferred dividends							101
Net income (loss) available to common shareholders							$4,454
Total assets (4)	$204,900	$34,100	$7,800	$69,200	$324,700	$83,200	$723,900	$435,100	$126,600	$162,200

(1)	Includes the loss on sale of Liberty Life. Refer to Notes 11 and 31.
(2)	Taxable equivalent basis (Teb). Teb adjustments gross up Net interest income from certain tax-advantaged sources (Canadian taxable corporate dividends) to their effective tax equivalent value with the corresponding offset recorded in the provision for income taxes.
(3)	Certain amounts have been revised from results previously reported. Refer to the Change in financial statement presentation described in Note 1.
(4)	Includes spot balances and securitized mortgage amounts.

128            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Revenue by business line

	2010	2009	2008
Banking (1)	$12,134	$11,770	$10,832
Capital markets sales and trading (2)	3,743	5,247	1,824
Corporate and investment banking (2)	2,144	1,676	2,111
Wealth management	4,188	4,080	3,987
Insurance	6,062	5,715	2,610
RBC Dexia IS	657	710	855
Other (3)	(598)	(92)	(637)
Total	$28,330	$29,106	$21,582

(1)	Includes cards and payment solutions.
(2)	Taxable equivalent basis.
(3)	Consists of Global Credit and Research business, and includes the Teb adjustment .

Composition of business segments

Canadian Banking comprises our domestic personal and business banking operations and certain retail investment businesses.

Wealth Management serves affluent and high net worth clients in Canada, the United States, Europe, Asia and Latin America with a full suite of investment, trust and other wealth management solutions. We also provide asset management products and services directly, through other Royal Bank of Canada distribution channels and through third-party distributors, to institutional and individual clients.

Insurance comprises Canadian Insurance, U.S. Insurance, and International & Other. In Canada, we offer our products and services through our growing proprietary channels including retail insurance branches, call centers, and our career sales force as well as through independent insurance advisors and travel agencies. Outside North America, we operate in reinsurance market globally.

International Banking comprises Banking and our joint venture, RBC Dexia IS. Banking includes our banking businesses in the U.S. and Caribbean, which offer a range of financial products and services to individuals, business clients and public institutions in their respective markets. RBC Dexia IS offers an integrated suite of products to institutional investors worldwide.

Capital Markets comprises our global wholesale banking businesses providing corporate, public sector and institutional clients with a wide range of products and services. In North America we offer a full suite of products and service capabilities. Outside of North America, we have a select but diversified set of global capabilities, which includes fixed income origination and distribution, structuring and trading, foreign exchange, commodities and investment banking.

Management reporting framework

Our management reporting framework is intended to measure the performance of each business segment as if it was a stand-alone business and reflect the way that business segment is managed. This approach ensures our business segments’ results reflect all relevant revenue and expenses associated with the conduct of their business and depicts how management views those results. These items do not impact our consolidated results.

The expenses in each business segment may include costs or services directly incurred or provided on their behalf at the enterprise level. For other costs not directly attributable to one of our business segments, we use a management reporting framework that uses assumptions, estimates and methodologies for allocating overhead costs and indirect expenses to our business segments. This framework also assists in the attribution of capital and the transfer pricing of funds to our business segments in a manner that fairly and consistently measures and aligns the economic costs with the underlying benefits and risks of that specific business segment. Activities and business conducted between our business segments are generally at market rates. All other enterprise level activities that are not allocated to our five business segments are reported under Corporate Support.

Our assumptions and methodologies used in our management reporting framework are periodically reviewed by management to ensure they remain valid. The capital attribution methodologies involve a number of assumptions and estimates that are revised periodically.

Geographic segments

For geographic reporting, our segments are grouped into Canada, United States and Other International. Transactions are primarily recorded in the location that best reflects the risk due to negative changes in economic conditions and prospects for growth due to positive economic changes. This location frequently corresponds with the location of the legal entity through which the business is conducted and the location of our clients. Transactions are recorded in the local currency and are subject to foreign exchange rate fluctuations with respect to the movement in the Canadian dollar.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            129

Note 29 Nature and extent of risks arising from financial instruments

We are exposed to credit, market and liquidity and funding risks as a result of holding financial instruments. Our risk measurement and objectives, policies and methodologies for managing these risks are disclosed in the shaded text along with those tables specifically marked with an asterisk (*) on pages 39 to 47 of the Management Discussion and Analysis. These shaded text and tables are an integral part of these Consolidated Financial Statements.

Concentrations of credit risk exist if a number of clients are engaged in similar activities, are located in the same geographic region or have comparable economic characteristics such that their ability to meet contractual obligations would be similarly affected by changes in economic, political or other conditions.

Concentrations of credit risk indicate the relative sensitivity of our performance to developments affecting a particular industry or geographic location. The amounts of credit exposure associated with our on- and off-balance sheet financial instruments are summarized in the following table.

Concentration of credit risk

	2010									2009
	Canada	%	United States	%	Europe	%	Other Inter- national	%	Total	Canada	%	United States	%	Europe	%	Other Inter- national	%	Total
On-balance sheet assets other than derivatives (1)	$267,945	71%	$51,147	14%	$37,427	10%	$18,753	5%	$375,272	$245,193	73%	$50,463	15%	$28,778	9%	$10,321	3%	$334,755
Derivatives before master netting agreement (2), (3)	13,608	13	25,067	24	58,831	56	7,428	7	104,934	14,668	16	19,854	22	48,412	54	6,778	8	89,712
	$281,553	13%	$76,214	24%	$96,258	56%	$26,181	7%	$480,206	$259,861	61%	$70,317	17%	$77,190	18%	$17,099	4%	$424,467
Off-balance sheet credit instruments (4)
Committed and uncommitted (5)	$180,894	71%	$50,370	20%	$13,451	5%	$8,665	4%	$253,380	$180,369	69%	$47,227	18%	$15,672	6%	$19,368	7%	$262,636
Other	16,511	50	9,176	28	6,850	21	277	1	32,814	16,137	47	9,490	28	8,175	24	367	1	34,169
	$197,405	69%	$59,546	21%	$20,301	7%	$8,942	3%	$286,194	$196,506	67%	$56,717	18%	$23,847	8%	$19,735	7%	$296,805

(1)	Includes assets purchased under reverse repurchase agreements and securities borrowed, loans and customers’ liability under acceptances. The largest concentrations in Canada are Ontario at 50% (2009 – 50%), the Prairies at 18% (2009 – 18%), British Columbia and the territories at 16% (2009 – 17%) and Quebec at 11% (2009 – 11%). No industry accounts for more than 28% (2009 – 18%) of total on-balance sheet credit instruments.
(2)	The largest concentration of credit exposure by counterparty type is banks at 65% (2009 – 67%).
(3)	Excludes credit derivatives classified as other than trading with a replacement cost of $7 million (2009 – $128 million).
(4)	Represents financial instruments with contractual amounts representing credit risk.
(5)	Retail and wholesale commitments comprise 46% (2009 – 39%) and 54% (2009 – 61%), respectively, of our total commitments. The largest sector concentration in the wholesale portfolio relates to Non-bank financial services at 14% (2009 – 20%), Financing products at 17% (2009– 16%), Energy at 14% (2009 – 10%), Real estate and related at 8% (2009 – 7%), Other services at 4% (2009 – 7%), Bank at 2% (2009 – 3%), and Sovereign at 8% (2009 – 6%).

Note 30 Capital management

Regulatory capital and capital ratios

Capital levels for Canadian banks are regulated pursuant to guidelines issued by OSFI, based on standards issued by the Bank for International Settlements, Basel Committee on Banking Supervision. Regulatory capital is allocated to two tiers: Tier 1 and Tier 2. Tier 1 capital comprises the highest quality capital and is a core measure of a bank’s financial strength. Tier 1 capital consists of more permanent components of capital, is free of mandatory fixed charges against earnings and has a subordinate legal position to the rights of depositors and other creditors of the financial institution. Tier 2 capital is composed of supplementary capital instruments that contribute to the overall strength of a financial institution as a going concern. Total capital is defined as the sum of Tier 1 and Tier 2 capital.

Regulatory capital ratios are calculated by dividing Tier 1 and Total capital by risk-weighted assets (RWA). OSFI requires banks to meet minimum risk-based capital requirements for exposures to credit risk, operational risk, and where they have significant trading activity, market risk. RWA is calculated for each of these risk types and added together to determine total RWA.

In addition, OSFI formally establishes risk-based capital targets for deposit-taking institutions in Canada. These targets are currently a Tier 1 capital ratio of greater than or equal to 7% and a Total capital ratio of greater than or equal to 10%. In addition to the Tier 1 and Total capital ratios, Canadian banks are required to ensure that their assets-to-capital multiple, which is calculated by dividing gross adjusted assets by Total capital, does not exceed a maximum level prescribed by OSFI. Our assets-to-capital multiple remains below the maximum level prescribed by OSFI.

Regulatory capital, risk-weighted assets and capital ratios

	2010	2009
Capital
Tier 1 capital	$33,972	$31,774
Total capital	37,625	34,881
Risk-weighted assets
Credit risk	$197,195	$185,051
Market risk	24,828	23,321
Operational risk	38,433	36,465
Total risk-weighted assets	$260,456	$244,837
Capital ratios
Tier 1 capital	13.0%	13.0%
Total capital	14.4%	14.2%
Assets-to-capital multiple	16.5X	16.3X

130            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles

Our Consolidated Financial Statements are prepared in accordance with Subsection 308 of the Act, which states that except as otherwise specified by OSFI, our Consolidated Financial Statements are to be prepared in accordance with Canadian GAAP. As required by the U.S. Securities and Exchange Commission (SEC), material differences between Canadian and U.S. GAAP are quantified and described below.

Certain of the MBS that we classified as held-for-trading under Canadian GAAP are classified as available-for-sale under U.S. GAAP. During the year, we identified that some of the reconciling adjustments recorded in prior periods in connection with this Canadian GAAP to U.S. GAAP difference were incorrect. We also identified that our U.S. GAAP adjustments for a certain insurance product was incorrect. The following table sets out the corrections recorded during the current period to the years presented. Opening retained earnings for 2008 were also increased by $27 million to reflect the income statement impact for the preceding years. The cumulative impact of these errors was not material to the periods to which they relate.

	2009	2008
Increase (decrease):
Securities	$136	$–
Assets – Other	(24)	(27)
Liabilities – Other	(25)	(62)
RBC Shareholder’s equity	137	35
Revenue	150	(3)
Insurance policyholder benefits, claims and acquisition expense	(13)	(12)
Net Income	112	6

Condensed Consolidated Balance Sheets

	2010			2009
	Canadian GAAP	Differences	U.S. GAAP	Canadian GAAP	Differences	U.S. GAAP
Assets
Cash and due from banks	$9,330	$(181)	$9,149	$8,353	$(119)	$8,234
Interest-bearing deposits with banks	13,252	(8,676)	4,576	8,923	(6,047)	2,876
Securities	193,331	(7,299)	186,032	186,272	(5,336)	180,936
Assets purchased under reverse repurchase agreements and securities borrowed	72,698	(1,595)	71,103	41,580	(1,135)	40,445
Loans, net of allowance for loan losses	292,206	(551)	291,655	280,963	(978)	279,985
Other (1), (2)	145,389	(63,564)	81,825	128,898	(47,913)	80,985
	$726,206	$(81,866)	$644,340	$654,989	$(61,528)	$593,461
Liabilities and shareholders’ equity
Deposits (2)	$433,033	$(20,071)	$412,962	$398,304	$(16,615)	$381,689
Other (2), (3)	244,558	(61,156)	183,402	209,852	(44,415)	165,437
Subordinated debentures	6,681	–	6,681	6,461	–	6,461
Trust capital securities	727	(727)	–	1,395	(1,395)	–
Total liabilities	684,999	(81,954)	603,045	616,012	(62,425)	553,587
RBC shareholders’ equity (4)	38,951	(654)	38,297	36,906	(530)	36,376
Non-controlling interest in subsidiaries	2,256	742	2,998	2,071	1,427	3,498
Total equity	41,207	88	41,295	38,977	897	39,874
	$726,206	$(81,866)	$644,340	$654,989	$(61,528)	$593,461

(1)	Includes adjustments of $85,782 million related to Derivatives, which is primarily due to offsetting amounts under master netting agreements under U.S. GAAP. Refer to the section, Material differences between Canadian and U.S. GAAP – Right of offset, later in this Note.
(2)	$3,654 million (2009 – $5,814 million) has been reclassified from other assets to other liabilities and deposits to properly reflect accounting treatment under U.S. GAAP.
(3)	Includes adjustments of $84,378 million related to Derivatives, which is primarily due to offsetting amounts under master netting agreements under U.S. GAAP. Refer to the section, Material differences between Canadian and U.S. GAAP – Right of offset, later in this Note.
(4)	Included in our consolidated net income as at October 31, 2010 was $583 million (2009 – $582 million) of undistributed earnings of our joint ventures and investments accounted for using the equity method under U.S. GAAP.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            131

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Condensed Consolidated Statements of Income

	2010	2009	2008
Net income, Canadian GAAP	$5,223	$3,858	$4,555
Differences:
Net interest income
Joint ventures	(60)	(153)	(165)
Liabilities and equity	85	101	112
Non-interest income
Insurance accounting	(2,219)	(2,000)	289
Derivative instruments and hedging activities	(22)	31	(107)
Reclassification of securities, impairment of available-for-sale securities and application of the fair value option	66	(140)	(509)
Joint ventures	(695)	(646)	(681)
Other (1)	(298)	–	–
Insurance policyholder benefits, claims and acquisition expense	1,834	1,930	(356)
Non-interest expense
Insurance accounting	57	82	72
Joint ventures	683	719	724
Other	112	116	(91)
Income taxes and net difference in income taxes due to the above items	(13)	48	339
Non-controlling interest in net income of subsidiaries
Liabilities and equity	(85)	(101)	(101)
Net income, U.S. GAAP	$4,966	$3,845	$4,081
Basic earnings per share (2)
Canadian GAAP	$3.49	$2.59	$3.41
U.S. GAAP	$3.41	$2.58	$3.03

Diluted earnings per share (2)
Canadian GAAP	$3.46	$2.57	$3.38
U.S. GAAP	$3.38	$2.56	$3.00

(1)	Relates to the loss on sale of Liberty Life. Refer to the subsection ‘Disposition of Liberty Life’ later in this Note.
(2)	The impact of calculating earnings per share using the two-class method reduced U.S. GAAP basic and diluted earnings per share for all periods presented by less than one cent. Please refer to the section, Material differences between Canadian and U.S. GAAP later in this Note for details of this two-class method.

Condensed Consolidated Statements of Cash Flows

	2010	2009	2008
Cash flows from operating activities, Canadian GAAP	$11,294	$7,403	$11,381
U.S. GAAP adjustment for net income	(257)	(13)	(474)
Adjustments to determine net cash used in operating activities	4,141	(3,790)	(5,119)
Net cash from operating activities, U.S. GAAP	15,178	3,600	5,788
Cash flows (used in) from investing activities, Canadian GAAP	(51,574)	15,918	(44,602)
Adjustments to determine net cash from investing activities	(486)	2,009	5,059
Net cash (used in) from investing activities, U.S. GAAP	(52,060)	17,927	(39,543)
Cash flows from (used in) financing activities, Canadian GAAP	41,425	(25,783)	39,198
Adjustments to determine net cash from (used in) financing activities	(3,460)	1,808	479
Net cash from (used in) financing activities, U.S. GAAP	37,965	(23,975)	39,677
Effect of exchange rate changes on cash and due from banks	(168)	(271)	883
Net change in cash and due from banks	$915	$(2,719)	$6,805
Cash and due from banks at beginning of year	8,234	10,953	4,148
Cash and due from banks at end of year, U.S. GAAP	$9,149	$8,234	$10,953

132            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Accumulated other comprehensive income (loss), net of income taxes

	2010			2009			2008
	Canadian GAAP	Differences	U.S. GAAP	Canadian GAAP	Differences	U.S. GAAP	U.S. GAAP
Transition adjustments (1)	$59	$(80)	$(21)	$59	$(80)	$(21)	$–
Unrealized (losses) gains on available-for-sale securities:
Transition adjustment and unrealized gains (losses) of other-than-temporarily-impaired debt securities (2), (3)	–	83	83	–	(39)	(39)	–
Net unrealized (losses) gains of other securities	104	704	808	(76)	432	356	(1,009)
Unrealized foreign currency translation (losses), net of hedging activities	(1,685)	37	(1,648)	(1,374)	45	(1,329)	(757)
(Losses) on derivatives designated as cash flow hedges	(577)	(56)	(633)	(325)	(56)	(381)	(529)
Additional pension obligation	–	(1,209)	(1,209)	–	(956)	(956)	(523)
Accumulated other comprehensive (loss) income, net of income taxes	$(2,099)	$(521)	$(2,620)	$(1,716)	$(654)	$(2,370)	$(2,818)

(1)	Transition adjustment differences consist of: (i) $(104) million related to the reclassification, as of November 1, 2008, of certain securities from available-for-sale to loans in accordance with the CICA’s amendments to Section 3855; (ii) $(18) million related to the adoption of the fair value option standard in Accounting Standards Codification (ASC) Topic 825-10 (FAS 159); refer to the section, Application of the fair value option, later in this Note; (iii) $(3) million related to the implementation of measurement date requirements in ASC Topic 715 (FAS 158); refer to the section, Pensions and other post-employment benefits, later in this Note.
(2)	For the debt securities that we do not intend to sell or it is more likely than not that we will not be required to sell before recovery of the amortized costs, the credit related portion of the unrealized loss was recognized in income and the non-credit related portion in OCI under U.S. GAAP.
(3)	Transitional adjustment upon adoption of ASC Topic 320 (FSP FAS 115-2 and FAS 124-2) as at May 1, 2009 was a net unrealized loss of $225 million after taxes. Refer to the section, Other-than-temporary impairment of securities, later in this Note.

Consolidated Statements of Comprehensive Income

	2010			2009			2008
	Canadian GAAP	Differences	U.S. GAAP	Canadian GAAP	Differences	U.S. GAAP	U.S. GAAP
Net income	$5,223	$(257)	$4,966	$3,858	$(13)	$3,845	$4,081
Other comprehensive income, net of taxes
Net unrealized gains (losses) on available-for-sale securities, net of reclassification adjustments:
Unrealized gains of other-than-temporarily impaired debt securities (1)	–	122	122	–	186	186	–
Net unrealized gains (losses) of other securities	180	272	452	992	373	1,365	(1,077)
Unrealized foreign currency translation (losses)	(1,785)	(13)	(1,798)	(2,973)	2	(2,971)	5,126
Reclassification of (gains) losses on foreign currency translation to income	(5)	5	–	2	(2)	–	–
Net foreign currency translation gains (losses) from hedging activities	1,479	–	1,479	2,399	–	2,399	(2,672)
Net gains (losses) on derivatives designated as cash flow hedges	(334)	–	(334)	156	29	185	(603)
Reclassification of losses (gains) on derivatives designated as cash flow hedges to income	82	–	82	(38)	1	(37)	54
Additional pension obligation	–	(253)	(253)	–	(433)	(433)	18
Total comprehensive income	$4,840	$(124)	$4,716	$4,396	$143	$4,539	$4,927
Income taxes (recovery) deducted from the above items:
Net unrealized gains (losses) on available-for-sale securities	$95	$146	$241	$495	$238	$733	$(512)
Net foreign currency translation gains (losses) from hedging activities	676	–	676	1,102	–	1,102	(1,361)
Net gains (losses) on derivatives designated as cash flow hedges	(144)	–	(144)	69	13	82	(304)
Reclassification of losses (gains) on derivatives designated as cash flow hedges to income	36	–	36	(17)	1	(16)	26
Additional pension obligation	–	(110)	(110)	–	(199)	(199)	9
Total income taxes (recovery)	$663	$36	$699	$1,649	$53	$1,702	$(2,142)

(1)	Represents unrealized gains and losses of other-than-temporarily impaired debt securities since May 1, 2009, the adoption date of ASC Topic 320 (FSP FAS 115-2 and FAS 124-21); refer to the section, Other-than-temporary impairment of securities, later in this Note.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            133

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Material balance sheet reconciling items

The following table presents the increases or (decreases) in assets, liabilities and shareholders’ equity by material differences between Canadian and U.S. GAAP.

GAAP References

The GAAP references in the remainder of this note reflect the Financial Accounting Standards Board (FASB) codification of standards which became effective for us in 2009 (FAS Statement No.168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (FAS 168 or Codification). In certain cases, we have included the previous FASB references in parentheses.

Material differences between Canadian and U.S. GAAP

Joint ventures

Investments in joint ventures, other than VIEs, are accounted for using the equity method under U.S. GAAP and are proportionately consolidated under Canadian GAAP.

Insurance accounting

Classification of securities: Under U.S. GAAP, fixed income and equity investments are included in available-for-sale securities and are carried at estimated fair value. Unrealized gains and losses, net of income taxes, are reported in AOCI within Shareholders’ equity. Realized gains and losses are included in Non-interest income when realized. Under Canadian GAAP fixed income and equity investments are classified as available-for-sale securities except for those supporting the policy benefit liabilities of life and health insurance contracts and a portion of property and casualty contracts which are designated as held-for-trading using the fair value option. Available-for-sale and held-for-trading securities are carried at fair value; however, the unrealized gains and losses for available-for-sale securities are reported in AOCI, net of taxes, whereas held-for-trading investments, which are designated using the fair value option, are reported in income. Refer to “Application of the fair value option”, later in this Note.

Insurance claims and policy benefit liabilities: Under U.S. GAAP, liabilities for life insurance contracts, except universal life and investment-type contracts, are determined using the net level premium method, which includes assumptions for mortality,

134            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

morbidity, policy lapses, surrenders, investment yields, policy dividends and direct operating expenses. These assumptions are not revised unless it is determined that existing deferred acquisition costs cannot be recovered. For universal life and investment-type contracts, liabilities represent policyholder account balances and include a net level premium reserve for some contracts. The account balances represent an accumulation of gross deposits received plus credited interest less withdrawals, expenses and mortality charges. Underlying reserve assumptions of these contracts are subject to review at least annually. Property and casualty claim liabilities represent the estimated amounts required to settle all unpaid claims, and are recorded on an undiscounted basis. Under Canadian GAAP, liabilities for life insurance contracts are determined using the CALM, which incorporates assumptions for mortality, morbidity, policy lapses, surrenders, investment yields, policy dividends and maintenance expenses. To recognize the uncertainty in the assumptions underlying the calculation of the liabilities, a margin for adverse deviations is added to each assumption. These assumptions are reviewed at least annually and updated in response to actual experience and market conditions. Property and casualty claim liabilities represent the estimated amounts required to settle all unpaid claims, and are recorded on a discounted basis.

Insurance revenue: Under U.S. GAAP, amounts received for universal life and other investment-type contracts are not included as revenue, but are reported as deposits to policyholders’ account balances in Insurance claims and policy benefit liabilities. Revenue from these contracts are limited to amounts assessed against policyholders’ account balances for mortality, policy administration and surrender charges, and is included in Non-interest income when earned. Payments upon maturity or surrender are reflected as reductions in the Insurance claims and policy benefit liabilities. Under Canadian GAAP, premiums for universal life and other investment-type contracts are recorded as Non-interest income, and changes in the liabilities for future policy benefits are recorded in Insurance policy holder benefits, claims and acquisition expense.

Policy acquisition costs: Under U.S. GAAP, acquisition costs are deferred in Other assets. The amortization method of the acquisition costs is dependent on the product to which the costs relate. For long-duration contracts, they are amortized in proportion to premium revenue. For universal life and investment-type contracts, amortization is based on a constant percentage of estimated gross profits. Under Canadian GAAP, the costs of acquiring new life insurance and annuity business are implicitly recognized as a reduction in Insurance claims and policy benefit liabilities.

Value of business acquired: Under U.S. GAAP, the value of business acquired (VOBA) is determined at the acquisition date and recorded as an asset. The VOBA asset is amortized and charged to income using the same methodologies used for policy acquisition cost amortization but reflects premiums or profit margins after the date of acquisition only. Under Canadian GAAP, the value of life insurance in-force policies acquired in a business combination is implicitly recognized as a reduction in policy benefit liabilities.

Reinsurance: Under U.S. GAAP, reinsurance recoverables are recorded as an asset on our Consolidated Balance Sheets while under Canadian GAAP, reinsurance recoverables of life insurance business related to the risks ceded to other insurance or reinsurance companies are recorded as an offset to Insurance claims and policy benefit liabilities.

Separate accounts: Separate accounts are recognized on our Consolidated Balance Sheets under U.S. GAAP. Under Canadian GAAP, assets and liabilities of separate accounts (known as segregated funds in Canada) are not recognized on our Consolidated Balance Sheets.

Classification and measurement of certain financial instruments

Differences in presentation on the balance sheet: Certain investments in private equities measured at cost are included in Other assets under U.S. GAAP and presented under Securities under Canadian GAAP. In addition, certain MBS, where management intends to sell them in the near term, are classified as available-for-sale under U.S. GAAP and as held-for-trading under Canadian GAAP.

Differences in reclassification of securities: As described in Note 3, pursuant to the CICA’s amendments to Sections 3855, 3861 and 3862, we reclassified certain securities from held-for-trading to available-for-sale as of August 1, 2008 under Canadian GAAP. For purposes of our U.S. GAAP results, these were reclassified on October 1, 2008. Excluded from reclassification for U.S. GAAP purposes were U.S. Municipal guaranteed investment contracts and U.S. MBS because the entities which hold those securities are prohibited from classifying securities as available-for-sale.

Under Canadian GAAP, as of November 1, 2008, certain held-for-trading and available-for-sale securities were reclassified to loans, and certain loans were reclassified to held-for-trading. Such reclassifications are not permitted under U.S. GAAP.

Differences in measurement of other-than-temporary impairment losses for available-for-sale debt securities: Under U.S. GAAP, the unrealized loss of an available-for-sale debt security is an other-than-temporary impairment when: (i) the entity has the intent to sell the security; (ii) it is more likely than not that the entity will be required to sell the security before recovery of the amortized cost; or (iii) the entity does not expect to recover the entire amortized cost of the security (credit loss) even though it will not sell the security. If one of the first two conditions is met, the full amount of the unrealized loss in AOCI should be recognized in income. If these two conditions are not met but the entity has incurred a credit loss on the security, the credit loss and the non-credit related loss are recognized in income and OCI, respectively. Under Canadian GAAP, if an impairment on an available-for-sale security is deemed to be other-than-temporary, the total unrealized losses are recognized in income.

Under U.S. GAAP, reversal of impairment losses is not permitted for available-for-sale debt securities. Under Canadian GAAP, an impairment loss on an available-for-sale debt security is reversed if, in a subsequent period, the fair value of the instrument increases and the increase can be objectively related to an event occurring after the loss was recognized.

Application of the fair value option

Between November 1, 2006 and November 1, 2008, U.S. GAAP only allowed the following financial instruments to be measured at fair value with changes in fair value to be recognized in net income: (i) any hybrid financial instrument that contains an embedded derivative that requires bifurcation at its fair value; and (ii) servicing rights. Effective November 1, 2008, U.S. GAAP was revised to permit an entity to report additional financial assets and liabilities at fair value pursuant to Topic 825-10, Financial Instruments (Topic 825-10). As of November 1, 2006, Canadian GAAP permitted any financial instrument to be designated as held-for-trading on its initial recognition (fair value option) (subject to certain restrictions imposed by OSFI), provided the fair value of the instrument is reliably measurable. Our GAAP difference arises primarily due to our application of the fair value option to: (i) our investments supporting the policy benefit liabilities on life and health insurance contracts issued by our insurance operations under Canadian GAAP but not U.S. GAAP, and (ii) certain U.S. residential mortgages under U.S. GAAP and not Canadian GAAP.

Limited partnerships

Under U.S. GAAP, the equity method is used to account for investments in limited partnerships that are non-VIEs or unconsolidated VIEs, if we own at least 3% of the total ownership interest. Under Canadian GAAP, we use the equity method for these investments if we have the ability to exercise significant influence, generally indicated by an ownership interest of 20% or more.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            135

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Stock appreciation rights (SARs)

Between November 29, 1999, and June 5, 2001, options granted under the employee stock option plan were accompanied by tandem

SARs, whereby participants could choose to exercise a SAR instead of the corresponding option. In such cases, the participants would receive a cash payment equal to the difference between the closing price of our common shares on the day immediately preceding the day of exercise and the exercise price of the option. Under U.S. GAAP, compensation expense would be measured using estimates based on past experience of participants exercising SARs rather than the corresponding options. On November 1, 2005, we adopted guidance under Topic 718, Compensation – Stock Compensation (Topic 718) (FASB Statement No. 123 (revised 2004), Share-Based Payment), and its related FSPs) which requires that the compensation expense associated with these awards be measured assuming that all participants will exercise SARs. Under the transition guidelines of the guidance, the requirements of Topic 718 are applicable to awards granted after the adoption. Since these SARs were awarded prior to adoption of the guidance, they continue to be accounted for under the previous accounting guidance. Under Canadian GAAP, for stock options granted with SARs, a liability is recorded for the potential cash payments to participants and compensation expense is measured assuming that all participants will exercise SARs.

Liabilities and equity

Under U.S. GAAP, shares issued with conversion or conditional redemption features are classified as equity. Shares that are mandatorily redeemable, requiring the issuer to redeem the instruments upon a specified date or upon an event that is certain to occur are classified as liabilities. Under Canadian GAAP, financial instruments that can be settled by a variable number of our common shares upon their conversion by the holder are classified as liabilities. As a result, certain of our preferred shares and RBC TruCS are classified as liabilities under Canadian GAAP. Dividends and yield distributions on these instruments are included in Interest expense in our Consolidated Statements of Income.

Pension and other post-employment benefits

Topic 715, Compensation – Retirement Benefits (Topic 715) (FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)) requires an entity to: (i) recognize the funded status of a benefit plan on the balance sheet; and (ii) recognize in OCI the existing unrecognized net actuarial gains and losses, prior service costs and credits, and net transitional assets or obligations. We are also required to measure defined benefit plan assets and obligations as at the year-end date. We adopted these requirements in 2009.

Canadian GAAP does not have the same requirements as Topic 715. For a defined benefit plan, the plan assets and the benefit obligations may be measured as of a date not more than three months prior to the year end. We measure our benefit obligations and pension plan assets as at September 30 each year.

Trade date accounting

For securities transactions, under U.S. GAAP, trade date basis of accounting is used for both our Consolidated Balance Sheets and our Consolidated Statements of Income. Under Canadian GAAP settlement date basis of accounting is used for our Consolidated Balance Sheets whereas trade date basis of accounting is used for our Consolidated Statements of Income.

Non-cash collateral

Under U.S. GAAP, non-cash collateral received in securities lending transactions is recorded on our Consolidated Balance Sheets as an asset and a corresponding obligation to return it is recorded as a liability, if we have the ability to sell or repledge it whereas under Canadian GAAP, it is not recognized on our Consolidated Balance Sheets.

Right of offset

When financial assets and liabilities are subject to a legally enforceable right of offset and we intend to settle these assets and liabilities with the same party either on a net basis or simultaneously, the financial assets and liabilities may be presented on a net basis under U.S. GAAP and Canadian GAAP. As a result of recent amendments to U.S. GAAP, an entity is permitted to report on a net basis the fair value of its derivative contracts and related cash collateral with a counterparty with whom it has a master netting agreement, regardless of whether there is intent to settle on a net basis; however, this is not permitted under Canadian GAAP. Refer to Significant accounting changes – Offsetting of amounts related to certain contracts, later in this note for additional details on this amendment. In addition, the netting criteria may be applied to a tri-party transaction under Canadian GAAP.

Deferred unrealized gains or losses at inception

An unrealized gain or loss at inception for financial instruments is the difference between the transaction price and its fair value on the trade date. U.S. GAAP eliminates the deferral of unrealized gains or losses at inception on derivative instruments whose fair value is measured using unobservable market inputs. Under Canadian GAAP, these unrealized gains or losses at inception are deferred.

Derivative instruments and hedging activities – non-derivative hedging instrument

Certain foreign currency-denominated available-for-sale assets have been hedged against foreign currency-denominated deposits. In order to qualify for hedge accounting under U.S. GAAP, the hedging instrument should be a derivative, unless it is a hedge of a foreign exchange exposure of a net investment in a self-sustaining foreign operation or it relates to unrecognized firm commitments. Accordingly, the change in fair value of the available-for-sale assets, including the foreign exchange gain or loss, is recognized in OCI, whereas the change in translation gain or loss on the foreign currency-denominated deposits is recorded in income, resulting in a mismatch. Under Canadian GAAP, a non-derivative hedging instrument can be used to hedge any foreign currency risk exposure.

Two-class method of calculating earnings per share

When calculating earnings per share under U.S. GAAP, we are required to give effect to securities or other instruments or contracts that entitle their holders to participate in undistributed earnings when such entitlement is nondiscretionary and objectively determinable. Canadian GAAP does not have such a requirement.

Cumulative translation adjustment

Under U.S. GAAP, foreign currency translation gains and losses relating to our self-sustaining foreign operations that have been accumulated in AOCI can be recognized in income only when the foreign operation has been substantially or fully liquidated. Under

Canadian GAAP these gains and losses can be recognized in income when there is a reduction in the net investment of our foreign operations which may be even due to dividend distribution.

Loans held-for-sale

Under U.S. GAAP, loans held-for-sale are recorded at the lower of cost or fair value. Under Canadian GAAP loans held-for-sale in the near term are measured at fair value.

136            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Disposition of Liberty Life

As stated in Note 11, we agreed to sell Liberty Life to Athene Holding Ltd. on October 22, 2010. Under U.S. GAAP, an estimated loss of $414 million, before and after-taxes, has been recorded in Non-interest income – Other. The loss is higher under U.S. GAAP primarily due to accounting differences in the valuation of actuarial liabilities. This amount includes a write-off of $5 million of goodwill. Our U.S. GAAP consolidated financial statements include the results of Liberty Life for the year ended October 31, 2010. Selected financial information for Liberty Life, including the loss on sale, is set out below.

	2010	2009
Non interest income	$35	$411
Insurance policyholder benefits, claims and actuarial expenses	(371)	(366)
Net interest expense	(62)	(76)
Net loss before tax	(398)	(31)
Net loss	(400)	(39)

	October 31 2010	October 31 2009
Total assets	$6,270	$5,426
Total liabilities	$5,262	$4,582

Restricted net assets

Certain of our subsidiaries and joint ventures are subject to regulatory requirements of the jurisdictions in which they operate. When these subsidiaries and joint ventures are subject to such requirements, they may be restricted from transferring to us our share of their assets in the form of cash dividends, loans or advances. At October 31, 2010, restricted net assets of these subsidiaries were $15.8 billion (2009 – $15.5 billion).

Pensions and other post-employment benefits

The following information on our defined benefit plans is in addition to that disclosed in Note 20.

In 2009, we changed our measurement date from September 30 to October 31 as described in the Material differences between Canadian and U.S. GAAP earlier in this note. The impact to Retained Earnings and AOCI, net of taxes, of adopting this measurement date requirement are presented in the following table:

	2009
	Balance at the beginning of the year
	Before adopting measurement requirements in Topic 715-20	Adjustments	After adopting measurement requirements in Topic 715-20
Retained earnings	$–	$(14)	$(14)
Accumulated other comprehensive loss	$523	$3	$526

The funded status and discount rate using the October 31, 2010 measurement date are as follows:

	2010			2009
	Pension plans	Other post- employment plans	Total	Pension plans	Other post- employment plans	Total
Other assets
Prepaid pension benefit cost	$7,901	$12	$7,913	$6,268	$25	$6,293
Other liabilities
Accrued pension and other post-employment benefit expense	7,833	1,409	9,242	6,810	1,340	8,150
Funded status – excess of benefit obligation over plan assets	$68	$(1,397)	$(1,329)	$(542)	$(1,315)	$(1,857)
Weighted average assumptions to calculate benefit obligation
Discount rate	5.40%	5.34%		6.30%	6.32%

The (over)/under-funded status of the pension plans and other post-employment plans of $(68) million and $1,397 million (2009 – $542 million and $1,315 million), respectively, is recognized on our

Consolidated Balance Sheet in Other liabilities. The accumulated benefit obligations for the pension plans were $7,414 million as at October 31, 2010 (2009 – $6,451 million).

The pre-tax amounts included in AOCI are as follows:

	2010			2009
	Pension plans	Other post- employment plans	Total	Pension plans	Other post- employment plans	Total
Net actuarial loss	$1,793	$218	$2,011	$1,436	$221	$1,657
Prior service cost (benefit)	26	(234)	(208)	42	(258)	(216)
Transitional (asset) obligation	(5)	1	(4)	(6)	1	(5)
Accumulated other comprehensive income (1)	$1,814	$(15)	$1,799	$1,472	$(36)	$1,436

(1)	Amount recognized in AOCI, net of tax, is $1.2 billion (2009 – $959 million).

The estimated net actuarial loss and prior service cost for the pension plans that will be amortized from AOCI, on a pre-tax basis, into pension expense during 2011 are $291 million and $10 million, respectively, and pension expense will be reduced by $1 million relating to amortization of transitional assets. The estimated net actuarial loss and transitional obligation for Other post-employment plans that will be amortized from AOCI, on a pre-tax basis, into pension expense during 2011 are $11 million and $nil, respectively, and pension expense will be reduced by $23 million relating to the amortization of prior service benefit.

Fair value of pension plan assets and liabilities

Defined benefit pension plan net assets are recorded at fair value and the following is a description of the valuation methodologies used for our pension plan assets which are measured at fair value.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            137

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Cash and cash equivalents: Treasury Bills and short-term interest bearing notes are priced at face value due to the short-term nature of the instruments.

Federal, provincial and municipal bonds and corporate bonds and debentures: Either an average of the bid and ask price or bid price is used for North American bonds.

Mortgages: Mortgages are valued by independent third-party pricing services, based on current interest yields for similar mortgage loans.

Canadian and other corporate shares: For North American publicly traded securities, current closing price from the exchange having the highest volume traded for the valuation date is used. If there is no current closing price, the current bid price or the next most recently available closing or bid is used. For international publicly traded securities, closing price of the primary stock exchange is used. Fair values of unlisted North American securities and warrants are based on quoted prices from third-party pricing services.

Alternative investments and pooled funds: Fair value of pooled and hedge funds as well as hedge fund of funds is based on the net asset value of the funds.

Derivatives: Interest rate swaps are valued by model using interest rate swap curve based on mid prices. All futures, including such type as interest rate, index and bond are valued at settlement price or last traded price if settlement price is not available. Exchange traded equity options are valued using the mid price at closing for the valuation date. Over-the-counter equity or bond options are valued by model using a number of assumptions such as historical prices of underlying instrument, volatilities, dividend yields, repo rate, overnight and deposit rate. Currency forwards are priced by Bloomberg and Reuters. Fair value of credit default swaps are provided by pricing services and internal modelled values.

The following table presents the plan assets measured at fair value using the fair value hierarchy. Refer to Note 2 for the definition of the three levels.

	Defined benefit pension plans
	As at October 31, 2010
	Fair value measurements using			Total fair value
	Level 1	Level 2	Level 3
Cash and cash equivalents	$(26)	$335	$–	$309
Fixed income securities and mortgages (1)
Federal, provincial and municipal bonds	$24	$2,007	$–	$2,031
Corporate bonds and debentures	53	1,180	–	$1,233
Mortgages	–	93	53	146
	$77	$3,280	$53	$3,410
Equity securities
Canadian corporate shares	$1,353	$–	$–	$1,353
Other Corporate shares	2,025	–	–	2,025
	$3,378	$–	$–	$3,378
Alternative investments (2)	$–	$–	$749	$749
Derivative-related assets	$338	$43	$2	$383
Total assets at fair value	$3,767	$3,658	$804	$8,229
Derivative-related liabilities	$222	$82	$12	$316
Total liabilities at fair value	$222	$82	$12	$316
Net plan assets at fair value	$3,545	$3,576	$792	$7,913

(1)	Include pooled fund investments which are presented in the asset categories based on the nature of the underlying investments of the funds.
(2)	Alternative investments include hedge fund of funds of $225 million, multi-strategy hedge funds of $477 million and infrastructure funds of $47 million. The investment strategies of the alternative investment funds are as follows:
(i)	Hedge fund of funds invest in a portfolio of underlying hedge funds, providing broad exposure to a mixture of hedge fund strategies and thus diversifying the risk associated with a single hedge fund.
(ii)	Multi-strategy hedge funds comprise multiple underlying strategies, typically including Commodity Trading Advisor (CTA)/Managed Futures, Global Macro, Long/Short Equity and Long/Short Credit hedge funds. CTA/Managed Futures hedge funds take both long and short positions in futures contracts and options on futures contracts in global commodity, interest rate, equity, and currency markets. Global Macro hedge funds take positions in financial derivatives and other securities on the basis of movements in global financial markets. The strategies may position their portfolios based on forecasts and analysis on global systemic factors. Long/Short Equity hedge funds involve simultaneous purchase and sale equities where the long positions are perceived to be undervalued and the short positions perceived to be overvalued. Long/Short Credit hedge funds similarly invest in long credit positions perceived to be undervalued and sell short credit positions that are perceived to be overvalued.
(iii)	Infrastructure funds are private investments in essential assets that provide core services or facilities necessary for an economy to function including roads, water, sewers, power grids, telecommunications.

The following table presents the changes in fair value measurements for instruments included in Level 3 of the fair value hierarchy.

Net level 3 defined benefit pension plan assets

	2010
	Fair value November 1, 2009	Actual return of plan assets		Purchases, sales and settlements	Transfers into and/or out of Level 3 (1)	Fair value October 31, 2010
		Realized gains (losses) (1)	Unrealized gains (losses) (1)
Fixed income securities and mortgages
Mortgages	$57	$–	$–	$(4)	$–	$53
Alternative investments	441	(1)	33	276	–	749
Derivatives, net of related liabilities	(8)	(3)	(7)	8	–	(10)
Net pension plan assets at fair value	$490	$(4)	$26	$280	$–	$792

(1)	Transfers in or out of Level 3 are assumed to occur at the end of the period. For an asset or a liability that transfers into Level 3 during the period, the entire change in fair value for the period is excluded from the Actual return of plan assets columns of the reconciliation, whereas for transfers out of Level 3 during the period, the entire change in fair value for the period is included in the same columns of the reconciliation.

138            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Securities

The following table presents the duration of the unrealized losses on our available-for-sale securities. Refer to Note 3 for the reasons why these securities are considered to be not other-than-temporarily impaired as at October 31, 2010. The gross unrealized losses of the available-for-sale securities under U.S. GAAP are higher than those under Canadian GAAP as disclosed in Note 3, primarily because certain of these securities were designated as held-for-trading using the fair value option and also due to the reclassification of certain available-for-sale securities to loans under Canadian GAAP.

Fair value and unrealized losses position for available-for-sale securities

	2010
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Canadian government debt
Federal	$510	$1	$–	$–	$510	$1
Provincial and municipal	17	1	10	–	27	1
U.S. state, municipal and agencies debt	748	3	42	1	790	4
Other OECD government debt	774	3	16	1	790	4
Mortgage-backed securities (1)	119	7	1,390	186	1,509	193
Asset-backed securities					–	–
CDOs	–	–	198	17	198	17
Non-CDO securities	1,099	6	508	29	1,607	35
Corporate debt and other debt	2,486	87	774	182	3,260	269
Equities	26	6	45	5	71	11
Loan substitute securities	–	–	–	–	–	–
	$5,779	$114	2,983	$421	$8,762	$535

(1)	The majority of the MBS are residential. Fair value and unrealized losses of commercial MBS for less than 12 months are $nil and $nil, respectively and for 12 months or more are $58 million and $2 million, respectively.

	2009
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Canadian government debt
Federal	$1,213	$8	$–	$–	$1,213	$8
Provincial and municipal	148	4	93	2	241	6
U.S. state, municipal and agencies debt	162	1	487	27	649	28
Other OECD government debt	503	2	74	2	577	4
Mortgage-backed securities (1)	496	118	2,113	379	2,609	497
Asset-backed securities
CDOs	–	–	205	24	205	24
Non-CDO securities	724	15	275	68	999	83
Corporate debt and other debt	1,382	42	1,887	305	3,269	347
Equities	59	40	97	23	156	63
Loan substitute securities	–	–	150	70	150	70
	$4,687	$230	$5,381	$900	$10,068	$1,130

(1)	The majority of the MBS are residential. Fair value and unrealized losses of commercial MBS for less than 12 months are $nil and $nil, respectively and for 12 months or more are $197 million and $23 million, respectively.

Average assets, U.S. GAAP

	2010		2009 (1)		2008 (1)
	Average assets	% of total average assets	Average assets	% of total average assets	Average assets	% of total average assets
Canada	$363,540	59%	$380,065	61%	$371,183	60%
United States	139,189	22%	147,722	24%	147,233	24%
Other International	116,217	19%	93,918	15%	100,266	16%
	$618,946	100%	$621,705	100%	$618,682	100%

(1)	Average assets have been revised due to the corrections explained at the beginning of this Note and the reclassification explained in footnote 2 to the Condensed Balance Sheets in this note.

Income taxes

Under Topic 740, Income Taxes (Topic 740), income tax benefits are recognized and measured based on a two-step model: (i) a tax position must be more-likely-than-not of being sustained where “more-likely-than-not” means a likelihood of more than 50%, and (ii) the benefit is measured as the dollar amount of the position that is more-likely-than-not of being realized upon ultimate settlement with a taxing authority. The difference between the tax benefit recognized in accordance with this guidance and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit (UTB).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            139

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

A reconciliation of the change in the UTB balance (excluding any related accrual for interest and penalties) from October 31, 2009 to October 31, 2010 is as follows:

Reconciliation of the Change in Unrecognized Tax Benefits

Balance, October 31, 2009	$1,007
Add: Increases related to positions taken during prior years	31
Add: Increases related to positions taken during the current year	201
Less: Expiration of statute of limitations	(74)
Less: Settlements	(29)
Less: Foreign exchange and other	(4)
Less: Decreases related to positions taken during prior years	(123)
Balance, October 31, 2010	$1,009

As at October 31, 2010 and 2009, the balances of our UTBs, excluding any related accrual for interest and penalties, were $1,009 million and $1,007 million, respectively, of which $1,005 million and $988 million, respectively, if recognized, would affect our effective tax rate. It is difficult to project how unrecognized tax benefits will change over the next 12 months.

Under Topic 740, we continue our policy of accruing income tax-related interest and penalties within income tax expense. As at October 31, 2010 and 2009, our accrual for interest and penalties that relate to income taxes, net of payments on deposit to taxing authorities, were $53 million and $40 million, respectively. There was a net increase of $13 million in the accrual for interest and penalties during the year ended October 31, 2010.

RBC are subject to Canadian federal and provincial income tax, U.S. federal, state and local income tax, and income tax in other foreign jurisdictions. The following are the major tax jurisdictions in which RBC operate and the earliest tax year subject to examination: Canada – 2006, United States – 2003 and United Kingdom – 2009.

Framework on fair value measurement

Topic 820, Fair Value Measurements and Disclosures (Topic 820) (FASB Statement No. 157, Fair Value Measurements and related pronouncements), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs to measure the fair values of its assets and liabilities and requires an entity to include the impact of its own credit risk in measuring derivatives and other liabilities measured at fair value. It also eliminates the deferral of unrealized gains or losses at inception on derivative instruments whose fair value is measured using unobservable market inputs and precludes the use of block discounts that were previously applied to large holdings of securities traded in an active market. On adoption, any unrealized gains or losses at inception and adjustments for block discounts, if any, had been recognized as a transition adjustment in retained earnings.

With the adoption of Topic 820, deferral of inception gains and losses previously required under U.S. GAAP is no longer required. Valuation adjustments for unrealized gains or losses at inception, recognized in accordance with the previous guidance, were reclassified into other valuation adjustment categories. The reclassification had no impact on the overall amount of valuation adjustments. The remaining balance of $38 million as at October 31, 2009, net of taxes, relating to the adjustment for unrealized gains or losses at inception has been recognized as a transition adjustment as an increase to our opening retained earnings under U.S. GAAP.

Fair value hierarchy

Topic 820 prescribes a three-level fair value hierarchy for disclosure purposes based on the transparency of the inputs used to measure the fair values of assets and liabilities. Specific guidance under Topic 820, which became effective for us on May 1, 2009, provides additional factors to consider while measuring fair value when there has been significant decrease in the level of market activity for an asset or a liability and to determine whether quoted prices are associated with transactions that are not considered to be orderly. It also expands the disclosure requirements of the fair value of financial instruments. Additional guidance under Topic 820 (ASU 2009-05, Measuring Fair Value Liabilities) specifies the valuation techniques that are required to be applied to measure fair value when a quoted price in an active market of an identical liability is not available.

Refer to Note 2 for the fair value hierarchy and the reconciliation of Level 3 financial instruments under Canadian GAAP. Balances of financial instruments in the U.S. GAAP fair value hierarchy differ from those of Canadian GAAP primarily due to non-cash collateral, trade-date accounting, election of the fair value option under Canadian GAAP for investments supporting the policy benefit liabilities on life and health insurance contracts as opposed to available-for-sale classification under U.S. GAAP, and joint ventures accounting. Refer to the Material balance sheet reconciling items table earlier in this note for the amounts of these reconciling differences.

Valuation models and inputs

Fair values of certain instruments classified as level 2 or 3 in the fair value hierarchy disclosure in Note 2 are determined using valuation models. The significant financial instruments below are valued using an income approach, and their significant inputs are primarily interest rate yield curves, correlation, commodity forward prices, currency forward points, dividend rates, and volatility rates for their respective currency and term to maturity. The following are some of the short and long-term model inputs we used:

•

Interest rate inputs of commercial paper, Certificates of Deposit, Banker Acceptances, LIBOR loans, bank deposits, bank loans and bank notes include: (a) Bank deposits – .25% to .27% (U.S.) from one week to three months, (b) Bank loans and notes – .91% to 1.41% for Canadian instruments and .24% to .36% for U.S. instruments from less than one month to over six months, (c) Banker Acceptances – .98% to 1.34% from less than one month to over six months, (d) Certificate of Deposits – .30% (Swiss Franc) and .85% (Euro) for three months, (e) U.S. commercial paper – .30% to .32% from one week to three months, (f) Canadian commercial paper – 1.01% to 1.18% from one week to three months and (g) U.S. LIBOR loans – .24% to .36% from less than one month to over 6 months.

•

Overnight interest rates of assets purchased under reverse repurchase agreements and obligations related to assets sold under repurchase agreements (pound sterling, Euro, Canadian, U.S. and Australian dollars) range from .23% to 3.00%, while the medium–term rates (one week) and long-term rates (one month) are from .25% to 4.51% and from .25% to 4.60%, respectively.

•

Interest rate inputs of the interest rate swaps are: (a) two to 20-year Canadian dollar swaps – 1.51% to 3.68%, (b) two to 20-year U.S. dollar swaps – ..45% to 3.47%, (c) two to 30-year Japanese yen swaps – .38% to 1.90%, (d) two to 30-year pound sterling swaps – 1.28% to 3.87%, (e) two to 30-year Euro swaps – 1.59% to 2.97%, (f) two to 30-year Swiss Franc swaps – .53% to 1.87% and (g) two to 30-year Australian dollar swaps – 5.15% to 5.42%.

•

Volatility inputs of non-vanilla interest rate options consist of: (a) one-month to 20-year Canadian dollar options – 29.67% to 12.18%, (b) one-month to 20-year U.S. dollar options – 106.2% to 17.5%, (c) one-month to 20-year Japanese yen options – 44.2% to 23.9% and (d) one-month to 20-year pound sterling options – 40.6% to 11.7%.

•	Volatility inputs of vanilla interest rate options consist of: (a) one-month to 20-year Euro options – 40.5% to 26.7% and (b) 1 month to 25 year U.S. options – 134.0% to 26.0%.
•	Volatility inputs of one-month to 20-year Canadian dollar swaptions range from 32% to 19%.
•	Volatility inputs of over-the-counter currency options are: (a) six months to 5-year Canadian dollar options – 12.70% to 13.45%, (b) one to 20-year Japanese yen options – 13.60% to 19.55%,

140            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

(c) six months to 5-year pound sterling options – 12.50% to 14.20%, and (d) six months to 5-year Euro options – 14.02% to 12.70%.
•	Number of basis points added to spot rate to calculate forward rate of the currency forward range from .21 points for overnight and 101.5 points for one year.
•	Dividend rates of equity forwards and swaps comprise 0% to 3% for both 1.5 years and 3.5 years.
•	Forward rates of gold are .42% for one month and .82% for one year.
•	Correlation of 1.7 to 7.2-year Canadian and U.S. dollar CDOs range from 45.07% to 69.10% and from 40.00% to 41.77%, respectively.

Fair value measurement on non-financial assets and liabilities

Guidance on fair value measurement and disclosures (Topic 820) for nonfinancial assets and liabilities became effective for us on November 1, 2009. Under the new guidance, fair value hierarchy model, as discussed above for financial instruments, are also applicable to assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition. Additional disclosures, if applicable, are also required to enable users to assess inputs used to develop those measurements that are related to impairment and other fair value calculations.

Investments in certain entities that calculate net asset value per share

Our alternative investments primarily include hedge funds held in connection with hedging of exposure related to fee-based equity derivative transactions with third parties. Fair value of these investments is based on the net asset value of the hedge funds. As at October 31, 2010, the fair value of our investments in the U.S. domiciled and the non-U.S. domiciled hedge funds were $553 million and $2,021 million, respectively, and there were no unfunded commitments related to these funds. These U.S. domiciled and the non-U.S. domiciled hedge funds employ a broad variety of investment strategies using equities, fixed income securities and other financial instruments. The redemption provisions of such hedge funds generally (a) require notice periods ranging from 5 days to over 180 days, (b) allow redemptions on a weekly, monthly, quarterly, semi-annually or annual basis, (c) may have lockup provisions restricting the ability to redeem for the first 3 to 36 months from the date of investment and (d) often have mechanisms to gate or otherwise restrict redemptions notwithstanding (a) – (c) above.

Fair value option for financial assets and liabilities

Topic 825-10, which gives an entity the option to report selected financial assets and liabilities at fair value and establishes new disclosure requirements for assets and liabilities to which the fair value option is applied, became effective for us on November 1, 2008. The difference between the carrying amount and the fair value of the eligible items for which the fair value option was elected as at November 1, 2008 was included in opening retained earnings as a cumulative-effect adjustment which was an increase of $81 million after taxes.

Our accounting policy on electing the fair value option is described in Note 1 and in the ‘Material differences between

Canadian and U.S. GAAP’ section of this note. The following table presents the categories of financial assets and liabilities elected for fair value option in accordance with guidance under Topic 815-15-25, Derivatives and Hedging – Embedded Derivatives (FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140 ) and Topic 825-10, as well as the difference between the aggregate fair value and the aggregate remaining contractual maturity amount for loans and long-term debt for which the fair value option has been elected under these standards:

	2010			2009
	Aggregate fair value carrying amount	Contractual maturity amount	Fair value over (under) contractual maturity amount	Aggregate fair value carrying amount	Contractual maturity amount	Fair value over (under) contractual maturity amount
Financial assets
Interest-bearing deposits with banks	$6,193	$6,193	$–	$2,773	$2,773	$–
Securities – Trading	6,258	n.a.	n.a.	1,718	n.a.	n.a.
Assets purchased under reverse repurchase agreements and securities borrowed	51,713	51,747	(34)	18,911	18,914	(3)
Loans – Retail	179	176	3	214	214	–
Loans – Wholesale	2,899	3,000	(101)	2,818	2,934	(116)
Performing loans	2,899	3,000	(101)	2,441	2,557	(116)
90 days or more past due but not impaired	–	–	–	377	377	–
Financial liabilities
Deposits
Personal	$3,237	$3,300	$(63)	$2,605	$2,605	$–
Business and government	62,654	62,597	57	40,335	40,167	168
Bank	9,479	9,479	–	10,880	10,880	–
Obligations related to assets sold under repurchase agreements and securities loaned	26,242	26,243	(1)	21,628	21,626	2
Other liabilities	127	127	–	240	240	–
Subordinated debentures	119	127	(8)	110	120	(10)

The unrealized gains of these assets and liabilities recognized in income for the year ended October 31, 2010 was $52 million (October 31, 2009 – unrealized loss of $443 million). The amount of changes in fair value attributable to changes in credit risk for loans and receivables and attributable to our credit spreads for our financial liabilities, and the methodology to determine these amounts are disclosed in Note 2. Changes in fair value since November 1, 2009 attributable to changes in our credit spreads decreased the fair value of our term deposit liabilities by $32 million (October 31, 2009 – $550 million). This decrease is primarily due to the increase in our credit spreads for both Canadian and U.S. denominated term deposit liabilities. Changes in fair value in the period attributable to changes in credit risk or our credit spreads on Loans – Wholesale, Other liabilities and Subordinated debentures were $(51) million, $nil and $(6) million, respectively (2009 – $27 million, $nil and $36 million).

Interest income and expense of these debt securities and loans are measured based on their interest rates and are reported in Net interest income.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            141

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Derivatives and hedging activities

Topic 815, Derivatives and Hedging (Topic 815) requires an entity to disclose how and why it uses derivatives, how it accounts for derivatives and any related hedged item, and how derivatives and hedged items affect the entity’s financial position, performance and cash flows. The guidance was effective for us on February 1, 2009, but did not change the accounting for derivatives and hedged items. Refer to Notes 1 and 7 for more information regarding our use of derivative instruments and hedging activities.

Fair value of derivatives by major types of products

The following table presents the fair values of the derivatives and non-derivative financial instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

	2010				2009
	Designated as hedging instruments in hedging relationships				Designated as hedging instruments in hedging relationships
	Cash flow hedges	Fair value hedges	Net investment hedges	Not designated in a hedging relationship (1)	Cash flow hedges	Fair value hedges	Net investment hedges	Not designated in a hedging relationship (1)
Assets
Derivative financial instruments
Interest rate contracts	$505	$2,059	$–	$65,030	$1,130	$2,107	$–	$50,732
Foreign exchange contracts	–	–	307	29,448	–	–	139	25,598
Credit derivatives	–	–	–	2,023	–	–	–	5,320
Other contracts	–	–	–	3,757	–	–	–	7,359
Total	$505	$2,059	$307	$100,258	$1,130	$2,107	$139	$89,009
Liabilities
Derivative financial instruments
Interest rate contracts	$812	$60	$–	$61,226	$1,493	$82	$–	$46,551
Foreign exchange contracts	–	–	119	34,873	–	–	327	23,832
Credit derivatives	–	–	–	1,718	–	–	–	4,418
Other contracts	–	–	–	5,346	–	–	–	7,844
Total	$812	$60	$119	$103,163	$1,493	$82	$327	$82,645
Non–derivative financial instruments	$–	$–	$8,732	n.a.	$–	$–	$5,233	n.a.

(1)	Derivative liabilities include stable value contracts on $170 million (October 31, 2009 – $257 million) of bank-owned life insurance policies and $2 million (October 31, 2009 – $3 million) of 401(k) plans.
n.a.	not applicable

Hedging activities by major types of products

	2010					2009
	Net gains (losses) included in Non-interest income	Net gains (losses) included in Net interest income		After-tax unrealized gains (losses) included in OCI		Net gains (losses) included in Non-interest income	Net gains (losses) included in Net interest income		After-tax unrealized gains (losses) included in OCI
Fair value hedges
Ineffective portion
Interest rate contracts	$(4)	$	n.a.	$	n.a.	$9	$	n.a.	$	n.a.
Cash flow hedges
Ineffective portion
Interest rate contracts	(20)		n.a.		n.a.	9		n.a.		n.a.
Effective portion
Interest rate contracts	n.a.		n.a.		(332)	n.a.		n.a.		185
Other contracts	n.a.		n.a.		(2)	n.a.		n.a.		–
Reclassified to income during the period (1)
Interest rate contracts	n.a.		(112)		n.a.	n.a.		53		n.a.
Other contracts	n.a.		(6)		n.a.	n.a.		–		n.a.
Net investment hedges
Foreign currency losses	n.a.		n.a.		(1,798)	n.a.		n.a.		(2,971)
Gains from hedges
Foreign exchange contracts	n.a.		n.a.		1,209	n.a.		n.a.		1,982
Non-derivative financial instruments	n.a.		n.a.		270	n.a.		n.a.		417
	$(24)		$(118)		$1,146	$18		$53		$(387)

(1)	After-tax loss of $82 million (October 31, 2009 – $37 million) were reclassified from AOCI to income for the year ended October 31, 2010.
n.a.	not applicable

Revenue from trading and selected non-trading financial instruments

	2010	2009
Non-interest income
Interest rate and credit	$1,114	$1,954
Equities	(140)	169
Foreign exchange and commodities (1)	407	641
Total	$1,381	$2,764

(1)	Includes precious metals.

Contingent features

Certain derivative instruments contain provisions that link our collateral posting requirements to our credit ratings from the major credit rating agencies. If our credit ratings were to fall, certain counterparties to the derivative instruments could request immediate payment or demand immediate and ongoing overnight collateralization on net derivative liability positions. The aggregate net fair value of all derivative instruments with collateral posting requirements that are in a net liability position on October 31, 2010,

142            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

is $18.3 billion (October 31, 2009 – $10.5 billion) for which we have posted collateral of $14.9 billion (October 31, 2009 – $6.4 billion) in the normal course of business. If our credit ratings had been downgraded to BBB on October 31, 2010, we would have been required to post an additional $2.7 billion of collateral (October 31, 2009 – $2.2 billion) to the counterparties of these contracts. If our credit ratings were to fall below BBB, we do not expect that the additional collateral that we would be required to post would be material.

Credit derivatives and guarantees

ASC Topic 815, requires more disclosure about the potential adverse effects of changes in credit risk on the financial position, financial performance and cash flows of the sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. The guidance also amends Topic 460, Guarantees to require additional disclosure about the current status of the payment/performance risk of a guarantee. The following disclosure is provided pursuant to ASC Topic 815.

Events or circumstances that would require seller to perform under the credit derivative

Credit derivatives are over-the-counter contracts that transfer credit risk related to an underlying financial instrument (referenced asset) from one counterparty to another. Credit derivatives provide protection against the decline in value of the referenced asset as a result of specified credit events such as default or bankruptcy.

Credit derivative instruments sold

Credit derivative instruments for which we are the seller of credit protection are summarized in the table below. These instruments have been classified as investment and non-investment grade based on the credit quality of the underlying referenced asset within the credit derivative. For most credit derivatives, the notional value represents the maximum amount payable by us. However, we do not exclusively monitor our exposure to credit derivatives based on notional value because this measure does not take into consideration the probability of occurrence. As such, the notional value is not a reliable indicator of our exposure to these contracts.

Credit derivatives – protection sold by ratings/maturity profile

	2010						2009
	Maximum Payout / Notional				Fair value		Maximum Payout / Notional				Fair value
	Within 1 year	1 to 5 years	Over 5 years	Total	Positive	Negative	Within 1 year	1 to 5 years	Over 5 years	Total	Positive	Negative
Credit default swaps (1)
Investment grade (2)	$1,718	$5,759	$1,351	$8,828	$85	$79	$6,380	$19,864	$5,338	$31,582	$227	$1,105
Non-investment grade (2)	1,906	8,708	2,639	13,253	200	646	1,668	6,880	1,489	10,037	74	1,377
Non-rated	213	8,071	3,120	11,404	74	90	707	7,279	532	8,518	33	368
	$3,837	$22,538	$7,110	$33,485	$359	$815	$8,755	$34,023	$7,359	$50,137	$334	$2,850
Credit default baskets
Not rated (3)	$66	$4,320	$2,216	$6,602	$–	$493	$1,161	$4,538	$2,543	$8,242	$–	$1,074
Total (4)	$3,903	$26,858	$9,326	$40,087	$359	$1,308	$9,916	$38,561	$9,902	$58,379	$334	$3,924

(1)	Credit default swaps include total return swaps which are nominal to the entire portfolio.
(2)	Credit ratings of AAA, AA, A and BBB represent investment grade ratings and ratings of BB or lower represent non-investment grade ratings. These credit ratings largely reflect those assigned by external rating agencies and represent the payment or performance risk of the underlying security or referenced asset. Where external ratings were not available, our internal ratings were used.
(3)	Credit default baskets are similar to credit default swaps except that the underlying referenced financial instrument is a group of assets instead of a single asset; consequently, ratings have not been assigned because the underlying asset(s) cannot be reasonably rated.
(4)	At October 31, 2010 the notional value and net carrying value of credit protection sold in which we held purchased protection with identical underlying assets was $30.5 billion and $0.7 billion, respectively (October 31, 2009 – $48.7 billion and $2.5 billion, respectively).

Guarantees

The following table summarizes significant guarantees we have provided to third parties by investment grade and non-investment grade.

	2010					2009
	Maximum potential amount of future payments				Carrying amount	Maximum potential amount of future payments				Carrying amount
	Investment grade (1)	Non- investment grade (1)	Not rated	Total		Investment grade (1)	Non- investment grade (1)	Not rated	Total
Credit derivatives and written put options (2)	$1,450	$2,306	$7,848	$11,604	$365	$7,508	$3,813	$8,399	$19,720	$1,049
Backstop liquidity facilities	20,184	643	–	20,827	55	23,806	1,176	–	24,982	66
Stable value products	19,683	–	–	19,683	172	21,777	–	–	21,777	260
Financial standby letters of credit and performance guarantees (3)	12,505	5,271	78	17,854	90	11,236	6,778	68	18,082	96
Credit enhancements	3,211	–	–	3,211	66	3,240	–	–	3,240	45
Mortgage loans sold with recourse	–	323	–	323	–	1,103	–	–	1,103	–

(1)	Credit ratings of AAA, AA, A and BBB represent investment grade ratings and ratings of BB or lower represent non-investment grade ratings. These credit ratings largely reflect those assigned by external rating agencies and represent the payment or performance risk of the underlying security or referenced asset. Where external ratings were not available, our internal ratings were used.
(2)	Ratings could not be assigned to credit default swaps of $2.9 billion (October 31, 2009 – $1.9 billion) and written put options of $4.9 billion (October 31, 2009 – $6.5 billion).
(3)	Ratings could not be assigned to financial standby letters of credit and performance guarantees with a maximum potential amount of future payments of $78 million as the rating of the underlying entity for these guarantees is not available at this time.

Securitizations and VIEs

ASC Topic 860, Transfers and Servicing and ASC Topic 810, Consolidation require public entities to provide additional disclosures related to their continuing involvement with transferred financial assets and the related risk retained as well as any contractual or non-contractual support provided and any future financial support to the special purpose entities (SPEs). In addition, the amendments also require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            143

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Securitizations

Our securitization activities by major product type, our continuing involvement with the transferred asset and the related risk retained are described in Note 5.

The following table presents the total assets of the QSPE used for credit card securitizations and the classification of assets and liabilities recorded on our Consolidated Balance Sheets associated with our transactions with the QSPE and the SPEs.

	2010		2009
	Interest in securitizations		Interest in securitizations
	Credit cards	Commercial and Residential mortgages	Credit cards	Commercial and Residential mortgages
Total assets of QSPE (1)	$4,000	n.a.	$3,923	n.a.
On-balance sheet assets
Securities – Trading and Available-for-sale	$436	$1,092	$1,014	$1,479
Loans – Retail and Wholesale	9	–	6	–
Derivatives	19	617	–	203
Total	$464	$1,709	$1,020	$1,682
On balance sheet liabilities
Derivatives	$–	$1,407	$6	$673
Total	$–	$1,407	$6	$673

(1)	Represents the remaining principal balance of assets held by the QSPE using the most current information available.
n.a.	not applicable.

Loans managed

	2010			2009
	Loan principal	Past due (1)	Net write-offs	Loan principal	Past due (1)	Net write-offs
Retail	$263,391	$1,786	$1,234	$246,038	$1,752	$1,300
Wholesale	72,520	2,969	877	77,581	3,246	1,233
Total loans managed (2)	$335,911	$4,755	$2,111	$323,619	$4,998	$2,533
Less: Loans securitized and managed
Credit card loans	3,265	50	129	3,870	57	140
Canadian residential mortgage-backed securities created and sold	28,238	232	–	28,815	204	–
Canadian residential mortgage-backed securities created and retained	9,270	76	–	7,521	53	–
U.S. residential mortgage-backed securities created and sold	667	4	–	429	6	–
Total loans reported on the Consolidated Balance Sheets	$294,471	$4,393	$1,982	$282,984	$4,678	$2,393

(1)	Includes impaired loans as well as loans that are contractually 90 days past due but are not considered impaired.
(2)	Excludes any assets we have temporarily acquired with the intent at acquisition to sell to SPEs.

VIEs

We perform qualitative, and in certain cases, quantitative, analyses to determine whether we are the Primary Beneficiary of a VIE based on the facts and circumstances and our interests in the VIE. We may also hold significant variable interests in VIEs, and while we do not consolidate these VIEs, we have recorded on our Consolidated Balance Sheets assets and liabilities arising from our transactions and involvement with these VIEs. This information is set forth in the table below. In addition, ASC Topic 810 requires disclosures for VIEs that we sponsor and in which we hold variable interests. In determining whether we are a sponsor of a VIE, we consider both qualitative and quantitative factors, including the purpose and nature of the VIE, our continuing involvement in the VIE and whether we hold subordinated interests in the VIE. This table also includes VIEs for which we are sponsors of and hold a variable interest in, even if not significant.

	2010					2009
	Multi-seller conduits (1)	Structured finance VIEs	Credit investment product VIEs (2)	Other (3)	Total	Multi-seller conduits (1)	Structured finance VIEs (4)	Credit investment product VIEs (2)	Third- party conduits	Other (3)	Total
Total assets of unconsolidated VIEs	$21,847	$5,380	$1,372	$132,239	$160,838	$26,181	$7,160	$2,662	$575	$123,691	$160,269
On-balance sheet assets
Cash and due from banks	–	–	–	–	–	–	–	–	–	27	27
Interest-bearing deposits with banks	–	–	–	–	–	–	–	–	–	119	119
Securities – Trading and Available-for-sale	4	834	20	196	1,054	4	1,308	–	–	125	1,437
Loans – Retail and Wholesale	1,517	426	–	–	1,943	1,683	1,499	–	119	–	3,301
Derivatives	–	20	79	–	99	–	30	698	–	–	728
Other assets	–	–	–	263	263	–	–	–	–	240	240
Total	$1,521	$1,280	$99	$459	$3,359	$1,687	$2,837	$698	$119	$511	$5,852
On-balance sheet liabilities
Derivatives	$–	$–	$–	$–	$–	$–	$–	$168	$–	$25	$193
Other liabilities	62	–	186	99	347	86	–	904	–	1	991
Total	$62	$–	$186	$99	$347	$86	$–	$1,072	$–	$26	$1,184
Maximum exposure to loss	$22,139	$3,095	$19	$244	$25,497	$26,550	$3,577	$505	$250	$228	$31,110

(1)	Total assets represent maximum assets that may have to be purchased by the conduits under purchase commitments outstanding as at October 31, 2010. Actual assets held by these conduits as at October 31, 2010, were $14.0 billion (October 31, 2009 – $18.9 billion).
(2)	Excluded from this table are trading securities that we have transferred to these VIEs as collateral for the funded Notes issued by the VIEs as at October 31, 2010. The transfers do not meet the sale recognition criteria under ASC Topic 860; as a result, these assets remain on our Consolidated Balance Sheets and are accounted for as secured borrowings.
(3)	Includes tax credit funds and mutual funds that we sponsor which are described in our Other significant vehicles discussion.
(4)	Our October 31, 2009 comparatives have been revised to present information related to a certain entity on a net basis that was previously presented on a gross basis. The total gross and net assets related to this entity as at October 31, 2009 were $4,177 million and $471 million, respectively.

144            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

The following table presents the assets and liabilities of consolidated VIEs recorded on our Consolidated Balance Sheets.

VIEs

	2010				2009
	Structured finance VIEs	Investment funds	Other (1)	Total	Structured finance VIEs	Investment funds	Other (1)	Total
Consolidated assets (2), (3)
Cash	$29	$47	$–	$76	$55	$65	$–	$120
Securities – Trading and Available-for-sale	1,615	911	–	2,526	1,025	481	–	1,506
Loans – Retail and Wholesale	1,346	–	15,738	17,084	1,496	–	11,356	12,852
Other assets	8	55	26	89	44	42	34	120
	$2,998	$1,013	$15,764	$19,775	$2,620	$588	$11,390	$14,598
Consolidated liabilities
Other liabilities (4)	$2,989	$17	$42	$3,048	$2,445	$62	$–	$2,507

(1)	Includes the assets of RBC Covered Bond Guarantor Limited Partnership (Guarantor LP).
(2)	As at October 31, 2010, our compensation vehicles held $53 million (October 31, 2009 — $64 million) of our common shares, which are reported as Treasury shares and this amount represents the total assets of these vehicles. The obligation to provide our common shares to employees is recorded as an increase to Contributed surplus as the expense for the corresponding stock-based compensation plan is recognized.
(3)	Investors of a consolidated VIE have recourse only to the assets of that VIE and do not have recourse to our general assets unless we breach our contractual obligations relating to that VIE, provide liquidity facilities or credit enhancement facilities to, or enter into derivative transactions with, that VIE. In the ordinary course of business, the assets of each consolidated VIE can generally only be used to settle the obligations of the VIE. Upon the occurrence of certain credit events, the assets of Guarantor LP, which are mortgages, will be used to settle the covered bonds issued by Royal Bank of Canada. The loan provided by us to Guarantor LP to purchase the mortgages is eliminated by us upon consolidation.
(4)	Other liabilities generally represent notes issued by the VIEs.

The disclosures provided below should be read in conjunction with those provided in Note 6.

Multi-seller and third-party conduits

We do not maintain any ownership or retained interests in the six multi-seller asset-backed commercial paper conduit programs (multi-seller conduits) that we administer and have no rights to, or control of, their assets. As the administrative agent, we earn a residual fee for providing services such as coordinating funding activities, transaction structuring, documentation execution and monitoring of transactions. The commercial paper issued by each multi-seller conduit is in the conduit’s own name with recourse to the financial assets owned by each multi-seller conduit, and is non-recourse to us except through our participation in liquidity and/or credit enhancement facilities. We may also purchase commercial paper issued by our multi-seller conduits in our capacity as placement agent in order to facilitate the overall program liquidity.

We provide transaction-specific and program-wide liquidity facilities to the multi-seller conduits. Our transaction-specific liquidity facilities are committed facilities and are generally equal to 102% of the financing limits established by the conduits under the receivable purchase agreements. Our program-wide liquidity facilities are uncommitted and provide us with the option, but not the obligation, to make advances in the form of loans to the multi-seller conduits. These facilities provide the multi-seller conduits with an alternative source of financing in the event that the multi-seller conduits are unable to access the commercial paper market. In addition, we provide program-wide credit enhancement to the multi-seller conduits which obligate us to purchase assets or advance funds in the event the multi-seller conduit does not otherwise have funds from other sources, such as from the liquidity facilities, to settle maturing commercial paper. The credit enhancement is sized at a minimum of 10% of the face amount of commercial paper outstanding. In some cases, we or another third party may provide transaction-specific credit enhancement which can take various forms. We receive market-based fees for providing these liquidity and credit facilities. In 2008 and 2009, certain multi-seller conduits drew down some of our transaction-specific liquidity facilities. There were no liquidity draws during 2010. Refer to Notes 4 and 25 for additional details.

Each transaction is structured with transaction-specific first loss protection provided by the third-party seller. This enhancement can take various forms, including but not limited to overcollateralization, excess spread, subordinated classes of financial assets, guarantees or letters of credit. The amount of this enhancement varies but is generally sized to cover a multiple of loss experience.

An unrelated third party is exposed to a “multi-seller conduit first-loss position” as defined in Note 6. The multi-seller first-loss position is exposed to losses, should they occur, prior to us in our capacity as program wide credit enhancer or liquidity provider. To determine whether we are the Primary Beneficiary of the multi-seller conduits, we performed quantitative analyses which involve determining the cash flows of the assets of the multi-seller conduits and their probability of default or credit downgrade based on a Monte-Carlo simulation technique for which credit risk is a key variable. We also analyzed the variability that we are exposed to as a result of the administrative expenses incurred by the entities. This expected loss amount was then added to the expected losses from credit risk to arrive at the total expected losses of a multi-seller conduit. Based on our analysis, we are not the Primary Beneficiary and do not consolidate these conduits.

We hold significant variable interest in third-party asset-backed security conduits (third-party conduits) primarily through providing backstop liquidity facilities. We, as well as other financial institutions are obligated to provide funding under these facilities if these third party conduits have insufficient funding to settle outstanding commercial paper. Our liquidity support facilities do not expose us to the majority of the expected losses; therefore, we do not consolidate these conduits.

Structured finance VIEs

We purchased U.S. ARS from U.S. ARS VIEs. We also sell ARS into ARS TOB programs. In certain cases, we use expected loss analyses to determine whether we are the Primary Beneficiary of U.S. ARS VIEs and in ARS TOBs when it is not qualitatively apparent. The expected loss calculations consider the credit rating of assets, recovery rate and corporate ratings as inputs to project various cash flow and credit loss scenarios. In the case of U.S. ARS VIEs, the expected loss analyses are based on the credit risk on the portion of the debt that is not government guaranteed. We also take into consideration basis risk through projecting the interest rates of various indices. Using all of these inputs, we calculate the variability of excess spread cash flows, and determine whether we are exposed to the majority of the variability based on our note holdings in the U.S. ARS VIEs, or the letters of credit and liquidity facilities in the case of ARS TOB programs.

In 2008, we sold ARS to an unaffiliated and unconsolidated VIE at fair market value. The purchase of the ARS by this entity was financed by a loan from us, and the loan is secured by various assets of the entity. Our loan is exposed to credit losses of the ARS, but is mitigated by high credit quality of the ARS. The entity also enters in derivative transactions for which we may be a guarantor of the

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            145

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

obligations of the VIE. Our credit risk exposure to the VIE as a result of the guarantees is not significant because they are secured by cash collateral and the derivatives are subject to daily margining requirements. We serve various administrative roles for the VIE, including the remarketing agent for the ARS, and receive a fee commensurate with the services we provide. The counterparties to the interest rate derivatives are exposed to the majority of the VIE’s variability; as a result, we do not consolidate this entity.

Creation of credit investment products

In certain instances, we invest in the funded and unfunded notes issued by the credit investment product VIEs. We may transfer our assets to the VIEs as collateral for the funded Notes with an obligation to buy these assets back in the future. The investors of the funded notes are not exposed to the credit or market risks of the collateral assets as we are required to repurchase the assets at their par value, but we mitigate substantially all of the credit and market risks of the collateral as we have the ability to substitute the collateral. The unfunded notes are in a senior position to the funded notes. The investors of these funded and unfunded notes are exposed to credit risk as a result of the credit protection provided by the VIEs, subject to their level of seniority. In our role of derivative counterparty to the VIEs, we also assume the associated counterparty credit risk of the VIEs. Currently, we act as sole arranger and swap provider for certain VIEs and, in most cases, act as the paying and issuing agent as well. Other independent third parties fulfill the remainder of the functions required for such a product.

Investment funds

Investment funds are generally financed through investments made by us or other third-party investors. We also act as custodian or administrator for several funds. Our investments in certain funds may expose us to the market risk of the underlying investments. We may also be exposed to counterparty risk due to the equity derivative transactions.

Other significant vehicles

We created certain funds to pass through tax credits received from underlying low-income housing or historic rehabilitation real estate projects to third parties (tax credit funds). We are sponsors of the tax credit funds as a result of our responsibility to manage the assets, arrange the financing, and perform the administrative duties of these tax credit funds. We are also sponsors of our mutual funds as a result of our ability to influence the investment decisions of the mutual funds and our continuing involvement in the administration of these funds.

Offsetting of amounts related to certain contracts

Under FASB FSP FIN 39-1, Amendment of FASB Interpretation No. 39 which amended certain aspects of Topic 210-20, Balance Sheet – Offsetting and Topic 815, Derivatives and Hedging (FIN 39, Offsetting of Amounts Related to Certain Contracts) an entity is permitted to offset the fair value of derivative instruments and the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against the fair value of derivative instruments executed with the same counterparty under the same master netting agreement, regardless of whether there is an intention to settle on a net basis. We have offset fair value amounts on our U.S. GAAP

Consolidated Balance Sheets pursuant to this guidance as follows, including the comparative periods presented: as at October 31, 2010, the fair value amounts of derivative instruments that have been netted against derivative assets and derivative liabilities was $76.4 billion (October 31, 2009 – $62.9 billion); as at October 31, 2010, the cash collateral applied against derivative assets and derivative liabilities was $9.2 billion and $7.7 billion, respectively (October 31, 2009 – $7.9 billion and $3.5 billion, respectively); as at October 31, 2010, we held $10.7 billion (October 31, 2009 – $9.1 billion) of collateral on derivative positions, of which $7.4 billion (October 31, 2009 – $7.3 billion) could be applied against credit risk.

Other-than-temporary impairment of securities

ASC Topic 320, Investments – Debt and Equity Securities provides impairment assessment guidance and recognition principles of other-than-temporary impairment for debt securities and enhances the presentation and disclosure requirements for debt as well as equity securities. In accordance with this guidance, the unrealized loss of an available-for-sale debt security is an other-than-temporary impairment when: (i) the entity has the intent to sell the security; (ii) it is more likely than not that the entity will be required to sell the security before recovery of the amortized cost; or (iii) the entity does not expect to recover the entire amortized cost of the security (credit loss) even though it will not sell the security. If one of the first two conditions is met, the full amount of the unrealized loss in AOCI should be recognized in income. If these two conditions are not met but the entity has incurred a credit loss on the security, the credit loss and the non-credit related loss are recognized in income and OCI, respectively.

Other-than-temporary impairment losses of available-for-sale debt securities

	2010	2009
Credit related losses for securities which we do not intend to sell or more-likely-than-not will not be required to sell	$99	$102
Total losses for securities which we intend to sell or more-likely-than-not will be required to sell	57	165
Total write-downs of debt securities recognized in income	$156	$267
Add: Non-credit related losses of debt securities recognized in OCI (before income taxes) (1)	37	21
Total realized and unrealized other-than-temporary impairment losses (2)	$193	$288

(1)	The balance presented excludes $207 million (October 31, 2009 – $519 million) of gross unrealized gains recorded in OCI related to the securities which fair values have recovered above the amortized costs since the initial write-downs.
(2)	Represents total write-downs and non-credit related losses of other-than-temporarily-impaired debt securities recognized in income and OCI since May 1, 2009, our adoption date of Topic 320.

146            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Cumulative other-than-temporary impairment credit losses of available-for-sale debt securities

	2010			2009
Balance at beginning of the period		$	401	$	–
Credit losses of other-than-temporarily impaired debt securities upon the adoption of Topic 320 (FSP FAS 115-2 and 124-2) as at May 1, 2009			–		322
Credit losses recognized in income on debt securities not previously impaired			38		64
Credit losses recognized in income on debt securities that have previously been impaired			61		38
Reductions related to securities that we intend to or it is more likely than not that we will be required to sell before recovery of amortized costs			(6)		(19)
Reductions due to securities sold or matured during the period			(105)		(4)
Balance at end of the period	$		389	$	401

Refer to Note 3 for the methodology and significant inputs used to determine credit losses.

Significant accounting changes

On November 1, 2009, ASC Topic 820 became effective for us for certain non-financial assets and non-financial liabilities. In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures which amends ASC Topic 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 financial instruments. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance became effective for us on February 1, 2010. The disclosures related to financial instruments, non-financial assets, non-financial liabilities and transfers of financial instruments are provided in the “Framework on fair value measurement section” earlier in this note. Set forth below is a description of the remaining standards that became effective for us in 2010.

Investments in certain entities that calculate net asset value per share

The FASB issued ASU 2009-12–Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent) in September 2009. This update provides guidance on measuring the fair value of certain alternative investments, and permits entities to use net asset value as a practical expedient to measure the fair value of its investments in certain investment funds. Additional disclosures are also required regarding the nature and risk of such investments and are disclosed in the “Framework on fair value measurement section.” The impact of adopting this standard is not material to our consolidated financial position or results of operations.

Non-controlling interest

In December 2007, the FASB issued guidance under ASC Topic 810, Consolidation, which was effective for us on November 1, 2009. Significant requirements include:

•	Ownership interests in subsidiaries held by parties other than the parent must be reclassified to equity and presented separately from the parent’s equity;
•	The amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the consolidated statement of income;
•	Non-controlling interest should continue to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance, and
•	After control is obtained, a change in ownership interests that does not result in a loss of control should be accounted for as an equity transaction, and
•

A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation will trigger recognition of a gain or loss and any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value.

Compensation – Retirement Benefits – Defined Benefit Plans – General

In December 2008, the FASB issued guidance under ASC Topic 715-20 (FAS 132(R) – 1, Employer’s Disclosures about Postretirement Benefit Plan Assets), which was effective for us on October 31, 2010. This guidance requires an employer to disclose the following:

•	How investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies;
•	The major categories of plan assets;
•	The inputs and valuation techniques used to measure the fair value of plan assets;
•	The effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period;
•	Significant concentrations of risk within plan assets, and
•	A description of the basis used to determine the overall expected long-term-rate-of-return-on-assets assumption.

Refer to Note 20 and “Fair value of pension plan assets and liabilities section” of this note for the expanded note disclosure.

The following new U.S. GAAP accounting pronouncements issued by the FASB were effective for us on November 1, 2009 but the impact of adopting these pronouncements is not material to our consolidated financial position or results of operations.

Business combinations

In December 2007, the FASB replaced the guidance on ASC Topic 805, Business Combinations. The new guidance retains the fundamental requirements in original guidance, being the requirement to use the acquisition method of accounting for all business combinations and the identification of an acquirer for each business combination. Significant changes by the revisions are as follows:

•	More assets acquired and liabilities assumed to be measured at fair value as of the acquisition date;
•	All acquisition related costs must be expensed; and
•	Non-controlling interest in subsidiaries initially to be measured at fair value and classified as a separate component of equity.

There is no impact to our 2010 Annual Consolidated Financial Statements as we did not close any acquisitions during the year.

Accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies

In April 2009, the FASB issued guidance under ASC Topic 805-20, Business Combinations – Identifiable Assets and Liabilities and Any Noncontrolling Interest, which requires an acquirer to measure assets acquired and liabilities assumed in a business combination that arise from contingencies at their acquisition-date fair value if they can be determined. If fair value cannot be determined, then the recognition criteria and guidance of ASC Topic 450, Contingencies and ASC Topic 450-20, Contingencies – Loss Contingencies, apply. Following initial recognition, a company shall develop a systematic and rational basis for subsequent measurement of liabilities, depending on their nature. There were no acquisitions during the year.

Convertible debt instruments

In May 2008, the FASB issued guidance under ASC Topic 470-20, Debt with Conversion and Other Options. This guidance clarifies that issuers of convertible debt instruments should separately account for the liability and equity components in order to properly reflect the entity’s borrowing rate that would be applied to a nonconvertible debt instrument.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            147

Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles (continued)

Accounting for transfers of financial assets and repurchase financing transactions

In February 2008, the FASB issued guidance under ASC Topic 860, which requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction unless certain criteria are met.

Accounting for financial guarantee insurance contracts

In May 2008, the FASB issued guidance under ASC Topic 944, Financial Services – Insurance. This guidance requires an insurance enterprise to recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation, and clarifies the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures.

Accounting for an instrument (or an embedded feature) with a settlement amount based on the stock of an entity’s consolidated subsidiary

In November 2008, the FASB issued guidance under ASC Topic 815, which clarifies whether a financial instrument for which the payoff to the counterparty is based in whole or in part on the stock of an entity’s consolidated subsidiary, is indexed to the reporting entity’s own stock, and therefore should not be precluded from qualifying for the derivatives scope exception.

Derivatives and hedging – scope exception related to embedded credit derivatives

In March 2010, the FASB issued ASU No. 2010-11, Derivatives and Hedging – Scope Exception Related to Embedded Credit Derivatives. The guidance clarifies the determination of embedded credit derivative features, and permits a one-time election to apply the fair value option method to measure any investment in securitized financial assets, regardless of whether such investments contain embedded derivatives.

Effect of a loan modification when the loan is part of a pool that is accounted for as a single asset

In April 2010, the FASB issued ASU No. 2010-18, Receivables: Effect of a Loan Modification When the Loan is Part of a Pool that is accounted for as a Single Asset. For loans that are accounted for within a pool under Subtopic 310-30, this update prohibits the removal of such loans from the pool of assets when the loans are modified. If the cash flows for the pool change, the pool is required to be considered for impairment.

Participating Securities

In June 2008, the FASB issued guidance under ASC Topic 260, Earnings per Share, which defines unvested share-based payment awards that contain non-forfeitable rights to dividends as participating securities that should be included in computing earnings per share using the two-class method.

Determining the useful life of intangible assets

In April 2008, the FASB issued guidance under ASC Topic 350, Intangibles – Goodwill and Other (FSP FAS 142-3, Determination of the Useful Life of Intangible Assets). The guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life or recognized intangible assets.

Measuring liabilities at fair value

In August 2009, the FASB issued ASU 2009-5, Fair Value Measurements and Disclosures (ASC Topic 820) — Measuring Liabilities at Fair Value. The guidance specifies the methods to be used to fair value a liability where a quoted price in an active market for an identical liability is unavailable and clarifies that the fair value of a liability can be measured in relation to the quoted price of the liability when it trades as an asset in an active market, without adjusting the price for restrictions that prevent the sale of the liability.

Subsequent events

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events – Amendments to Certain Recognition and Disclosure Requirements, which was effective for us on May 1, 2010. This update provides guidance on evaluating subsequent events, and exempts SEC filers from disclosing the date through which subsequent events are evaluated.

Future accounting changes

We are currently assessing the impact of adopting the new accounting standards described below on our consolidated financial position and results of operations.

Variable interest entity

In June 2009, the FASB issued guidance under ASC Topic 810-10-15 (FAS 167 – Amendments to FASB Interpretation No. 46(R)). This update replaces the quantitative approach for determining the primary beneficiary in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of the variable interest entity that most significantly impacts the entity’s performance, and the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity. The scope of the new guidance includes entities that were previously designated as QSPEs. Additional disclosures are also required regarding involvement with variable interest entities. Based on our current assessments, we will consolidate two trusts established for securitization or investment purposes but will deconsolidate certain investment funds and certain U.S. ARS VIEs.

In February 2010, the FASB issued ASU 2010-10, Consolidation: Amendments for Certain Investment Funds. This update defers the application of Statement 167 (Codified in Topic 810-10) for a

reporting enterprise’s interest in mutual funds, money market mutual funds, hedge funds, private equity funds and venture capital funds if certain conditions are met.

These new consolidation standards are retrospectively applicable and will be effective for us on November 1, 2010.

Accounting for transfers of financial assets

In June, 2009, the FASB issued guidance under ASC Topic 860, Transfers and Servicing (FAS 166 – Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140). This guidance eliminates the concept of qualifying special purpose entities (QSPEs) for accounting purposes and provides additional criteria and clarifies certain principles of sale accounting requirements in FAS 140 that the transferors must use to assess transfers of financial assets. The adoption of this standard also eliminates the reclassification of mortgage loans to securities unless the transfer to a guaranteed mortgage securitization meets all conditions for sale accounting. Based on our preliminary assessment, the main impact of adopting this new accounting standard includes the elimination of sale accounting for transfer of credit card receivables to a former QSPE and transfer of mortgage backed securities (MBS) to a government-sponsored trust. These amendments are effective for us on November 1, 2010 with prospective application for transfers that occurred on and after the effective date.

148            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Multiple-deliverable revenue arrangements

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition: Multiple-Deliverable Revenue Arrangements. This guidance, which will be effective for us on November 1, 2010, requires that consideration in multiple-deliverable arrangements be allocated to all deliverables using the relative selling price method, and eliminates the residual method of allocation.

Disclosure about the credit quality of financing receivables and the allowance for credit losses

In July 2010, the FASB issued guidance ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This update, which will be effective for us on November 1, 2010, requires an entity to provide disclosures on financing receivables and the related allowances for credit losses on a disaggregated basis. Under the new guidance, the following disclosure will be required to be presented on either portfolio segment or class of financing receivables:

•	A roll forward schedule of the allowance for credit losses;
•	The related investment in financing receivables;
•	Nonaccrual status of financing receivables;
•	Credit quality indicators at the end of the reporting period;
•	The aging of past due financing receivables;
•	Significant sales or purchases of financing receivables, and
•	Information regarding troubled debt restructurings.

Accounting for costs associated with acquiring or renewing insurance contracts

In October 2010, FASB issued guidance ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, which addresses the diversity currently in practice in capitalizing deferrable acquisition costs associated with acquisition of new or renewal insurance contracts. This update, which will be effective for us on November 1, 2011, specifies that incremental direct costs associated with contract acquisition, and certain costs related to underwriting, policy issuance and processing, medial and inspection, and sales force contract selling activities should be capitalized as deferred acquisition costs. All other costs should be treated as period costs and expensed.

Other changes

The following guidance issued by the FASB will be effective for us on November 1, 2011: ASU No. 2010-15, Financial services – Insurance – How Investments Held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments, and ASU No. 2010-13, Compensation – Stock Compensation – Effect of denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            149

Note 32 Parent company information

The following table presents information regarding the legal entity of Royal Bank of Canada with its subsidiaries presented on an equity accounted basis.

Condensed Balance Sheets

As at October 31	2010	2009
Assets
Cash and due from banks	$4,553	$3,397
Interest-bearing deposits with banks	7,284	3,350
Securities	102,372	93,441
Investments in bank subsidiaries and associated corporations	28,306	27,882
Investments in other subsidiaries and associated corporations	23,200	21,153
Assets purchased under reverse repurchase agreements	6,367	5,519
Loans, net of allowances for loan losses	236,699	225,595
Net balances due from bank subsidiaries	8,489	2,690
Net balances due from other subsidiaries	12,467	1,718
Other assets	119,445	106,737
	$549,182	$491,482
Liabilities and shareholders’ equity
Deposits	$353,566	$318,996
Other liabilities	149,984	129,120
	503,550	448,116
Subordinated debentures	6,681	6,460
Shareholders’ equity	38,951	36,906
	$549,182	$491,482

Condensed Statements of Income

For the year ended October 31	2010	2009	2008
Interest income (1)	$16,660	$13,824	$18,615
Interest expense	5,155	6,280	11,302
Net interest income	11,505	7,544	7,313
Non-interest income (2)	1,725	4,276	3,882
Total revenue	13,230	11,820	11,195
Provision for credit losses	1,070	2,125	1,116
Non-interest expense	6,638	6,477	5,372
Income before income taxes	5,522	3,218	4,707
Income taxes	1,397	180	1,257
Net income before equity in undistributed income of subsidiaries	4,125	3,038	3,450
Equity in undistributed income of subsidiaries	1,098	820	1,105
Net income	$5,223	$3,858	$4,555

(1)	Includes dividend income from investments in subsidiaries and associated corporations of $3,359 million, $18 million and $415 million for 2010, 2009 and 2008, respectively.
(2)	Includes loss from associated corporations of $13 million for 2010, loss of $7 million for 2009 and income of $4 million for 2008.

150            Royal Bank of Canada: Annual Report 2010             Consolidated Financial Statements

Condensed Statements of Cash Flows

For the year ended October 31	2010	2009	2008
Cash flows from operating activities
Net income	$5,223	$3,858	$4,555
Adjustments to determine net cash from operating activities:
Change in undistributed earnings of subsidiaries	(1,098)	(820)	(1,105)
Other operating activities, net	5,110	10,795	(5,091)
Net cash from (used in) operating activities	9,235	13,833	(1,641)
Cash flows from investing activities
Change in interest-bearing deposits with banks	(3,937)	8,147	(6,343)
Change in loans, net of securitizations	(29,853)	(33,651)	(44,567)
Proceeds from securitizations	7,710	21,494	9,480
Proceeds from sale of available-for-sale securities	4,829	9,143	5,221
Proceeds from maturity of available-for-sale securities	11,757	7,239	6,060
Purchase of available-for-sale securities	(12,044)	(13,346)	(11,743)
Net acquisitions of premises and equipment	(688)	(439)	(616)
Change in assets purchased under reverse repurchase agreements and securities borrowed	(848)	100	4,990
Change in cash invested in subsidiaries	(1,679)	497	(6,055)
Change in net funding provided to subsidiaries	(16,096)	13,236	9,436
Net cash (used in) from investing activities	(40,849)	12,420	(34,137)
Cash flows from financing activities
Change in deposits	35,706	(32,290)	45,163
Issue of subordinated debentures	1,500	–	2,000
Repayment of subordinated debentures	(1,305)	(1,659)	(500)
Issue of preferred shares	–	2,150	613
Redemption of preferred shares for cancellation	–	–	(300)
Issuance costs	–	(77)	(11)
Issue of common shares	125	2,439	149
Purchase of common shares for cancellation	–	–	(55)
Sale of treasury shares	72	72	74
Purchase of treasury shares	(58)	(60)	(76)
Dividends paid	(2,934)	(2,744)	(2,688)
Change in obligations related to assets sold under repurchase agreements and securities loaned	150	2,649	3,541
Change in obligations related to securities sold short	(486)	3,015	(11,475)
Net cash from (used in) financing activities	32,770	(26,505)	36,435
Net change in cash and due from banks	1,156	(252)	657
Cash and due from banks at beginning of year	3,397	3,649	2,992
Cash and due from banks at end of year	$4,553	$3,397	$3,649
Supplemental disclosure of cash flow information
Amount of interest paid in year	$5,231	$7,565	$11,524
Amount of income taxes (recovered) paid in year	$3,227	$(947)	$1,052

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2010            151

Glossary

Acceptances

A bill of exchange or negotiable instrument drawn by the borrower for payment at maturity and accepted by a bank. The acceptance constitutes a guarantee of payment by the bank and can be traded in the money market. The bank earns a “stamping fee” for providing this guarantee.

Advanced Internal Ratings Based Approach (AIRB)

A measurement of credit risk under Basel II which uses risk weights determined from internal risk parameters, including probability of default, loss given default and exposure at default.

Allowance for credit losses

The amount deemed adequate by management to absorb identified credit losses as well as losses that have been incurred but are not yet identifiable as at the balance sheet date. This allowance is established to cover the lending portfolio including loans, acceptances, guarantees, letters of credit, and unfunded commitments. The allowance is increased by the provision for credit losses, which is charged to income and decreased by the amount of write-offs, net of recoveries in the period.

Alt-A assets

A term used in the U.S. to describe assets (mainly mortgages) with a borrower risk profile between the prime and subprime categorizations. Categorization of assets as Alt-A (as opposed to prime) varies, such as limited verification or documentation of borrowers’ income or a limited credit history.

Asset-backed securities (ABS)

Securities created through the securitization of a pool of assets, for example auto loans or credit card loans.

Assets-to-capital multiple

Total assets plus specified off-balance sheet items, as defined by OSFI, divided by total regulatory capital.

Assets under administration (AUA)

Assets administered by us, which are beneficially owned by clients, as at October 31, unless otherwise noted. Services provided in respect of assets under administration are of an administrative nature, including safekeeping, collecting investment income, settling purchase and sale transactions, and record keeping.

Assets under management (AUM)

Assets managed by us, which are beneficially owned by clients, as at October 31, unless otherwise noted. Services provided in respect of assets under management include the selection of investments and the provision of investment advice. We have assets under management that are also administered by us and included in assets under administration.

Auction rate securities (ARS)

Securities issued through variable interest entity (VIE) trusts that hold long-term assets funded with long-term debt, with an interest rate reset every week to 35 days via auctions managed by participating financial institutions. In the U.S., these securities are issued by sponsors such as municipalities, student loan authorities or other sponsors through bank-managed auctions.

Bank-owned life insurance contracts (BOLI)

We provide banks with BOLI stable value agreements (“wraps”) which insure the life insurance policy’s cash surrender value from market fluctuations on the underlying investments, thereby guaranteeing a minimum tax-exempt return to the counterparty. These wraps allow us to account for the underlying assets on an accrual basis instead of a mark-to-market basis.

Basis point (bp)

One one-hundredth of a percentage point (.01%).

Canadian GAAP

Canadian generally accepted accounting principles.

Capital adequacy

The level of capital that is sufficient to underpin risk and accommodate potential unexpected increases in risk within specified regulatory targets while maintaining our business plans. This includes risks for which minimum regulatory capital requirements may not be specified.

Cash capital position

Measures the extent to which illiquid (long term) assets are funded by short-term liabilities and represents a formula-based measure of mismatches in effective maturity between assets and liabilities including both comparative and directional structural liquidity risk.

Collateral

Assets pledged as security for a loan or other obligation. Collateral can take many forms, such as cash, highly rated securities, property, inventory, equipment receivables.

Collateralized debt obligation (CDO)

Securities with multiple tranches that are issued by special purpose entities and collaterized by debt obligations including bonds and loans. Each tranche offers a varying degree of risk and return so as to meet investor demand.

Collateralized loan obligation (CLO)

Securities which are backed by a pool of commercial or personal loans, structured so that there are several classes of bondholders with varying maturities, called tranches.

Commercial mortgage-backed securities (CMBS)

Securities created through the securitization of commercial mortgages.

Commitments to extend credit

Unutilized amount of credit facilities available to clients either in the form of loans, bankers’ acceptances and other on-balance sheet financing, or through off-balance sheet products such as guarantees and letters of credit.

Covered bonds

Full recourse on-balance sheet obligations issued by banks and credit institutions that are also fully collateralized by assets over which investors enjoy a priority claim in the event of an issuer’s insolvency.

Credit default swaps (CDS)

A derivative contract that provides the purchaser with a one-time payment should the referenced entity/entities default (or a similar triggering event occur).

Derivative

A contract between two parties, which requires little or no initial investment and where payments between the parties are dependent upon the movements in price of an underlying instrument, index or financial rate. Examples of derivatives include swaps, options, forward rate agreements and futures. The notional amount of the derivative is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties, and the notional amount itself is generally not exchanged by the parties.

Dividend payout ratio

Common dividends as a percentage of net income after preferred share dividends.

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Dividend yield

Dividends per common share divided by the average of the high and low share prices in the relevant period.

Documentary and commercial letters of credit

Written undertakings by a bank on behalf of its client (typically an importer), authorizing a third party (typically an exporter) to draw drafts on the bank up to a stipulated amount under specific terms and conditions. Such undertakings are established for the purpose of facilitating international trade.

Earnings per share (EPS), basic

Calculated as net income less preferred share dividends divided by the average number of shares outstanding.

Earnings per share (EPS), diluted

Calculated as net income less preferred share dividends divided by the average number of shares outstanding adjusted for the dilutive effects of stock options and other convertible securities.

Economic capital

An estimate of the amount of equity capital required to underpin risks. It is calculated by estimating the level of capital that is necessary to support our various businesses, given their risks, consistent with our desired solvency standard and credit ratings. The identified risks for which we calculate economic capital are credit, market (trading and non-trading), operational, business, fixed asset, and insurance. Additionally, economic capital includes goodwill and intangibles, and allows for diversification benefits across risks and business segments.

Eurozone

A group of 16 European Union member states which have adopted the euro currency as their sole legal tender which include Austria, Belgium, Cyprus, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia and Spain.

Fair value

The amount of consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act.

Fair value adjustments on RBC debt designated as held-for-trading

The change in fair value of deposit liabilities and subordinated debentures designated as held-for- trading, largely as a result of the widening of our credit spreads, is defined as fair value adjustments on RBC debt designated as held-for-trading.

Gross-adjusted assets (GAA)

GAA are used in the calculation of the Assets-to-capital multiple. They represent our total assets including specified off-balance sheet items and net of prescribed deductions. Off balance sheet items for this calculation are direct credit substitutes, including letters of credit and guarantees, transaction-related contingencies, trade-related contingencies and sale and repurchase agreements.

Guarantees and standby letters of credit

Primarily represent irrevocable assurances that a bank will make payments in the event that its client cannot meet its financial obligations to third parties. Certain other guarantees, such as bid and performance bonds, represent non-financial undertakings.

Harmonized sales tax (HST)

The HST is a Canadian sales tax that replaced the federal goods and services tax (GST) and the provincial sales tax (PST) in five of the ten Canadian provinces: British Columbia, Ontario, New Brunswick, Newfoundland and Labrador, and Nova Scotia. It is charged on most goods and services purchased in those provinces.

Hedge

A risk management technique used to mitigate exposure from market, interest rate or foreign currency exchange risk arising from normal banking operations. The elimination or reduction of such exposure is accomplished by establishing offsetting positions. For example, assets denominated in foreign currencies can be offset with liabilities in the same currencies or through the use of foreign exchange hedging instruments such as futures, options or foreign exchange contracts.

Hedge funds

A type of investment fund, marketed to accredited-high net-worth investors, that is subject to limited regulation and restrictions on its investments compared to retail mutual funds, and that often utilize aggressive strategies such as selling short, leverage, program trading, swaps, arbitrage and derivatives.

Home equity financing

This is comprised of residential mortgages and secured personal loans whereby the borrower pledges real estate as collateral.

Impaired loans

Loans are classified as impaired when there has been a deterioration of credit quality to the extent that management no longer has reasonable assurance of timely collection of the full amount of principal and interest in accordance with the contractual terms of the loan agreement. Credit card balances are not classified as impaired as they are directly written off after payments are 180 days past due.

Innovative capital instruments

Innovative capital instruments are capital instruments issued by Special Purpose Entities (SPEs), whose primary purpose is to raise capital. We previously issued innovative capital instruments, RBC Trust Capital Securities (RBC TruCS) and RBC Trust Subordinated Notes (RBC TSNs), through three SPEs: RBC Capital Trust, RBC Capital Trust II and RBC Subordinated Notes Trust. As per OSFI guidelines, innovative capital can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2 capital.

Leveraged finance

Comprises infrastructure finance, essential services and other types of finance. As both arrangers and underwriters, we provide structuring and distribution expertise in support of the financing requirements of our clients, which include both corporations and financial sponsors.

Managed basis

We report our segments on a managed basis which is intended to measure the performance of each business segment as if it were a stand alone business and reflect the way each segment is managed.

Master netting agreement

An agreement between us and a counterparty designed to reduce the credit risk of multiple derivative transactions through the creation of a legal right of offset of exposure in the event of a default.

Monoline insurer

Insurance companies that specialize in financial guaranty insurance products, predominantly for the municipal bond market in the U.S. and structured finance products, such as CDOs.

Net interest income

The difference between what is earned on assets such as loans and securities and what is paid on liabilities such as deposits and subordinated debentures.

Net interest margin (average assets)

Net interest income as a percentage of total average assets.

Net interest margin (average earning assets)

Net interest income as a percentage of total average earning assets.

Non-bank sponsored asset-backed commercial paper

A short-term promissory note issued primarily by special purpose securitization vehicles that hold loans or other assets and are not sponsored by banks.

Normal course issuer bid (NCIB)

A program for the repurchase of our own shares, for cancellation, through a stock exchange that is subject to the various rules of the relevant stock exchange and securities commission.

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Notional amount

The contract amount used as a reference point to calculate payments for derivatives.

Off-balance sheet financial instruments

A variety of arrangements offered to clients, which include credit derivatives, written put options, backstop liquidity facilities, stable value products, financial standby letters of credit, performance guarantees, credit enhancements, mortgage loans sold with recourse, commitments to extend credit, securities lending, documentary and commercial letters of credit, note issuances and revolving underwriting facilities, securities lending indemnifications and indemnifications.

Office of the Superintendent of Financial Institutions Canada (OSFI)

The primary regulator of federally chartered financial institutions and federally administered pension plans in Canada. OSFI’s mission is to safeguard policyholders, depositors and pension plan members from undue loss.

Options

A contract or a provision of a contract that gives one party (the option holder) the right, but not the obligation, to perform a specified transaction with another party (the option issuer or option writer) according to specified terms.

Prepaid pension benefit cost

The cumulative excess of amounts contributed to a pension fund over the amounts recorded as pension expense.

Provision for credit losses

The amount charged to income necessary to bring the allowance for credit losses to a level determined appropriate by management. This includes both specific and general provisions.

Repurchase agreements

Involve the sale of securities for cash and the simultaneous repurchase of the securities for value at a later date. These transactions normally do not constitute economic sales and therefore are treated as collaterized financing transactions.

Residential mortgage-backed securities (RMBS)

Securities created through the securitization of residential mortgage loans.

Return on common equity (ROE)

Net income less preferred share dividends, expressed as a percentage of average common equity.

Reverse repurchase agreements

Involve the purchase of securities for cash and the simultaneous sale of the securities for value at a later date. These transactions normally do not constitute economic sales and therefore are treated as collaterized financing transactions.

Risk

Financial institutions face a number of different risks that expose them to possible losses. These risks include credit risk, market risk, operational risk, liquidity and funding risk, reputation risk, regulatory and legal risk, insurance risk and environmental risk.

Risk-weighted assets (RWA)

Assets adjusted by a regulatory risk-weight factor to reflect the riskiness of on and off-balance sheet exposures. Certain assets are not weighted, but deducted from capital. The calculation is defined by guidelines issued by OSFI based on Basel II, effective November 1, 2007. For more details, refer to the Capital management section.

Securities lending

Transactions in which the owner of a security agrees to lend it under the terms of a prearranged contract to a borrower for a fee. The borrower must collateralize the security loan at all times. An intermediary such as a bank often acts as agent for the owner of the security. There are two types of securities lending arrangements: lending with and without credit or market risk indemnification. In securities lending without indemnification, the bank bears no risk of loss. For transactions in which the bank provides an indemnification, it bears risk of loss if the borrower defaults and the value of the collateral declines concurrently.

Securities sold short

A transaction in which the seller sells securities and then borrows the securities in order to deliver them to the purchaser upon settlement. At a later date, the seller buys identical securities in the market to replace the borrowed securities.

Securitization

The process by which various financial assets are packaged into newly issued securities backed by these assets.

Special purpose entities (SPEs)

Entities that are typically organized for a single discrete purpose, have a limited life and serve to legally isolate the financial assets held by the SPE from the selling organization. SPEs are principally used to securitize financial and other assets in order to obtain access to funding, to mitigate credit risk and to manage capital.

Standardized Approach

Risk weights prescribed by OSFI are used to calculate risk-weighted assets for the credit risk exposures. Credit assessments by OSFI-recognized external credit rating agencies of S&P, Moody’s, Fitch and DBRS are used to risk-weight our Sovereign and Bank exposures based on the standards and guidelines issued by OSFI. For our Business and Retail exposures, we use the standard risk weights prescribed by OSFI.

Structured investment vehicles

Managed investment vehicle that holds mainly highly rated asset-backed securities and funds itself using the short-term commercial paper market as well as the medium-term note (MTN) market.

Subprime loans

Subprime lending is the practice of making loans to borrowers who do not qualify for the best market interest rates because of their deficient credit history. Subprime lending carries more risk for lenders due to the combination of higher interest rates for the borrowers, poorer credit histories, and adverse financial situations usually associated with subprime applicants.

Super senior tranches of structured credit transactions

Represents the most senior class of commercial paper or notes that are issued in structured credit transactions. These financial instruments benefit from the subordination of all other securities, issued by structured credit vehicles.

Survival horizon

Measures the length of time over which RBC would have sufficient funds to repay its maturing liabilities and finance off-balance sheet commitments if access to wholesale unsecured funding became suddenly unavailable and liquid assets, but no portion of mortgages and loans, were monetized.

Synthetic securitization

The transfer of risks relating to selected elements of financial assets to unaffiliated third parties through the use of certain financial instruments such as credit default swaps and guarantees, while retaining legal ownership over the financial assets.

Taxable equivalent basis (teb)

Income from certain specified tax advantaged sources is increased to a level that would make it comparable to income from taxable sources. There is an offsetting adjustment in the tax provision, thereby generating the same after-tax net income.

Tier 1 capital and Tier 1 capital ratio

Tier 1 capital comprises the more permanent components of capital and consists primarily of common shareholders’ equity, non-cumulative preferred shares, the majority of which do not have conversion features into common shares, and the eligible amount of innovative capital instruments. In addition, goodwill and other items as prescribed by OSFI are deducted from Tier 1 capital to determine adjusted net Tier 1 capital. The Tier 1 capital ratio is calculated by dividing the adjusted net Tier 1 capital by risk-weighted assets.

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Tier 2 capital

Tier 2 capital consists mainly of subordinated debentures, trust subordinated notes, the eligible amount of innovative capital instruments that could not be included in Tier 1 capital, and an eligible portion of the total general allowance for credit losses, less OSFI-prescribed deductions.

Total capital and total capital ratio

Total capital is defined as the total of net Tier 1 and Tier 2 capital. The total capital ratio is calculated by dividing total capital by risk-weighted assets.

Tranche

A security class created whereby the risks and returns associated with a pool of assets is packaged into several classes of securities offering different risk and return profiles from those of the underlying asset pool. Tranches are typically rated by ratings agencies, and reflect both the credit quality of underlying collateral as well as the level of protection based on the tranches’ relative subordination.

Trust Capital Securities (RBC TruCS)

Transferable trust units issued by special purpose entities RBC Capital Trust or RBC Capital Trust II for the purpose of raising innovative Tier 1 capital.

Trust Subordinated Notes (RBC TSNs)

Transferable trust units issued by RBC Subordinated Notes Trust for the purpose of raising innovative Tier 2 capital.

U.S. GAAP

U.S. generally accepted accounting principles.

Value-at-Risk (VaR)

A generally accepted risk-measurement concept that uses statistical models based on historical information to estimate within a given level of confidence the maximum loss in market value we would experience in our trading portfolio from an adverse one-day movement in market rates and prices.

Variable interest entity (VIE)

An entity which either does not have sufficient equity at risk to finance its activities without additional subordinated financial support, or where the holders of the equity at risk lack the characteristics of a controlling financial interest.

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